As filed with the Securities and Exchange Commission on April 22, 2013
Registration No.  333- 188050

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
Amendment No. 1
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________
ERA GROUP INC.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware	4522	72-1455213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

818 Town & Country Blvd., Suite 200
Houston, Texas 77024
(281) 606-4900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________

See Table of Additional Registrants Below
____________________________________

Christopher S. Bradshaw, Executive Vice President and Chief Financial Officer
Era Group Inc.
818 Town & Country Blvd., Suite 200
Houston, Texas 77024
Telephone: (281) 606-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________

Copies to:
Rod Miller, Esq.
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Telephone: (212) 530-5000
_______________________________

Approximate date of commencement of proposed exchange offer:   As soon as practicable after this Registration Statement is declared effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
(Do not check if smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
7.750% Senior Notes due 2022	$200,000,000	100%	$200,000,000	$21,036
Guarantees of the 7.750% Senior Notes due 2022(3)	N/A	N/A	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Calculated pursuant to Rule 457(f) under the Securities Act. In accordance with Rule 457(p) of the Securities Act, the full amount of the filing fee of $27,280 in connection with this Registration Statement is offset by the remaining $6,244 of the $17,415 filing fee previously paid by Era Group Inc. in connection with its prior Registration Statement on Form S-1 (File No. 333-175942) initially filed on August 2, 2011 and later withdrawn on October 11, 2012 and not used to pay the filing fee for other Registration Statements of the Registrant. This amount was paid in connection with the initial filing of this registration statement.

(3)	The entities listed on the Table of Additional Registrants below have guaranteed the notes being registered hereby.

(4)	No separate consideration will be received for the guarantees, and therefore, pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantees.
The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Aeróleo Internacional, LLC	Delaware	4522	87-0786589
Era Aeróleo LLC	Delaware	4522	45-2538418
Era Australia LLC	Delaware	4522	32-0383155
Era Canada LLC	Delaware	4522	46-2428348
Era DHS LLC	Delaware	4522	27-1210584
Era FBO LLC	Delaware	4522	20-3185074
Era Flightseeing LLC	Delaware	4522	46-2394943
Era Helicopter Services LLC	Delaware	4522	46-2409849
Era Helicopters (Mexico) LLC	Delaware	4522	46-2428348
Era Helicopters, LLC	Delaware	4522	20-2421616
Era Leasing LLC	Delaware	4522	20-4109028
Era Med LLC	Delaware	4522	72-1621754
Seacor Overseas Investment Inc.	Delaware	4522	27-2087398

*    The address for each of the additional registrants is 818 Town & Country Blvd., Suite 200, Houston, Texas, 77024

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 22, 2013
PROSPECTUS
Era Group Inc.
Offer to Exchange up to
$ 200,000,000 of 7.750% SENIOR NOTES DUE 2022
REGISTERED UNDER THE SECURITIES ACT
FOR
A LIKE PRINCIPAL AMOUNT OF 7.750% SENIOR NOTES DUE 2022
Era Group Inc. is offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $200,000,000 of our 7.750% Senior Notes due 2022 (the “Exchange Notes”) and related guarantees, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of our outstanding 7.750% Senior Notes due 2022 (the “Outstanding Notes,” and such transaction, the “exchange offer”) and related guarantees that have not been so registered.
We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act. The Exchange Notes will represent the same debt as the Outstanding Notes, and we will issue the Exchange Notes under the same indenture as the Outstanding Notes.
______________________
The Exchange Offer

•	We will exchange all Outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are freely tradable.

•	You may withdraw tenders of Outstanding Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended. We do not currently intend to extend the expiration date.

•
The exchange of Outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See the discussion under “Certain U.S. Federal Income Tax Considerations.”

•
The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the Outstanding Notes, except that the Exchange Notes will be freely tradable under the Securities Act and will not be entitled to registration rights. The Exchange Notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

•
Certain of our subsidiaries will guarantee our obligations under the Exchange Notes, including the payment of principal, interest and premium (if any) on the notes. These guarantees of the Exchange Notes will be general unsecured and unsubordinated obligations of the guarantors.

Each holder of Outstanding Notes wishing to accept the exchange offer must deliver its Outstanding Notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.
We have not applied, and do not intend to apply, to list the Exchange Notes on any national securities exchange or automated quotation system.
_________________
You should carefully consider the risks set forth under “Risk Factors” beginning on page 18 of this prospectus for a discussion of factors you should consider before participating in the exchange offer.
_________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act. See page 5.

If you are a broker-dealer that receives exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes. We will use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective for a period ending on the earlier of (i) 180 days from the date on which the registration statement containing this prospectus is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activity. We will also amend or supplement this prospectus during this 180-day period, if requested by one or more participating broker-dealers, in order to expedite or facilitate such resales.

The date of this prospectus is               , 2013.

i

Legal Matters	165

Experts	165

Index to Consolidated Financial Statements	F-1

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus and in any applicable prospectus supplement and the accompanying letter of transmittal. We have not authorized any other person to provide you with different information. The information contained in this prospectus and any applicable prospectus supplement are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”
This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, is available from the Company without charge and can be read on the website of the Securities and Exchange Commission (“SEC”) or at the offices of the SEC mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-4, of which this prospectus forms a part, with respect to the issuance of the Exchange Notes. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Exchange Notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.
We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports or documents we file with the SEC, including the registration statement, may be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. For further information about the Public Reference Section, call 1-800-SEC-0330. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other materials and oral statements that the Company releases from time to time to the public contain, or will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve significant known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Certain of these risks, uncertainties and other important factors are discussed in “Risk Factors.” In addition, these statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the following should not be considered to be a complete discussion of all potential risks or uncertainties. The words “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of filing this prospectus. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of our business and the exchange offer, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” sections. Unless the context indicates otherwise, the terms “we,” “our,” “ours,” “us” and the “Company” refer to Era Group Inc. and its consolidated subsidiaries. “Era Group” refers to Era Group Inc., incorporated in 1999 in Delaware. “Common Stock” refers to the common stock, par value $0.01 per share, of Era Group. The Company’s fiscal year ended on December 31, 2012.
Our Company
We are one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S., which is our primary area of operations. In the year ended December 31, 2012, approximately 56% and 15% of our total operating revenues were earned in the U.S. Gulf of Mexico and Alaska, respectively. We also provide helicopters and related services to third-party helicopter operators in other countries. In addition to our U.S. customers, we currently have customers in Brazil, Canada, India, Indonesia, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Our helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
The primary users of our helicopter services are major integrated and independent oil and gas companies, including Anadarko Petroleum Corporation (“Anadarko”), Shell Exploration and Production Company (“Shell”), and Petrobras America Inc. (“Petrobras America”), and the U.S. government. In the years ended December 31, 2012 and 2011, approximately 64% and 54% of our operating revenues, respectively, were derived from helicopter services, including emergency search and rescue services, provided to clients primarily involved in oil and gas activities. In addition to serving the oil and gas industry, we provide helicopters under contract-lease, air medical services, firefighting support and Alaska flightseeing tours, among other activities. Historically, our operations have primarily served the U.S. offshore oil and gas industry. We have initiated efforts to reduce our dependence on that market and take advantage of the mobility and versatility of our helicopters in order to expand into other geographic regions.
In recent years, we have developed helicopter contract-leasing opportunities to enter developing international markets. We contract-lease to third parties and foreign affiliates. We typically own a 50% interest in the foreign affiliates and their financial results are not consolidated with our financial results. These third parties and affiliates in turn provide helicopter services to clients in their local markets. Under our contract-lease arrangements, operational responsibility is normally assumed by the lessee, which results in lower investment costs for overseas infrastructure. In certain countries, where we believe it is beneficial to access the local market for offshore helicopter support, such as Brazil, we have entered into joint venture relationships.
In Alaska we operate a fixed based operation (“FBO”) at Ted Stevens Anchorage International Airport, leasing storage space and selling fuel and other services to a diverse group of general aviation companies and large corporations. In addition, we operate light and medium helicopters on the North Slope and around Prudhoe Bay in support of oil and gas exploration, development and production activities and inland in support of firefighting activities. We also operate light helicopters in a flightseeing operation, primarily in support of the cruise line industry providing passengers with glacier and dog-sled tours from Juneau and Denali.
We provide a number of additional services through joint ventures that complement our core chartering and contract-leasing activities. We hold a 50% interest in our Dart Holding Company Ltd. (“Dart”) joint venture, which is a sales and manufacturing organization based in Canada that engineers and manufactures after-market helicopter parts and accessories for sale to helicopter manufacturers and operators and distributes parts and accessories on behalf of other manufacturers. We also hold a 50% interest in Era Training Center LLC (“Era Training”), a joint venture based in Lake Charles, Louisiana, that provides instruction, flight simulator and other training to our employees, pilots working for third parties, other helicopter companies, including our competitors, and government agencies.

Competitive Strengths
We believe the following are our key competitive strengths:
Blended operating and contract-leasing business model—We believe, based on our industry experience and understanding of the business models of our competitors, the combination of operating helicopters and contract-leasing helicopters to other operators is a distinctive business model in the helicopter services industry. We believe our operating business in the U.S. provides a critical competitive benefit when offering helicopters to operators outside the U.S. because our U.S. operations are able to serve as a support center for non-U.S. clients. Our contract-leasing activities, which accounted for approximately 22% and 28% of our revenues in the years ended December 31, 2012 and 2011, respectively, enable us to reach new geographic markets, achieve more stable cash flow, create diverse uses for our helicopters and help maintain higher utilization than would otherwise be feasible. In addition, we can penetrate these markets without the cost associated with setting up a full service, proprietary operation. Unlike financial leasing entities, we can work with clients that need helicopters for relatively short-term contracts. We also offer operational support, training, maintenance and access to our inventory of spare parts. We believe this blended business model allows for a more efficient deployment of our capital resources.
Our diverse and modern fleet—We have one of the largest U.S.-based helicopter fleets and one of the largest fleets of helicopters operating on a global basis. We own or lease 12 different models of helicopters, including heavy, medium, light twin engine and light single engine helicopters. As of December 31, 2012, we had placed orders for 11 new helicopters. We believe our size allows us to purchase helicopters and spare parts on attractive terms. Since 2004, we have invested over $900.0 million to purchase over 120 helicopters and have sold or otherwise divested 80 helicopters, allowing us to upgrade our fleet’s capabilities and reduce the average age of our owned fleet to 11 years.
Asset ownership model—We generally prefer to own, rather than lease, our helicopters to take advantage of attractive return potential provided by the significant level of value retention maintained by helicopters. As of December 31, 2012, we owned 175 helicopters, either directly or via joint venture, representing 93% of our total fleet. Helicopter components are replaced on a regular basis after a certain number of flight hours, meaning that we are regularly installing new components to maintain our fleet. Helicopters have extended useful lives with various uses across multiple end markets, and generally retain a significant amount of their value over their useful lives. Since 2004, we have sold over 70 helicopters for aggregate sale proceeds that exceeded original acquisition costs by over $25.0 million and for an aggregate gain of more than $50.0 million over book value at the time of sale. In contrast, a number of our key competitors lease, rather than own, a significant portion of their helicopters, and we believe our competitors are increasingly utilizing this leasing strategy.
Long-term customer relationships—We have strong, longstanding relationships with many of our key oil and gas industry customers and international clients, such as Anadarko, Shell and Petrobras America. We also have a long-term relationship with the Bureau of Safety and Environmental Enforcement (“BSEE”), a division of the U.S. Department of the Interior, which accounted for 9.4% and 7.2% of revenues during the years ended December 31, 2012 and 2011, respectively. Effective February 2012, we entered into a new contract with BSEE with an initial term of five years that is subject to annual renewal. We believe that our level of service, our technologically advanced fleet and our focus on safety have helped us establish and maintain our long-term customer relationships. As a result of these relationships, we believe that we are able to compete effectively for new business from our customers as they grow and expand their helicopter services needs.
High quality workforce—We have a highly skilled workforce. Our pilots average over 6,800 hours of flight experience, and a significant number of them are qualified to operate more than one type of helicopter. Our mechanics average over 16 years of experience and receive ongoing training from both helicopter manufacturers and our in-house team of professional instructors.
Strong, experienced leadership team—Our senior management team has a broad range of domestic and international experience in the aviation industry. We believe this team has a proven track record of managing assets through market cycles and identifying, acquiring and integrating assets while maintaining efficient operations. Our management team has also been successful in maintaining strong relationships with our customers.

Our Strategy
Our goal is to be a leading, cost effective global provider of helicopter transport and related services. The following are potential opportunities which we regularly review:
Expand into new and growing geographic markets—We believe there are significant opportunities in offshore oil and gas markets outside of the U.S., and we continually seek to access these growth markets. In July 2011, we acquired an interest in Aeróleo Taxi Aereo S/A (“Aeróleo”), a Brazilian company servicing the Brazilian offshore oil and gas industry and to which we contract-lease helicopters and provide support services. We also have working relationships with operators in Africa, Asia and Australia. We believe that several of these markets are underserved by larger multinational helicopter operators and, as a result, provide us with opportunities for growth.
Further develop contract-leasing opportunities—We believe contract-leasing helps to provide a source of revenues and cash flow and access to emerging, international oil and gas markets. We believe customers look to us for helicopter contract-leasing because of our modern, efficient fleet, with a selection of helicopter models to meet their needs. We intend to continue to develop and grow our participation in international markets, where the fundamentals for helicopter demand are favorable, particularly to service offshore deepwater installations and new areas of exploration. We believe that the market for contract-leasing will continue to grow as smaller operators in developing areas prefer the limited financial commitments of contracting equipment over purchasing, which has become increasingly difficult for them given the reduction in capital made available from financial institutions to these smaller operators. Under certain circumstances, we may elect to establish our own operations or acquire operating certificates if we believe there is sufficient opportunity in a market to warrant the cost and effort of us offering and overseeing a full-service operation.
Continue to expand and upgrade our versatile fleet—We regularly review our asset portfolio by assessing market conditions and changes in our customers’ demand for different helicopter models. We buy, sell and lease out equipment in the ordinary course of our business. As offshore oil and gas drilling and production move to deeper water in most parts of the world, we believe more heavy and medium helicopters may be required in the future. We believe our strong relationships with the original equipment manufacturers (“OEMs”) will help us maintain an asset base suitable for use within our own operations and for contract-leasing to other operators. In addition, we intend to continue to pursue opportunities to realize value from our fleet's versatility by shifting assets between markets when circumstances warrant.
Continue to selectively diversify sources of earnings and cash flow—Where attractive opportunities exist, we seek to diversify into related markets. One of our joint ventures, Dart, engineers and manufactures after-market helicopter parts and accessories for sale to helicopter manufacturers and operators and distributes parts and accessories on behalf of other manufacturers. Another joint venture, Era Training, provides instruction, flight simulator and other training to our employees, pilots working for other helicopter operators, including our competitors, and government agencies.
Pursue joint ventures and strategic acquisitions—Over the last few years, in addition to expanding and diversifying our fleet, we have grown our business and entered new markets through joint ventures. Since 2004, we have entered into six joint ventures and partnering arrangements, including Aeróleo, Dart, Era Do Brazil LLC, Era Training, Heli-Union Era Australia Pty Ltd. and Lake Palma S.L. (“Lake Palma”). We regularly seek to identify potential joint venture opportunities, as well as pursue strategic acquisitions when available. For instance, in 2007, we acquired the air medical services operations of Keystone Helicopter Corporation, which we successfully integrated into our operations.
Risks Associated with Our Business
Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors,” which you should read in its entirety. These risks include, but are not limited to, the following:

•	The effect of the Spin-off (as defined) on our business relationships, operating results and business generally.

•	Demand for many of our services is impacted by the level of activity in the offshore oil and gas exploration, development and production industry.

•	Demand for using helicopters is cyclical, not just due to cycles in the oil and gas business but also due to fluctuation in government programs and spending, as well as overall economic conditions.

•	We are highly dependent upon the level of activity in the U.S. Gulf of Mexico and Alaska.

•	The helicopter industry is subject to intense competition.

•	Difficult economic and financial conditions could have a material adverse effect on us.

•	Failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

•	Incidents involving the helicopter models we operate may result in suspension of operations of those models, whether we or other companies were involved in the incidents.

•
We rely on relatively few customers for a significant share of our revenues, some of whom are affiliates of ours, the loss of any of which could adversely affect our business and results of operations. No assurance can be given that we will be able to maintain these and other customer relationships after the Spin-off.

•	Consolidation of our customer base could adversely affect demand for our services and reduce our revenues.

•	The implementation by our customers of cost-saving measures could reduce the demand for our services.

•	Operational risks including, but not limited to, equipment failure and negligence could adversely affect our results of operations and in some instances expose us to liability.

•	Weather and seasonality can impact our results of operations.

•	We face control and oversight risks associated with our international operations.

•	Tax and other legal compliance risks, including anti-corruption statutes, the violation of which may adversely affect our business and operations.

•	Risks associated with our debt structure and liquidity.

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A shortfall in availability of components and parts required for repair and maintenance of our helicopters could adversely affect us, as would cost increases imposed by suppliers if they cannot be passed on to customers or if our equipment has been committed to contracts without coverage for escalating expenses.

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Our operations in the U.S. Gulf of Mexico were adversely impacted by the Deepwater Horizon drilling rig incident and resulting oil spill and may be adversely impacted by new environmental guidelines and regulations adopted in response to that incident.

•	Any increase in fuel costs may have a material adverse effect on our business, financial condition or results of operations.

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We may not be able to obtain work on acceptable terms covering some of our new helicopters, and some of our new helicopters may replace existing helicopters already under contract, which could adversely affect the utilization of our existing fleet.

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If we do not restrict the amount of foreign ownership of our common stock, we could be prohibited from operating helicopters in the U.S., which would adversely impact our business, our financial condition and results of operations.

•	The Outer Continental Shelf Lands Act, as amended, provides the federal government with broad discretion to restrict the leasing of offshore resources for the production of oil and gas.

•	Helicopter operations involve risks that may not be covered by our insurance or our insurance may be inadequate to protect us from the liabilities that could arise.

•	If our employees were to unionize, our operating costs could increase.
The Spin-off
On January 31, 2013, SEACOR Holdings Inc. (“SEACOR”), our former parent company, completed the spin-off (“Spin-off”) of the Company by means of a dividend to SEACOR’s stockholders of all of our issued and outstanding Common Stock. We filed a Registration Statement on Form 10 with the SEC that was declared effective on January 15, 2013. We are now an independent public company with our Common Stock listed on the New York Stock Exchange under the symbol “ERA.”

On December 18, 2012, we entered into a Series B Preferred Stock Exchange Agreement with SEACOR (the “Series B Exchange Agreement”) pursuant to which SEACOR transferred to us 500,000 shares of Series B preferred stock ($50.0 million in liquidation value) that it held in partial satisfaction for the benefit that SEACOR (and other SEACOR U.S. federal consolidated group members) received by applying U.S. federal net operating losses generated by us in 2012 against SEACOR group taxable income. We repurchased for cash the remaining 500,000 shares of Series B preferred stock ($50.0 million in liquidation value) outstanding not transferred to us as described in the preceding sentence for $50.0 million. We funded the cash repurchase with borrowings under our Revolving Credit Facility. See “Certain Relationships and Related Party Transactions—Agreements between SEACOR and Era Group Relating to the Spin-off—Series B Preferred Stock Exchange Agreement.”
Prior to the Spin-off, we entered into a distribution agreement (the “Distribution Agreement”) and several other agreements with SEACOR that govern our relationship with SEACOR after the completion of the spin-off. Under the terms of an amended and restated transition services agreement (the “Amended and Restated Transition Services Agreement”) we entered into with SEACOR, SEACOR provides us with certain support functions, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing and treasury management. Amounts payable for services provided under the Amended and Restated Transition Services Agreement are calculated on a fixed-fee basis.  The Amended and Restated Transition Services Agreement may continue in effect for two years, from the date of the Spin-off, subject to certain exceptions. Initially, we expect to pay SEACOR an aggregate annualized fee of $3.4 million for the services provided under the Amended and Restated Transition Services Agreement.  As we transition the functions covered by the Amended and Restated Transition Services Agreement to us over the two year term of the agreement, the amount paid to SEACOR will be reduced by the fee related to that respective support function.
For a description of the Distribution Agreement, the Amended and Restated Transition Services Agreement and other agreements we have entered or intend to enter into with SEACOR in connection with the Spin-off, see “Certain Relationships and Related Party Transactions—Agreements between SEACOR and Era Group Relating to the Spin-off.”

Indebtedness
In December 2011, we entered into a senior secured revolving credit facility (the “Revolving Credit Facility”). Prior to entering into the Revolving Credit Facility, we participated in a cash management program with SEACOR and, to the extent necessary, relied on advances from SEACOR. The Revolving Credit Facility matures in December 2016 and borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at our election, either a “base rate” or LIBOR, plus in each case, an applicable margin. The facility requires us to comply with certain financial ratios and, as a result, our ability to borrow under the facility is limited by our ability to comply with these ratios.
On December 7, 2012, we completed the offering of $200.0 million of Outstanding Notes. We used the proceeds form this offering to repay $190.0 million of borrowings outstanding under our Revolving Credit Facility and we permanently reduced the borrowing capacity under that facility from $350.0 million to $200.0 million.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Corporate Information
We are a Delaware corporation. Era Group Inc. was incorporated in the State of Delaware in 1999. Our principal executive office is located at 818 Town & Country Blvd., Suite 200, Houston, TX 77024, and our telephone number is (281) 606-4900. Our website address is www.eragroupinc.com. Information contained on, or connected to, our website or SEACOR’s website does not and will not constitute part of this prospectus or the Registration Statement on Form S-4 of which this prospectus is a part.
Emerging Growth Company
We are an “Emerging Growth Company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “Emerging Growth Companies.” These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

The Exchange Offer
The following is a brief summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “Outstanding Notes” refers to our outstanding 7.750% Senior Notes due 2022 issued on December 7, 2012 in a transaction exempt from registration under the Securities Act. The term “Exchange Notes” refers to our 7.750% Senior Notes due 2022 offered by this prospectus, which have been registered under the Securities Act.

The Exchange Offer
We are offering to exchange up to $200,000,000 principal amount of Exchange Notes and related guarantees, which have been registered under the Securities Act, for an equal principal amount of Outstanding Notes and related guarantees that have not been so registered. The term “notes” refers to both Outstanding Notes and Exchange Notes.

We issued the Outstanding Notes in a transaction exempt from registration under the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights, and rights to additional interest in addition to the stated interest rate on the Outstanding Notes as liquidated damages under the registration rights agreement (“Additional Interest”) will not apply to the Exchange Notes.

The Exchange Notes offered hereby, together with any Outstanding Notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Exchange Notes will have a CUSIP number different from that of any Outstanding Notes that remain outstanding after the completion of the exchange offer.

In order to exchange your Outstanding Notes for Exchange Notes, you must properly tender them at or prior to the expiration of the exchange offer.

Expiration Date and Time
The exchange offer will expire at 5:00 p.m., New York City time, on          , 2013, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date or time. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Procedures for Tendering Outstanding Notes
You may tender your Outstanding Notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must either:

•    complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your Outstanding Notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent”; or

•    arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the Outstanding Notes being tendered into the exchange agent's account at The Depository Trust Company.

You may tender your Outstanding Notes for the applicable series of Exchange Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures
If you wish to tender your Outstanding Notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners
If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders
You may withdraw your tender of Outstanding Notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes
If all the conditions to the completion of the exchange offer are satisfied, we will accept any and all Outstanding Notes that are properly tendered in the exchange offer and not withdrawn at or prior to the expiration time. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer, and any tendered Outstanding Notes that are not accepted for exchange will be returned to the tendering holder promptly upon the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement
We are making the exchange offer pursuant to the registration rights agreement that we entered into on December 7, 2012 with the guarantors and the initial purchasers of the Outstanding Notes (the “registration rights agreement”).

Conditions to the Exchange Offer
The exchange offer is not conditioned upon the tender of any minimum principal amount of Outstanding Notes. We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, any of the following conditions exist:

•    any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that would reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•    any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended; or

•    any law, rule or regulation is enacted, adopted, proposed, amended or interpreted that would reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable Exchange Notes in the exchange offer.

See “The Exchange Offer—Conditions to the Exchange Offer.”

Resale of Exchange Notes
We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•    you are not an “affiliate” of ours as defined in Rule 405 of the Securities Act;

•    the Exchange Notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•    you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the exchange offer;

•    if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes issued in the exchange offer; and

•    if you are a broker-dealer, you will receive the Exchange Notes for your own account, the Outstanding Notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any Exchange Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If you are a broker-dealer and you will receive Exchange Notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange
If you do not exchange your Outstanding Notes in this exchange offer, you will no longer be able to require us to register the Outstanding Notes under the Securities Act, except in limited circumstances provided under the registration rights agreement. See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

In addition, your Outstanding Notes will continue to be subject to the restrictions on transfer provided in the Outstanding Notes and in the indenture. In general, the Outstanding Notes may not be offered or sold unless offered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes, the liquidity and the trading market for your untendered Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.” We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, National Association. For additional information, see “The Exchange Offer—Exchange Agent” and the accompanying letter of transmittal.
Certain U.S. Federal Income Tax Considerations
The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the Exchange Notes.  For additional information, see “Certain U.S. Federal Income Tax Considerations.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.
The Exchange Notes will be identical in all material respects to the Outstanding Notes for which they have been exchanged, except:

•
the offer and sale of the Exchange Notes will have been registered under the Securities Act, will not bear any legend restricting their transfer and generally will not be subject to restrictions on transfer,

•	the Exchange Notes will bear a different CUSIP number from the Outstanding Notes,

•	the Exchange Notes will not be entitled to registration rights, and

•	the holders of the Exchange Notes will not have the right to earn additional interest under circumstances relating to our registration obligations.
The Exchange Notes will evidence the same debt as the Outstanding Notes, and both the Outstanding Notes and the Exchange Notes will be governed by the same indenture.

Issuer	Era Group Inc., a Delaware corporation.
Guarantors	All of our wholly-owned existing U.S. subsidiaries that are guarantors under our Revolving Credit Facility.
Notes offered	$200,000,000 aggregate principal amount of 7.750% senior notes due 2022.
Maturity Date	The Exchange Notes will mature on December 15, 2022.
Interest
The Exchange Notes will bear interest at the rate of 7.750% per annum, payable semi-annually in arrears on June 15 and December 15 of each year beginning June 15, 2013. Interest on the Exchange Notes will initially accrue from the most recent date to which interest has been paid on the Outstanding Notes.

Subsidiary Guarantees
The payment of principal, interest and premium (if any) on the Exchange Notes will be unconditionally guaranteed on a general unsecured and unsubordinated basis by the guarantors. See “Description of Exchange Notes—Guarantees.”

Ranking
The Exchange Notes and subsidiary guarantees will be our and the guarantors’ respective general, unsecured and unsubordinated obligations and will, at all times, rank pari passu in right of payment with all of our and the guarantors’ respective other existing and future unsecured and unsubordinated indebtedness.

The Exchange Notes and the subsidiary guarantees will be effectively subordinated to our and the guarantors’ secured indebtedness, including borrowings under our Revolving Credit Facility to the extent of the value of the assets securing such indebtedness. In addition, the Exchange Notes and the subsidiary guarantees will be structurally subordinated to all existing and future indebtedness and other liabilities of our operating subsidiaries that are not guarantors, including all of our subsidiaries organized outside the U.S. For the year ended December 31, 2012, our non-guarantor subsidiaries generated approximately 0.2% of our total revenue. See “Description of Exchange Notes—Ranking.”

As of December 31, 2012, we had $283.1 million of outstanding indebtedness, of which $33.1 million was secured indebtedness of one of our subsidiaries outstanding under two promissory notes and $50.0 million was secured borrowings under the Revolving Credit Facility.

Book-Entry System; Delivery and Form and Denomination of the Notes
The Exchange Notes will be issued in the form of global notes without coupons and registered in the name of a nominee of DTC and its direct and indirect participants, including Euroclear and Clearstream. The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption
We may redeem the Exchange Notes, in whole or in part, at any time and from time to time on or after December 15, 2017 at the applicable redemption prices set forth in this prospectus, plus accrued and unpaid interest. Prior to December 15, 2017, we may also redeem the Exchange Notes, in whole or in part, at any time and from time to time, at a redemption price based on a “make-whole” premium plus accrued and unpaid interest. In addition, at any time on or prior to December 15, 2015, we may redeem up to 35% of the Exchange Notes at a redemption price equal to 107.750% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, using the proceeds from certain equity offerings. See “Description of Exchange Notes—Optional Redemption.”

Covenants	The indenture contains covenants that restrict our and our subsidiaries’ ability to, among other things:
• incur additional indebtedness;
• pay dividends or make other distributions or repurchase or redeem our capital stock;
• prepay, redeem or repurchase certain debt;
• make loans and investments;
• sell assets;
• incur liens;
• enter into transactions with affiliates;
• enter into agreements restricting our subsidiaries’ ability to pay dividends; and
• consolidate, merge or sell all or substantially all of their assets.

In addition, upon a specified change of control trigger event or a specified asset sale, we may be required to offer to repurchase the Exchange Notes.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes.”

Events of Default
For a discussion of certain events of default that will permit acceleration of the principal of the Exchange Notes plus accrued and unpaid interest, if any, and any other amounts due with respect to the Exchange Notes, see “Description of Exchange Notes—Events of Default.”

Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes in the exchange offer.
Governing Law	The Exchange Notes, the subsidiary guarantees and the indenture will be governed by New York law.
Trustee	Wells Fargo Bank, National Association.
Further Issuances
Subject to the limitations contained in the indenture, we may from time to time, without notice to or consent from the holders of the Exchange Notes, create and issue an unlimited principal amount of additional notes of the same series as the Exchange Notes.

Risk Factors
See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to exchange your Outstanding Notes for Exchange Notes.

Summary Historical Financial Data

The following tables set forth our summary historical consolidated financial data for the periods indicated. We derived the summary historical consolidated financial data presented below as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary historical consolidated financial data presented below as of December 31, 2010 from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of our future operating results.
The following tables also include unaudited pro forma consolidated financial data that gives effect to the Spin-off and the related transactions, based on certain assumptions and adjustments. See “Unaudited Pro Forma Consolidated Financial Data” for a discussion of the assumptions and adjustments used in preparing the unaudited pro forma consolidated financial data.
The unaudited pro forma consolidated financial data presented below consists of unaudited pro forma consolidated balance sheet data as of December 31, 2012 that gives effect to the Spin-off and related transactions as if they had occurred on December 31, 2012, and unaudited pro forma consolidated statement of operations data for the year ended December 31, 2012 that gives effect to the Spin-off and related transactions as if they had occurred on January 1, 2012. The following summary historical and unaudited pro forma consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Data” and the historical consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	For the Years Ended December 31,
	2010	2011	2012	Pro Forma
Statement of Operations Data:
Operating Revenues	$235,366	$258,148	$272,921	$272,921
Costs and Expenses:
Operating	147,233	162,707	167,195	167,195
Administrative and general	25,798	31,893	34,785	35,220
Depreciation	43,351	42,612	42,502	42,502
Gains on asset dispositions and impairments, net	764	15,172	3,612	3,612
Operating Income	19,748	36,108	32,051	31,616
Other Income (Expense):
Interest income	109	738	910	910
Interest expense	(94)	(1,376)	(10,648)	(20,438)
Interest expense on advances from SEACOR	(21,437)	(23,410)	—	—
SEACOR management fees	(4,550)	(8,799)	(2,000)	—
Derivative gains (losses), net	(118)	(1,326)	(490)	(490)
Foreign currency gains (losses), net	(1,511)	516	720	720
Other, net	50	9	30	30
Income (Loss) Before Tax and Equity in Earnings (Losses)	(7,803)	2,460	20,573	12,348
Income Tax Expense (Benefit)	(4,301)	434	7,298	4,336
Equity in Earnings (Losses) of 50% or Less Owned Companies	(137)	82	(5,528)	(5,528)
Net Income (Loss)	$(3,639)	$2,108	$7,747	$2,484

Balance Sheet Data:
Cash and Cash Equivalents	$3,698	$79,122	$11,505	$11,505
Total assets	719,024	933,224	937,564	937,564
Long-term debt, less current portion	35,885	285,098	276,948	276,948
Total equity	163,593	275,147	275,285	419,517

Statement of Cash Flow Data:
Cash Flow from Operating Activities	$83,743	$40,930	$13,915	13,915
Cash Flow from Investing Activities	(132,549)	(149,089)	(114,765)	(114,765)
Cash Flow from Financing Activities	46,963	183,094	32,634	32,634

Other Financial Data:
EBITDA(1)	$56,833	$69,202	$67,285	$68,850
Adjusted EBITDA(1)	$61,762	$82,172	$78,837	$78,402
Adjusted EBITDAR(1)	$66,021	$86,507	$82,861	$82,426
Ratio of Earnings to Fixed Charges	0.6	1.0	1.4	1.7

_______________

(1)
Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income, interest expense and interest expense on advances from SEACOR), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. We also present Adjusted EBITDAR, which is defined as Adjusted EBITDA further adjusted for rent expense (included as components of operating expense and general and administrative), because we believe that research analysts and investment bankers use this metric to assess our and others in our peer group's performance. Neither EBITDA, Adjusted EBITDA nor Adjusted EBITDAR is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDAR (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, these measures:

•	do not reflect our historical cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	do not reflect our income tax expenses or the cash requirements to pay our taxes; and

•
although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the foregoing metrics do not reflect any cash requirements for such replacements.

The following table provides a reconciliation of Net Income (Loss), the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Year Ended December 31,
	2010	2011	2012	Pro Forma
	(in thousands)
Net Income (Loss)	$(3,639)	$2,108	$7,747	$2,484
Depreciation	43,351	42,612	42,502	42,502
Interest Income	(109)	(738)	(910)	(910)
Interest Expense	94	1,376	10,648	20,438
Interest Expense on Advances from SEACOR	21,437	23,410	—	—
Income Tax Expense (Benefit)	(4,301)	434	7,298	4,336
EBITDA	56,833	69,202	67,285	68,850
SEACOR Management Fees	4,550	8,799	2,000	—
Special Items (1)	379	4,171	9,552	9,552
Adjusted EBITDA	61,762	82,172	78,837	78,402
Rent	4,259	4,335	4,024	4,024
Adjusted EBITDAR	$66,021	$86,507	$82,861	$82,426

(1)	Special items include the following:

•	Severance expense of $0.7 million, $4.2 million and $0.4 million for the years ended December 31, 2012, 2011 and 2010, respectively;

•	Expenses incurred in connection with our abandoned initial public offering of $2.9 million for the year ended December 31, 2012; and

•	An impairment charge of $5.9 million, net of tax, for the year ended December 31, 2012 on our investment in Aeróleo.

RISK FACTORS
You should carefully consider the risks described below and the other information in this prospectus before deciding to participate in the exchange offer. If any of the risks described below actually occurs, our business, financial result and financial condition could be materially adversely affected. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our company described below and elsewhere in this prospectus.
Risks Related to Our Business and Industry
Demand for many of our services is impacted by the level of activity in the offshore oil and gas exploration, development and production industry.
In the years ended December 31, 2012 and 2011, approximately 64% and 54%, respectively, of our operating revenues were generated by the provision of helicopter services, including search and rescue services, to companies primarily engaged in offshore oil and gas exploration, development and production activities, in the U.S. Gulf of Mexico and Alaska. Demand for our services and our results of operations are significantly impacted by levels of activity in those regions. These levels of activity have historically been volatile. This volatility is likely to continue in future periods. The level of offshore oil and natural gas exploration, development and production activity is not only likely to be volatile, but it is also subject to factors beyond our control, including:

•	general economic conditions;

•	prevailing oil and natural gas prices and expectations about future prices and price volatility;

•	assessments of offshore drilling prospects compared with land-based opportunities;

•	the cost of exploring for, producing and delivering oil and natural gas offshore;

•	worldwide demand for energy, petroleum products and chemical products;

•	availability and rate of discovery of new oil and natural gas reserves in offshore areas;

•	federal, state, local and international political conditions, and policies including cabotage, local content, exploration and development of oil and gas reserves;

•	technological advancements affecting exploration, development, energy production and consumption;

•	weather conditions;

•	environmental regulation;

•	regulation of drilling activities and the availability of drilling permits and concessions; and

•	the ability of oil and natural gas companies to generate or otherwise obtain funds for offshore oil and gas exploration, development and production.
We are in a cyclical business.
Our industry has historically been cyclical and is affected by the volatility of oil and gas price levels, fluctuations in government programs and spending and general economic conditions. Changes in commodity prices can have a significant effect on demand for our services, and periods of low activity intensify price competition in the industry and often result in our helicopters being idle for long periods of time. A prolonged significant downturn in oil and natural gas prices, or increased regulation containing onerous compliance requirements, are likely to cause a substantial decline in expenditures for exploration, development and production activity, which would result in a decline in demand and lower rates for our services. Similarly, the government agencies with which we do business could face budget cuts or limit spending, which would also result in a decline in demand and lower rates for our services. These changes could adversely affect our business, financial condition and results of operations.

We are highly dependent upon the level of activity in the U.S. Gulf of Mexico and Alaska, which are mature exploration and production regions.
In the years ended December 31, 2012 and 2011, our operating revenues derived from helicopter services provided to clients primarily involved in oil and gas activities in the U.S. Gulf of Mexico and Alaska, represented approximately 56% and 9%, respectively, and 46% and 9%, respectively, of our total operating revenues. The U.S. Gulf of Mexico and Alaska are mature exploration and production regions that have undergone substantial seismic survey and exploration activity for many years. Because a large number of oil and gas properties in these regions have already been drilled, additional prospects of sufficient size and quality could be more difficult to identify. We believe that the production from these mature oil and gas properties is declining and that the future production may decline to the point that such properties are no longer economically viable to operate, in which case, our services with respect to such properties will no longer be needed. Oil and gas companies may not identify sufficient additional drilling sites to replace those that become depleted. If activity in oil and gas exploration, development and production in either the U.S. Gulf of Mexico or Alaska materially declines, our business, financial condition and results of operations could be materially and adversely affected. We cannot predict the levels of activity in these areas.
Operational risks including, but not limited to, equipment failure and negligence could adversely impact our results of operations and in some instances, expose us to liability. These risks may not be covered by our insurance or our insurance may be inadequate to protect us from the liabilities that could arise.
The operation of helicopters is subject to various risks, including catastrophic disasters, crashes, adverse weather conditions, mechanical failures and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. Our helicopters have been involved in accidents in the past, some of which included loss of life, personal injury and property damage. We, or third parties operating our helicopters, may experience accidents in the future. These risks could endanger the safety of both our own and our customers' personnel, equipment, cargo and other property, as well as the environment. If any of these events were to occur with equipment that we operate or contract-lease to third parties, we could experience loss of revenues, termination of charter contracts, higher insurance rates, and damage to our reputation and customer relationships. In addition, to the extent an accident occurs with a helicopter we operate, we could be held liable for resulting damages. The occurrence of any such incident could have a material adverse effect on our operations and financial condition.
Certain models of helicopters that we operate have also experienced accidents while operated by third parties. If other operators experience accidents with helicopter models that we operate or contract-lease, obligating us to take such helicopters out of service until the cause of the accident is rectified, we would lose revenues and might lose customers. In addition, safety issues experienced by a particular model of helicopter could result in customers refusing to use a particular helicopter model or a regulatory body grounding that particular helicopter model. The value of the helicopter model might also be permanently reduced in the market if the model were to be considered less desirable for future service.
For instance, there have been three recent accidents involving the Eurocopter EC225 helicopter that have resulted in complete losses of the helicopters. One of the helicopters was under contract-lease from us to one of our customers, while the other two were owned and operated by parties unrelated to us. In response to these accidents, major global operators have indefinitely suspended EC225 operations. We are still earning revenues associated with our EC225 helicopters under contract-leases; however, customers have requested reductions in contract-lease payment obligations and we are not collecting hourly revenues, since the helicopters are not flying. To the extent the EC225 helicopter operations remain suspended for a prolonged period of time, our results of operations could be adversely affected.
Our Brazilian joint venture, Aeróleo, also experienced operating difficulties due to an incident with an AW139 operated by a competitor. In July 2011, Aeróleo received notice that it was successful in its bid to place four AW139 helicopters on contract with Petroleo Brasileiro S.A. (“Petrobras Brazil”) and in turn entered into contract-leases with us for the helicopters and mobilized them to Brazil. In August 2011, Petrobras Brazil cancelled the award and, as a result, these four AW139 helicopters under contract-lease to Aeróleo were idle from August 2011 until late November 2012. Due to resulting liquidity issues experienced by Aeróleo, as of December 31, 2012, we had deferred the recognition of $7.0 million of revenues owed to us by Aeróleo and, together with our partner, contributed $9.2 million of shareholder debt to Aeróleo to enable it to continue operations. In November 2012, in response to an emergency tender issued by Petrobras Brazil as a result of the above noted suspension of use of EC225 helicopters, Aeróleo executed contracts with

Petrobras Brazil and it began utilizing these four AW139 helicopters.  Aeróleo contract-leases three EC225 helicopters from us which are in turn on contract with Petrobras Brazil. Following the suspension of the use of the EC225 helicopters in late October 2012, Petrobras Brazil continued to pay the full contracted monthly rate. In early 2013, Petrobras Brazil notified Aeróleo and the other operators in Brazil of its intent to pay each operator only a percentage of the monthly rate going forward, with such percentage based on their historical availability of those contracted EC225 helicopters (approximately 80% for Aeróleo). However, Petrobras Brazil recently notified Aeróleo and the other operators in Brazil that it would pay 100% of the monthly rate through the end of March 2013 and then unilaterally suspend all EC225 contracts during the suspension of the use of the EC225 helicopters, alleging that the helicopter cannot meet the terms of the contract. Two other competitors in Brazil have a total of nine EC225 helicopters on contract with Petrobras Brazil.  Should Petrobras Brazil either suspend its contract with Aeróleo, or should Aeróleo have to agree to a reduced monthly payment, it may impede Aeróleo's ability to pay for equipment leased from us and may necessitate an infusion of capital to allow Aeróleo to continue to operate.
Even if an incident with a particular model of helicopter does not result in the grounding of the helicopter model by applicable governmental regulatory and safety agencies or a decision by operators to pull the model from service, we may not be able to use such helicopter model for other reasons such as loss in confidence for the model by our customers, their employees or the unions to which our customer's employees belong.
We carry insurance, including hull and liability, liability and war risk, general liability, workers’ compensation, and other insurance customary in the industry in which we operate. Our insurance coverage is subject to deductibles and maximum coverage amounts. Our insurance policies are also subject to compliance with certain conditions, the failure of which could lead to a denial of coverage as to a particular claim or the voiding of a particular insurance policy. The amount of insurance coverage we are able to maintain may be inadequate to cover all potential liabilities or the total amount of insured claims and liabilities. We cannot assure you that our existing insurance coverage can be renewed at commercially reasonable rates nor is it possible to obtain insurance to protect against all of our operations risks and liabilities. Any material liability not covered by insurance or for which third-party indemnification is not available, would have a material adverse effect on our financial condition, results of operations and/or cash flows.
The helicopter industry is subject to intense competition.
The helicopter industry is highly competitive. In the U.S., we face competition for business in the oil and gas industry from three major operators, Bristow Group Inc. (“Bristow”), PHI, Inc. and Rotorcraft Leasing Company, LLC. We also face potential competition from customers that establish their own flight departments and smaller operators that can, with access to capital, expand their fleets and operate more sophisticated and costly equipment. In providing air medical transport services, we face competition from Air Methods Corporation and PHI, Inc., Air Medical Group Holdings and many other operators. In our international markets, we face competition from local operators in countries where foreign regulations may require that contracts be awarded to local companies owned by nationals. We also face competition from operators that are more recognized in some of those markets. In addition, we compete with other providers of medical air transport, search and rescue, firefighting and flightseeing services, as well as leasing companies in various markets.
Chartering of helicopters usually involves an aggressive bidding process or intense negotiations. To qualify for work in most instances, an operator must have an acceptable safety record, demonstrated reliability, and the requisite equipment for the job, as well as sufficient resources to provide coverage when primary equipment comes out of service for maintenance. Companies that can satisfy these criteria and meet these needs are invited to bid for work. Customers typically make their final choice based on the best price available for the helicopter that is needed in the time frame that is mandated by their need. If we were unable to satisfy the criteria to participate in bids, we would be unable to compete effectively and our business, financial condition and results of operations would be materially and adversely affected.
In order to grow our business, we may require additional capital in the future, which may not be available to us.
Our business is capital intensive, and to the extent we do not generate sufficient cash from operations, we will need to raise additional funds through public or private debt or equity financings to execute our growth strategy. Adequate sources of capital funding may not be available when needed, or may not be available on favorable terms. In addition, as a result of the Spin-off, we can no longer rely on SEACOR to provide us with capital contributions to the extent other sources of funding are not available. Further, if we raise additional funds by issuing equity or certain types of convertible debt securities, dilution to the holdings of our existing stockholders may result. Further, if we raise additional debt financing, we will incur additional interest expense and the terms of such debt may be at less favorable rates than existing debt and could require the pledge of assets as security or subject us to financial and/or operating covenants that affect our ability to conduct our business. Any capital raising activities would be subject to the restrictions in the tax matters agreement we entered into with SEACOR in connection with the Spin-off (the “Tax Matters Agreement”). See “Certain Relationships and Related Party Transactions–Agreements between SEACOR and Era Group Relating to the Spin-off—Tax Matters Agreement” for additional information. If funding is insufficient at any time in the future, or we are unable to conduct capital raising activities as a result of restrictions in the Tax Matters Agreement, we may be unable to acquire additional helicopters, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business, financial condition and results of operations.
Difficult economic and financial conditions could have a material adverse effect on us.
The financial results of our business are both directly and indirectly dependent upon economic conditions throughout the world, which in turn can be impacted by conditions in the global financial markets. These factors are outside our control and changes in circumstances are difficult to predict. Uncertainty about global economic conditions may lead businesses to postpone spending in response to tighter credit and reductions in income or asset values, which may lead many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Weak economic activity may lead government customers to cut back on services. Factors such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls, and national and international political circumstances (including wars, terrorist acts or security operations) could have a material adverse effect on our business and investments, which could reduce our revenues, profitability and value of our assets. These factors (including the failure of lenders participating in our Revolving Credit Facility to fulfill their commitments and obligations) may also adversely affect our liquidity and our financial condition, and the business, liquidity and financial condition of our customers. Adverse liquidity conditions for our customers could negatively impact their capital investment activity. In addition, periods of poor economic conditions could increase our ongoing exposure to credit risks on our accounts receivable balances. We have procedures that are designed to monitor and limit exposure to credit risk on our receivables; however, there can be no assurance that such procedures will effectively limit our credit risk and avoid losses, and, if not effective, could have a material adverse effect on our business, financial condition and results of operations.
For example, a slowdown in economic activity could reduce worldwide demand for energy and result in an extended period of lower oil and natural gas prices. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. A reduction in oil and natural gas prices could depress the activity levels of oil and gas companies, which in turn would reduce demand for our services. Perceptions of longer-term lower oil and natural gas prices by oil and gas companies can similarly further reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity can result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Unstable economic conditions or turmoil in financial markets may also increase the volatility of our stock price.
Failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
Our customers consider safety and reliability a primary concern in selecting a helicopter service provider. We must maintain a record of safety and reliability that is acceptable to, and in certain instances is contractually required by, our customers. In an effort to maintain an appropriate standard, we incur considerable costs to maintain the quality of (i) our safety program, (ii) our training programs and (iii) our fleet of helicopters. For example, we have implemented a safety program that includes, among many other features, (i) transition and recurrent training using flight training devices, (ii) an FAA approved flight operational quality assurance program and (iii) health and usage monitoring systems, otherwise known as HUMS, which automatically monitor and report on vibrations and other anomalies on key components of certain helicopters in our fleet. We cannot assure you that our safety program or our other efforts will provide an adequate level of safety or an acceptable safety record. If we are unable to maintain an acceptable safety record, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on relatively few customers, some of which are our affiliates, for a significant share of our revenues, the loss of any of which could adversely affect our business, financial condition and results of operations.
We derive a significant portion of our revenues from a limited number of oil and gas exploration, development and production companies and government agencies. Specifically, services provided to Anadarko, U.S. government agencies, primarily the BSEE. BSEE, a division of the U.S. Department of the Interior, and Aeróleo, which is highly dependent on Petrobras Brazil, a company which is considering renegotiation or termination of contracts for certain helicopters leased by us to Aeróleo, accounted for 15%, 11% and 6% of our revenues, respectively, for the year ended December 31, 2012. The portion of our revenues attributable to any single customer may change over time, depending on the level of activity by any such customer, our ability to meet the customer’s needs and other factors, many of which are beyond our control. In addition, most of our contracts with our oil and gas customers can be canceled on relatively short notice and do not commit our customers to acquire specific amounts of services. The loss of business from any of our significant customers could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Further, to the extent any of our customers experience an extended period of operating difficulty, our revenues and results of operations could be materially adversely affected. Aeróleo, which in addition to being a significant customer is a joint venture of ours in which we hold a 50% economic interest and a 20% voting interest, has recently experienced operating difficulties. In July 2011, Aeróleo received notice that it was successful in its bid to place four AW139 helicopters on a five year contract with Petrobras Brazil, one of Aeróleo’s customers. In turn, Aeróleo entered into contract-leases with us for four AW139 helicopters for a term of one year with four annual renewal options, and the helicopters were mobilized to Brazil. In August 2011, Petrobras Brazil canceled the award for Aeróleo’s AW139 helicopters in response to an accident Petrobras Brazil experienced with an AW139 helicopter on contract with it from one of our competitors. As a result, our four AW139 helicopters under contract-lease to Aeróleo were idle from August 2011 until late November 2012, at which time Aeróleo executed contracts with Petrobras Brazil and began to utilize the helicopters. Due to resulting liquidity issues experienced by Aeróleo, as of December 31, 2012, we had deferred recognition of $7.0 million of revenues from Aeróleo and, together with our partner, also contributed $9.2 million of additional debt capital to Aeróleo to enable it to continue operating. If we need to contribute additional capital to Aeróleo, it could affect our liquidity and to the extent we do not or are unable to make such capital contributions, our results of operations could be affected. Further, to the extent we do not collect receivables owed to us from Aeróleo or earn less revenues from the relationship than anticipated, our results of operations and liquidity could be materially adversely affected.
We derive revenue from non-wholly owned entities. If we develop problems with our non-wholly entities or have disputes with other shareholders of these entities, it could adversely affect our financial condition and results of operations.
We have interests in several non-wholly owned entities as a result of our entering into new markets through joint ventures and aviation regulatory requirements requiring us to operate through non-wholly owned entities with local shareholders. We depend to some extent upon good relations with our local shareholders to ensure profitable operations. In the event shareholder disputes arise, it could negatively impact our revenues and profit sharing from these entities.
Our customers include U.S. government agencies that are dependent on budget appropriations, which may fluctuate and, as a result, limit their ability to use our services.
U.S. government agencies, primarily the BSEE, are among our key customers and accounted for 11% of our revenues for the year ended December 31, 2012. Government agencies receive funding through budget appropriations, which are determined through the political process, and as a result, funding for the agencies with which we do business may fluctuate. Recently, there has been increased Congressional scrutiny of discretionary program spending by the U.S. government in light of concerns over the size of the national debt. In August 2011, Congress reached an agreement to raise the U.S. debt ceiling in order to avoid financial default of the U.S. government. This agreement requires the elimination of more than $2 trillion in federal spending over the next decade. Although the details of these spending cuts remain unclear, lawmakers have discussed the need to cut or impose caps on discretionary spending in coming years, which could mean budget cuts to federal agencies to which we provide services. If any of these agencies, particularly BSEE, experience reductions in their budgets or if they change their spending priorities, their ability or willingness to spend on helicopter operations may decline, and they may substantially reduce or cease using our services, which could have a material adverse effect on our business, financial condition and results of operations.
Consolidation of our customer base could adversely affect demand for our services and reduce our revenues.
Many of our customers are major integrated oil and gas companies or independent oil and gas exploration, development and production companies. In recent years, these companies have undergone substantial consolidation, and additional consolidation is possible. Consolidation results in fewer companies to charter or contract for our services, and in the event one of our customers combines with a company that is using the services of one of our competitors, the combined company could decide to use the services of that competitor or another provider. Further, merger activity among both major and independent oil and natural gas companies affects exploration, development and production activity as the consolidated companies often put projects on hold while integrating operations. Consolidation may also result in an exploration and development budget for a combined company that is lower than the total budget of both companies before consolidation. Reductions in budgets could adversely affect demand for our services and our results of operations.
The implementation by our customers of cost-saving measures could reduce the demand for our services.
Oil and gas companies are continually seeking to implement measures aimed at cost savings. These measures can include efforts to improve efficiencies and reduce costs by reducing headcount or finding less expensive means for moving personnel offshore. Reducing headcount, changing rotations for personnel working offshore, therefore requiring fewer trips to and from installations, or using marine transport, are some, but not all of the possible initiatives that could result in reduced demand for our helicopter transport services. In addition, customers could establish their own helicopter operations or devise other transportation alternatives. The continued implementation of these kinds of measures could reduce the demand for helicopter services provided by independent operators like us, and could have a material adverse effect on our business, financial condition and results of operations.
Weather and seasonality can impact our results of operations.
A significant portion of our revenue is dependent on actual flight hours. Prolonged periods of adverse weather and storms can adversely impact our operations and flight hours. The fall and winter months generally have more days of adverse weather conditions than the other months of the year, with poor visibility, high winds, and heavy precipitation in some areas. While some of our helicopters are equipped to fly at night, we generally do not do so. Operations servicing offshore oil and gas transport of passengers, and also other non-emergency operations, are generally conducted during daylight hours. During winter months there are fewer daylight hours, particularly in Alaska. Flight hours, and therefore revenues, tend to decline in the winter. In addition, oil and gas exploration activity in Alaska decreases during the winter months due to the harsh weather conditions. Our operations in the U.S. Gulf of Mexico may also be adversely affected by weather. Tropical storm season runs from June through November. Tropical storms and hurricanes limit our ability to operate our helicopters in the proximity of a storm, reduce oil and gas exploration, development and production activity, add expenses to secure equipment and facilities and require us to move assets out of the path of a storm. Despite our efforts to plan for storms and secure our equipment, we may suffer damage to our helicopters or our facilities, thereby reducing our ability to provide our services. In addition, these factors also result in seasonal impacts on our business and results of operations.
Our operations depend on facilities we use throughout the world. These facilities are subject to physical and other risks that could disrupt production.
Our facilities could be damaged or our operations could be disrupted by a natural disaster, labor strike, war, political unrest, terrorist activity or a pandemic. We operate numerous bases in and along the U.S. Gulf of Mexico and we are particularly exposed to risk of loss or damage from hurricanes in that region. In addition, our operations in Alaska (including our FBO business at Ted Stevens Anchorage International Airport) are at risk from earthquake activity. In particular, we have fuel tanks at our FBO facility with approximately 200,000 gallons of fuel storage capacity, all of which could be substantially damaged or compromised due to an earthquake. Although we have obtained property damage insurance, a major catastrophe such as a hurricane, earthquake or other natural disaster at any of our sites, or significant labor strikes, work stoppages, political unrest, war or terrorist activities in any of the areas where we conduct operations, could result in a prolonged interruption or stoppage of our business or material sub-parts of it. Any disruption resulting from these events could cause the loss of sales and customers. Our insurance may not adequately compensate us for any of these events, and, if not so covered, it could have a material adverse effect on our results of operations and financial condition.
A shortfall in availability of raw materials, components, parts and subsystems required for the repair and maintenance of our helicopters could adversely affect us, as would cost increases imposed by suppliers if they cannot be passed on to customers or if our equipment has been committed to contracts without coverage for escalating expenses.
In connection with the required routine repairs and maintenance that we perform or are performed by others on our helicopters, we rely on seven key vendors (Agusta Aerospace Corporation, Sikorsky Aircraft Corporation, American Eurocopter Corp., Bell Helicopter Textron Inc., Pratt and Whitney Canada, Turbomeca USA, Inc. and Honeywell International), for the supply and overhaul of components on our helicopters. Consolidations involving suppliers could further reduce the number of alternative suppliers for us and increase the cost of components. These vendors have historically been the manufacturers of helicopter components and parts, and their factories tend to work at or near full capacity supporting the helicopter production lines for new equipment. This leaves little capacity for the production of parts requirements for maintenance of our helicopters. The tight production schedules, as well as new regulatory requirements, the availability of raw materials or commodities, or the need to upgrade parts or product recalls can add to backlogs, resulting in key parts being in limited supply or available on an allocation basis. To the extent that these suppliers also supply parts for helicopters used by the U.S. military, parts delivery for our helicopters may be delayed during periods in which there are high levels of military operations. Any shortages could have an adverse impact on our ability to repair and maintain our helicopters. Our inability to perform timely repair and maintenance could result in our helicopters being underutilized and cause us to lose opportunities with existing or potential customers, each of which could have an adverse impact on our results of operations. Furthermore, our operations in remote locations, where delivery of these components and parts could take a significant period of time, may also impact our ability to repair and maintain our helicopters. Although every effort is made to mitigate such impact, this may pose a risk to our results of operations. In addition, supplier cost increases for critical helicopter components and parts can also adversely impact our results of operations. Cost increases are passed on to our customers through rate increases where possible, including as a component of contract escalation charges. However, as certain of our contracts are long-term in nature and may not have escalation or escalation may be tied to an index, which may not increase as rapidly as the cost of parts, we may see our margins erode. In addition, as many of our helicopters are manufactured by two European based companies, the cost of spare parts could be impacted by changes in currency exchange rates.
Our dependence on a small number of helicopter manufacturers poses a significant risk to our business and prospects, including our ability to execute our growth strategy.
Although our fleet includes equipment from all four of the major helicopter manufacturers, our current fleet expansion and replacement needs rely on contracts with two manufacturers. If any of the manufacturers with whom we contract face production delays due to, for example, natural disasters, labor strikes or unavailability of skilled labor, we may experience a significant delay in the delivery of previously ordered helicopters. During these periods, we may not be able to obtain additional helicopters with acceptable pricing, delivery dates or other terms. Delivery delays or our inability to obtain acceptable helicopters would adversely affect our revenues and profitability and could jeopardize our ability to meet the demands of our customers and execute our growth strategy. In addition, lack of availability of new helicopters resulting from a backlog in orders could result in an increase in prices for certain types of used helicopters. Furthermore, regulatory authorities may require us to temporarily or permanently remove certain helicopter models from service following certain incidents or accidents.
Our future growth may be impacted by our ability to expand into markets outside of the U.S. Gulf of Mexico and Alaska.
Our future growth will depend on our ability to expand into markets outside of the U.S. Expansion of our business depends on our ability to operate in these other regions.
Expansion of our business outside of the U.S. Gulf of Mexico and Alaska may be adversely affected by:
•    local regulations restricting foreign ownership of helicopter operators;
•    requirements to award contracts to local operators; and
•    the number and location of new drilling concessions granted by foreign governments.

We cannot predict the restrictions or requirements that may be imposed in the countries in which we operate or wish to operate. If we are unable to continue to operate or obtain and retain contracts in markets outside of the U.S. Gulf of Mexico and Alaska, our future business, financial condition and results of operations may be adversely affected, and our operations outside of the U.S. Gulf of Mexico and Alaska may not grow.
Our operations in the U.S. Gulf of Mexico were adversely impacted by the Deepwater Horizon drilling rig incident and resulting oil spill, and may be adversely impacted by proposed legislation and resulting litigation in response to that incident.
We are highly dependent on offshore oil and gas activities in the U.S. Gulf of Mexico. On April 22, 2010, the Deepwater Horizon, a semi-submersible deepwater drilling rig operating in the U.S. Gulf of Mexico, sank after an apparent blowout and fire resulting in a significant flow of hydrocarbons from the BP Macondo well. As a result, from May 2010 to October 2010, the U.S. Department of Interior imposed a moratorium on offshore drilling operations. Drilling resumed in November 2010 but activity in the U.S. Gulf of Mexico did not reach pre-blowout levels until September 2011. As a result of the blowout at the BP Macondo well and subsequent moratorium on drilling activities, our operating results were adversely affected in the fourth quarter of 2010 and the first half of 2011. In addition, as a result of the blowout, the U.S. Department of Interior issued new rules designed to improve drilling and workplace safety in the U.S. Gulf of Mexico, and various congressional committees began pursuing legislation to regulate drilling activities and increase liability. The Bureau of Ocean Energy Management, BSEE and Office of National Resources Revenue are expected to continue to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and other regulatory agencies could potentially issue new safety and environmental guidelines or regulations in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. We are monitoring legislation and regulatory developments; however, it is difficult to predict the ultimate impact of any new guidelines, regulations or legislation. A prolonged suspension of drilling activity or permitting delays in the U.S. Gulf of Mexico, new regulations and/or increased liability for companies operating in this sector, whether or not caused by a new incident in the region, could result in reduced demand for our services, and reduced cash flows and profitability.
In addition, our operations in the U.S. Gulf of Mexico, along with those of certain of our customers, may be adversely impacted by, among other factors:
•    the suspension, stoppage or termination by customers of existing contracts and the demand by customers for new or renewed contracts in the U.S. Gulf of Mexico and other affected regions;
•    unplanned customer suspensions, cancellations, rate reductions, non-renewals of commitments to charter aviation equipment or failures to finalize commitments to charter aviation equipment;
•    the cost or availability of relevant insurance coverage; and
•    adverse weather conditions and natural disasters including, but not limited to, hurricanes and tropical storms.
Any one or a combination of these factors could reduce revenues, increase operating costs and have a material adverse effect on our business, financial condition and results of operations.
Significant increases in fuel costs can have a material adverse effect on our business, financial condition and results of operations.
Fuel is essential to the operation of our helicopters and to our ability to carry out our transport services and is a key component of our operating expenses. High fuel costs can increase the cost of operating our helicopters. Any increased fuel costs may negatively impact our net sales, margins, operating expenses and results of operations. Although we have been able to pass along a significant portion of increased fuel costs to our customers in the past, we cannot assure you that we can do so again if another prolonged period of high fuel costs occurs. To the extent there is a significant increase in fuel costs that we are unable to pass on to our customers, it may have a material adverse effect on our business, financial condition and results of operations.
Our contracts generally can be terminated or downsized by our customers without penalty.
Many of our operating contracts and charter arrangements in the U.S. Gulf of Mexico and Alaska contain provisions permitting early termination by the customer for any reason, generally without penalty, and with limited notice requirements. In addition, many of our contracts permit our customers to decrease the number of helicopters under contract with a corresponding decrease in the fixed monthly payments without penalty. As a result, you should not place undue reliance on our customer contracts or the terms of those contracts. The termination of contracts by our significant customers or the decrease in their usage of our helicopter services could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to obtain work on acceptable terms covering some of our new helicopters, and some of our new helicopters may replace existing helicopters already under contract, which could adversely affect the utilization of our existing fleet.
As of December 31, 2012, we had placed orders for 11 new helicopters. One of these helicopters was delivered in January 2013, two are scheduled to be delivered in 2014 and three are scheduled to be delivered in 2015. Delivery dates for the remaining five helicopters have yet to be determined. Subsequent to December 31, 2012, we exercised an option to purchase one AW139 helicopter. Many of our new helicopters may not be covered by customer contracts when they are placed into service, and we cannot assure you as to when we will be able to utilize these new helicopters or on what terms. To the extent our helicopters are covered by a customer contract, many of these contracts are short-term, requiring us to seek renewals frequently. We also expect that some of our customers may request new helicopters in lieu of our existing helicopters, which could adversely affect the utilization of our existing fleet.
Adverse results of legal proceedings could have a material adverse effect on us.
We are subject to, and may in the future be subject to, a variety of legal proceedings and claims that arise out of the ordinary conduct of our business. Results of legal proceedings cannot be predicted with certainty. Irrespective of their merits, legal proceedings may be both lengthy and disruptive to our operations and may cause significant expenditure and diversion of management attention. We may be faced with significant monetary damages or injunctive relief against us that could have a material adverse effect on a portion of our business operations or a material adverse effect on our financial condition and results of operations.
We may undertake one or more significant corporate transactions that may not achieve their intended results, may adversely affect our financial condition and our results of operations or result in unforeseeable risks to our business.
We continuously evaluate the acquisition of operating businesses and assets and may in the future undertake one or more significant transactions. Any such transaction could be material to our business and could take any number of forms, including mergers, joint ventures and the purchase of equity interests. The consideration for such transactions may include, among other things, cash, common stock or equity interests in us or our subsidiaries, or a contribution of equipment to obtain equity interests, and in conjunction with a transaction we might incur additional indebtedness. We also routinely evaluate the benefits of disposing of certain of our assets. Such dispositions could take the form of asset sales, mergers or sales of equity interests.
These transactions may present significant risks such as insufficient revenues to offset liabilities assumed, potential loss of significant revenues and income streams, increased or unexpected expenses, inadequate return of capital, regulatory or compliance issues, the triggering of certain covenants in our debt instruments (including accelerated repayment) and unidentified issues not discovered in due diligence. In addition, such transactions could distract management from current operations. As a result of the risks inherent in such transactions, we cannot guarantee that any such transaction will ultimately result in the realization of its anticipated benefits or that it will not have a material adverse impact on our business, financial condition or results of operations. If we were to complete such an acquisition, disposition, investment or other strategic transaction, we may require additional debt or equity financing that could result in a significant increase in our amount of debt and our debt service obligations.
We are subject to risks associated with our international operations.
We operate and contract-lease helicopters in international markets. During the years ended December 31, 2012 and 2011, approximately 22% and 28%, respectively, of our operating revenues resulted from our international operations. We expect to increase our international operations in the future. Our international operations are subject to a number of risks, including:

•	political conditions and events, including embargoes;

•	restrictive actions by U.S. and foreign governments, including in Brazil, India, Indonesia, Sweden and Spain, that could limit our ability to provide services in those countries;

•	the imposition of withholding or other taxes on foreign income, tariffs or restrictions on foreign trade and investment;

•	adverse tax consequences;

•	limitations on repatriation of earnings or currency exchange controls and import/export quotas;

•	nationalization, expropriation, asset seizure, blockades and blacklisting;

•	limitations in the availability, amount or terms, of insurance coverage;

•	loss of contract rights and inability to adequately enforce contracts;

•	political instability, war and civil disturbances or other risks that may limit or disrupt markets, such as terrorist attacks, piracy and kidnapping;

•	fluctuations in currency exchange rates, hard currency shortages and controls on currency exchange that affect demand for our services and our profitability;

•
potential noncompliance with a wide variety of laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and similar non-U.S. laws and regulations, including the U.K. Bribery Act 2010 (the “UKBA”);

•	labor strikes;

•	changes in general economic conditions;

•	adverse changes in foreign laws or regulatory requirements, including those with respect to flight operations and environmental protections; and

•	difficulty in staffing and managing widespread operations.
If we are unable to adequately address these risks, we could lose our ability to operate in certain international markets and our business, financial condition and results of operations could be materially and adversely affected.
Our global operations are subject to foreign currency, interest rate, fixed-income, equity and commodity price risks.
We are exposed to currency fluctuations and exchange rate risks. We purchase some of our helicopters and helicopter parts from foreign manufacturers and maintain operations in foreign countries, which results in portions of our revenues and expenses being denominated in foreign currencies. We attempt to minimize our exposure to currency exchange risk by contracting the majority of our services in U.S. dollars. As a result, a strong U.S. dollar may increase the local cost of our services that are provided under the U.S. dollar denominated contracts, which may reduce demand for our services in foreign countries. Some of these risks may be hedged, but fluctuations could impact our financial condition and our results of operations. Our financial condition and our results of operations may also be affected by the cost of hedging activities that we undertake to protect against currency exchange risk. We operate in countries with foreign exchange controls, including Brazil and India. These controls may limit our ability to repatriate funds from our unconsolidated foreign affiliates or otherwise convert local currencies into U.S. dollars. These limitations could adversely affect our ability to access cash from these operations and our liquidity.
We are subject to governmental regulation that limits foreign ownership of helicopter companies.
We are subject to governmental regulation that limits foreign ownership of helicopter companies. Failure to comply with regulations and requirements for citizen ownership in the various markets in which we operate and may operate in the future, may subject our helicopters to deregistration or impoundment. If required levels of citizen ownership are not met or maintained, joint ventures in which we have significant investments also could be prohibited from operating within these countries. Deregistration of our helicopters or helicopters operated by our joint venture partners for any reason, including foreign ownership in excess of permitted levels, would have a material adverse effect on our ability to conduct operations within these markets. We cannot assure you that there will be no changes in aviation laws, regulations, required levels of citizen ownership, or administrative requirements or the interpretations thereof, that could restrict or prohibit our ability to operate in certain regions. Any such restriction or prohibition on our ability to operate may have a material adverse effect on our business, financial condition, and results of operations.
If we do not restrict the amount of foreign ownership of our common stock, we may fail to remain a U.S. citizen, might lose our status as a U.S. air carrier and be prohibited from operating helicopters in the U.S., which would adversely impact our business, financial condition and results of operations.
Since we hold the status of a U.S. air carrier under the regulations of both the U.S. DOT and the FAA and we engage in the operating and contract-leasing of helicopters in the U.S., we are subject to regulations pursuant to Title 49 of the Transportation Code (“Transportation Code”) and other statutes (collectively, “Aviation Acts”). The Transportation Code requires that Certificates to engage in air transportation be held only by citizens of the U.S. as that term is defined in the relevant section of the Transportation Code. That section requires: (i) that our president and two-thirds of our board of directors and other managing officers be U.S. citizens; (ii) that at least 75% of our outstanding voting stock be owned by U.S. citizens; and (iii) that we must be under the actual control of U.S. citizens. Further, our helicopters operating in the U.S. must generally be registered in the U.S. In order to register such helicopters under the Aviation Acts, we must be owned or controlled by U.S. citizens. Although our amended and restated certificate of incorporation and amended and restated bylaws contain provisions intended to ensure compliance with the provisions of the Aviation Acts, a failure to maintain compliance would result in loss of our air carrier status and thereby adversely affect our business, financial condition and results of operations and we would be prohibited from both operating as an air carrier and operating helicopters in the U.S. during any period in which we did not comply with these regulations.
The Outer Continental Shelf Lands Act, as amended, provides the federal government with broad discretion in regulating the leasing of offshore resources for the production of oil and gas.
We currently derive a significant portion of our revenues from helicopter services we provide in the U.S. Gulf of Mexico for the purposes of offshore oil and gas exploration, development and production. As such, we are subject to the U.S. government’s exercise of authority under the provisions of the Outer Continental Shelf Lands Act that restrict the availability of offshore oil and gas leases by requiring lease conditions such as the implementation of safety and environmental protections, the preparation of spill contingency plans and air quality standards for certain pollutants, the violations of which could result in potential court injunctions curtailing operations and lease cancellations and by requiring that all pipelines operating on or across the outer continental shelf provide open and nondiscriminatory access to shippers. These provisions could adversely impact exploration and production activity in these regions. If activity in oil and gas exploration, development and production in these regions declines, our business, financial condition and results of operations could be materially and adversely affected.
We are subject to tax and other legal compliance risks, including anti-corruption statutes, the violation of which may adversely affect our business and operations.
As a global business, we are subject to complex laws and regulations in the U.S. and other countries in which we operate. Changes in laws or regulations and related interpretations and other guidance could result in higher expenses and payments. Uncertainty relating to such laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.
In order to compete effectively in certain foreign jurisdictions, we seek to establish joint ventures with local operators or strategic partners. We are subject to a variety of tax and legal compliance risks. These risks include, among other things, possible liability relating to taxes and compliance with U.S. and foreign export laws, competition laws and regulations, including the FCPA and the UKBA. The FCPA generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or maintaining business. The UKBA has similar provisions. We could be charged with wrongdoing for any of these matters as a result of our actions or the actions of our agents, local partners or joint ventures, even though these parties may not be subject to such statutes. If convicted or found liable of tax or other legal infractions, or if we have been determined to be in violation of the FCPA, we could be subject to significant fines, penalties, repayments, other damages (in certain cases, treble damages), or suspension or debarment from government contracts, which could have a material adverse effect on our business, financial condition and results of operations. We are also subject to laws in the U.S. and outside of the U.S. regulating competition.
Independently, failure of us or one of our joint ventures or strategic partners to comply with applicable export and trade practice laws could result in civil or criminal penalties and suspension or termination of export privileges.

Negative publicity may adversely impact us.
Media coverage and public statements that insinuate improper actions by us or relate to accidents or other issues involving the safety of our helicopters or operations, regardless of their factual accuracy or truthfulness, may result in negative publicity, litigation or governmental investigations by regulators. Addressing negative publicity and any resulting litigation or investigations may distract management, increase costs and divert resources. Negative publicity may have an adverse impact on our reputation, our customer relationships and the morale of our employees, which could adversely affect our business, cash flows from operations, financial condition and results of operations.
Our inability to attract and retain qualified personnel could have an adverse effect on our business.
Attracting and retaining qualified pilots, mechanics and other highly skilled personnel is an important factor in our future success. Our inability to attract and retain qualified personnel could have an adverse effect on our business and our growth strategy. Many of our customers require pilots with very high levels of flight experience. In addition, the maintenance of our helicopters requires mechanics that are trained and experienced in servicing particular makes and models of helicopters. The market for these highly skilled personnel is competitive and we cannot be certain that we will be successful in attracting and retaining qualified personnel in the future. In addition, if we enter into new markets or obtain additional customer contracts or the demand for our services increases, we may be required to hire additional pilots, mechanics and other flight-related personnel, which we may not be able to do on a timely or cost-effective basis.
If our employees were to unionize, our operating costs could increase.
Our employees are not currently represented by a collective bargaining agreement. However, we have no assurances that our employees will not unionize in the future. If any of our employees were to unionize, it could increase our operating costs, force us to alter our operating methods and/or have a material adverse effect on our results of operations.
Environmental regulation and liabilities, including new or developing laws and regulations, may increase our costs of operations and adversely affect us.
Our business is subject to federal, state, local and international laws and regulations relating to environmental protection and occupational safety and health, including laws that govern the discharge of oil and pollutants into navigable waters. Such laws include the federal Water Pollution Control Act, also known as the Clean Water Act, which imposes restrictions on the discharge of pollutants to the navigable waters of the U.S. We are also subject to the Coastal Zone Management Act, which authorizes state development and implementation of certain programs to manage water pollution to restore and protect coastal waters. In addition, because our operations generate and, in some cases, involve the transportation of hazardous wastes, we are subject to the Federal Resource Conservation and Recovery Act, which regulates the use, generation, transportation, treatment, storage and disposal of hazardous and certain non-hazardous wastes. Violations of these laws, along with comparable state and local laws, may result in civil and criminal penalties, fines, injunctions or other sanctions. We are also subject to the Comprehensive Environmental Response, Compensation and Liability Act and certain comparable state laws, which establish strict and, under certain circumstances, joint and several liabilities for specified parties in connection with liability for the investigation and remediation of releases of hazardous materials into the environment and damages to natural resources. Such liability can arise even as a result of conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or third parties. In addition, our customers in the oil and gas exploration, development and production industry are affected by environmental laws and regulations, which have recently become stricter as a result of the Deepwater Horizon matter (discussed above), that restrict their activities and may result in reduced demand for our services.
Any failure by us to comply with any environmental laws and regulations may result in administrative, civil or criminal sanctions, revocation or denial of permits or other authorizations, imposition of limitations on our operations, and site investigatory, remedial or other corrective actions.
Environmental laws and regulations change frequently, which makes it difficult to predict their cost or impact on our results of operations. In recent years, governments have increasingly focused on climate change, carbon emissions, and energy use. Laws and regulations that curb the use of energy, or require the use of renewable fuels or renewable sources of energy—such as wind or solar power—could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations or taxes that increase the cost of fuel, thereby impacting both demand for our services and also our cost of operations. Such initiatives could have a material adverse effect on our business, financial condition and results of operations.
Actions taken by Government Agencies, such as the Department of Commerce, the Department of Transportation and the Federal Aviation Administration, could increase our costs and prohibit or reduce our ability to operate successfully.
Our operations are highly regulated by several U.S. government regulatory agencies.  For example, as a certified air carrier, we are subject to regulations promulgated by the DOT and the FAA. The FAA regulates our flight operations and imposes requirements with respect to personnel, aircraft, ground facilities and other aspects of our operations, including:
•    certification and reporting requirements;
•    inspections;
•    maintenance standards;
•    personnel training standards; and
•    maintenance of personnel and aircraft records.
The Department of Transportation can review our economic fitness to continue our operations, both presently and if a substantial change occurs to our management, ownership or capital structure, among other things. The Department of Commerce, through its International Traffic in Arms Regulations, regulates our imports and exports of aircraft (through leases and sales) as well as parts sales to international customers and the use of certain regulated technology in domestic and international airspace. If we fail to comply with these laws and regulations, or if these agencies develop concerns over our operations, we could face administrative, civil and/or criminal penalties.   In addition, we may become subject to regulatory actions that could suspend, curtail or significantly modify our operations.  A suspension or substantial curtailment of our operations or any substantial modification of our current operations may have a material adverse effect on our business, financial condition and results of operations.
For example, the Pilot Records Improvement Act of 1996 (the “PRIA”) requires an air carrier to request, receive and evaluate certain information concerning a pilot/applicant's training, experience, qualification and safety background, before beginning service as a pilot.  As a result of an internal audit we became aware that a significant number of our pilots did not have complete PRIA background information contained in their personnel files.  We immediately notified the FAA and implemented procedures to obtain the missing information and to ensure future compliance. The FAA may refer this matter to its Enforcement division, which could result in a significant civil penalty or other FAA actions.
Future changes to the regulations and laws under which we operate, and promulgation of new regulations and laws also could have a material adverse effect on our business, financial position and results of operations.
Our FBO in Alaska is subject to extensive government regulation and other cost-related risks that could disrupt operations.
Our FBO in Alaska is subject to oversight by the Ted Stevens Anchorage International Airport, is dependent upon that airport being “open for business” and is subject to federal regulatory requirements by the FAA, the Transportation Security Administration (the “TSA”) and other agencies. If the FAA, TSA or other agencies were to impose significant operating restrictions or increase insurance obligations such that insurance could not be obtained or purchased for a reasonable cost, or if any federal regulatory requirement were to require significant expenditure, the market for services from our FBO could be significantly impaired or entirely eliminated. In addition, the biggest revenue producing activity at our FBO, fuel sales to transient customers, could be adversely impacted by increases in fuel prices, the ability of our competitors to undercut our pricing, restrictions on private air travel and/or taxes on fuel or aircraft, any of which could make private air travel prohibitively expensive. Should the FBO’s operations be restricted or shut down, whether due to regulatory issues, the weather, a natural disaster, terrorist activity, or any other reason, our operations could be adversely impacted.

For as long as we are an emerging growth company, we will be exempt from certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
In April 2012, President Obama signed into law the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company, which is defined as a company with annual gross revenues of less than $1 billion, that has been a public reporting company for a period of less than five years, and that does not have a public float of $700 million or more in securities held by non-affiliated holders. For as long as we are an emerging growth company, unlike other public companies, unless we elect not to take advantage of applicable JOBS Act provisions, we will not be required to (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (iii) comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), such as requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (v) provide certain disclosure regarding executive compensation required of larger public companies or (vi) hold stockholder advisory and other votes on executive compensation.
As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We do not intend to take advantage of such extended transition period. This election is irrevocable pursuant to Section 107 of the JOBS Act.
As a result of becoming a public company, in connection with the Spin-off, we are subject to requirements that will be burdensome and costly.
Prior to the Spin-off, we operated our business as a segment of a public company. As a result of the Spin-off, we became an independent, public company and are required to file with the SEC annual and quarterly information and other reports that are specified in Section 13 of the Exchange Act and are required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we are now subject to other reporting and corporate governance requirements, including the requirements of the New York Stock Exchange (“NYSE”), and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which impose significant compliance obligations upon us. As a public company, we are required to:

•	prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

•	create or expand the roles and duties of our board of directors and committees of the board of directors;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	supplement our internal accounting and auditing function, including hiring additional staff with expertise in accounting and financial reporting for a public company;

•	enhance and formalize closing procedures at the end of our accounting periods;

•	enhance our internal audit function;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to disclosure controls and procedures; and

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above.
These changes require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could adversely affect our business or results of operations.

In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired.
Failure to establish and maintain effective internal controls over financial reporting could have an adverse effect on our business, operating results and stock price.
Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. To date, we have not identified any material weaknesses related to our internal control over financial reporting or disclosure controls and procedures, although we have not conducted an audit of our controls. If we are unable to maintain adequate internal controls, our business and operating results could be harmed. We are also in the process of evaluating how to document and test our internal control procedures to satisfy the requirements of Section 404 of Sarbanes-Oxley and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting beginning with our Annual Report on Form 10-K for the year ending December 31, 2013 and, to the extent we are no longer an emerging growth company, our independent registered public accounting firm to issue a report on our internal control over financial reporting. During the course of this documentation and testing, we may identify deficiencies that we may be unable to remedy before the requisite deadline for those reports. Our auditors have not conducted an audit of our internal control over financial reporting. Any failure to remediate material weaknesses noted by us or our independent registered public accounting firm or to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If our management or our independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information. Failure to comply with Section 404 of Sarbanes-Oxley could potentially subject us to sanctions or investigations by the SEC, the FINRA, the NYSE or other regulatory authorities.
Risk Factors Relating to the Spin-off
Our historical financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.
Our historical financial information may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented or those that we will achieve in the future. The costs and expenses reflected in our historical financial information include an allocation for certain corporate functions historically provided by SEACOR, that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. Our historical financial information does not reflect changes that will occur in our cost structure, financing and operations as a result of our transition to becoming a stand-alone public company, including changes in our cash management, employee base, potential increased costs associated with reduced economies of scale and increased costs associated with SEC reporting and NYSE requirements.
We rely on SEACOR’s performance under various agreements and we will continue to be dependent on SEACOR to provide us with support services for our business.
We have entered into various agreements with SEACOR in connection with the Spin-off, including an Amended and Restated Transition Services Agreement, Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement and the Series B Preferred Stock Exchange Agreement. These agreements govern our relationship with SEACOR subsequent to the Spin-off. It is possible that if SEACOR were to fail to fulfill its obligations under these agreements we could suffer operational difficulties or significant losses.
If we are required to indemnify SEACOR for certain liabilities and related losses arising in connection with any of these agreements, we may be subject to substantial liabilities, which could materially adversely affect our financial position. If SEACOR is required to indemnify us for certain liabilities and related losses arising in connection with any of these agreements, we may be subject to substantial liabilities if SEACOR does not fulfill its obligations, which could materially adversely affect our financial position.
Under the terms of the Amended and Restated Transition Services Agreement, SEACOR continues to provide us on an interim basis with certain support services, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing and treasury management. We expect these services to be provided for varying durations but no greater than two years. Although SEACOR is contractually obligated to provide us with services during the term of the agreement, we cannot assure you that these services will be performed as efficiently or proficiently after the expiration of the agreement, or that we will be able to replace these services in a timely manner or on comparable terms. They also contain provisions that may be more favorable than terms and provisions we might have obtained in arms-length negotiations with unaffiliated third parties. When SEACOR ceases to provide services pursuant to the agreement, our costs of procuring those services from third parties may increase. In addition, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those under the Amended and Restated Transition Services Agreement. Although we intend to replace some of the services that will be provided by SEACOR under the Amended and Restated Transition Services Agreement, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect. To the extent that we may require additional support from SEACOR not addressed in the Amended and Restated Transition Services Agreement, we would need to negotiate the terms of receiving such corporate support in future agreements.
We may not realize all of the anticipated benefits of the Spin-off.
As an independent, publicly traded company, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we believe we can achieve as an independent company in the time we expect, if at all. Because our business has previously operated as part of the wider SEACOR organization, we may not be able to successfully implement the changes necessary to operate independently and may incur additional costs that could adversely affect our business.
If there is a determination that the Spin-off is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinion are incorrect or for any other reason, then SEACOR, its stockholders that are subject to U.S. federal income tax and Era Group could incur significant U.S. federal income tax liabilities.
In connection with the Spin-off, SEACOR received a private letter ruling from the IRS, together with an opinion of Weil, Gotshal & Manges LLP, tax counsel to SEACOR, substantially to the effect that, among other things, the Spin-off qualifies as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 of the Code. The ruling and opinion rely on certain facts, assumptions, representations and undertakings from SEACOR and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, SEACOR and its stockholders may not be able to rely on the ruling or the opinion and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinion of tax counsel, the IRS could determine on audit that the Spin-off is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of SEACOR or us after the Spin-off. If the Spin-off is determined to be taxable, SEACOR, its stockholders that are subject to U.S. federal income tax and Era Group could incur significant U.S. federal income tax liabilities
Prior to the Spin-off, we and SEACOR entered into the Tax Matters Agreement that governs the parties' respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. Taxes relating to or arising out of the failure of certain of the transactions described in the private letter ruling request and the opinion of tax counsel to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by SEACOR, except, in general, if such failure is attributable to our action or inaction or SEACOR's action or inaction, as the case may be, or any event (or series of events) involving our assets or stock or the assets or stock of SEACOR, as the case may be, in which case the resulting liability will be borne in full by us or SEACOR, respectively.
Our obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of SEACOR and its subsidiaries under the Tax Matters Agreement, we nonetheless could be liable under applicable tax law for such liabilities if SEACOR were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.
We may not be able to engage in certain corporate transactions for a period of time after the Spin-off.
To preserve the tax-free treatment to SEACOR of the Spin-off, under the Tax Matters Agreement that we entered into with SEACOR, we may not take any action that would jeopardize the favorable tax treatment of the Spin-off. These restrictions may limit our ability to pursue certain strategic transactions or engage in other transactions that might increase the value of our business for the two-year period following the Spin-off. See “Certain Relationships and Related Party Transactions—Agreements between SEACOR and Era Group Relating to the Spin-off—Tax Matters Agreement” for additional information.
A number of our directors and executive officers own common stock and other equity instruments of SEACOR, which could cause conflicts of interests.
Our Non-Executive Chairman and a number of our other directors and officers own a substantial amount of SEACOR common stock along with other equity instruments, the value of which is related to the value of common stock of SEACOR. The direct and indirect interests of our Non-Executive Chairman and other directors and officers in common stock of SEACOR and the presence of certain of SEACOR’s principal executives on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and SEACOR that could have different implications for SEACOR than they do for us. As a result, we may be precluded from pursuing certain opportunities on which we would otherwise act, such as acquisitions or other opportunities for expansion that would otherwise fit within our business model or would complement our growth strategy.
The Spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.
The Spin-off was subject to review under various state and federal fraudulent conveyance laws. Fraudulent conveyance laws generally provide that an entity engages in a constructive fraudulent conveyance when (i) the entity transfers assets and does not receive fair consideration or reasonably equivalent value in return, and (ii) the entity (a) is insolvent at the time of the transfer or is rendered insolvent by the transfer, (b) has unreasonably small capital with which to carry on its business, or (c) intends to incur or believes it will incur debts beyond its ability to repay its debts as they mature. An unpaid creditor or an entity acting on behalf of a creditor (including without limitation a trustee or debtor-in-possession in a bankruptcy by us or SEACOR or any of our respective subsidiaries) may bring an action alleging that the Spin-off or any of the related transactions constituted a constructive fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including without limitation, voiding our claims against SEACOR, requiring our stockholders to return to SEACOR some or all of the shares of our Common Stock issued in the Spin-off, or providing SEACOR with a claim for money damages against us in an amount equal to the difference between the consideration received by SEACOR and the fair market value of our company at the time of the Spin-off.
The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, an entity would be considered insolvent if (1) the present fair saleable value of its assets is less than the amount of its liabilities (including contingent liabilities); (2) the present fair saleable value of its assets is less than its probable liabilities on its debts as such debts become absolute and matured; (3) it cannot pay its debts and other liabilities (including contingent liabilities and other commitments) as they mature; or (4) it has unreasonably small capital for the business in which it is engaged. We cannot assure you what standard a court would apply to determine insolvency or that a court would determine that we, SEACOR or any of our respective subsidiaries were solvent at the time of or after giving effect to the Spin-off.
The Spin-off is also subject to review under state corporate distribution statutes. Under the General Corporation Law of the State of Delaware, a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although SEACOR intends to make the distribution of our Common Stock entirely from surplus, we cannot assure you that a court will not later determine that some or all of the distribution of our Common Stock to SEACOR stockholders was unlawful.
As a condition to the Spin-off, the SEACOR board of directors obtained an opinion from a nationally recognized provider of such opinions that SEACOR and Era Group were each solvent and adequately capitalized immediately after the Spin-off. We cannot assure you, however, that a court would reach the same conclusions set forth in such opinion in determining whether SEACOR or we were insolvent at the time of, or after giving effect to, the Spin-off, or whether lawful funds were available for the Spin-off and the distribution of our Common Stock to SEACOR’s stockholders.
Risks Relating to the Exchange Offer and the Exchange Notes
If you do not properly tender your Outstanding Notes, you will continue to hold unregistered Outstanding Notes and your ability to transfer Outstanding Notes will remain restricted and may be adversely affected.
We will only issue Exchange Notes in exchange for Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Outstanding Notes.
If you do not exchange your Outstanding Notes for Exchange Notes pursuant to the exchange offer, the Outstanding Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Outstanding Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register Outstanding Notes under the Securities Act unless our registration rights agreement with the initial purchasers of the Outstanding Notes requires us to do so. Further, if you continue to hold any Outstanding Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.
An active trading market for the Exchange Notes may not develop.
The Exchange Notes will constitute new issues of securities and there is no established trading market for the notes. We have not applied and do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation of the notes on any automated dealer quotation systems. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes.
We also cannot assure you that you will be able to sell your Exchange Notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value, or at all. The liquidity of, and trading market for, the Exchange Notes may also be adversely affected by, among other things, prevailing interest rates, our operating performance and financial condition, the interest of securities dealers in making a market, and the market for similar securities.
Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.
Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.
Risks Relating to the Notes
Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations.
As of December 31, 2012, our indebtedness consists of $200.0 million of Outstanding Notes, $50.0 million of borrowings outstanding under the Revolving Credit Facility and $33.1 million of aggregate indebtedness of one of our subsidiaries outstanding under two promissory notes. In addition, as of December 31, 2012, we had the ability to borrow up to $92.3 million under our Revolving Credit Facility, after taking into account the financial ratios we are required to maintain under the facility as discussed in more detail below.

Our ability to meet our debt service obligations and refinance our indebtedness, including any future debt that we may incur, will depend upon our ability to generate cash in the future from operations, financings or asset sales, which are subject to general economic conditions, industry cycles, seasonality and other factors, some of which may be beyond our control. If we cannot repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired.
Our future debt levels and the terms of any future indebtedness we may incur may contain restrictive covenants and limit our liquidity and our ability to obtain additional financing and pursue acquisitions and joint ventures or purchase new helicopters. Tight credit conditions could limit our ability to secure additional financing, if required, due to difficulties accessing the credit and capital markets.
Despite current debt levels, the terms of the indenture governing the notes and Revolving Credit Facility allow us to incur more debt, subject to certain limitations. If new debt is added to our consolidated debt level, the related risks that we now face could intensify.
Our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including our obligations under the indenture to purchase notes tendered as a result of a change in control;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.
The agreements governing our Revolving Credit Facility and the indenture governing our Outstanding Notes and the Exchange Notes contain various covenants that limit our operating and financial flexibility.
The agreements governing our Revolving Credit Facility and the indenture governing our Outstanding Notes and the Exchange Notes contain various covenants that limit our ability to, among other things:

•	make investments;

•	incur or guarantee additional indebtedness;

•	incur liens or pledge the assets of certain of our subsidiaries;

•	pay dividends;

•	enter into transactions with affiliates; and

•	enter into certain sales of all or substantially all of our assets, mergers and consolidations.
Our Revolving Credit Facility also requires that we maintain a maximum funded debt to EBITDA (as defined in our Revolving Credit Facility) ratio (the “RC Leverage Ratio”) of 5.0 to 1.0 (increased from 4.0 to 1.0 as a result of the issuance of the Outstanding Notes) and comply with certain other financial ratios. Failure to comply with these covenants is an event of default under the facility and, as a result, our ability to borrow under our Revolving Credit Facility is dependent on and limited by our ability to comply with the RC Leverage Ratio limit and other financial ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Senior Secured Revolving Credit Facility” for additional information.

As a result of a decrease in our operating revenues from contract-leasing activities in the year ended December 31, 2012, and the related impact on our EBITDA (as defined in our Revolving Credit Facility), SEACOR provided us with additional equity capital in 2012, which we used to repay borrowings under our Revolving Credit Facility so that we could maintain compliance with our financial ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information. As we are no longer a subsidiary of SEACOR, we cannot expect to obtain capital from SEACOR in the future. If we continue to experience reduced operating revenues from certain of our contract-leasing activities, our ability to utilize our Revolving Credit Facility may be limited and we may require additional investments in our capital stock to maintain our financial ratio within applicable limits. Any inability to borrow under our Revolving Credit Facility could have a material adverse effect on our ability to make capital expenditures, on our results of operations and on our liquidity. Further, failure to maintain the financial ratios required under the Revolving Credit Facility would constitute an event of default, allowing the lenders under our Revolving Credit Facility to declare the entire balance of any and all sums payable under the Revolving Credit Facility immediately due and payable, which in turn would permit the holders of the notes to accelerate maturity of the notes as well. However, it is unlikely that if the maturity of the notes were accelerated we would be able to repay amounts due under the notes. In addition, our Revolving Credit Facility is secured by a lien on our assets, and as a result, the claims of the lenders under the Revolving Credit Facility are effectively senior to the claims of the holders of the notes.
Era Group is a holding company with no independent operations or assets and it is dependent on cash flow generated by its subsidiaries.
Era Group is a holding company, and all of its assets are held by its direct and indirect subsidiaries. Repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make dividend or other payments to us is affected by, among other factors, the obligations of these subsidiaries to their creditors, requirements of the relevant corporate and other laws in the jurisdiction in which each subsidiary operates, and restrictions contained in agreements entered into by or relating to these entities.
Our subsidiaries that did not guarantee the notes do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. As of December 31, 2012, our subsidiaries that did not guarantee the notes generated approximately 0.2% of total revenues. While the indenture governing the notes limits the ability of our restricted subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required payments on our indebtedness, including the notes.
Only certain of our subsidiaries will be required to guarantee the notes, and the assets of any non-guarantor subsidiaries may not be available to make payments on the notes.
Certain of our subsidiaries are not required to guarantee the notes. See “Description of the Exchange Notes—Certain Covenants—Additional Subsidiary Guarantees.” In the event that any of our non-guarantor restricted subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their debt, and their trade creditors generally, will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us or any guarantor. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our subsidiaries, including trade payables. In addition, the indenture, subject to certain limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that these subsidiaries may incur. As of December 31, 2012, none of our non-guarantor subsidiaries has any indebtedness outstanding.
The indenture governing the notes permits the incurrence of additional debt, some of which may be secured debt.
As of December 31, 2012, our total consolidated indebtedness was $283.1 million, including $83.1 million of which was secured indebtedness, including $50.0 million outstanding under our Revolving Credit Facility and $200.0 million was unsecured debt represented by the Senior Notes. In addition, we had the ability to borrow up to an additional $92.3 million under such facility, provided we were able to maintain compliance with the required financial ratios.
We and our subsidiaries may be able to incur substantial additional indebtedness, including secured indebtedness, or provide guarantees in the future. The terms of the indenture restrict, but do not completely prohibit, us, our subsidiaries and the guarantors from doing so. The indenture also allows us to issue additional notes under certain circumstances, which will also be guaranteed by the guarantors. In addition, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Exchange Notes.”
The notes are not secured by any of our assets. As a result, the indebtedness represented by the notes is effectively subordinated to borrowings under our Revolving Credit Facility and any other secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. The terms of the indenture permit us to incur secured debt subject to some limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the notes.
If this were to occur, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied. Further, if any assets did remain after payment of these lenders, the remaining assets might be insufficient to satisfy the claims of the holders of the notes and holders of other unsecured debt that is deemed the same class as the notes, and potentially all other general creditors who would participate ratably with holders of the notes.
We may be unable to purchase the notes upon a specified change of control trigger event, which would result in defaults under the indenture governing the notes.
The terms of the notes require us to make an offer to repurchase the notes upon the occurrence of a specified change of control trigger event accompanied by a reduction in the credit rating assigned to the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. Our Revolving Credit Facility requires, and any financing arrangements we may enter into in the future may require, repayment of amounts outstanding upon the occurrence of a change of control triggering event and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our Revolving Credit Facility and other financing arrangements will not allow the repurchases. See “Description of Exchange Notes—Repurchase at the Option of Holders.”
It may be difficult for the holders of the notes to ascertain that a change of control has occurred, leading to uncertainty as to whether a holder of the notes may require us to repurchase the notes.
The definition of change of control in the indenture governing the notes includes a disposition of all or substantially all of our and our restricted subsidiaries’ assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our and our restricted subsidiaries’ assets. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders.”
Fraudulent conveyance laws may void the notes or the guarantees or subordinate the notes or the guarantees.
The issuance of the notes may be subject to review under applicable bankruptcy law or relevant fraudulent conveyance laws if a bankruptcy lawsuit or similar action affecting the rights of creditors generally is commenced by or on behalf of our creditors. Under these laws, if in such a lawsuit or action a court were to find that, at the time the notes are issued, the debt was incurred with the intent of hindering, delaying or defrauding current or future creditors and received less than reasonably equivalent value or fair consideration for incurring the debt, and our company:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•
intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the notes to our company’s presently existing or future debt or take other actions detrimental to you. We cannot assure you as to what standard a court would apply in order to determine whether our company was “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that our company was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether our company was insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.
The guarantee and future guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could act to void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes.
The indenture includes a provision that the liability of each guarantor under the indenture is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance. There can be no assurance as to what standard a court would apply in making a determination as to the maximum liability of each guarantor or whether they would find such a provision valid and enforceable at all. In a recent Florida bankruptcy case decision that was upheld by the 11th Circuit Court of Appeals, the court held that subsidiary guarantees containing this kind of provision were deemed to be fraudulent conveyances and thus unenforceable. If this precedent were to be followed, the risk that the guarantee would be found to be a fraudulent conveyance would be significantly increased.
Changes in credit ratings issued by statistical rating organizations could adversely affect our cost of financing and the market price of the notes.
Credit rating agencies rate the notes and our other indebtedness on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the notes or our other indebtedness or placing us on a watch list for possible future downgrading could limit our ability to refinance maturing liabilities, access the capital markets to meet liquidity needs, increase our cost of financing and lower the market price or liquidity of the notes.
Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes at a favorable price or at all.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the Years Ended December 31,					Pro Forma
	2008	2009	2010	2011	2012	2012
Ratio of earnings to fixed charges(1)	0.7	1.2	0.6	1.0	1.4	1.7

(1)
Earnings consist of income from continuing operations before income taxes and fixed charges, less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the Exchange Notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the Exchange Notes, we will receive Outstanding Notes in like aggregate principal amount. Outstanding Notes tendered by you and accepted by us in exchange for the Exchange Notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2012:

•	on an actual basis; and

•	on a pro forma basis to give effect to the Spin-off and related transactions, prepared based on the assumptions and adjustments set forth in the “Unaudited Pro Consolidated Forma Financial Data.”
This table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Actual	Pro Forma
	(in thousands, except share data)
Cash and Cash Equivalents	$11,505	$11,505
Debt:
Revolving Credit Facility	$50,000	$50,000
Promissory Notes	33,098	33,098
Outstanding Notes	200,000	200,000
Total debt	283,098	283,098
Preferred Stock, $0.01 par value, 10,000,000 shares authorized on an actual basis:
Series A preferred stock, at redemption value; 1,400,000 shares issued and outstanding on an actual basis; 0 shares issued and outstanding on a pro forma basis	144,232	—
Series B preferred stock, at redemption value; 0 shares issued and outstanding on an actual basis; 0 shares issued and outstanding on a pro forma basis	—	—
Total preferred stock	144,232	—
Stockholder Equity:
Class A common stock, $0.01 par value, 60,000,000 shares authorized on an actual basis; 0 shares issued and outstanding on an actual basis; 0 shares authorized, issued and outstanding on a pro forma basis	—	—
Class B common stock, $0.01 par value, 60,000,000 shares authorized on an actual basis; 24,500,000 shares issued and outstanding on an actual basis; 0 shares authorized, issued and outstanding on a pro forma basis	245	—
Common stock, $0.01 par value, 0 shares authorized, issued and outstanding on an actual basis; 60,000,000 shares authorized and 19,854,234 shares issued and outstanding on a pro forma basis	—	202
Additional paid-in capital	278,838	423,113
Accumulated deficit	(4,025)	(4,025)
Accumulated other comprehensive loss	20	20
Stockholder equity	275,078	419,310
Total capitalization	$702,408	$702,408

___________

(1)
Our Revolving Credit Facility permits us to borrow up to $200.0 million from time to time assuming our ability to maintain compliance with the required financial ratios under the facility. As of December 31, 2012, we had the ability to borrow up to an additional $92.3 million under our Revolving Credit Facility, after taking into account such financial ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

(2)	The Outstanding Notes have a face amount of $200.0 million, but were offered at a price of 98.311% of their face amount, resulting in a discount of $3,378,000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following tables set forth the selected historical consolidated financial data as of and for the periods indicated. We derived the selected historical consolidated financial data presented below as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the selected historical consolidated financial data as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008 from our audited consolidated financial statements not included in this prospectus.
Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations, ” “Unaudited Pro Forma Consolidated Financial Data” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

	Years Ended December 31,
	2012	2011	2010	2009	2008
Statements of Operations Data:	(in thousands, except per share data)
Revenues	$272,921	$258,148	$235,366	$235,667	$248,627
Operating income	32,051	36,108	19,748	29,274	15,479
Net income (loss) attributable to Era Group Inc.	7,787	2,108	(3,639)	1,839	(2,487)
Earnings (Loss) Per Common Share:
Basic and diluted	$(0.03)	$0.18	$(3,639.00)	$1,839.00	$(2,487.00)
Statement of Cash Flows Data – provided by (used in):
Operating activities	$13,915	$40,930	$83,743	$57,234	$43,259
Investing activities	(114,765)	(149,089)	(132,549)	(64,116)	(205,817)
Financing activities	32,634	183,094	46,963	9,386	167,229
Effects of exchange rate changes on cash and cash equivalents	599	489	(1,768)	(1,396)	—
Capital expenditures	(112,986)	(158,929)	(130,770)	(90,762)	(220,623)
Balance Sheet Data (at period end):
Cash and cash equivalents	$11,505	$79,122	$3,698	$7,309	$6,201
Total assets	937,564	933,224	719,024	627,156	592,896
Long-term debt, less current portion	276,948	285,098	35,885	—	—
Total equity	275,285	275,147	163,593	167,496	165,269

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
The following unaudited pro forma consolidated financial statements are derived from our historical financial statements, which are included elsewhere in this prospectus. The pro forma adjustments give effect to the Spin-off and other related transactions, as described below and in the notes to the unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 2012 give effect to the Spin-off and other related transactions as if it had occurred on January 1, 2012. The unaudited pro forma consolidated balance sheet as of December 31, 2012 gives effect to the Spin-off and other related transactions as if they had occurred on December 31, 2012. These unaudited pro forma consolidated financial statements include adjustments to reflect the transactions that were undertaken and the agreements we entered into in connection with the Spin-off, including the following:

•	the replacement of our historical funding arrangement with SEACOR with the issuance of the notes;

•
our December 2011 recapitalization, in which $140.0 million in advances made by SEACOR to us were exchanged for 1,400,000 shares of Series A preferred stock and SEACOR contributed $180.0 million in additional advances to us;

•
the issuance of 300,000 and 700,000 shares of our Series B preferred stock to SEACOR on June 8, 2012 and September 25, 2012, respectively, for aggregate cash proceeds of $100.0 million, which were used to reduce outstanding borrowings under our Revolving Credit Facility at such times;

•
the December 20, 2012 transfer to us by SEACOR of $50.0 million of redemption value of our Series B preferred stock, in partial satisfaction for the benefit that SEACOR (and other SEACOR U.S. federal consolidated group members) expects to receive by applying U.S. federal net operating losses generated by us in 2012 against SEACOR group taxable income and the purchase by us for cash of the remainder of our outstanding Series B preferred stock from SEACOR funded with borrowings of $50.0 million under our Revolving Credit Facility;

•	the exchange by SEACOR of all of our outstanding Class B common stock and all of our outstanding Series A preferred stock for 19.9 million shares of our newly-issued common stock in the Spin-Off; and

•	the fees payable under the Amended and Restated Transition Services Agreement that we entered into with SEACOR prior to completion of the Spin-off.
As a stand-alone public company, we expect to incur additional recurring costs. Our preliminary estimates of the additional recurring costs expected to be incurred annually are approximately $3.0 million to $5.0 million higher than the expenses historically allocated to us by SEACOR. No pro forma adjustments have been made to our pro forma financial statements to reflect the additional costs and expenses described above because they are projected amounts based on judgmental estimates and would not be factually supportable.
The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial information. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and expectations, and we believe such assumptions are reasonable under the circumstances.
The following unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The unaudited pro forma consolidated financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of our results of operations or financial condition had the Spin-off and the related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2012

	As Reported	Notes Offering(1)	Management Fees(2)	Preferred Dividends(3)	Revolver Interest(4)	Pro Forma
	(in thousands, except share data)
Statement of Operations Data:
Operating Revenues	$272,921	$—	$—	$—	$—	$272,921
Costs and Expenses:
Operating	167,195	—	—	—	—	167,195
Administrative and general	34,785	—	435	—	—	35,220
Depreciation	42,502	—	—	—	—	42,502
	244,482	—	435	—	—	244,917
Gains on Asset Dispositions and Impairments, Net	3,612	—	—	—	—	3,612
Operating Income	32,051	—	(435)	—	—	31,616
Other Income (Expense):
Interest income	910	—	—	—	—	910
Interest expense	(10,648)	(10,387)	—	—	597	(20,438)
SEACOR management fees	(2,000)	—	2,000	—	—	—
Derivative losses, net	(490)	—	—	—	—	(490)
Foreign currency gains, net	720	—	—	—	—	720
Other, net	30	—	—	—	—	30
	(11,478)	(10,387)	2,000	—	597	(19,268)
Income Before Income Tax Expense and Equity in Losses of 50% or Less Owned Companies	20,573	(10,387)	1,565	—	597	12,348
Income Tax Expense	7,298	(3,740)	563	—	215	4,336
Income Before Equity in Losses of 50% or Less Owned Companies	13,275	(6,647)	1,002	—	382	8,012
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(5,528)	—	—	—	—	(5,528)
Net Income	7,747	(6,647)	1,002	—	382	2,484
Net Loss attributable to Noncontrolling Interest in Subsidiary	(40)	—	—	—	—	(40)
Net Income attributable to Era Group Inc.	7,787	(6,647)	1,002	—	382	2,524
Accretion of redemption value on Series A Preferred Stock	8,469	—	—	(8,469)	—	—
Net Income (Loss) attributable to Common Shares	$(682)	$(6,647)	$1,002	$8,469	$382	$2,524

Earnings Per Common Share:
Basic and Diluted Earnings Per Common Share	$(0.03)					$0.13
Weighted Average Common Shares Outstanding(5)	24,500,000					19,883,583

Unaudited Pro Forma Balance Sheet as of December 31, 2012

	As Reported	Recapitalization(7)	Pro Forma
	(in thousands)
Balance Sheet Data:
Current Assets:
Cash and cash equivalents	$11,505	$—	$11,505
Trade receivables	48,527	—	48,527
Other receivables	3,742	—	3,742
Due from SEACOR	971	—	971
Inventories	26,650	—	26,650
Prepaid expenses	1,803	—	1,803
Deferred income taxes	3,642	—	3,642
Total current assets	96,840	—	96,840
Property and Equipment, Net	787,805	—	787,805
Investments, at Equity, and Advances to 50% or Less Owned Companies	34,696	—	34,696
Goodwill	352	—	352
Other Assets	17,871	—	17,871
	$937,564	$—	$937,564

Current Liabilities:
Accounts payable and accrued expenses	$15,703	$—	$15,703
Accrued wages and benefits	4,576	—	4,576
Current portion of long-term debt	2,787	—	2,787
Other current liabilities	6,633	—	6,633
Total current liabilities	29,699	—	29,699
Long-Term Debt	276,948	—	276,948
Deferred Income Taxes	203,536	—	203,536
Other Liabilities	7,864	—	7,864
Total Liabilities	518,047	—	518,047

Series A Preferred Stock	144,232	(144,232)	—
Series B Preferred Stock	—		—
Equity:
Stockholder equity attributable to Era Group Inc. stockholders	275,078	144,232	419,310
Non-controlling interest	207		207
Total equity	275,285	144,232	419,517
	$937,564	$—	$937,564

Notes to Unaudited Pro Forma Consolidated Financial Data
The pro forma statement of operations for the year ended December 31, 2012 gives effect to the following:

(1)
Represents adjustments to interest expense as a result of the issuance of the Senior Notes and the use of proceeds therefrom, including the repayment of $190.0 million of borrowings outstanding under our Revolving Credit Facility.

(2)
Reflects a reduction in SEACOR management fees by $1.0 million, net of tax, to align costs with the fees to be billed in accordance with the Amended and Restated Transition Services Agreement entered into by us and SEACOR on January 31, 2013.

(3)
Reflects a reduction in accretion of redemption value on shares of our Series A preferred stock by $8.5 million to reflect the expected recapitalization of 1,400,000 shares of our Series A preferred stock into Common Stock.

(4)
Reflects a reduction in interest expense on borrowings outstanding under our Revolving Credit Facility by $0.4 million, net of tax, to reflect our repayment of $100.0 million of borrowings under the facility with the proceeds received from the issuance of 1,000,000 shares of Series B preferred stock to SEACOR, partially offset by borrowings of $50.0 million used to purchase Series B preferred stock in the Series B Exchange.

(5)	The number of shares used to compute pro forma basic and diluted earnings per share is based on the 19.9 million shares of our newly-issued Common Stock that were distributed in the Spin-off.
The pro forma balance sheet as of December 31, 2012 gives effect to the following:

(6)
In December 2012, we completed the Series B Preferred Stock Exchange pursuant to which SEACOR transferred to us 500,000 shares of Series B preferred stock ($50.0 million in liquidation value) that it held in partial satisfaction for the benefit that SEACOR (and other SEACOR U.S. federal consolidated group members) expects to receive by applying U.S. federal net operating tax losses generated by us in 2012 against SEACOR group taxable income, currently estimated at approximately $50.0 million. We repurchased for $50.0 million the remainder of the outstanding Series B preferred stock. Any adjustments to our estimate will generally be cash-settled pursuant to the Tax Matters Agreement upon the completion of SEACOR’s 2012 financial statements and again to the extent necessary upon the filing of SEACOR’s 2012 federal consolidated income tax return.

(7)	Prior to the Spin-off we recapitalized $140.0 million in redemption value of our Series A preferred stock, plus any accrued and unpaid dividends thereon into newly issued Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
On January 31, 2013, SEACOR completed the Spin-off of the Company by means of a dividend to SEACOR’s stockholders of all of our issued and outstanding Common Stock. We filed a Registration Statement on Form 10 with the SEC that was declared effective on January 15, 2013. Prior to the Spin-off, we entered into a Distribution Agreement and several other agreements that will govern our post-Spin-off relationship with SEACOR. We are now an independent company with our Common Stock listed on the New York Stock Exchange under the symbol “ERA”. For the year ended December 31, 2012, our historical financial position, results of operations and cash flows will be included in the consolidated results of SEACOR in its Annual Report on Form 10-K.
We are one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S., which is our primary area of operations. In the year ended December 31, 2012, approximately 56% and 15% of our total operating revenues were earned in the U.S. Gulf of Mexico and Alaska, respectively, and in the year ended December 31, 2011, 46% and 16% of our total operating revenues were earned in such regions, respectively. We also provide helicopters and related services to third-party helicopter operators in other countries. In addition to our U.S. customers, we currently have customers in Brazil, Canada, India, Indonesia, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Our helicopters are primarily used to transport personnel to, from and between, offshore installations, drilling rigs and platforms.
As of December 31, 2012, we owned or operated a total of 175 helicopters, consisting of ten heavy helicopters, 69 medium helicopters, 37 light twin engine helicopters and 59 light single engine helicopters. As of December 31, 2012, in addition to our existing fleet, we had one AW139 helicopter that was delivered in 2012 and will become operational in 2013. As of December 31, 2012, we had commitments to purchase 11 new helicopters, consisting of one AW139 medium helicopter, five AW169 light twin helicopters and five AW189 medium helicopters. The AW139 medium helicopter was delivered in January 2013. The AW189 medium helicopters are scheduled to be delivered in 2014 and 2015. Delivery dates for the AW169 light twin helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional nine AW139 medium helicopters and five AW189 medium helicopters. If these options were exercised, the helicopters would be delivered beginning in 2013 through 2016. Subsequent to December 31, 2012, we exercised an option to purchase one AW139 medium helicopter.
The primary users of our transport services are major integrated and independent oil and gas companies and U.S. government agencies. In the years ended December 31, 2012 and 2011, approximately 64% and 54% of our operating revenues, respectively, were derived from helicopter services, including emergency search and rescue services, provided to clients primarily involved in oil and gas activities. In addition to serving the oil and gas industry, we provide helicopters under contract-lease, air medical services, firefighting support and Alaska flightseeing tours, among other activities. Historically, our operations have primarily served the U.S. offshore oil and gas industry. We have initiated efforts to diversify our revenue base and take advantage of the mobility and versatility of our helicopters in order to expand into other geographic regions.
Demand for new, sophisticated equipment continues to grow, particularly in response to the requirements of the offshore oil and gas industry, which has become more focused on deepwater activities. To service these new areas of exploration, helicopters must have greater payloads and range. Helicopters supporting air medical and search and rescue operations and other public uses also require new technology and safety improvements. According to PFC Energy in its May 2011 Global Helicopter Fleet Update presentation, approximately 28% of the global helicopter fleet was more than 25 years old. Replacement is hampered by the following factors: (i) there are only four major helicopter OEM’s that have a full range of service models; (ii) lead times for delivery of new equipment can be as long as three years; (iii) prevailing economic conditions have, until recently, not been favorable for raising capital to finance new equipment; and (iv) many smaller operators are still unable to raise capital.
Prior to our entry into our Revolving Credit Facility, we participated in a cash management program whereby certain of our operating and capital expenditures were funded through advances from SEACOR and certain cash collections were forwarded to SEACOR. As a consequence of this arrangement, we have historically maintained minor balances of cash on hand. As of December 31, 2012 and December 31, 2011, our cash on hand was $11.5 million and $79.1 million, respectively. On December 22, 2011, we entered into a Revolving Credit Facility intended to replace our prior cash management program with SEACOR. The Revolving Credit Facility requires that we maintain a maximum RC Leverage Ratio of 5.0 to 1.0 (increased from 4.0 to 1.0 as a result of the issuance of our Outstanding Notes) and comply with certain other financial ratios. Failure to meet these ratios is an event of default under the facility, and therefore our borrowing capacity is limited by our ability to comply with these ratios. On December 7, 2012, we completed the offering of $200.0 million of Outstanding Notes and used the net proceeds from the offering to repay $190.0 million of borrowings outstanding under our Revolving Credit Facility. In connection with the issuance of the Outstanding Notes, we permanently reduced the borrowing capacity under our Revolving Credit Facility from $350.0 million to $200.0 million. On December 20, 2012, we borrowed $50.0 million under the Revolving Credit Facility to fund the cash repurchase of 500,000 shares of Series B preferred stock from SEACOR in the Series B Exchange. As of December 31,

2012, we had the ability to borrow an additional $92.3 million under our Revolving Credit Facility, after taking into account the financial ratios we are required to maintain under the facility.
On December 23, 2011, we issued 1.4 million shares of our Series A preferred stock to SEACOR in exchange for $140.0 million of aggregate advances previously provided to us by SEACOR. SEACOR also contributed an additional $180.0 million of capital to us in respect of additional prior advances. In addition, SEACOR purchased 1.0 million shares of our Series B preferred stock, including 300,000 shares of our Series B preferred stock on June 8, 2012 and 700,000 shares of our Series B preferred stock on September 25, 2012, for aggregate proceeds of $100.0 million. We used a portion of the proceeds from these issuances to repay borrowings under our Revolving Credit Facility so that we would be able to maintain compliance with our financial ratios. See “—Liquidity and Capital Resources.” Prior to, or at the time of the Spin-off, we repurchased for cash or other consideration, or exchanged for Common Stock all preferred stock previously issued to SEACOR. Subsequent to the Spin-off, we no longer have any preferred stock remaining outstanding.
We believe our Revolving Credit Facility (to the extent of our borrowing capacity thereunder) and our strong relationships with OEMs will help position us to add new helicopters to our fleet and upgrade existing helicopters, thereby maintaining an asset base suitable for use within our own operations and for contract-leasing to other operators. We also leverage our strong relationships with OEMs to support growth in other services, such as selling specialty equipment and accessories for helicopters, and training.
Offshore Oil and Gas Support
The offshore oil and gas market is highly cyclical with demand linked to the price of oil and gas, which tends to fluctuate depending on many factors, including global economic activity and levels of inventory. In addition to the price of oil and gas, the availability of acreage and local tax incentives or disincentives and requirements for maintaining interests in leases affect activity levels in the oil and gas industry. Price levels for oil and gas by themselves can cause additional fluctuations by inducing changes in consumer behavior. During the year ended December 31, 2010, the market for our assets in the U.S. Gulf of Mexico was disrupted by events related to the sinking of the Deepwater Horizon drilling rig. After the Deepwater Horizon incident, the U.S. Department of Interior imposed a moratorium on offshore deepwater drilling operations, which caused a dramatic decrease in demand for helicopters supporting oil and gas activities in the region. Although the moratorium has been lifted, the process of issuing permits to drill remains slow, which continues to have a negative impact on demand for helicopter services in the U.S. Gulf of Mexico.
We believe the slowdown will not significantly impact our future results in the U.S. Gulf of Mexico because our activities are mainly focused on longer-term production, maintenance and inspection work rather than on short-term exploration and development projects. For the last six years we have provided transportation services to government inspectors of offshore installations, drilling rigs and platforms; this contract was renewed in 2011 and is expected to run through 2016. As of December 31, 2012, 20 of our helicopters were operating under this contract with customer options to increase the number to up to 30 helicopters.
Brazil is among the most important markets for offshore oil and gas activity world-wide. We believe the Brazilian market will require significant additions to the medium and heavy helicopter fleet currently in operation in the country as it expands its production efforts over time. The U.S. Energy Information Administration has stated that recent discoveries of large offshore, pre-salt oil deposits could transform Brazil into one of the larger oil producers in the world, and Petrobras Brazil has estimated that it will achieve an oil production target of approximately six million barrels per day by 2020.  We committed to participate in this market by acquiring an ownership interest in Aeróleo, a Brazilian helicopter operator, in July 2011.  Subsequently, however, Aeróleo experienced operating difficulties, which are more fully described under “Business—Markets—International Markets”. Due to resulting liquidity issues experienced by Aeróleo, as of December 31, 2012, we had deferred the recognition of $7.0 million of revenues from Aeróleo and, together with our partner, have also contributed $9.2 million of additional debt capital to Aeróleo to enable it to continue operating. See “Risk Factors—We rely on relatively few customers for a significant share of our revenues, the loss of any of which could adversely affect our business and results of operations” for additional information.
We also sponsor a search and rescue service in the U.S. Gulf of Mexico on a subscription basis. We currently have four AW139 helicopters configured for this service and several subscribers.
Contract-Leasing
Beginning in 2005, we began to deploy helicopters in international markets, frequently under contract-lease arrangements to third parties. The majority of these helicopters are supporting oil and gas activities in regions of rapidly expanding activity, such as Brazil, India and Indonesia. We also have equipment working in the North Sea, Mexico and Spain. As of December 31, 2012, we had 49 helicopters located in foreign jurisdictions compared with 15 helicopters as of December 31, 2006. In many cases the helicopters are contracted to local helicopter operators, which often prefer to lease helicopters rather than purchase them. Contract-leasing affords us the opportunity to access new markets without significant initial infrastructure investment and generally without ongoing operating risk.

As of December 31, 2012, we had three Eurocopter EC225 heavy helicopters and eight AW139 medium helicopters contract-leased to Aeróleo, which provides helicopter transportation services to Petrobras Brazil and OGX Petroleo e Gas Participacoes under multi-year contracts. Aeróleo also markets services to international companies that are acquiring acreage in Brazil. A number of the AW139 helicopters on contract-lease to Aeróleo were idle from August 2011 until late November 2012. In November 2012, Aeróleo executed contracts with Petrobras Brazil as a result of an emergency tender issued by Petrobras Brazil due to the suspension of use of EC225 helicopters and it began to utilize the AW139 helicopters.
Internationally we hold a 51% interest in Lake Palma, a joint venture that contract-leases helicopters to Fumigación Aérea Andaluza S.A., a firefighting operator based in Spain (“FAASA”). In addition, we had three light single helicopters and eight medium helicopters contract-leased directly to FAASA. We are also focused on developing our presence in the Australia, India and Indonesia helicopter markets, which we believe represent growth opportunities, primarily in the civil aviation sector.
Other Activities and Services
Consistent with our strategy to selectively diverisfy sources of earnings and cash flow, we deploy a number of helicopters in support of other industries and activities. In the years ended December 31, 2012 and 2011, approximately 14% and 17% of our operating revenues were generated by these other activities and services. In 2007, we entered the air medical services market through the acquisition of the flight operations of Keystone Helicopter Corporation. We now supply helicopters, pilots and mechanics to hospitals and manage helicopters on their behalf.
We also operate an FBO at Ted Stevens Anchorage International Airport, provide Alaska summer flightseeing tours and support inland firefighting and mining operations in Alaska and the Northwest.
We have also developed services to the helicopter industry that we believe complement our core activities. We hold a 50% interest in Dart, an international sales and manufacturing organization focused on after-market helicopter parts and accessories. We hold a 50% interest in Era Training that provides classroom instruction, flight simulator, helicopter and other training to our employees, pilots working for third parties, other helicopter companies, including our competitors, and government agencies.
Fleet Developments and Capital Commitments
In recent years, we have continued to focus on the modernization of our fleet and, when possible, standardization of equipment. Oil and gas companies typically require modern helicopters that offer enhanced safety features and greater performance. Customers flying offshore tend to prefer twin-engine helicopters to single-engine helicopters due to the additional safety afforded from two engines. In response to this demand, we have transformed our fleet significantly. Since the beginning of 2005, we have added 122 helicopters, disposed of 80 helicopters and reduced the average age of our owned fleet from 17 years to 11 years. As of December 31, 2012, 31% of our fleet was five years old or less. We have spent $113.0 million, $158.9 million and $130.8 million to acquire helicopters and other equipment in the years ended December 31, 2012, 2011 and 2010, respectively, primarily for medium and heavy helicopters.
As of December 31, 2012, we had commitments of $134.8 million, primarily pursuant to agreements to purchase helicopters, consisting of one AW139 medium helicopter, five AW169 light twin helicopters and five AW189 medium helicopters. The AW139 medium helicopter was delivered in January 2013. The AW189 medium helicopters are scheduled to be delivered in 2014 and 2015. Delivery dates for the AW169 light twin helicopters have yet to be determined. Approximately $128.3 million of these commitments may be terminated without further liability other than aggregate liquidated damages of $3.3 million. In addition, we had outstanding options to purchase up to an additional nine AW139 medium helicopters and five AW189 medium helicopters. If these options were exercised, the helicopters would be delivered beginning in 2013 through 2016. Subsequent to December 31, 2012, we exercised an option to purchase one AW139 helicopter.
Components of Revenues and Expenses
We derive our revenues primarily from operating and contract-leasing our equipment and our profits depend on our cost of capital, the acquisition costs of assets, our operating costs, our contract policy and our reputation.
Operating revenues recorded under U.S. Gulf of Mexico are primarily generated from offshore oil and gas related activities but also include subscriptions for search and rescue services. Similarly, operating revenues recorded under Alaska are primarily generated from offshore oil and gas related activities but also include revenues from operations supporting firefighting and mining activities. In both the U.S. Gulf of Mexico and Alaska, operating revenues are typically earned through a combination of fixed monthly fees plus an incremental charge based on flight hours flown.
Operating revenues recorded under contract-leasing are generated from contract-leases to third-party operators or joint venture partners, where we are not responsible for the operation of the helicopters. For the majority of these contract-leases, we also provide crew training, management expertise, and logistical and maintenance support. Contract-leases typically call for a fixed monthly fee only, but may also include an additional charge based on flight hours flown. The majority of our contract-leasing revenues have been generated by helicopters deployed internationally.

Operating revenues recorded under air medical services include revenues from management services to hospitals. Operating revenues are earned through a fixed monthly fee plus an incremental charge for flight hours flown.
Operating revenues recorded under Flightseeing are generated on a per passenger basis.
The aggregate cost of our operations depends primarily on the size and asset mix of the fleet. Our operating costs and expenses are grouped into the following categories:

•	personnel (includes wages, benefits, payroll taxes, savings plans, subsistence and travel);

•	repairs and maintenance (primarily routine activities as well as helicopter refurbishments and engine and major component overhauls that are performed in accordance with planned maintenance programs);

•	insurance (the cost of hull and liability insurance premiums and loss deductibles);

•	fuel;

•	leased-in equipment (includes the cost of leasing helicopters and equipment); and

•	other (primarily base expenses, property, sales and use taxes, communication costs, freight expenses, and other).
We engage a number of third-party vendors to maintain the engines and certain components on some of our helicopter models under programs known as “power-by-hour” maintenance contracts. These programs require us to pay for the maintenance service ratably over the contract period, typically based on actual flight hours. Power-by-hour providers generally bill monthly based on hours flown in the prior month, the costs being expensed as incurred. In the event we place a helicopter in a program after a maintenance period has begun, it may be necessary to pay an initial buy-in charge based on hours flown since the previous maintenance event. This buy-in charge is normally recorded as a prepaid expense and amortized as an operating expense over the remaining power-by-hour contract period. If a helicopter is sold or otherwise removed from a program before the scheduled maintenance work is carried out, we may be able to recover part of our payments to the power-by-hour provider, in which case we record a reduction to operating expense when we receive the refund. We also incur repairs and maintenance expense through vendor arrangements whereby we obtain repair quotes and authorize service through a repair order process.
Our policy of expensing all repair costs as incurred, may result in operating expenses varying substantially when compared with a prior year or prior quarter if a disproportionate number of repairs, refurbishments or overhauls are undertaken. This variation can be exacerbated by the timing of entering or exiting third-party power-by-hour programs.
For helicopters that we contract-lease to third parties under arrangements whereby the customer assumes operational responsibility, we often provide maintenance and parts support but generally we incur no other material operating costs. In most instances our contract-leases require clients to procure adequate insurance but we purchase contingent hull and liability coverage to mitigate the risk of a client’s coverage failing to respond. In some instances we provide crews and other services to support our contract-lease customers.
Prior to our entry into our Revolving Credit Facility on December 22, 2011, we participated in a cash management program whereby certain of our operating and capital expenditures were funded through advances from SEACOR and certain cash collections of ours were forwarded to SEACOR. We incurred interest on the outstanding advances, which is reported as interest expense on advances from SEACOR in our consolidated statements of operations. Interest was calculated and settled on a quarterly basis using interest rates set at the discretion of SEACOR. Following our entry into our Revolving Credit Facility, we no longer participate in this cash management program.
SEACOR had provided certain support services to us under a shared services arrangement, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing and treasury management. We were historically charged for our share of actual costs incurred, generally based on volume processed or units supported. On December 30, 2011, we entered into a Transition Services Agreement, providing for the same services described above, pursuant to which SEACOR continued to provide these support services. In connection with the Spin-off we entered into an Amended and Restated Transition Services Agreement with SEACOR pursuant to which such services will continue to be provided for a period of time after the Spin-off but not to exceed two years.
SEACOR incurred costs in providing its operating segments with certain corporate services including executive oversight, risk management, legal, accounting and tax, and charges quarterly management fees to its operating segments in order to cover such costs. Total management fees charged by SEACOR to its operating segments include actual corporate costs incurred plus a mark-up and were generally allocated within the consolidated group using income-based performance metrics reported by an operating segment in relation to SEACOR’s other operating segments. The costs we incurred for management fees from SEACOR are reported as SEACOR management fees in our consolidated statements of operations. Effective January 1, 2012, SEACOR provided these corporate services under the Transition Services Agreement for a fixed quarterly charge of $500,000, subject to the terms and conditions of the Transition Services Agreement. We are no longer charged a management fee by SEACOR but incur costs under the Amended and Restated Transition Services Agreement.

Results of Operations

	2012		2011		2010
	$000s	%	$000s	%	$000s	%
Operating Revenues:
United States	$213,920	78	$185,677	72	$178,656	76
Foreign	59,001	22	72,471	28	56,710	24
	272,921	100	258,148	100	235,366	100
Costs and Expenses:
Operating:
Personnel	65,273	24	61,527	24	58,835	25
Repairs and maintenance	43,924	16	49,756	19	44,195	19
Insurance and loss reserves	10,750	4	8,479	3	9,114	4
Fuel	22,021	8	20,131	8	15,083	6
Leased-in equipment	1,450	—	2,003	1	2,052	1
Other	23,777	9	20,811	8	17,954	8
	167,195	61	162,707	63	147,233	63
Administrative and general	34,785	13	31,893	12	25,798	11
Depreciation and amortization	42,502	15	42,612	17	43,351	18
	244,482	89	237,212	92	216,382	92
Gains on Asset Dispositions and Impairments, Net	3,612	1	15,172	6	764	—
Operating Income	32,051	12	36,108	14	19,748	8
Other Income (Expense):
Interest income	910	—	738	—	109	—
Interest expense	(10,648)	(4)	(1,376)	(1)	(94)	—
Interest expense on advances from SEACOR	—	—	(23,410)	(9)	(21,437)	(9)
SEACOR management fees	(2,000)	(1)	(8,799)	(3)	(4,550)	(2)
Derivative losses, net	(490)	—	(1,326)	—	(118)	—
Foreign currency gains (losses), net	720	—	516	—	(1,511)	—
Other, net	30	—	9	—	50	—
	(11,478)	(5)	(33,648)	(13)	(27,551)	(11)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	20,573	7	2,460	1	(7,803)	(3)
Income Tax Expense (Benefit)	7,298	2	434	—	(4,301)	(1)
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	13,275	5	2,026	1	(3,502)	(2)
Equity in Earnings (Losses) of 50% or Less Owned Companies	(5,528)	(2)	82	—	(137)	—
Net Income (loss)	7,747	3	2,108	1	(3,639)	(2)
Net Income attributable to Noncontrolling interest	(40)	—	—	—	—	—
Net Income (loss) attributable to Era Group Inc.	7,787	3	2,108	1	(3,639)	(2)
Accretion of Redemption Value on Series A Preferred Stock	8,469	3	210	—	—	—
Net Income (Loss) Attributable to Common Shares	$(682)	—	$1,898	1	$(3,639)	(2)

Operating Revenues by Service Line. The following tables set forth, for the years indicated, the amount of operating revenues by service line.

	2012		2011		2010
	$000s	%	$000s	%	$000s	%
Operating Revenues:
U.S. Gulf of Mexico, primarily from oil and gas activities	$151,574	56	$119,149	46	$112,458	48
Alaska, primarily from oil and gas activities	25,969	9	23,602	9	28,188	12
Contract-leasing	59,256	22	72,700	28	57,538	24
Air Medical Services	19,751	7	25,836	10	22,208	9
Flightseeing	6,998	2	6,861	3	6,437	3
FBO	9,782	4	10,406	4	8,912	4
Eliminations	(409)	—	(406)	—	(375)	—
	$272,921	100	$258,148	100	$235,366	100

Year Ended December 31, 2012 compared with Year Ended December 31, 2011
Operating Revenues. Operating revenues were $14.8 million higher for the year ended December 31, 2012 compared with the year ended December 31, 2011. Operating revenues in the U.S. Gulf of Mexico were $32.4 million higher primarily due to newly delivered helicopters being placed in service, an expansion of government services support and an increase in charter revenues primarily in support of hurricane evacuations. Operating revenues from Alaska, primarily oil and gas activities, increased by $2.4 million primarily due to an increase in charter activity and hours flown in support of firefighting contracts, and the full-year impact of contracts that commenced in 2011. Operating revenues from contract-leasing activities decreased by $13.4 million. Contract-leasing revenues for helicopters chartered to our Brazilian joint venture were $11.2 million lower primarily due to the deferral and reduction of contract-leasing revenues as a result of difficulties experienced by the joint venture in connection with a canceled contract award for four AW139 helicopters under contract-lease from us. In addition, contract-leasing revenues from the Brazilian joint venture were lower due to decreased flight hours for helicopters undergoing major maintenance. Contract-leasing revenues for another customer were also lower due to the net deferral of $1.9 million due to the customer's short-term liquidity issues. Operating revenues for air medical services were $6.1 million lower primarily due to the conclusion of a long-term hospital contract, partially offset by the full-year impact of a hospital contract that was awarded during 2011.
Operating Expenses. Operating expenses were $4.5 million higher in the year ended December 31, 2012 compared with the year ended December 31, 2011. Personnel costs were $3.7 million higher primarily due to the implementation of a pilot pay scale adjustment and the addition of personnel to support increased activity in the U.S. Gulf of Mexico. Repairs and maintenance expenses were $5.8 million lower in 2012 primarily due to the recognition of $7.7 million in vendor credits and $1.4 million in maintenance credits received in connection with the end of two customer contract-leases. In addition, repairs and maintenance expenses decreased by $3.6 million due to a reduction in EC225 hours flown. These decreases were partially offset by a $5.3 million increase as additional helicopters were placed in power-by-hour programs and a $1.6 million increase in other repairs and maintenance costs primarily due to the timing of repairs on helicopters not covered by power-by-hour arrangements. Insurance and loss reserves were $2.3 million higher due to an increase in the overall fleet value and the recognition of a good experience credit from our hull and liability underwriters in the year ended December 31, 2011. Fuel costs were $1.9 million higher primarily due to increased flight hours in the U.S. Gulf of Mexico, in line with the increased activity discussed above. Other operating expenses were $3.0 million higher primarily due to the receipt in the year ended December 31, 2011 of $1.9 million in insurance proceeds related to hurricane damages sustained in 2005.
Administrative and General. Administrative and general expenses were $2.9 million higher in the year ended December 31, 2012 compared with the year ended December 31, 2011. Allowance for doubtful accounts were $2.8 million higher, of which $2.5 million was provided in the year ended December 31, 2012 in connection with a customer bankruptcy. The year ended December 31, 2012 also includes legal and professional expenses of $2.9 million associated with a contemplated initial public offering of our common stock. These increases were partially offset by a $3.5 million decrease in severance costs associated with changes in executive management.
Depreciation. Depreciation expenses were $0.1 million lower in the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to a change in estimate of the useful life and salvage value of helicopters, which reduced depreciation expense in the year ended December 31, 2012, partially offset by the addition of higher cost equipment. Effective July 1, 2011, we changed our estimated useful life and salvage value for helicopters from 12 to 15 years and 30% to

40%, respectively, due to improvements in new helicopter models that continue to increase their long-term value and make them viable for operation over a longer period of time.
Gains on Asset Dispositions and Impairments, Net. During the year ended December 31, 2012, we sold or otherwise disposed of eight helicopters, helicopter components and other equipment for proceeds of $5.5 million and gains of $2.9 million. In addition, we recognized previously deferred gains of $0.7 million. During the year ended December 31, 2011, we sold ten helicopters and other equipment and received insurance proceeds related to the loss of a helicopter. We received net proceeds of $29.2 million on the disposition of these assets, including insurance proceeds, and had gains of $16.5 million of which $14.5 million was recognized currently and $2.0 million was deferred. In addition, we recognized previously deferred gains of $0.7 million.
Operating Income. Excluding gains on asset dispositions, operating income as a percentage of revenues was 10% in the year ended December 31, 2012 compared to 8% in the year ended December 31, 2011. The increase was primarily due to the recognition of vendor credits and maintenance credits in the year ended December 31, 2012.
Interest expense and interest expense on advances from SEACOR. On December 22, 2011, we entered into a Revolving Credit Facility and used $242.3 million of borrowings under the facility to settle all of our outstanding advances from SEACOR. On December 7, 2012, we completed the offering of $200.0 million of Outstanding Notes, the net proceeds of which were used to repay $190.0 million of borrowings outstanding under our Revolving Credit Facility. As a result, interest expense was $10.6 million for the year ended December 31, 2012, compared with $1.4 million for the year ended December 31, 2011, and interest expense on advances from SEACOR was $23.4 million lower in the year ended December 31, 2012 compared to the year ended December 31, 2011.
SEACOR management fees. SEACOR management fees represent various corporate costs incurred by SEACOR, which are in turn charged to all of its operating segments. These fees were previously allocated using income-based performance metrics of us in relation to SEACOR’s other operating segments. On December 30, 2011, we entered into a Transition Services Agreement with SEACOR to provide these services at a fixed rate of $2.0 million per annum beginning January 1, 2012. As a result, SEACOR management fees for the year ended December 31, 2012 were $2.0 million compared with $8.8 million for the year ended December 31, 2011.
In connection with the Spin-off, we entered into an Amended and Restated Transition Services Agreement with SEACOR. We expect to incur approximately $3.4 million annually for the services provided under this agreement. As we transition the functions covered by the Amended and Restated Transition Services Agreement to us over the two year term of the agreement, the amount paid to SEACOR will be reduced by the fee related to that respective support function.
Equity in losses of 50% or less owned companies. During the year ended December 31, 2012, we recognized an impairment charge of $5.9 million, net of tax, on our investment in our Brazilian joint venture.
Derivative gains (losses), net. Derivative losses in 2012 were primarily the result of losses from interest rate swap agreements.
Foreign currency gains (losses), net. Foreign currency gains, net in 2012 and 2011 were primarily due to the weakening of the U.S. dollar against the Euro underlying certain cash balances.
Income Tax Expense (Benefit). During the year ended December 31, 2012, our effective income tax rate was 35.5%. During the year ended December 31, 2011, our effective income tax rate was 17.6% primarily due to the recognition of an income tax benefit of $0.7 million on adjustments to deferred tax liabilities resulting from changes in state tax apportionment factors and an expense of $0.4 million as a result of allocated non-deductible SEACOR management fees.
Year Ended December 31, 2011 compared with Year Ended December 31, 2010
Operating Revenues. Operating revenues were $22.8 million higher for the year ended December 31, 2011 compared with the year ended December 31, 2010. Operating revenues in the U.S. Gulf of Mexico were $6.7 million higher primarily due to a $7.3 million increase from search and rescue activities which began in late 2010 and a $9.9 million increase from higher oil and gas related activities, including fuel billings as a result of higher prices. The increases were partially offset by a $10.5 million decrease in operating revenues for activity in support of the Oil Spill Response activities relating to the BP Macondo well incident in the U.S. Gulf of Mexico following the sinking of the semi-submersible drilling rig Deepwater Horizon in April 2010 (the “Oil Spill Response”). Operating revenues in Alaska were $4.6 million lower primarily due to the temporary suspension of a contract with a major oil and gas customer whose operations are expected to resume in 2012. Operating revenues from contract-leasing activities increased by $15.2 million as additional medium and heavy helicopters were placed on international contract-leases. As of December 31, 2011, 41 helicopters were dedicated to the contract-leasing market compared with 39 as of December 31, 2010. Operating revenues from air medical services increased by $3.6 million primarily due to $1.1 million of additional revenues generated from a new hospital contract and a $2.7 million increase in activity in support of an existing patient-pay customer. Operating revenues for the FBO were $1.5 million higher primarily due to an increase in fuel sales prices.

Operating Expenses. Operating expenses were $15.5 million higher for the year ended December 31, 2011 compared with the year ended December 31, 2010. Personnel costs were $2.7 million higher as additional personnel were added to support the increased activity discussed above. Repair and maintenance costs increased by $5.6 million primarily due to enrolling additional helicopters in power-by-hour maintenance programs. Fuel costs increased by $5.0 million primarily due to an increase in the price of fuel. Other operating expenses were $2.9 million higher primarily due to a $1.9 million increase in support of search and rescue activities, which began in late 2010, a $0.4 million increase from higher air medical activities and a $2.3 million increase as a result of providing more parts and repair services to contract-leasing customers. These increases were partially offset by the receipt of $1.9 million in insurance reimbursements relating to the 2005 Hurricanes Katrina and Rita, following final settlement with our insurance carriers. In addition, insurance and loss reserves were $0.6 million lower primarily due to the receipt of a good experience credit from our hull and machinery underwriters.
Administrative and General. Administrative and general expenses were $6.1 million higher for the year ended December 31, 2011 compared with the year ended December 31, 2010 primarily due to $4.2 million in severance costs associated with a change in executive management, a $1.1 million increase in wage and benefit costs, a $0.6 million increase in information technology costs and a $0.5 million increase in costs related to international business development and joint venture activities.
Depreciation. Depreciation expenses was $0.7 million lower for the year ended December 31, 2011 compared with the year ended December 31, 2010 primarily due to a change in estimate of the useful life and salvage value of helicopters, which reduced depreciation expense by $7.6 million, partially offset by the addition of new and higher cost equipment. Effective July 1, 2011, we changed the estimated useful life and salvage value for helicopters from 12 to 15 years and 30% to 40%, respectively, due to improvements in new helicopter models that continue to increase their long-term value and make them viable for operation over a longer period of time.
Gains on Asset Dispositions and Impairments, Net. During 2011, we sold ten helicopters and other equipment and received insurance proceeds related to the loss of a helicopter. We received net proceeds of $29.2 million on the disposition of these assets, including insurance proceeds, and had gains of $16.5 million of which $14.5 million was recognized currently and $2.0 million was deferred. In addition, we recognized previously deferred gains of $0.7 million. During 2010, we sold two helicopters and other equipment for net proceeds of $0.9 million and gains of $0.5 million. In addition, we recognized previously deferred gains of $0.6 million and recognized a loss of $0.3 million relating to the impairment of four EC120 helicopters.
Operating Income. Excluding gains on asset dispositions and impairments, operating income as a percentage of operating revenues was consistent in both periods at 8%.
Interest expense on advances from SEACOR. Interest expense on advances from SEACOR was $2.0 million higher in 2011 primarily due to higher advances.
SEACOR management fees. SEACOR management fees represent various corporate costs incurred by SEACOR, which are in turn charged to all of its operating segments. These fees are allocated using income-based performance metrics of us in relation to SEACOR’s other operating segments. SEACOR management fees for the year ended December 31, 2011 were $8.8 million compared with $4.6 million for the year ended December 31, 2010. The increase was primarily due to a higher proportion of SEACOR’s corporate costs being charged to us based on our results in comparison with SEACOR’s other operating segments. On December 30, 2011, we entered into a Transition Services Agreement with SEACOR to provide these services at a fixed rate of $2.0 million per annum beginning January 1, 2012. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Transition Services Agreement.”
Derivative gains (losses), net. Derivative losses in 2011 were primarily the result of losses from interest rate swap agreements.
Foreign currency gains (losses), net. Foreign currency gains, net in 2011 were primarily due to the weakening of the U.S. dollar against the euro underlying certain cash balances. Foreign currency losses, net in 2010 were primarily due to a strengthening of the U.S. dollar against the euro underlying certain cash balances.
Income Tax Expense (Benefit). During the year ended December 31, 2011, our effective income tax rate was 17.6% primarily due to the recognition of an income tax benefit of $0.7 million on adjustments to deferred tax liabilities resulting from changes in state tax apportionment factors and an expense of $0.4 million as a result of allocated non-deductible SEACOR management fees. During the year ended December 31, 2010, our effective income tax rate was 55.1% primarily due to the recognition of an income tax benefit of $1.1 million on adjustments to deferred tax liabilities resulting from changes in state tax apportionment factors and a benefit of $0.3 million relating to participation in share award programs sponsored by SEACOR.
Liquidity and Capital Resources
Our ongoing liquidity requirements arise primarily from working capital needs, meeting our capital commitments (including the purchase of helicopters and other equipment) and the repayment of debt obligations. In addition, we may use our liquidity to fund acquisitions or to make other investments. Sources of liquidity are cash balances and cash flows from operations and, from time to time, we may secure additional liquidity through the issuance of equity, debt or borrowings under our Revolving Credit Facility.
Historically, SEACOR advanced substantial amounts of capital to us to fund our expenditures. Prior to entering into our Revolving Credit Facility on December 22, 2011, we participated in a cash management program whereby certain of our operating and capital expenditures were funded through advances from SEACOR and certain cash collections were forwarded to SEACOR. As a consequence of this arrangement, we historically maintained minor cash balances.
On December 22, 2011, we entered into our $350.0 million Revolving Credit Facility. On December 7, 2012, we completed the offering of $200.0 million of Outstanding Notes and used the net proceeds from the offering to repay $190.0 million of borrowings outstanding under our Revolving Credit Facility. In connection with the offering of the Outstanding Notes, we permanently reduced the borrowing capacity under that facility from $350.0 million to $200.0 million. On December 20, 2012, we borrowed $50.0 million under the Revolving Credit Facility to fund the repurchase of 500,000 shares of Series B preferred stock in the Series B Exchange, which was the balance outstanding as of December 31, 2012.
Our Revolving Credit Facility requires that we maintain a maximum RC Leverage Ratio of 5.0 to 1.0 (increased from 4.0 to 1.0 as a result of the issuance of the Outstanding Notes) and also requires that we comply with certain other financial ratios. Failure to meet these ratios is an event of default under the facility, and therefore our ability to borrow under our Revolving Credit Facility is dependent on and limited by our compliance with this RC Leverage Ratio requirement and our ability to comply with other financial ratios. See “—Senior Secured Revolving Credit Facility.” As of December 31, 2012, the amount of additional borrowings we could borrow under the Revolving Credit Facility, based on our RC Leverage Ratio as of such date, was $92.3 million. On February 20, 2013 we drew an additional $15.0 million under the Revolving Credit Facility for capital expenditures and working capital requirements.
On December 23, 2011, we issued 1,400,000 shares of our Series A preferred stock to SEACOR in exchange for $140.0 million of aggregate advances previously provided to us by SEACOR. SEACOR also contributed an additional $180.0 million of capital to us in respect of additional prior advances. Holders of our Series A preferred stock were entitled to receive quarterly cash dividends at the rate of 6% per annum from the date of issuance. All of the Series A Preferred Stock was exchanged for Common Stock prior to the Spin-off.
In the year ended December 31, 2012, we drew down $88.0 million from our Revolving Credit Facility, primarily to repurchase 500,000 shares of Series B preferred stock held by SEACOR and to fund the purchase of an EC225 helicopter and certain other assets. During the year ended December 31, 2012, we experienced a decrease in operating income primarily due to a reduction in gains on asset dispositions, which had a significant impact on our last 12-months EBITDA (as defined in our Revolving Credit Facility). As a result, SEACOR purchased one million shares of our Series B preferred stock, including 300,000 shares of our Series B preferred stock for $30.0 million on June 8, 2012 and 700,000 shares of our Series B preferred stock for $70.0 million on September 25, 2012. We used a portion of the proceeds from these issuances to repay borrowings under our Revolving Credit Facility so that we would be able to maintain compliance with the financial ratios under the facility. See “—Year Ended December 31, 2012 compared with Year Ended December 31, 2011—Operating Income,” As a result of the Series B Exchange no shares of Series B preferred stock remain outstanding. If we continue to experience reduced operating income from certain of our contract-leasing activities or for any other reason, our ability to utilize our Revolving Credit Facility may be limited and we may require additional investments in our capital stock to maintain our financial ratios within applicable limits. Furthermore, failure to maintain our financial ratios pursuant to our Revolving Credit Facility would constitute an event of default, allowing the lenders under our Revolving Credit Facility to declare the entire balance of any and all sums payable under the Revolving Credit Facility immediately due and payable, which in turn would permit holders of the notes to accelerate the maturity of the notes.

As of December 31, 2012, we had unfunded capital commitments of $134.8 million, primarily pursuant to agreements to purchase helicopters. Approximately $13.8 million is payable in 2013, with the remaining commitments payable in 2014 through 2016. Approximately $128.3 million of these commitments may be terminated without further liability to us other than aggregate liquidated damages of $3.3 million. In addition, we had outstanding options to purchase up to an additional nine AW139 medium helicopters and five AW189 medium helicopters. If these options were exercised, the helicopters would be delivered beginning in 2013 through 2016. Subsequent to December 31, 2012, we committed to purchase additional equipment for $16.6 million. We expect to finance the remaining acquisition costs through a combination of cash on hand, cash provided by operating activities and borrowings under our Revolving Credit Facility.
Summary of Cash Flows

	2012	2011	2010
	$ ’000	$ ’000	$ ’000
Cash provided by or (used in):
Operating Activities	$13,915	$40,930	$83,743
Investing Activities	(114,765)	(149,089)	(132,549)
Financing Activities	32,634	183,094	46,963
Effect of Exchange Rate Changes on Cash and Cash Equivalents	599	489	(1,768)
Net Increase (Decrease) in Cash and Cash Equivalents	$(67,617)	$75,424	$(3,611)
Operating Activities
Cash flows provided by operating activities decreased by $27.0 million during the year ended December 31, 2012 compared with the year ended December 31, 2011. Cash flows provided by operating activities decreased by $42.8 million during the year ended December 31, 2011 compared with the year ended December 31, 2010. The components of cash flows provided by operating activities during the years ended December 31 were as follows:

	2012	2011	2010
	(in thousands)
Operating income before depreciation and gains on asset dispositions and impairments, net	$70,941	$63,548	$62,335
Changes in operating assets and liabilities before interest and income taxes	(102,327)	(8,977)	327
Dividends received from 50% or less owned companies	(16)	1,236	—
Interest paid, excluding capitalized interest	(7,821)	(24,524)	(21,516)
Benefit on net tax operating losses purchased by SEACOR	51,961	18,236	47,016
Income taxes paid, net of refunds	(143)	(557)	(65)
SEACOR management fees	(2,000)	(8,799)	(4,550)
Other	3,320	767	196
Total cash flows provided by operating activities	$13,915	$40,930	$83,743

Operating income before depreciation and gains on asset dispositions and impairments, net was $7.4 million higher in the year ended December 31, 2012 compared with the year ended December 31, 2011, primarily due to a $32.4 million increase in revenues in the Gulf of Mexico and a decrease of $5.8 million in repairs and maintenance expenses. These increases were offset by a $13.4 million decrease in contract-leasing revenues, a $6.1 million reduction in operating revenues from air medical services, a $3.8 million increase in personnel cost, a $2.3 million increase in insurance and loss reserves, a $3.0 million increase in other operating expenses primarily due to a $1.9 million receipt of insurance proceeds in the period ended December 31, 2011 and a $2.9 million increase in administrative and general expenses.
Operating income before depreciation and gains on asset dispositions and impairments, net was $1.2 million higher in the year ended December 31, 2011 compared with the year ended December 31, 2010, primarily due to a $15.2 million increase in revenues from contract-leasing activities and a $6.7 million increase in revenues from U.S. Gulf of Mexico activity related to search and rescue and fuel billings offset by a $10.5 million decline in revenues due to decreased activity in support of the Oil Spill Response, an increase in repair and maintenance costs of $5.6 million and higher fuel costs of $5.0 million.

During the year ended December 31, 2012, changes in operating assets and liabilities before interest and income taxes used cash flows of $102.3 million due to the repurchase of Series B preferred stock held by SEACOR and settlements of intercompany transactions with SEACOR.
During the year ended December 31, 2011, changes in operating assets and liabilities before interest and income taxes used cash flows of $9.0 million primarily due to increases in working capital due to the settlement of derivative positions and the addition of helicopters placed in power-by-hour maintenance programs.
Investing Activities
During the year ended December 31, 2012, net cash used in investing activities was $114.8 million primarily as follows:

•	Capital expenditures were $113.0 million, which consisted primarily of helicopter acquisitions.

•	Proceeds from the disposition of property and equipment were $5.2 million.

•	Net principal payments from third-party notes receivable were $3.6 million.

•	Investments in, and advances to, 50% or less owned companies were $10.6 million.
During the year ended December 31, 2011, net cash used in investing activities was $149.1 million primarily as follows:

•	Capital expenditures were $158.9 million, which consisted primarily of helicopter acquisitions.

•	Proceeds from the disposition of property and equipment were $26.0 million.

•	Cash settlements on derivative transactions, net were $6.1 million.

•	Investments in, and advances to, 50% or less owned companies were $21.8 million.
During the year ended December 31, 2010, net cash used in investing activities was $132.5 million primarily as follows:

•	Capital expenditures were $130.8 million, which consisted primarily of helicopter acquisitions.

•	Proceeds from the disposition of property and equipment were $0.9 million.

•	Investments in, and advances to, 50% or less owned companies were $3.2 million.

•	Returns of investments and advances from 50% or less owned companies were $1.0 million.
Financing Activities
Prior to entering into our Revolving Credit Facility on December 22, 2011, we participated in a cash management program whereby certain of our operating and capital expenditures were funded through advances from SEACOR and certain cash collections of ours were forwarded to SEACOR. Our cash flows from financing activities were therefore primarily the result of the net cash advances received from SEACOR and vary primarily based on the timing of our capital expenditures.
During the year ended December 31, 2012, net cash provided by financing activities was $32.6 million, which included proceeds of $191.9 million, net of issuance costs, from the issuance of the Outstanding Notes, borrowings under our Revolving Credit Facility of $88.0 million, $100.0 million in proceeds from the issuance of Series B preferred stock, repayments under our Revolving Credit Facility of $290.0 million, $50.0 million in connection with the Series B Exchange, dividends paid to SEACOR of $4.4 million and scheduled payments on long-term debt of $2.8 million.
During the year ended December 31, 2011, net cash provided by financing activities was $183.1 million, which included repayments to SEACOR of $63.2 million, proceeds from borrowings under our Revolving Credit Facility of $249.0 million, net of $3.0 million of transaction costs, and scheduled payments on long-term debt of $2.7 million.
During the year ended December 31, 2010, net cash provided by financing activities was $47.0 million, of which $8.4 million was the result of advances from SEACOR and $38.7 million was for the issuance of secured bank debt to finance the acquisition of two helicopters.
Senior Secured Revolving Credit Facility
On December 22, 2011, we entered into the Revolving Credit Facility, which matures in December 2016. After giving effect to the issuance of the Outstanding Notes and the use of proceeds therefrom, the Revolving Credit Facility provides us with the ability to borrow up to $200.0 million with sub-limits of up to $50.0 million for letters of credit and up to $25.0 million for swingline advances, subject to the terms and conditions specified in the Revolving Credit Facility. Under certain circumstances the borrowing capacity under the Revolving Credit Facility may be increased by up to an additional $100.0 million. Our actual borrowing capacity under the Revolving Credit Facility is limited by our ability to comply with the financial ratios described below under “—Covenants.” As of December 31, 2012, based on our RC Leverage Ratio, we had the ability to borrow an additional $92.3 million under the facility.

Guarantees and Security
Our obligations under the Revolving Credit Facility are guaranteed by our wholly-owned U.S. subsidiaries. In general, our borrowings and other obligations under our Revolving Credit Facility and related loan documents, and the guaranty obligations of the guarantors, are secured, subject to certain exceptions, by substantially all of our and the guarantors tangible and intangible assets (including, without limitation, helicopters).
Interest
Borrowings under our Revolving Credit Facility bear interest at a rate per annum equal to, at our election, either a “base rate” or LIBOR, as defined, plus an applicable margin. The “base rate” is defined as the highest of: (a) the Prime Rate, as defined; (b) the Federal Funds Effective Rate, as defined, plus 50 basis points; or (c) a daily LIBOR for a one-month interest period, as defined, plus the difference between the Applicable Margin for LIBOR Advances, as defined, and the Applicable Margin for Base Rate Advances, as defined. The applicable margin is based on our ratio of funded debt to EBITDA, as defined, and ranges from 100 to 200 basis points on the “base rate” margin and 210 to 335 basis points on the LIBOR margin. The applicable margin as of December 31, 2012, was 160 basis points on the “base rate” margin and 285 basis points on the LIBOR margin. In addition we are required to pay a quarterly commitment fee based on the average unfunded portion of the committed amount at a rate based on our ratio of funded debt to EBITDA, as defined, that ranges from 25 to 70 basis points. As of December 31, 2012 the commitment fee was 50 basis points.
Covenants
Our Revolving Credit Facility contains a number of affirmative and negative covenants, including limitations on the incurrence of additional indebtedness, liens, asset sales, distributions, mergers, consolidations, investments, transactions with affiliates, negative pledges, compliance with certain material documents, acquisitions, change of control, ERISA events, perfection and priority of collateral, solvency, and matters related to helicopters (including covenants related to registration and de-registration events, purchase of additional helicopters, visitation rights and maintenance and repair, and loss, destruction or requisition). Generally, dividends on our common stock may be declared and paid quarterly provided we are in compliance with the various covenants of our Revolving Credit Facility. In addition, the dividend amount in the case of our common stock, may not exceed 20% of our net income for the previous four consecutive quarters.
Our Revolving Credit Facility requires us to maintain certain financial ratios, including a minimum interest coverage ratio of 3.0 to 1.0; maximum RC Leverage Ratio of 5.0 to 1.0 (increased from 4.0 to 1.0 as a result of the issuance of the Outstanding Notes); a maximum funded debt to the value of all owned helicopters ratio of 60%; a minimum of the aggregate value of mortgaged helicopters, accounts receivable and inventory to funded debt of 120%; and a minimum of the aggregate value of U.S. registered helicopters of 60% of the aggregate value of all mortgaged helicopters. We are also required to maintain a maximum secured debt to EBITDA ratio of 2.5 to 1.0 (decreased from 3.0 to 1.0 as of December 31, 2012).
Events of Default
The Revolving Credit Facility contains events of default including: nonpayment of principal, interest or other amounts when due; inaccuracy in any material respect of the representations and warranties made by us or the guarantors; defaults in the performance of specified covenants; cross-defaults with certain other indebtedness; certain judgments are made or ordered; the occurrence of certain bankruptcy or insolvency events; and the occurrence of a Change of Control or Material Adverse Change (as defined in the Revolving Credit Agreement).
Generally, upon the occurrence and during the continuance of an event of default under the Revolving Credit Facility, the lenders' obligations to make the facility available ceases and the lenders may, by notice to us, terminate their commitments and declare all loans and other obligations under the facility immediately due and payable. A bankruptcy or insolvency event of default causes all loans under the facility automatically to become due and payable. Following the occurrence of an event of default, the administrative agent for the benefit of the lenders may take possession of and/or sell the collateral securing the borrowing and other obligations of us and the guarantors under the facility.
Notes
For a description of the Outstanding Notes and Exchange Notes, see “Description of Exchange Notes.”
Short and Long-Term Liquidity Requirements
We anticipate that we will generate positive cash flows from operations and that these cash flows will be adequate to meet our working capital requirements. During the year ended December 31, 2012, our cash provided by operations was $13.9 million. To support our capital expenditure program and/or other liquidity requirements, we may use operating cash flow, cash balances or proceeds from sales of assets, issue debt or equity, borrow under our Revolving Credit Facility or any combination thereof.

Our availability of long-term financing is dependent upon our ability to generate operating profits sufficient to meet our requirements for working capital, capital expenditures and a reasonable return on investment. We believe that earning such operating profits will permit us to maintain our access to favorably priced financing arrangements. Management will continue to closely monitor our liquidity and the credit markets.
Off-Balance Sheet Arrangements
On occasion, we and our partners will guarantee certain obligations on behalf of our joint ventures. As of December 31, 2012, we had no such guarantees in place.
Contractual Obligations and Commercial Commitments
The following table summarizes our contractual obligations and other commercial commitments and their aggregate maturities as of December 31, 2012 (in thousands):

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Contractual Obligations:
Long-term Debt (1)	$446,745	$20,971	$65,818	$82,456	$277,500
Capital Purchase Obligations (2)	134,800	13,840	79,333	41,627	—
Operating Leases (3)	20,123	2,538	4,740	3,859	8,986
Purchase Obligations (4)	3,775	3,775	—	—	—
Other (5)	131	101	30	—	—
	$605,574	$41,225	$149,921	$127,942	$286,486
____________________

(1)	Maturities of our borrowings and interest payments pursuant to such borrowings are based on contractual terms.

(2)
Capital purchase obligations represent commitments for the purchase of property and equipment as of December 31, 2012. Such commitments relate to orders we had placed as of December 31, 2012 for 11 new helicopters, consisting of one AW139 medium helicopter, five AW169 light twin helicopters and five AW189 medium helicopters. Of the total unfunded capital commitments commitments, $128.3 million may be terminated without further liability other than liquidated damages of $3.3 million in the aggregate. These commitments are not recorded as liabilities on our consolidated balance sheet as of December 31, 2012, as we had not yet received the goods or taken title to the property. The AW139 helicopter was delivered in 2013, and the AW189 helicopters are scheduled to be delivered in 2014 and 2015. Delivery dates for the AW169 helicopters have yet to be determined.

(3)	Operating leases primarily include leases of helicopters and other property that have a remaining term in excess of one year.

(4)
Purchase obligations primarily include purchase orders for helicopter inventory and maintenance as of December 31, 2012. These commitments are for goods and services to be acquired in the ordinary course of business and are fulfilled by our vendors within a short period of time.

(5)	Other primarily includes deferred compensation arrangements.
Quantitative and Qualitative Disclosures about Market Risk
We have entered into and settled positions in Euro-based forward currency exchange contracts designated as fair value hedges for capital purchase commitments. As of December 31, 2012, there were no forward currency exchange contracts designated as fair value hedges as all of the contracts matured or were dedesignated and we settled those contracts with SEACOR. As of December 31, 2012, we had capital purchase commitments of €101.7 million ($134.4 million). An adverse change of 10% in the underlying foreign currency exchange rate would increase the U.S. Dollar equivalent of the non-hedged purchase commitment by $13.4 million.
We maintained cash balances of €6.2 million as of December 31, 2012. An adverse change of 10% in the underlying foreign currency exchange rate would reduce net income by $0.8 million.
We had $50.0 million of LIBOR-based variable rate borrowings under the Revolving Credit Facility as of December 31, 2012. The average borrowing rate under the facility at December 31, 2012 was 2.9%. A 10% increase in LIBOR would result in additional annual interest expense of $10,000, net of tax.

As of December 31, 2012, excluding debt outstanding under our Revolving Credit Facility, we had $33.1 million of variable rate debt due in 2015. These instruments bear a variable interest rate that resets every three months and is computed as the three-month LIBOR rate at the date of each reset plus 260 basis points. As of December 31, 2012, the interest rate on these borrowings was 2.91%. A 10% increase in the underlying LIBOR would raise the rate to 2.94%, reflecting a corresponding increase to gross interest expense of $7,000. In addition, as of December 31, 2012, we had interest rate swap agreements with a notional value of $31.8 million. These agreements call for us to pay a fixed interest rate ranging from 1.67% to 1.83% and receive interest payments based on LIBOR. As of December 31, 2012, we had a liability of $1.0 million having marked to market our positions in these interest rate swap agreements.
Effects of Inflation
Our operations expose us to the effects of inflation. In the event that inflation becomes a significant factor in the world economy, inflationary pressures could result in increased operating and financing costs
Critical Accounting Policies and Estimates
Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include those related to allowance for doubtful accounts, useful lives of property and equipment, impairments, income tax provisions and certain accrued liabilities. Actual results could differ from those estimates and those differences may be material.
Revenue Recognition. We recognize revenue when it is realized or realizable and earned. Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured. Revenue that does not meet these criteria is deferred until the criteria are met.
We charter the majority of our helicopters primarily through master service agreements, subscription agreements, day-to-day charter arrangements and contract-leases. Master service agreements and subscription agreements require incremental payments above a fixed monthly fee based on flight hours flown. These agreements have fixed terms ranging from one month to five years, and generally may be canceled upon 30 days’ notice. Day-to-day charter arrangements call for either a combination of a daily fixed fee plus a charge based on hours flown or an hourly rate. Services provided under contract-leases can include only the equipment, or can include the equipment, logistical and maintenance support, insurance and personnel, or a combination thereof. Fixed monthly fee revenues are recognized ratably over the contract term. Usage or hourly based revenues are recognized as hours are flown.
Our air medical services are provided under contracts with hospitals that typically include either a fixed monthly and hourly rate structure or a fee per completed flight. Fixed monthly revenues are recognized ratably over the contract term while per-hour or per-flight based revenues are recognized as hours are flown or flights are completed. Most contracts with hospitals are longer- term, but offer either party the ability to terminate with less than six month’s notice. We operate some air medical contracts pursuant to which we collect a fee per flight.
With respect to flightseeing activities, we allocate block space to cruise lines and sell seats directly to customers with revenues recognized as the services are performed. Our FBO sells fuel on an ad-hoc basis and those sales are recognized at the time of fuel delivery.
Trade Receivables. Customers are primarily major integrated and independent exploration and production companies, hospitals, international helicopter operators and the U.S. government. Customers are typically granted credit on a short-term basis and related credit risks are considered minimal. We routinely review our trade receivables and make provisions for probable doubtful accounts; however, those provisions are estimates and actual results could differ from those estimates and those differences may be material. Trade receivables are deemed uncollectible and removed from accounts receivable and the allowance for doubtful accounts when collection efforts have been exhausted.
Derivative Instruments. We account for derivatives through the use of a fair value concept whereby all of our derivative positions are stated at fair value in the accompanying consolidated balance sheets. Realized and unrealized gains and losses on derivatives not designated as hedges are reported in the accompanying consolidated statements of operations as derivative gains (losses), net. Realized and unrealized gains and losses on derivatives designated as fair value hedges are recognized as a corresponding increase or decrease in the fair value of the underlying hedged item to the extent they are effective, with any ineffective portion reported in the accompanying consolidated statements of operations as derivative gains (losses), net.
Inventories. Inventories, which consist primarily of spare parts and fuel, are stated at the lower of cost (using the average cost method) or market. We record write-downs, as needed, to adjust the carrying amount of inventories to the lower of cost or market.

Property and Equipment. Equipment, stated at cost, is depreciated using the straight-line method over the estimated useful life of the asset to an estimated salvage value. With respect to helicopters, the estimated useful life is typically based upon a newly built asset being placed into service and represents the point at which it is typically not justifiable for us to continue to operate the asset in the same or similar manner. From time to time, we may acquire older assets that have already exceeded our useful life policy, in which case we depreciate such assets based on our best estimate of remaining useful life.
As of December 31, 2012, the estimated useful life (in years) of the Company’s categories of new property and equipment was as follows:

Helicopters (estimated salvage value at 40% of cost)	15
Machinery, equipment and spares	5-7
Buildings and leasehold improvements	10-30
Furniture, fixtures, vehicles and other	3-5
We review the estimated useful lives and salvage values of our fixed assets on an ongoing basis. Effective July 1, 2011, we changed the estimated useful life and salvage value for helicopters from 12 to 15 years and 30% to 40%, respectively, due to improvements in new helicopter models that continue to increase their long-term value and make them viable for operation over a longer period of time. For the year ended December 31, 2011, the change in estimate increased operating income by $7.6 million, net income by $4.9 million and basic and diluted earnings per share by $0.48. For the year ended December 31, 2012, the change in estimate increased operating income by $18.0 million , net income by $11.7 million and basic and diluted earnings per share by $0.48.
Equipment maintenance and repair costs and the costs of routine overhauls and inspections performed on helicopter engines and major components are charged to operating expense as incurred. Expenditures that extend the useful life or improve the marketing and commercial characteristics of equipment as well as major renewals or improvements to other properties are capitalized.
We engage a number of third-party vendors to maintain the engines and certain components on some of our helicopter models under programs known as “power-by-hour” maintenance contracts. These programs require us to pay for the maintenance service ratably over the contract period, typically based on actual flight hours. Power-by-hour providers generally bill monthly based on hours flown in the prior month, the costs being expensed in the period in which flight hours are flown. In the event we place a helicopter in a program after a maintenance period has begun, it may be necessary to pay an initial buy-in charge based on hours flown since the previous maintenance event. The buy-in charge is normally recorded as a pre-paid expense and amortized as an operating expense over the remaining power-by-hour contract period. If a helicopter is sold or otherwise removed from a program before the scheduled maintenance work is carried out, we may be able to recover part of our payments to the power-by-hour provider, in which case we record a reduction to operating expense when we receive the refund.
We also incur repairs and maintenance expense through vendor arrangements whereby we obtain repair quotes and authorize service through a repair order process.  Under these arrangements, we record the repairs and maintenance cost as the work is completed.  As a result, the timing of repairs and maintenance may result in operating expenses varying substantially when compared with a prior year or prior quarter if a disproportionate number of repairs, refurbishments or overhauls for components not covered under power-by-hour arrangements are performed during a period.
Certain interest costs incurred during the construction of equipment are capitalized as part of the assets’ carrying values and are amortized over such assets’ estimated useful lives.
Impairment of Long-Lived Assets. We perform an impairment analysis on long-lived assets used in operations when indicators of impairment are present. If the carrying value of the assets is not recoverable, as determined by the estimated undiscounted cash flows, the carrying value of the assets is reduced to fair value. Generally, fair value is determined using valuation techniques, such as expected discounted cash flows or appraisals, as appropriate.
Impairment of 50% or Less Owned Companies. We perform regular reviews of each investee’s financial condition, the business outlook for its products and services, and its present and projected results and cash flows. When an investee has experienced consistent declines in financial performance or difficulties in raising capital to continue operations, and when we expect the decline to be other-than-temporary, the investment is written down to fair value. Actual results may vary from estimates due to the uncertainties regarding the projected financial performance of investees, the severity and expected duration of declines in value and the available liquidity in the capital markets to support the continuing operations of the investees in which we have investments.
Income Taxes. Our results are included in the consolidated U.S. federal income tax return of SEACOR. SEACOR’s policy for allocation of U.S. federal income taxes requires its subsidiaries to compute their provision for U.S. federal income taxes on a separate company basis and settle with SEACOR. Net operating loss benefits are settled with SEACOR on a current basis and are used in the consolidated U.S. federal income tax return to offset taxable profits of other affiliates. For all periods presented, the total provision for income taxes included in the consolidated statements of operations would remain as currently reported if we were not eligible to be included in the consolidated U.S. federal income tax return of SEACOR. Deferred income tax assets and liabilities have been provided in recognition of the income tax effect attributable to the book and tax basis differences of assets and liabilities reported in the accompanying consolidated financial statements. Deferred tax assets or liabilities are provided using the enacted tax rates expected to apply to taxable income in the periods in which they are expected to be settled or realized. Interest and penalties relating to uncertain tax positions are recognized in interest expense and administrative and general, respectively, in the accompanying consolidated statements of operations. We record a valuation allowance to reduce our deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

BUSINESS
General
We are one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S., which is our primary area of operations. In the year ended December 31, 2012, approximately 56% and 15% of our total operating revenues were earned in the U.S. Gulf of Mexico and Alaska, respectively. We also provide helicopters and related services to third-party helicopter operators in other countries. In addition to our U.S. customers, we currently have customers in Brazil, Canada, India, Indonesia, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Our helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
The primary users of our helicopter services are major integrated and independent oil and gas companies, including Anadarko, Shell and Petrobras America and the U.S. government. In the years ended December 31, 2012 and 2011, approximately 64% and 54% of our operating revenues, respectively, were derived from helicopter services, including emergency search and rescue services, provided to clients primarily involved in oil and gas activities. In addition to serving the oil and gas industry, we provide helicopters under contract-lease, air medical services, firefighting support and Alaska flightseeing tours, among other activities. Historically, our operations have primarily served the U.S. offshore oil and gas industry. We have initiated efforts to reduce our dependence on that market and take advantage of the mobility and versatility of our helicopters in order to expand into other geographic regions.
In recent years, we have developed helicopter contract-leasing opportunities to enter developing international markets. We contract-lease to third parties and foreign affiliates. We typically own a 50% interest in the foreign affiliates and their financial results are not consolidated with our financial results. These third parties and affiliates in turn provide helicopter services to clients in their local markets. Under our contract-lease arrangements, operational responsibility is normally assumed by the lessee, which results in lower investment costs for overseas infrastructure. In certain countries, where we believe it is beneficial to access the local market for offshore helicopter support, such as Brazil, we have entered into joint venture relationships.
In Alaska we operate an FBO at Ted Stevens Anchorage International Airport, leasing storage space and selling fuel and other services to a diverse group of general aviation companies and large corporations. In addition, we operate light and medium helicopters on the North Slope and around Prudhoe Bay in support of oil and gas exploration, development and production activities and inland in support of firefighting activities. We also operate light helicopters in a flightseeing operation, primarily in support of the cruise line industry providing passengers with glacier and dog-sled tours from Juneau and Denali.
We provide a number of additional services through joint ventures that complement our core chartering and contract-leasing activities. We hold a 50% interest in our Dart joint venture, which is a sales and manufacturing organization based in Canada that engineers and manufactures after-market helicopter parts and accessories for sale to helicopter manufacturers and operators and distributes parts and accessories on behalf of other manufacturers. We also hold a 50% interest in Era Training, a joint venture based in Lake Charles, Louisiana, that provides instruction, flight simulator and other training to our employees, pilots working for third parties, other helicopter companies, including our competitors, and government agencies.
Competitive Strengths
We believe the following are our key competitive strengths:
Blended operating and contract-leasing business model—We believe, based on our industry experience and understanding of the business models of our competitors, the combination of operating helicopters and contract leasing helicopters to other operators is a distinctive business model in the helicopter services industry. We believe our operating business in the U.S. provides a critical competitive benefit when offering helicopters to operators outside the U.S. because our U.S. operations are able to serve as a support center for non-U.S. clients. Our contract-leasing activities, which accounted for approximately 22% and 28% of our revenues in the years ended December 31, 2012 and 2011, respectively, enable us to reach new geographic markets, achieve more stable cash flow, create diverse uses for our helicopters and help maintain higher utilization than would otherwise be feasible. In addition, we can penetrate these markets without the cost associated with setting up a full service, proprietary operation. Unlike financial leasing entities, we can work with clients that need helicopters for relatively short-term contracts. We also offer operational support, training, maintenance and access to our inventory of spare parts. We believe this blended business model allows for a more efficient deployment of our capital resources.
Our diverse and modern fleet—We have one of the largest U.S.-based helicopter fleets and one of the largest fleets of helicopters operating on a global basis. We own or lease 12 different models of helicopters, including heavy, medium, light twin engine and light single engine helicopters. As of December 31, 2012, we had placed orders for 11 new helicopters. We believe our size allows us to purchase helicopters and spare parts on attractive terms. Since 2004, we have invested over $900.0 million to purchase over 120 helicopters and have sold or otherwise divested 80 helicopters, allowing us to upgrade our fleet’s capabilities and reduce the average age of our owned fleet to 11 years.
Asset ownership model—We generally prefer to own, rather than lease, our helicopters to take advantage of attractive return potential provided by the significant level of value retention maintained by helicopters. As of December 31, 2012, we owned 175 helicopters, either directly or via joint venture, representing 93% of our total fleet. Helicopter components are replaced on a regular basis after a certain number of flight hours, meaning that we are regularly installing new components to maintain our fleet. Helicopters have extended useful lives with various uses across multiple end markets, and generally retain a significant amount of their value over their useful lives. Since SEACOR’s acquisition of Era Aviation, Inc. in 2004, we have sold over 70 helicopters for aggregate sale proceeds that exceeded original acquisition costs by over $25.0 million and for an aggregate gain of more than $50.0 million over book value at the time of sale. In contrast, a number of our key competitors lease, rather than own, a significant portion of their helicopters, and we believe our competitors are increasingly utilizing this leasing strategy.
Long-term customer relationships—We have strong, longstanding relationships with many of our key oil and gas industry customers and international clients, such as Anadarko, Shell and Petrobras America. We also have a long-term relationship with the BSEE, a division of the U.S. Department of the Interior, which accounted for 9.4% and 7.2% of revenues during the years ended December 31, 2012 and 2011, respectively. Effective February 2012, we entered into a new contract with BSEE with an initial term of five years that is subject to annual renewal. We believe that our level of service, our technologically advanced fleet and our focus on safety have helped us establish and maintain our long-term customer relationships. As a result of these relationships, we believe that we are able to compete effectively for new business from our customers as they grow and expand their helicopter services needs.
High quality workforce—We have a highly skilled workforce. Our pilots average over 6,800 hours of flight experience, and a significant number of them are qualified to operate more than one type of helicopter. Our mechanics average over 16 years of experience and receive ongoing training from both helicopter manufacturers and our in-house team of professional instructors.
Strong, experienced leadership team—Our senior management team has a broad range of domestic and international experience in the aviation industry. We believe this team has a proven track record of managing assets through market cycles and identifying, acquiring and integrating assets while maintaining efficient operations. Our management team has also been successful in maintaining strong relationships with our customers
Our Strategy
Our goal is to be a leading, cost effective global provider of helicopter transport and related services. The following are potential opportunities which we regularly review:
Expand into new and growing geographic markets—We believe there are significant opportunities in offshore oil and gas markets outside of the U.S., and we continually seek to access these growth markets. In July 2011, we acquired an interest in Aeróleo, a Brazilian company servicing the Brazilian offshore oil and gas industry and to which we contract-lease helicopters and provide support services. We also have working relationships with operators in Africa, Asia and Australia. We believe that several of these markets are underserved by larger multinational helicopter operators and, as a result, provide us with opportunities for growth.
Further develop contract-leasing opportunities—We believe contract-leasing helps to provide a source of revenues and cash flow and access to emerging, international oil and gas markets. We believe customers look to us for helicopter contract-leasing because of our modern, efficient fleet, with a selection of helicopter models to meet their needs. We intend to continue to develop and grow our participation in international markets, where the fundamentals for helicopter demand are favorable, particularly to service offshore deepwater installations and new areas of exploration. We believe that the market for contract-leasing will continue to grow as smaller operators in developing areas prefer the limited financial commitments of contracting equipment over purchasing, which has become increasingly difficult for them given the reduction in capital made available from financial institutions to these smaller operators. Under certain circumstances, we may elect to establish our own operations or acquire operating certificates if we believe there is sufficient opportunity in a market to warrant the cost and effort of us offering and overseeing a full-service operation.
Continue to expand and upgrade our versatile fleet—We regularly review our asset portfolio by assessing market conditions and changes in our customers’ demand for different helicopter models. We buy, sell and lease out equipment in the ordinary course of our business. As offshore oil and gas drilling and production move to deeper water in most parts of the world, we believe more heavy and medium helicopters may be required in the future. We believe our strong relationships with the OEM’s will help us maintain an asset base suitable for use within our own operations and for contract-leasing to other operators. In addition, we intend to continue to pursue opportunities to realize value from our fleet's versatility by shifting assets between markets when circumstances warrant.
Continue to selectively diversify sources of earnings and cash flow—Where attractive opportunities exist, we seek to diversify into related markets. One of our joint ventures, Dart, engineers and manufactures after-market helicopter parts and accessories for sale to helicopter manufacturers and operators and distributes parts and accessories on behalf of other manufacturers. Another joint venture, Era Training, provides instruction, flight simulator and other training to our employees, pilots working for other helicopter operators, including our competitors, and government agencies.
Pursue joint ventures and strategic acquisitions—Over the last few years, in addition to expanding and diversifying our fleet, we have grown our business and entered new markets through joint ventures. Since 2004, we have entered into six joint ventures and partnering arrangements, including Aeróleo, Dart, Era Do Brazil LLC, Era Training, Heli-Union Era Australia Pty Ltd. and Lake Palma. We regularly seek to identify potential joint venture opportunities, as well as pursue strategic acquisitions when available. For instance, in 2007, we acquired the air medical services operations of Keystone Helicopter Corporation, which we successfully integrated into our operations.
We will continue to build upon the expertise, relationships and buying power in our operating businesses to develop other business opportunities and sources of revenue.
Equipment and Services
We own and operate three classes of helicopters:

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Heavy helicopters, which have twin engines and a typical passenger capacity of 19, are primarily used in support of the deepwater offshore oil and gas industry, frequently in harsh environments or in areas with long distances from shore, such as those in the U.S. Gulf of Mexico, Brazil, Australia and the North Sea. Heavy helicopters are also used to support search and rescue operations.

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Medium helicopters, which mostly have twin engines and a typical passenger capacity of 11 to 12, are primarily used to support the offshore oil and gas industry, search and rescue services, air medical services, firefighting activities and corporate uses.

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Light helicopters, which may have single or twin engines and a typical passenger capacity of five to nine, are used to support a wide range of activities, including the shallow water oil and gas industry, the mining industry, power line and pipeline surveying, air medical services, tourism and corporate uses.

As of December 31, 2012, we owned or operated a total of 175 helicopters, consisting of ten heavy helicopters, 69 medium helicopters, 37 light twin engine helicopters and 59 light single engine helicopters. As of December 31, 2012, we had commitments to purchase 11 new helicopters, consisting of one AW139 medium helicopter, five AW169 light twin helicopters and five AW189 medium helicopters. The AW139 medium helicopter was delivered in January 2013. The AW189 medium helicopters are scheduled to be delivered in 2014 and 2015. Delivery dates for the AW169 light twin helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional nine AW139 medium helicopters and five AW189 medium helicopters. If these options were exercised, the helicopters would be delivered beginning in 2013 through 2016. Subsequent to December 31, 2012, we exercised an option to purchase one AW139 helicopter.
As of December 31, 2012, 126 helicopters were located in the United States and 49 were located in foreign jurisdictions.

The following table identifies the types of helicopters that comprise our fleet and the number of those helicopters in our fleet as of December 31, 2012. “Owned” are those helicopters owned by us. “Joint Ventured” are those helicopters owned by entities in which we have an interest of 50% or less. “Leased-in” are those helicopters leased-in under operating leases. “Managed” are those helicopters that are owned by non-affiliated entities and operated by us for a fee.

	Owned(1)	Joint Ventured	Leased-in	Managed	Total	Max. Pass.(2)	Cruise Speed (mph)	Approx. Range (miles)	Average Age(3) (years)
As of December 31, 2012
Heavy:
EC225	10	—	—	—	10	19	162	582	3

Medium:
AW139	32	1	—	—	33	12	173	426	4
B212	13	—	—	—	13	11	115	299	34
B412	6	—	—	—	6	11	138	352	31
S76 A/A++	6	—	1	—	7	12	155	348	26
S76 C/C++	8	—	—	2	10	12	161	348	6
	65	1	1	2	69

Light—twin engine:
A109	7	—	—	2	9	7	161	405	7
BK-117	—	—	4	2	6	9	150	336	N/A
EC135	17	—	2	—	19	7	138	288	4
EC145	3	—	—	—	3	9	150	336	4
	27	—	6	4	37

Light—single engine:
A119	17	7	—	—	24	7	161	270	6
AS350	35	—	—	—	35	5	138	361	16
	52	7	—	—	59
Total Fleet	154	8	7	6	175
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(1)	Excludes two light twin BO-105 helicopters removed from service and one medium AW139 helicopter delivered in 2012 but not operational until 2013.

(2)	In typical configuration for our operations.

(3)	Reflects the average age of helicopters that are owned by us.

The management of our global helicopters involves a careful evaluation of the expected demand for helicopter services across global oil and gas markets, including the type of helicopter needed to meet this demand. As offshore oil and gas drilling and production globally moves to deeper water, more medium and heavy helicopters and newer technology helicopters may be required. Our orders and options to purchase helicopters are primarily for medium helicopters. These capital commitments reflect our effort to meet customer demand for helicopters suitable for the deepwater market.
Medium and heavy helicopters fly longer distances at higher speeds and can carry heavier payloads than light helicopters and are usually equipped with sophisticated avionics permitting them to operate in more demanding weather conditions and difficult climates. Medium and heavy helicopters are most commonly used for crew changes on large offshore production facilities and drilling rigs servicing the oil and gas industry. They are the preferred helicopter in international offshore markets, where facilities tend to be larger, the drilling locations more remote, and onshore infrastructure more limited.
In the U.S., we provide and operate helicopters under contracts using an Federal Aviation Administration (“FAA”) issued Part 135 Air Operator’s Certificate (“AOC”) for a variety of activities, primarily offshore oil and gas exploration, development and production; air medical services; firefighting; flightseeing tours; and emergency response search and rescue. For contracts in the U.S., we are required to provide a complete support package including flight crews, helicopter maintenance and management of flight operations.
In international markets, helicopters are typically operated using another operator’s AOC, frequently through contract-leases under which our customers handle all the operational support. Certain other international contracts require us to provide more limited operational support, which typically consists of pilot training and/or helicopter maintenance.
Markets
Our current principal markets for our transportation and search and rescue services to the offshore oil and gas exploration, development and production industry are in the U.S. Gulf of Mexico and Alaska. In addition, we currently conduct our international activities in support of oil and gas exploration, development and production activity, primarily in Brazil, parts of Europe and Asia.
U.S. Markets. We are one of the largest suppliers of helicopter services in the U.S. Gulf of Mexico. We operate in the U.S. Gulf of Mexico from 15 bases in the area.
Our client base in the U.S. Gulf of Mexico mostly consists of international, independent and major integrated oil and gas companies. The U.S. Gulf of Mexico is a major offshore oil and gas producing region and the largest oil and gas aviation market in the world. According to PFC Energy in its June 2011 Industry Outlook and Implications for the Helicopter Market presentation, the U.S. Gulf of Mexico has approximately 3,500 production platforms, of which 2,500 have helipads and approximately 1,000 are manned. The deepwater platforms are serviced by medium and heavy helicopters. The shallow water platforms are typically unmanned and are serviced by light helicopters. Among our strengths in this region, in addition to our 15 operating bases, are our advanced proprietary flight-following systems, our Era Training services, our maintenance operations and our search and rescue services.
We have six operating bases in Alaska, where we provide support for independent and major integrated oil and gas companies. In addition to supporting oil company activities in the Cook Inlet and along the North Slope of Alaska, we operate an FBO at Ted Stevens Anchorage International Airport, provide summer flightseeing tours and support inland firefighting and mining operations. Despite the remote location of our Alaskan bases, they are strategically located to provide services to our customers. These bases frequently include crew accommodations, hangars and fuel systems, all of which can be otherwise difficult or expensive to secure and maintain in such remote locations.
Our air medical services operations are primarily located in the northeastern U.S. and Florida.
International Markets. We currently conduct our international activities in Brazil and other parts of Latin America, Europe, Asia and Mexico. We actively market our services globally. The following is a description of international activities.

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Brazil and Latin America—Brazil has one of the largest deepwater offshore exploration and production areas in the world. We hold a 50% economic interest and 20% voting interest in Aeróleo, which we acquired in July 2011. Aeróleo was founded in 1968 to provide logistical air support to the Brazilian oil and gas industry and has been active mainly in the Campos Basin, the largest offshore oilfield area in Brazil. Aeróleo has a network of seven operating bases distributed strategically in Brazil. As of December 31, 2012, Aeróleo had a fleet of 13 helicopters, of which three EC225 heavy helicopters and eight AW139 medium helicopters are helicopters we contract-lease to Aeróleo. Aeróleo's main customers are Petrobras Brazil and OGX Petroleo e Gas Participacoes S.A. Recently, Aeróleo has experienced operating difficulties. In July 2011, Aeróleo received notice that it was successful in its bid to place four AW139 helicopters on contract with Petrobras Brazil and in turn entered into contract-leases with us for the helicopters and mobilized them to Brazil. In August 2011, Petrobras Brazil cancelled the award and, as a result, four of our AW139 helicopters on contract-lease to Aeróleo were idle from August 2011 until late November 2012. In November 2012, Aeróleo executed contracts with Petrobras Brazil as a result of an emergency tender issued by Petrobras Brazil due to the suspension of use of EC225 helicopters and it began to utilize the AW139 helicopters. See “Management's Discussion and Analysis of Results of Operation and Financial Condition—Offshore Oil and Gas Support” and “—Contract-Leasing” and “Risk Factors—We rely on relatively few customers for a significant share of our revenues, the loss of any of which could adversely affect our business, financial condition and results of operations” for additional information. We also contract-lease helicopters in Mexico to service the offshore oil and gas industry and intend on remaining active in this region in the future.

•
Europe—We contract-lease helicopters and provide logistics and spare parts support to numerous operators in Europe. These helicopters are used in Sweden, Norway, Spain, and the United Kingdom by operators providing search and rescue services, firefighting operations and oil and gas exploration support. We also hold a 51% interest in Lake Palma, a joint venture that leases helicopters to FAASA, a firefighting operator based in Spain.

•
Asia—We contract-lease helicopters, conduct training and provide logistics and spares support to several operators in the region. In India and Indonesia, we contract-lease helicopters to operators in the oil and gas industry.

Demand for helicopters in support of offshore oil and gas exploration, development and production, both in the U.S. and internationally, is affected by the level of offshore exploration and drilling activities, which in turn is influenced by a number of factors, including:

•	expectations as to future oil and gas commodity prices;

•	customer assessments of offshore drilling prospects compared with land-based opportunities;

•	customer assessments of cost, geological opportunity and political stability in host countries;

•	worldwide demand for oil and natural gas;

•	the ability of The Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing;

•	the level of production of non-OPEC countries;

•	the relative exchange rates for the U.S. dollar; and

•	various U.S. and international government policies regarding exploration and development of oil and gas reserves.
Seasonality
A significant portion of our operating revenues and profits related to oil and gas industry activity is dependent on actual flight hours. The fall and winter months have fewer hours of daylight, particularly in Alaska and the North Sea, and flight hours are generally lower at these times. In addition, prolonged periods of adverse weather in the fall and winter months, coupled with the effect of fewer hours of daylight, can adversely impact operating results. In general, the months of December through February in the U.S. Gulf of Mexico and October through April in Alaska have more days of adverse weather conditions than the other months of the year. In the U.S. Gulf of Mexico, June through November is tropical storm season. During a tropical storm, we are unable to operate in the area of the storm. However, flight activity may increase immediately before and after a storm due to the evacuation and return of offshore workers. The Alaska flightseeing operation is also seasonal with activity occurring only from late May until early September. There is less seasonality in our contract-leasing activities.
Customers and Contractual Arrangements
Our principal customers in the U.S. Gulf of Mexico are major integrated and independent exploration and production companies and U.S. government agencies, primarily BSEE. We provide helicopters to BSEE under contract and provide services including the provision of flight crews, helicopter maintenance and management of flight operations. In Alaska, our principal customers are oil and gas companies, mining companies and cruise line passengers. Internationally, we typically contract-lease helicopters to local helicopter companies that operate our helicopters under their operating certificates and retain the operating risk. These companies in turn provide helicopter transportation services to oil and gas companies and other governmental agencies. As of December 31, 2012, approximately 23% of our helicopters were utilized in support of these contract-leasing activities.
During the year ended December 31, 2012, our top ten customers accounted for 59.5% of total revenues. In 2012, Anadarko and U.S. government agencies each accounted for 10% or more of our total revenues. In 2011, Anadarko and Aeróleo each accounted for 10% or more of our total revenues. In 2010, Anadarko, U.S. government agencies and Aeróleo each accounted for 10% or more of our total revenues.
We charter the majority of our helicopters primarily through master service agreements, subscription agreements, day-to-day charter arrangements and contract-leases. Master service agreements and subscription agreements typically require a fixed monthly fee plus incremental payments based on flight hours flown. These agreements have fixed terms ranging from one month to five years and generally may be canceled upon 30 days notice. Day-to-day charter arrangements call for either a combination of a daily fixed fee plus a charge based on hours flown or an hourly rate with a minimum number of hours to be charged. Contract-leases generally run from two to five years with no early cancellation provisions. Services provided under contract-leases can include only the equipment or can include the equipment, logistical and maintenance support, insurance and personnel, or a combination thereof. The rate structure, as it applies to our oil and gas contracts, typically contains terms that limit our exposure to increases in fuel costs over a pre-agreed level. Fuel costs in excess of these levels are passed through to customers.
Air medical services are provided under contracts with hospitals that typically include either a fixed monthly and hourly rate structure or a fee per completed flight. We operate some air medical contracts pursuant to which we charge a fee per flight, either from a hospital or insurance company.
With respect to flightseeing helicopters, block space is allocated to cruise lines and seats are sold directly to customers. Our FBO sells fuel on an ad-hoc basis. Training revenues are charged at a set rate per training course and include instructors, training materials and flight or flight simulator time, as applicable.
Competitive Conditions
The helicopter industry is highly competitive. There are, however, competitive factors that provide advantages and in some instances barriers to entry, particularly access to appropriate facilities in strategic locations. Customers tend to rely heavily on existing relationships, and seek operators with established safety records and knowledge of the operating environment.
We are one of the largest helicopter companies operating in the U.S. Gulf of Mexico and one of the largest operating in Alaska. In the U.S. Gulf of Mexico, we have many competitors, the three largest being: Bristow, PHI, Inc. and Rotorcraft Leasing Company LLC. Several customers in the U.S. Gulf of Mexico operate their own helicopter fleets in addition to smaller companies that offer services similar to ours. In Alaska, we compete against a large number of operators, including Evergreen Helicopters Inc., PHI, Inc. and Bristow. In Brazil and other international regions where we operate, there could be several major competitors depending on the region. Our primary competitors in Brazil consist of Lider Aviação Holding S.A., OMNI Táxi Aéreo Ltda., Senior Taxi Aéreo Executivo Ltda. and Brazilian Helicopter Services Taxi Aéreo Ltda.
In air medical services, there are several major competitors with fleets dedicated to air medical operations including Air Methods Corporation, PHI, Inc. and Air Medical Group Holdings. We compete against national and regional firms, and there is usually more than one competitor in each local market. In addition, we compete against hospitals that operate their own helicopters and, in some cases, against ground ambulances.
In most instances, an operator must have an acceptable safety record, demonstrated reliability and suitable equipment to bid for work. Among bidders meeting these criteria, customers typically make their final choice based on price and helicopter preference.
Our contract-leasing business competes against financial leasing companies, such as Milestone Aviation Group Ltd. and GE Capital.
Risks of Foreign Operations
We operate worldwide and for the years ended December 31, 2012, 2011 and 2010, 22%, 28% and 24%, respectively, of our operating revenues were derived from foreign operations.

Foreign operations are subject to inherent risks, which, if they materialize, could have a material adverse effect on our financial position and our results of operations. See the risk factor regarding “Risks from the Company’s International Operations” in “Risk Factors.”
Government Regulation
Regulatory Matters
Our operations are subject to significant federal, state and local regulations in the United States, as well as international treaties and conventions and the laws of foreign jurisdictions where we operate our equipment or where the equipment is registered or operated. We hold the status of an air carrier under the relevant provisions of Title 49 of the United States Transportation Code and engage in the operating and contract-leasing of helicopters in the U.S. and as such we are subject to various statutes and regulations. We are governed principally by: (i) the regulations of the United States Department of Transportation (“DOT”), including Part 298 registration as an On-Demand Air Taxi Operator; and (ii) the regulations of the FAA applicable to an FAA Part 135 Air Taxi certificate holder. Among other thing, the DOT regulates our status as an air carrier, including our U.S. citizenship. The FAA regulates our flight operations and, in this respect, has jurisdiction over our personnel, helicopters, ground facilities and certain technical aspects of our operations. In addition to the FAA, the National Transportation Safety Board is authorized to investigate our helicopter accidents and to recommend improved safety standards. We are also subject to the Communications Act of 1934, as amended, because of the use of radio facilities in our operations. Our FBO in Alaska is further subject to the oversight of the Anchorage International Airport.
Helicopters operating in the U.S. are subject to registration and their owners are subject to citizenship requirements under the Federal Aviation Act. This Act generally requires that before a helicopter may be legally operated in the U.S., it must be owned by “citizens of the U.S.,” which, in the case of a corporation, means a corporation: (i) organized under the laws of the U.S. or of a state, territory or possession thereof, (ii) of which at least 75% of its voting interests are owned or controlled by persons who are “U.S. citizens” (as defined in the Federal Aviation Act and regulations promulgated thereunder), and (iii) of which the president and at least two-thirds of the board of directors and managing officers are U.S. citizens.
We also are subject to state and local regulations including, but not limited to, significant state regulations for our air medical services and search and rescue operations. In addition, our international operations, primarily helicopter contract-leasing and our joint ventures, are required to comply with the laws and regulations in the jurisdictions in which they conduct business.
Environmental Compliance
Our business is subject to federal, state, local and international laws and regulations relating to environmental protection and occupational safety and health, including laws that govern the discharge of oil and pollutants into navigable waters. Such laws include the federal Water Pollution Control Act, also known as the Clean Water Act, which imposes restrictions on the discharge of pollutants to the navigable waters of the U.S. We are also subject to the Coastal Zone Management Act, which authorizes state development and implementation of certain programs to manage water pollution to restore and protect coastal waters. In addition, because our operations generate and, in some cases, involve the transportation of hazardous wastes, we are subject to the Federal Resource Conservation and Recovery Act, which regulates the use, generation, transportation, treatment, storage and disposal of hazardous and certain non-hazardous wastes. Violations of these laws, along with comparable state and local laws, may result in civil and criminal penalties, fines, injunctions or other sanctions. We are also subject to the Comprehensive Environmental Response, Compensation and Liability Act and certain comparable state laws, which establish strict and, under certain circumstances, joint and several liabilities for specified parties in connection with liability for the investigation and remediation of releases of hazardous materials into the environment and damages to natural resources. Such liability can arise even as a result of conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or third parties.
In addition, our customers in the oil and gas exploration, development and production industry are affected by environmental laws and regulations, which have recently become stricter as a result of the Deepwater Horizon matter, that restrict their activities and may result in reduced demand for our services.
We believe that our operations are currently in material compliance with all environmental laws and regulations. We do not expect that we will be required to make capital expenditures in the near future that are material to our financial position or operations to comply with environmental laws and regulations; however, because such laws and regulations are frequently changing and may impose stricter requirements, we cannot predict the ultimate cost of complying with these laws and regulations. The recent trend in environmental legislation and regulation is generally toward stricter standards, and it is our view that this trend is likely to continue.
We manage exposure to losses from the above-described laws through our efforts to use only well-maintained, well-managed and well-equipped facilities and equipment and our development of safety and environmental programs, including our insurance program. We believe these efforts will be able to accommodate all reasonably foreseeable environmental regulatory changes. There can be no assurance, however, that any future laws, regulations or requirements or that any discharge or emission of pollutants by us will not have a material adverse effect on our business, financial position or our results of operations.
Safety, Industry Hazards and Insurance
The safety of our passengers and the maintenance of a safe working environment for our employees is our number one operational priority. Our customers subject our operations to regular audits and evaluate us based on our safety record and operational fitness, and we believe our attention to safety is a critical element in obtaining and retaining customers.
We are committed to safety, and we continually strive to provide safe, reliable and cost-efficient services. As an industry leader, we also look to provide innovative improvements to the overall safety environment in the markets in which we operate. In response to the U.S. Gulf of Mexico’s unique conditions, including limited radio coverage and rapidly changing weather conditions, we established an in-house VHF radio network and offshore weather stations and contributed to the introduction of SATCOM/GPS navigation equipment. These efforts culminated in our receiving industry and FAA recognition for our efforts as a major contributor to the success of the FAA’s Automated Dependent Surveillance-Broadcast (ADS-B) system. This system greatly improves safety through enhanced flight following, communications and weather reporting. We were the first helicopter operator in Alaska to receive approval for Airborne Radar Approaches.
We believe we have an excellent safety record and a strong safety culture throughout our organization. We have implemented a safety program that includes, among many other features, (i) transition and recurrent training using flight training devices, (ii) an FAA approved flight operational quality assurance program and (iii) health and usage monitoring systems, otherwise known as HUMS, which automatically monitor and report on vibrations and other anomalies on key components of certain helicopters in our fleet.
In early 2007, we became the first Part 135 helicopter operator in the U.S. to receive FAA approval for our Flight Operations Quality Assurance program. This system monitors a number of flight parameters and flags any diversions from accepted flight profiles. We are also committed to equipping our fleet with HUMS which can detect wear and tear on helicopter components before they reach unserviceable condition.
Helicopter operations are potentially hazardous and may result in incidents or accidents. Hazards include adverse weather conditions, collisions, fire and mechanical failures, which may result in death or injury to personnel, damage to equipment, loss of operating revenues, contamination of cargo, pollution and other environmental damages and increased costs. We maintain aviation hull, liability and war risk, general liability, workers compensation and other insurance customary in the industry in which we operate. We also conduct training and safety programs to promote a safe working environment and minimize hazards.
Legal Proceedings
On June 12, 2009, a purported civil class action was filed against SEACOR, Era Group Inc., Era Helicopters LLC and three other defendants (collectively, the “Defendants”) in the U.S. District Court for the District of Delaware, Superior Offshore International, Inc. v. Bristow Group Inc., et al., No. 09-CV-438 (D. Del.). The Complaint alleged that the Defendants violated federal antitrust law by conspiring with each other to raise, fix, maintain or stabilize prices for offshore helicopter services in the U.S. Gulf of Mexico during the period January 2001 to December 2005. The purported class of plaintiffs included all direct purchasers of such services and the relief sought included compensatory damages and treble damages. On September 4, 2009, the Defendants filed a motion to dismiss the Complaint. On September 14, 2010, the Court entered an order dismissing the Complaint. On September 28, 2010, the plaintiffs filed a motion for reconsideration and amendment and a motion for re-argument (the “Motions”). On November 30, 2010, the Court granted the Motions, amended the Court’s September 14, 2010 Order to clarify that the dismissal was without prejudice, permitted the filing of an amended Complaint, and authorized limited discovery with respect to the new allegations in the amended Complaint. Following the completion of such limited discovery, on February 11, 2011, the Defendants filed a motion for summary judgment to dismiss the amended Complaint with prejudice. On June 23, 2011, the District Court granted summary judgment for the Defendants. On July 22, 2011, the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Third Circuit. On July 27, 2012, the Third Circuit Court of Appeals affirmed the District Court’s grant of summary judgment in favor of the defendants. On August 9, 2011, Defendants moved for certain excessive costs, expenses, and attorneys' fees under 28 U.S.C. § 1927 (the “Fee Motion”). On October 9, 2012, the District Court denied the Fee Motion.
In the normal course of our business, we become involved in various other litigation matters including, among other things, claims by third parties for alleged property damages and personal injuries. Management has used estimates in determining our potential exposure to these matters and has recorded reserves in its financial statements related thereto as appropriate. It is possible that a change in our estimates related to these exposures could occur, but we do not expect such changes in estimated costs would have a material effect on our consolidated financial position or results of operations.
Properties
Our executive offices are located in Houston, Texas and we maintain our U.S. Gulf of Mexico regional headquarters in Lake Charles, Louisiana, where we coordinate operations for the entire U.S. Gulf of Mexico, manage the support of our worldwide operations and house our primary maintenance facility and training center. We maintain additional bases in the U.S. Gulf of Mexico near key offshore development sites as well.
In addition, we maintain six operating bases in Alaska, including the regional headquarters in Anchorage and two seasonal locations to support flightseeing activity. Medical services are typically provided from customer-owned facilities.
Employees
As of December 31, 2012, we employed 837 individuals, including 285 pilots and 237 mechanics. We consider relations with our employees to be good. None of our employees are covered by collective bargaining agreements.

MANAGEMENT
The following table sets forth information with respect to our current executive officers and directors.

Name	Age	Position
Charles Fabrikant	68	Chairman of the Board of Directors
Sten L. Gustafson	46	Chief Executive Officer and Director
Christopher S. Bradshaw	36	Executive Vice President and Chief Financial Officer
Anna Goss	43	Senior Vice President—Finance and Chief Accounting Officer
Stuart Stavley	40	Senior Vice President—Fleet Management
Robert Reguero	37	Senior Vice President—International
Paul White	38	Senior Vice President—Domestic
Oivind Lorentzen	62	Director
Blaine Fogg	73	Director
Steven Webster	61	Director
Ann Fairbanks	72	Director
Christopher P. Papouras	46	Director
Yueping Sun	56	Director
Charles Fabrikant served as our President and Chief Executive Officer from October 2011 to April 2012 and has served as Chairman of our board of directors since July 2011. Effective April 1, 2012, Mr. Fabrikant resigned from his position as President and Chief Executive Officer. He continues to serve as Non-Executive Chairman of the board of directors. Mr. Fabrikant is the Executive Chairman of SEACOR and has been a director of SEACOR and several of its subsidiaries since its inception in 1989. Mr. Fabrikant served as President and Chief Executive Officer of SEACOR from 1989 through September 2010. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University. Mr. Fabrikant is a director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation (“FIC”), a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of ours.
With over 30 years experience in the maritime, transportation, investment and environmental industries and his position as the founder of our parent company, SEACOR, Mr. Fabrikant’s broad experience and deep understanding of our company make him uniquely qualified to serve as our Non-Executive Chairman of the Board.
Sten L. Gustafson has served as our Chief Executive Officer since April 1, 2012. Prior to joining us, Mr. Gustafson spent 17 years in energy investment banking, most recently serving as Managing Director and Head of Energy, Americas at Deutsche Bank Securities from 2009 until 2012. From 2004 until 2009, Mr. Gustafson was an investment banker at UBS Investment Bank. Mr. Gustafson received a B.A. in English from Rice University and a J.D. from the University of Houston Law Center. Mr. Gustafson adds a valuable perspective to our board of directors given his strong background in corporate finance and international and investment banking.
Christopher S. Bradshaw has served as our Chief Financial Officer and Executive Vice President since October 22, 2012. Prior to joining us, Mr. Bradshaw spent 13 years in the financial services industry, most recently as a Managing Partner and Chief Financial Officer of U.S. Capital Advisors LLC, an independent financial advisory firm. Prior to co-founding U.S. Capital Advisors in 2009, Mr. Bradshaw was an Executive Director in the Global Energy Group at UBS Investment Bank, where he worked from 2004 until 2009. Mr. Bradshaw worked in the energy investment banking group at Morgan Stanley & Co. from 2000 to 2004. He began his investment banking career in June 1999 at PaineWebber Inc. Mr. Bradshaw received an B.A. in Economics and Government from Dartmouth College.
Anna Goss serves as our Senior Vice President—Finance and Chief Accounting Officer. Ms. Goss served as our Chief Financial Officer and Vice President from December 2004 through October 2011, Vice President from May 2006 through October 2011 and Secretary from April 2010 through July 2011. Ms. Goss joined SEACOR in 2002 as the Controller for Chiles Offshore, Inc., a publicly traded affiliate of SEACOR prior to its sale. Ms. Goss began her career in July 1995 in public accounting and is a licensed certified public accountant. She has a degree in accounting from Louisiana State University. On February 27, 2013, we announced that Ms. Goss will resign from her position as our Senior Vice President—Finance and Chief Accounting Officer effective May 31, 2013. See “Compensation of Officers—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control—Separation Agreement with Anna Goss.”
Stuart Stavley was appointed our Senior Vice President—Fleet Management in October 2012. Prior to this he served as our Vice President—Fleet Management from October 2010 to October 2012, Director of Technical Services from September 2008 to October 2010 and Director of Maintenance from September 2005 to September 2008. Mr. Stavley has been with us and our predecessors for over 18 years, and during this time, also served as our Chief Inspector and Field AMT. Mr. Stavley holds Federal Aviation Administration Airframe and Power Plant licenses and Federal Communications Commission endorsements obtained while attending the Spartan School of Aeronautics.
Robert Reguero serves as our Senior Vice President—International. Mr. Reguero joined our company in November 2009 as Director of International Business Development and was appointed Director of Marketing in April 2012. Prior to joining our company, Mr. Reguero was Commercial Director of AVINCO SAM from August 2007 to October 2009. From April 2005 to August 2007, Mr. Reguero was Key Account Manager for Oil and Gas America. Prior to that, Mr. Reguero was Product and Services Policy Manager for Eurocopter France from February 2002 to April 2005. Prior to that, he was the Maintenance and Repair Manager for Eurocopter USA. Mr. Reguero holds a Master’s degree in Helicopter Engineering from E.N.S.I.C.A. in Toulouse, France, and a Bachelor’s degree in Mechanical Aerospace and Design Engineering from Worcester Politechnic Institute in Massachusetts.
Paul White was appointed our Senior Vice President—Domestic in October 2012. Prior to that he served as our Vice President, General Manager Gulf of Mexico, Era Helicopters, LLC from August 2010 to October 2012, General Manager of Era Training from September 2008 to August 2010 and Director of Training for Era Helicopters, LLC from 2007 to 2010. Mr. White has been with us and our predecessors for over 8 years. Mr. White served as a line pilot for our company from 2002 to 2009, Check Airman and Senior Check Airman from 2004 to 2009 and Assistant Chief Pilot CFR Part 135 from 2006 to 2007. Mr. White has more than 2,500 hours as a company Instructor and Training Captain.
Oivind Lorentzen has been a member of our board since September 2010. Mr. Lorentzen was appointed Chief Executive Officer of SEACOR effective September 2010. From 1990 until September 2010, Mr. Lorentzen was President of Northern Navigation America, Inc., a Stamford, Connecticut based investment management and ship-owning agency company concentrating in specialized marine transportation and ship finance. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its Board of Directors until December 2005. Mr. Lorentzen was Chairman of NFC Shipping Funds, a leading private equity fund in the maritime industry, from 2000 to 2008. Mr. Lorentzen is also a director of Blue Danube, Inc., an inland marine service provider, and a director of Genessee & Wyoming Inc., an owner and operator of short line and regional freight railroads.
Mr. Lorentzen adds a valuable perspective to the Board given his experience as the CEO of SEACOR and his strong background in finance, having served as the CEO of an investment management and ship-owning company specializing in ship finance.
Blaine V. (“Fin”) Fogg has been a member of our board of directors since January 2013. Mr. Fogg served on SEACOR’s board of directors from September 2010 to January 2013. Mr. Fogg is Of Counsel at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, practicing corporate and securities law. He previously was a partner at the firm from 1972 until 2004. Mr. Fogg has been a director of Griffon Corporation, a diversified management and holding company, since May 2005, and has been President of The Legal Aid Society of New York since November 2009.
Mr. Fogg’s decades of experience as a corporate and securities lawyer concentrating on mergers, acquisitions and other corporate transactions add great value to our board of directors with respect to its transactional matters and corporate governance.
Steven Webster has been a member of our board of directors since January 2013. Mr. Webster served on SEACOR’s board of directors from September 2005 to January 2013. Mr. Webster has been a Co-Managing Partner of Avista Capital Partners LP, a private equity investment business he co-founded that focuses on the energy, healthcare and other industries, since 2005. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc. (Falcon Drilling) an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation (R&B Falcon), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster formerly served on the Board of Directors of Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation, Grey Wolf, Inc., Encore Bancshares, Inc., Solitario Exploration & Royalty Corporation and Pinnacle Gas Resource. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc., a Houston based independent energy company engaged in the exploration, development and production of natural gas and oil, and Basic Energy Services Inc., a company that provides well site services to domestic oil and gas producers. He is also a Trust Manager of Camden Property Trust, a real estate investment trust specializing in multi-family housing, and a director of Hercules Offshore, Inc., an international provider of offshore contract drilling, liftboat and inland barge services, Geokinetics Inc., a global geophysical company providing seismic acquisition, seismic and interpretation services, and various private companies. Mr. Webster served as a director of Seabulk International, Inc. both before and following its merger with SEACOR in July 2005 until March 2006.
Mr. Webster’s extensive experience with private equity and equity-related investments provides additional depth to the board’s analysis of investment and acquisition opportunities. His board positions and his experience as Chairman and Chief Executive Officer of a public company provide additional experience to the board in evaluating corporate opportunities.
Ann Fairbanks has been a member of our board of directors since March 2013. Mrs. Fairbanks is the founder and Chairman of The Fairbanks Investment Fund, a U.S. private equity fund providing capital to middle market European companies which seek strategic growth in global markets, since its inception in 2007.   From 1990 to 2000, Mrs. Fairbanks was a partner in investment subsidiaries of Keystone, Inc., the principal investment vehicle for Robert M. Bass, a Fort Worth, Texas-based investor. Prior to joining Keystone, Mrs. Fairbanks served in a number of U.S. government positions:  from 1983 to 1987 as Chief Operating Officer of the primary bank regulator for the U.S. Thrift Industry, the Federal Home Loan Bank board, which also had oversight responsibility for the Federal Home Loan Bank System, the Federal Savings and Loan Insurance Corporation, (FSLIC), and the Federal Home Loan Mortgage Corporation, (FHLMC).  She subsequently served as a Presidential appointee on the initial board of the newly privatized Federal Home Loan Mortgage Corporation until 1994.  From 1981 to 1983, Mrs. Fairbanks served as Deputy Assistant Director for Economic Policy on the White House Domestic Policy Staff of President Ronald Reagan.  Mrs. Fairbanks currently serves as the chairman of the boards of directors of each of Clarion Industries and Proteonic and as a director on the boards of directors of each of Invectys SA and Routin SA.  Previously, Mrs. Fairbanks has served on the boards of directors of ING Bank, FSB (ING DIRECT), where she was lead director through sale of the bank to Capital One Bank in 2010; Tarkett SA, as a director and member of the Audit Committee from 2002 to 2007; and as a director of Modelabs SA from 2009 to 2011.  She is also a member of the board of directors and Executive Committee of the French-American Foundation in New York, since 2002; a member of the board of directors of the French-American Foundation in France, since 2006; a member of the National Committee of the Aspen Music Festival, since 2001; and a member of the International Women’s Forum in Washington, D.C., since 1996.
Mrs. Fairbanks’ extensive experience with investment activities and board positions provides additional depth to the Board’s analysis and evaluation of investment and acquisition opportunities and other corporate opportunities and enhances the Board’s leadership and corporate governance experience.
Christopher P. Papouras has been a member of our board of directors since March 2013. Mr. Papouras has been President of Canrig Drilling Technology, Ltd., a leading supplier of drilling equipment for the oil and gas drilling industry, since 1998. Prior to that, Mr. Papouras was President of Epoch Well Services, Inc., a provider of information technology services to the oil and gas industry, and Assistant to the Chairman of Nabors Industries, Inc., a land drilling contractor and subsidiary of Nabors Industries Ltd. Mr. Papouras is active in the Young Presidents’ Organization, serves as an advisory board member of Knowledge is Power Program, Houston Public Schools and serves on the board of directors and Executive Committee of the Boys & Girls Club of Greater Houston.
Mr. Papouras brings extensive industry experience as well as corporate leadership and financial and operational management experience to the Board.
Yueping Sun has been a member of our board of directors since March 2013. Ms. Sun has been Of Counsel for the law firm of Yetter Coleman LLP since 2005, where her principal areas of practice include corporate and securities law. She also has served as Rice University Representative since 2004. Previously, Ms. Sun practiced law in New York City with White & Case LLP and Sidley Austin Brown & Wood LLP. Ms. Sun is a board member of the Asia Society Texas Center, St. John's School, and the United Way of Greater Houston, a trustee of Texas Children's Hospital and honorary co-chair of Rice's Baker Institute Roundtable.  She also serves as a member of the advisory board of Rice's Shepherd School of Music, the Kinder Institute for Urban Research, Asian Chamber of Commerce, Chinese Community Center, and the Mayor's International Trade and Development Council for Asia/Australia.  Ms. Sun has been recognized by several organizations for her contributions to the community, including the 2010 International Executive of the Year, Texas China Distinguished Leader in Education Award, the 2011 Asian American Leadership Award, Woman on the Move, one of the Most 50 Influential Women of 2010 and the 2012 ABC Channel 13 Woman of Distinction.
Ms. Sun’s experience as a corporate and securities lawyer concentrating on cross-border and other corporate transactions adds great value to the board with respect to transactional matters and corporate governance, and her broad experience provides for enhanced board diversity.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our amended and restated bylaws provide that our board of directors will consist of not less than 3 and not more than 15 directors.
Our Board of Directors and Director Independence
Our amended and restated bylaws vest in the board the authority to fix the number of directors as long as there are not fewer than three or more than eleven.
A majority of our directors are independent, non-employee directors. We have determined that Messrs. Webster, Fogg and Papouras and Mlle. Fairbanks and Sun are independent as such term is defined by the applicable rules and regulations of the New York Stock Exchange. Additionally, each of these directors meets the categorical standards for independence established by our board of directors (the “Era Categorical Standards”). A copy of our Corporate Governance Policy is available on our website at www.eargroupinc.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.
Committees of the Board of Directors
Our board of directors have established the following committees, each of which operates under a written charter that has been posted on our website, www.eragroupinc.com
Audit Committee.
The Audit Committee is comprised of Blaine Fogg and Steven Webster. Our board of directors has determined that Steven Webster is an “audit committee financial expert” for purposes of the rules of the SEC. In reaching this determination, the board considered, among other things, the experience of Steven Webster as co-founder and Co-Managing Partner of Avista Capital Partners LP, a private equity investment business, in addition to other experience, as further set forth above. In addition, our board of directors determined that each of the members of the Audit Committee are independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and in accordance with the Era Categorical Standards. The Audit Committee is expected to meet at least quarterly.
Committee Function. The Audit Committee assists the board of directors in fulfilling its responsibility to oversee:

•
management’s execution of our financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

•	the selection, performance and qualifications of our independent registered public accounting firm (including its independence);

•	the review of the financial reports and other financial information provided by us to any governmental or regulatory body, the public or other users thereof;

•	our systems of internal accounting and financial controls and the annual independent audit of our financial statements;

•
risk management and controls, which includes assisting management with identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the board of directors); and

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters.
The Audit Committee’s role is one of oversight. Our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. Our management, including the internal audit staff, or outside provider of such services, and the independent auditors have more time, knowledge and detailed information about us than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee will not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work.
Compensation Committee.
The Compensation Committee is comprised of Blaine Fogg and Steven Webster. Blaine Fogg is the Compensation Committee Chairman. Our board of directors has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code.
Committee Function. The Compensation Committee, among other things:

•	reviews all of our compensation practices;

•
establishes and approves compensation for the Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain officers or managers who receive an annual base salary of more than $200,000;

•	evaluates officer and director compensation plans, policies and programs;

•	reviews and approves benefit plans;

•	produces a report on executive compensation to be included in our proxy statements; and

•	approves all grants of equity awards.
The Chairman sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Chairman of the board of directors and the General Counsel, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the Compensation Committee’s actions regarding compensation of executive officers to the full board of directors. The Compensation Committee has the sole authority to retain compensation consultants to assist in the evaluation of director or executive officer compensation.
Nominating and Corporate Governance Committee.
The Nominating and Governance Committee is comprised of Steven Webster. Our board of directors has determined that the sole member of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards.
Committee Function. The Nominating and Corporate Governance Committee assists the board of directors with:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for election at our Annual Meeting of Stockholders and to fill vacancies on the board of directors;

•
recommending modifications, as appropriate, to our policies and procedures for identifying and reviewing candidates for the board of directors, including policies and procedures relating to candidates for the board of directors submitted for consideration by stockholders;

•
reviewing the composition of the board of directors as a whole, including whether the board of directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	reviewing periodically the size of the board of directors and recommending any appropriate changes;

•	overseeing the evaluation of the board of directors and management;

•	recommending changes in director compensation; and

•	various governance responsibilities.
Selection of Nominees for the Board of Directors. To fulfill its responsibility to recruit and recommend to the full board of directors nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full board of directors to determine the qualifications and areas of expertise needed to further enhance the composition of the board of directors and works with management in attracting candidates with those qualifications.
In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the board of directors, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the board of directors, considers each candidate’s personal qualifications and how such personal qualifications effectively address the perceived then current needs of the board of directors. Appropriate personal qualifications and criteria for membership on the board of directors include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to us;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of our businesses and the environment in which we operate; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.
After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the board of directors for consideration and approval. The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in these efforts.
Stockholder Recommendations. The Nominating and Corporate Governance Committee will consider director candidates suggested by our stockholders provided that the recommendations are made in accordance with the same procedures required under our bylaws for nomination of directors by stockholders. Stockholder nominations that comply with these procedures and that meet certain criteria outlined will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive.
Code of Business Conduct and Ethics
Our board of directors has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents is available on our website at www.eragroupinc.com, by clicking “Corporate Governance” on the “Investors” link and is also available to stockholders in print without charge upon written request to our Investor Relations Department, 818 Town & Country Blvd., Suite 200, Houston, Texas, 77024.
Our Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees and our Supplemental Code of Ethics is applicable to our Chief Executive Officer and senior financial officers. We will disclose future amendments to, or waivers from, certain provisions of our Supplemental Code of Ethics on our website within two business days following the date of such amendment or waiver.

Executive Officers
Each of our executive officers has been elected by our board of directors and will serve until his or her successor is duly elected and qualified.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law (“DGCL”). We also have in place directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.
In addition, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

COMPENSATION OF DIRECTORS
Prior to the Spin-off, we did not pay our directors for their service on our board of directors. In February 2013, we adopted a director compensation package for members of our board of directors that are not employees of ours. Our directors (other than our non-executive chairman) will be entitled to an annual cash retainer of $60,000 and will also be entitled to additional cash compensation of $2,000 for each board of directors meeting attended in person and $1,000 for each meeting attended telephonically. Our non-executive chairman is entitled to an annual cash retainer of $160,000. In addition, the chairperson of each of our audit, compensation and nominating and governance committees will be entitled to additional annual cash retainers of $20,000, $15,000 and $10,000, respectively. Directors will also be eligible for equity awards under our 2012 Share Incentive Plan. We expect that annual awards to non-employee directors will be in the form of restricted stock awards with a value of $60,000 (2,930 shares of restricted stock for the grant made in March 2013) and will vest on the one year anniversary of the date of the grant. In addition, upon election to the board, directors will generally receive an initial award of 4,000 shares of restricted stock that will also vest over 4 years.

COMPENSATION OF OFFICERS
2012 Compensation
For 2012, the cash compensation of our executive officers was determined by SEACOR’s executive management, and the equity compensation of our executive officers was determined by SEACOR’s Compensation Committee at the recommendation of SEACOR’s executive management.
The compensation of Sten L. Gustafson, our current Chief Executive Officer, Mr. Fabrikant, who served as our Chief Executive Officer until March 2012, Mr. Robert Van de Vuurst, who served as our Chief Operating officer and Vice President until September 2012 and our other executive officers identified in our Summary Compensation Table, who we refer to as the “named executive officers,” generally consisted of a combination of base salary, bonuses and equity-based compensation issued under SEACOR incentive plans. Executive officers and all salaried employees also received a benefits package. Our named executive officers did not have employment, severance, change-of-control or similar types of agreements with us.
On February 27, 2013, we announced that Ms. Anna Goss, our Senior Vice President – Finance and Chief Accounting Officer and one of our named executive officers for 2012, will cease to be an employee of our company effective May 31, 2013. For a description of the terms of Ms. Goss’ separation agreement, see “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control.”
Components of 2012 Compensation
Base Salary. Our named executive officers’ base salary levels for the year ended December 31, 2012 were established to reflect the experience and skill required for executing our business strategy and overseeing operations. Base salary is determined based on the experience and skill required for executing our business strategy and overseeing operations, and will be adjusted as appropriate, at levels designed to be consistent with professional and market standards.
For the year ended December 31, 2012, Mr. Gustafson’s base salary was $300,000 (pro rated from an annualized rate of $400,000 to reflect his joining our company in April 2012), Mr. Bradshaw’s base salary was $59,231 (pro rated from an annualized rate of $300,000 to reflect his joining our company in October 2012) and Ms. Goss’ base salary was $200,000. Mr. Fabrikant, who also serves as the Executive Chairman of SEACOR, received $1 for his services as our CEO through March 2012. Mr. Van de Vuurst’s base salary was $220,696 (pro rated from an annualized rate of $275,000).
Cash Bonus Compensation. As part of SEACOR, cash bonus awards to our executive officers were discretionary and generally paid over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest was paid on the deferred portion of this cash bonus compensation at the rate of LIBOR plus 60 bps, currently approximately 1.5% per annum.
In general, SEACOR determined cash bonus awards for a given fiscal year after the completion of the audit of its financial statement for that fiscal year. The initial installment of the bonus was paid after this determination was made, generally in the first quarter of the following fiscal year. However, in December 2012, SEACOR determined to accelerate the payment of the initial installment of the cash bonus awards for fiscal 2012 based on the amount paid in 2011. As a result, in December 2012, Mr. Gustafson received a cash bonus of $90,000, Mr. Bradshaw received a cash bonus of $15,000 and Ms. Goss received a cash bonus of $48,000. These amounts represent approximately 60% of the estimated cash bonuses earned by each of Messrs. Gustafson and Bradshaw and Ms. Goss for the year ended December 31, 2012. Final cash bonus amounts in respect of 2012 for Messrs. Gustafson and Bradshaw and Ms. Goss were determined in February 2013. The final cash bonus amounts for Messrs. Gustafson and Bradshaw were consistent with the initial estimates and the final cash bonus for Ms. Goss was increased from $80,000 to $100,000. In addition, in February 2013 the compensation committee awarded Mr. Gustafson a cash bonus of $500,000 in lieu of replacement equity awards related to the Spin-off, as more fully described under “—Equity Compensation.”
The process for determining cash bonus awards for our executive officers continues to be discretionary and our management and Compensation Committee will determine the amount and structure of cash bonuses on a case-by-case basis for each individual, which we believe is the best approach for us. We have also adopted the Era Group

Inc. Management Incentive Plan (the “MIP”) to allow us to award annual bonus compensation that complies with the requirements of Section 162(m) of the Code. For a description of the MIP see “—Era Management Incentive Plan.”
Equity Compensation. In the past, SEACOR employed two types of equity-based awards: restricted stock and stock options. The amount of the awards and allocation was based on SEACOR’s Compensation Committee’s analysis and other factors, including an estimate of the value of the awards.
In connection with the Spin-off, we adopted the Era Group Inc. 2012 Share Incentive Plan (the “Share Incentive Plan”). Management and the Compensation Committee will determine the amount and allocation of equity awards on a case-by-case basis for each individual, which we believe is the best approach for us. For a description of the Share Incentive Plan see “—Share Incentive Plan.”
Restricted Stock. In March 2012, SEACOR’s Compensation Committee awarded 500 shares of restricted stock to Ms. Goss, which were originally scheduled to vest in five equal installments, beginning on March 4, 2013. However, on December 14, 2012 SEACOR’s Compensation Committee voted to accelerate the vesting of certain restricted stock awards, which included the acceleration of the vesting of Ms. Goss’s awards originally scheduled to vest on March 4, 2013 and 2014. In December 2012, SEACOR’s Compensation Committee awarded 12,000 shares and 5,000 shares of restricted stock to Messrs. Gustafson and Bradshaw, respectively. The shares of restricted stock awarded to Messrs. Gustafson and Bradshaw were cancelled in connection with the Spin-off and replaced with the awards discussed below. In February 2013, the compensation committee of our board of directors determined to award Mr. Gustafson a one-time cash bonus of $500,000 in lieu of a portion of the replacement restricted stock awards he was to receive as described in the preceding sentence. In March 2013, the compensation committee awarded each of our senior vice presidents (other than Ms. Goss) 15,000 shares of restricted stock. These shares of restricted stock will vest in four equal installments on the anniversary of the grant.
In connection with the Spin-off, except with respect to SEACOR restricted stock awards granted to our Chief Executive Officer, Mr. Gustafson, and our Chief Financial Officer, Mr. Bradshaw, in December 2012, outstanding restricted stock awards of SEACOR common stock held by our employees and employees and directors of SEACOR that were granted under SEACOR’s equity incentive plans were treated the same as other shares of SEACOR’s common stock in the Spin-off. Holders of these SEACOR restricted stock awards received one fully vested share of our common stock for each SEACOR restricted stock award held by such employee. All other terms of these SEACOR restricted stock awards remain the same. In place of their SEACOR restricted stock awards, in March 2013, Mr. Gustafson received 75,000 Era Group restricted stock awards that will vest over four years beginning in March 2014 upon satisfaction of certain conditions and Mr. Bradshaw received 40,000 Era Group restricted stock awards that will vest in four equal installments.
Stock Options. SEACOR’s Compensation Committee did not make any stock option awards to our named executive officers in 2012. In March 2013, the compensation committee awarded each of our senior vice presidents (other than Ms. Goss) options to purchase 15,000 shares of our common stock. In addition, the compensation committee awarded Mr. Gustafson options to purchase 100,000 shares of our common stock and Mr. Bradshaw options to purchase 40,000 shares of our common stock. These options were granted with an strike price of $20.48 per share and will vest in four equal installments on the anniversary of the grant.
In connection with the Spin-off, outstanding stock options to purchase shares of SEACOR common stock granted to employees and directors of SEACOR under SEACOR’s equity incentive plans were adjusted to reflect the difference in value of SEACOR’s common stock on the “regular way” market on the day before and the effective date of the Spin-off, by changing the exercise price and number of shares of SEACOR common stock subject to the stock options. In addition, Era Group employees and directors of SEACOR that joined our board and resigned from SEACOR’s board after the Spin-off had their outstanding stock options to purchase shares of SEACOR common stock canceled and replaced with stock options to purchase shares of our Common Stock based on a similar formula.
Summary Compensation Table
The following table sets forth compensation information for our named executive officers with respect to the fiscal years ended December 31, 2011 and December 31, 2012. All share information relates to SEACOR common stock.

Name and Principal Position

	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Charles Fabrikant(3)	2012	1	—	—	—	—	1
President, Chief Executive Officer and Director	2011	1	—	—	—	—	1
Sten Gustafson(4)	2012	300,000	150,000	990,960	—	5,200	1,446,160
Chief Executive Officer and Director	2011	—	—	—	—	—	—
Chris Bradshaw(5)	2012	59,231	25,000	412,900	—	—	497,131
Chief Financial Officer and Executive Vice President	2011	—	—	—	—	—	—
Anna Goss(6)	2012	200,000	100,000	49,170	—	5,634	354,804
Senior Vice President—Finance and Chief Accounting Officer(7)	2011	200,000	80,000	147,555	—	7,638	435,193
Robert Van de Vuurst(8)	2012	220,696	—	49,170	22,350	91,500	383,716
Chief Operating Officer and Vice President(9)	2011	275,000	125,000	491,850	89,448	688	981,986

(1)
In general, sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control,” however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” In addition, in February 2013 the compensation committee awarded Mr. Gustafson a cash bonus of $500,000 in lieu of replacement equity awards related to the Spin-off, as more fully described under “—Equity Compensation.”

(2)
The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2012 and 2011, respectively, in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 13 of the Consolidated Financial Statements included in SEACOR’s 2011 Annual Report to Stockholders.

(3)
Mr. Fabrikant served as our President and Chief Executive Officer between October 2011 and March 2012 and received a nominal compensation of $1.00 in 2011 for this position. Mr. Fabrikant also serves as Executive Chairman of SEACOR.

(4)
Mr. Gustafson has served as our Chief Executive Officer since April 2012. “All Other Compensation” includes $5,200 in 2012 of contributions made by SEACOR to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by SEACOR, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code. The 2012 matching contributions do not reflect final true up contributions.

(5)	Mr. Bradshaw has served as our Chief Financial Officer and Executive Vice President since October 2012.

(6)
“All Other Compensation” includes $864 in 2011 and $898 in 2012, of interest earned on the second and third installments of bonus payments, and $6,774 in 2011 and $4,736 in 2012, of contributions made by SEACOR to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by SEACOR, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code. The 2012 matching contributions do not reflect final true up contributions.

(7)
Ms. Goss served as our Chief Financial Officer and Vice President through October 2011. She has served as our Vice President—Finance since October 2011. On February 27, 2013, we announced that Ms. Goss will cease to be an employee of our company effective May 31, 2013. See “—Employment and Other Contracts and Potential

Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Ms. Goss’s separation and consulting agreement.

(8)
“All Other Compensation” includes $688 in 2011 and $8,500 in 2012 of contributions made by SEACOR to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by SEACOR, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code and an $83,000 severance payment in 2012 made to Mr. Van de Vuurst pursuant to his separation and consulting agreement. Upon termination, the unvested portions of SEACOR’s matching contributions were forfeited.

(9)
Mr. Van de Vuurst served as our Chief Operating Officer from February 2011 through September 2012. See “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Mr. Van de Vuurst’s separation and consulting agreement.

Outstanding Equity Awards at Fiscal Year-end (2012)
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2012, held by the named executive officers. All share information relates to SEACOR common stock.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)	($)		(#)	($)
Charles Fabrikant(3) President, Chief Executive Officer and Director	—	—	—	—	—	—
Sten Gustafson(4) Chief Executive Officer and Director	—	—	—	—	2400 (5)	201,120
					2400 (6)	201,120
					2400 (7)	201,120
					2400 (8)	201,120
					2400 (9)	201,120
Chris Bradshaw(10) Executive Vice President and Chief Financial Officer	—	—	—	—	1000 (5)	83,800
					1000 (6)	83,800
					1000 (7)	83,800
					1000 (8)	83,800
					1000 (9)	83,800
Anna Goss(11) Senior Vice President—Finance and Chief Accounting Officer	25	—	53.20	3/2/2016	700 (12)	58,660
	25	—	63.59	3/2/2016	400 (12)	33,520
	25	—	67.42	3/2/2016	100 (12)	8,380
	125	—	74.45	3/2/2016

	Option Awards				Stock Awards
	500	—	75.45	3/4/2017
	500	—	74.36	3/4/2017
	500	—	67.80	3/4/2017
	500	—	70.57	3/4/2017
	100	25 (12)	74.95	3/4/2018
	100	25 (12)	68.50	3/4/2018
	100	25 (12)	62.70	3/4/2018
	100	25 (12)	39.00	3/4/2018
	225	150 (12)	36.65	3/4/2019
	225	150 (12)	57.95	3/4/2019
	225	150(12)	55.56	3/4/2019
	225	150(12)	54.67	3/4/2019
	150	225(12)	59.53	3/4/2020
	150	225(12)	47.92	3/4/2020
	150	225(12)	61.02	3/4/2020
	150	225(12)	92.30	3/4/2020
Robert Van de Vuurst(13) Chief Operating Officer and Vice President	750	—	93.37	6/30/2013	—	—
	750	—	91.96	6/30/2013
	750	—	79.92	6/30/2013
	750	—	82.77	6/30/2013
	250	—	93.34	6/30/2013
	250	—	80.46	6/30/2013
	250	—	82.12	6/30/2013
	250	—	81.16	6/30/2013

(1)	Options vest incrementally at a rate of one-fifth per year.

(2)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of the SEACOR’s common stock on December 31, 2012, which was $83.80.

(3)
Mr. Fabrikant served as our President and Chief Executive Officer between October 2011 and March 2012 and received a nominal compensation of $1.00 in 2011 and 2012 for this position. Mr. Fabrikant also serves as Executive Chairman of SEACOR. For more information, see “—Compensation of the President and Chief Executive Officer (the Principal Executive Officer), Chief Financial Officer (the Principal Financial Officer), Chief Operating Officer and Vice President—Finance—President and Chief Executive Officer (Principal Executive Officer): Mr. Charles Fabrikant.”

(4)	Mr. Gustafson has served as our Chief Executive Officer since April 2012.

(5)	These shares will vest on December 16, 2013, assuming continued employment with us.

(6)	These shares will vest on December 16, 2014, assuming continued employment with us.

(7)	These shares will vest on December 16, 2015, assuming continued employment with us.

(8)	These shares will vest on December 16, 2016, assuming continued employment with us.

(9)	These options will vest on December 16, 2017, assuming continued employment with us.

(10)	Mr. Bradshaw has served as our Executive Vice President and Chief Financial Officer since October 2012.

(11)
Ms. Goss served as our Chief Financial Officer and Vice President until October 2011 when she was reassigned to the position of Vice President-Finance. In October 2012, Ms. Goss was appointed to the position of Senior Vice President—Finance and Chief Accounting Officer. On February 27, 2013, we announced that Ms. Goss will cease to be an employee of our company effective May 31, 2013. See “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Ms. Goss’s separation and consulting agreement.

(12)
As a result of Ms. Goss’s resignation, these shares and options will vest under the terms of Ms. Goss’s separation and consulting agreement upon the termination of her employment on May 31, 2013 and will remain exercisable through the ninetieth (90th) day after the end of the Consulting period with Ms. Goss. See “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Ms. Goss’s separation and consulting agreement.

(13)	Mr. Van de Vuurst served as our Chief Operating Officer from February 2011 through September 2012.
Non-Qualified Deferred Compensation
A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) was established by SEACOR and provides non-employee directors and a select group of highly compensated employees (including the named executive officers) the ability to defer receipt of up to 75% of their cash base salary, up to 100% of their cash bonus and up to 100% of their vested restricted stock for each fiscal year. Each participant’s compensation deferrals are credited to a bookkeeping account and, subject to certain restrictions, each participant may elect to have their cash deferrals in such account indexed against one or more investment options, solely for purposes of determining amounts payable for earnings or losses under the Deferred Compensation Plan (however, the terms of the plan do not require SEACOR to invest any deferred amounts in the selected investment options as long as the return is paid). Participants may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least six months after the separation from service. Participants are always 100% vested in the amounts that they contribute to their Deferred Compensation Plan accounts. SEACOR, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements. We have not as of yet adopted our own non-qualified deferred compensation plan.
401(k) Plan
SEACOR maintains a qualified 401(k) savings plan which allows executives to defer from 1% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. The terms of the plan permit SEACOR to make discretionary contributions from time to time. Participants are always vested in their own contributions to the plan and are fully vested in SEACOR contributions generally after five years of service. In connection with the Spin-off we adopted a similar 401(k) plan for our employees.
Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control
The named executive officers do not have employment, severance or change-of-control agreements with us.
As of December 31, 2012, our named executive officers would not have received any payments upon a change of control of us.
Under each of SEACOR’s equity plans, stock options and restricted stock are payable or vest upon the death, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control,” however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” It has been SEACOR’s practice to also accelerate the payment of outstanding cash bonuses in similar circumstances, but it is under no contractual obligation to do so.
As employees of a subsidiary of SEACOR, as of December 31, 2012, Messrs. Fabrikant, Gustafson and Bradshaw and Ms. Goss would have received $308,509, $60,000, $10,000 and $49,361, respectively, in bonus awards;

and $2,983,280, $1,005,600, $419,000 and $100,560, respectively, in stock awards, and Mr. Fabrikant and Ms. Goss would have received $947,655, and $40,466, respectively, in option awards, in each case, upon their respective death, disability, qualified retirement, termination without “cause” or “change in control” of SEACOR.
The bonus award amounts represent the total of all remaining annual installments of bonus payments yet to be paid as of December 31, 2012. The stock award amounts reflect the closing price of the SEACOR common stock as of December 31, 2012, which was $83.80 for unvested shares. The option award amounts reflect the accumulated value based on the difference between strike prices and the closing price of the SEACOR common stock on December 31, 2012, which was $83.80 for unvested options and do not include options to purchase SEACOR common stock with strike prices greater than $83.80.
Separation Agreement with Robert Van de Vuurst. On September 30, 2012, we entered into a Separation and Consulting Agreement with Mr. Van de Vuurst pursuant to which Mr. Van de Vuurst ceased to be an employee as of October 1, 2012. The Separation and Consulting Agreement provides Mr. Van de Vuurst with a severance payment of $83,000 on December 31, 2012 and $51,281 representing a bonus related to his performance in 2012, payable within 30 days of his termination. Following the delivery of a claims release by Mr. Van de Vuurst to us, all of Mr. Van de Vuurst’s SEACOR restricted stock not previously vested have vested and become non-forfeitable and all of Mr. Van de Vuurst’s options to purchase SEACOR shares not previously vested have vested, become exercisable and remain exercisable through June 2013.
Under the terms of the Separation and Consulting Agreement, Mr. Van de Vuurst will continue to serve as a consultant to us on an as-needed basis regarding our business and operations and the transition of duties from October 1, 2012 to March 30, 2013. Mr. Van de Vuurst will receive a consulting fee of $25,000 per month for these consulting services. Payments made to Mr. Van de Vuurst pursuant to his Separation and Consulting Agreement are subject to his compliance with certain covenants on nondisclosure of Era Group information, non-disparagement and non-competition.
Separation Agreement with Anna Goss. On February 27, 2013, we entered into a Separation and Consulting Agreement with Ms. Goss pursuant to which Ms. Goss will cease to be an employee as of May 31, 2013 (the “Separation Date”). The Separation and Consulting Agreement provides Ms. Goss with the following principal severance benefits: (i) after the Separation Date, within seven (7) days of execution and delivery of a customary release (the “Release Effective Date”), Ms. Goss will be entitled to an aggregate lump sum cash severance payment of $339,986; (ii) a cash payment in respect of accrued but unused vacation time through the Separation Date; and (iii) Ms. Goss’s SEACOR restricted stock not previously vested will vest and become non-forfeitable and all of Ms. Goss’s options to purchase the Company’s shares not previously vested will vest, become exercisable and remain exercisable through the ninetieth (90th) day after the end of the Consulting Period (as defined below). In addition, Ms. Goss will be entitled to receive, upon termination of the Consulting Period, $16,542 in cash, representing a bonus related to her performance in 2011.
Under the terms of the Separation and Consulting Agreement, Ms. Goss will continue to serve as a consultant to the Company on an as-needed basis regarding its business and operations and the transition of her duties from June 1, 2013 to November 30, 2013 (the “Consulting Period”). For these services, Ms. Goss will receive a consulting fee of (i) $17,500 per month through August 31, 2013 and (ii) $9,000 per month during the balance of the Consulting Period. Payments made to Ms. Goss pursuant to her Separation and Consulting Agreement are subject to her compliance with certain covenants on nondisclosure of Company information, non-disparagement and non-competition.
Share Incentive Plan
In connection with the Spin-off, we adopted the Era Group Inc. 2012 Share Incentive Plan. The 2012 Share Incentive Plan is intended to provide incentives which will attract, retain and motivate highly competent persons as non-employee directors, officers and employees of, and consultants to, us and our subsidiaries and affiliates, and further align their interests with those of our other stockholders by providing them opportunities to acquire shares of our common stock or to receive monetary payments based on the value of such shares.
The following summary describes the material features of the 2012 Share Incentive Plan but is not intended to be complete, and therefore the summary is qualified in its entirety by the 2012 Share Incentive Plan, which was filed as an exhibit to the Registration Statement filed with the SEC on October 12, 2012.

Shares Available
The maximum number of shares of common stock that may be delivered to participants under the 2012 Share Incentive Plan, subject to certain adjustments, is 4,000,000 shares of our common stock. In addition, any shares of common stock covered by a Benefit (defined below) granted under the 2012 Share Incentive Plan, which for any reason is canceled, forfeited or expires or, in the case of a Benefit other than a stock option, is settled in cash, shall again be available for Benefits under the 2012 Share Incentive Plan. If any stock option is exercised by tendering shares of common stock to us as full or partial payment in connection with the exercise of a stock option under the 2012 Share Incentive Plan, only the number of shares of common stock issued net of the shares tendered will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the 2012 Share Incentive Plan.
Administration
The 2012 Share Incentive Plan provides for administration by a committee of our board of directors appointed from among its members (the “Committee”), which is comprised, unless otherwise determined by the board of directors, of not less than two members who shall be (1) “Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act, and (2) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code (the “Code”). The Committee is authorized, subject to the provisions of the 2012 Share Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 2012 Share Incentive Plan and to make such determinations and interpretations and to take such action in connection with the 2012 Share Incentive Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Committee’s powers are the authority to select non-employee directors, officers and other employees of, and consultants to, us and our subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits. The Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits. The board of directors will act in lieu of the Committee with respect to Benefits made to non-employee directors under the 2012 Share Incentive Plan.
Eligibility for Participation
Non-employee directors, officers and employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to participate in the 2012 Share Incentive Plan. The selection of participants from eligible persons is within the discretion of the Committee.
Types of Benefits
The 2012 Share Incentive Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including non-qualified stock options and incentive stock options; (2) stock appreciation rights; (3) stock awards; (4) performance awards; and (5) restricted stock units (collectively, “Benefits”). Benefits may be granted singly, in combination, or in tandem as determined by the Committee. Stock awards, performance awards and restricted stock units may, as determined by the Committee in its discretion, constitute Performance-Based Awards (defined below) for certain executive officers under Section 162(m) of the Code.
Stock Options
Under the 2012 Share Incentive Plan, the Committee may grant awards in the form of non-qualified stock options or incentive stock options to purchase shares of common stock. A stock option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a non-qualified stock option. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option’s exercise and vesting, and the exercise price of the option. The exercise price will not be less than 100% of the Fair Market Value (as defined in the 2012 Share Incentive Plan) of the common stock on the date the stock option is granted. The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of common stock then owned by the participant, by the withholding of shares of common stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to us together with a copy of irrevocable instructions to a broker to deliver promptly to us the amount of sale or loan proceeds to pay the exercise price. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2012 Share Incentive Plan. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate. No stock option is exercisable later than 10 years after the date it is granted except in the event of a participant’s death, in which case, the exercise period of a non-qualified stock option may be extended but no later than one year after the participant’s death.
Stock Appreciation Rights (“SARs”)
The 2012 Share Incentive Plan authorizes the Committee to grant a SAR either in tandem with a stock option or independent of a stock option. A SAR is a right to receive a payment, in cash, common stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of common stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of common stock on the date the right is granted, all as determined by the Committee. SARs granted under the 2012 Share Incentive Plan are subject to terms and conditions relating to exercisability that are similar to those imposed on stock options, and each SAR is subject to such terms and conditions as the Committee shall impose from time to time.
Stock Awards and Restricted Stock Awards
The Committee may, in its discretion, grant stock awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of common stock issued or transferred to participants with or without other payments therefor. Stock awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, our right to reacquire such shares for no consideration upon termination of the participant’s employment or service within specified periods, and may constitute Performance-Based Awards, as described below. Stock awards subject to forfeiture upon the occurrence of specified events are referred to as “Restricted Stock Awards.” The stock award will specify whether the participant will have, with respect to the shares of common stock subject to a stock award, all of the rights of a holder of shares of common stock, including the right to receive dividends and to vote the shares.
Performance Awards
The 2012 Share Incentive Plan allows for the grant of performance awards which may take the form of shares of common stock or Restricted Stock Units (defined below), or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment, over a period to be determined by the Committee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may require or permit the deferral of, the receipt of performance awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.
Restricted Stock Units
The Committee may, in its discretion, grant Restricted Stock Units to participants, which may constitute Performance-Based Awards. A “Restricted Stock Unit” means a notional account representing one share of common stock. The Committee determines the criteria for the vesting of Restricted Stock Units and whether a participant granted a Restricted Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the 2012 Share Incentive Plan). Upon vesting of a Restricted Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of common stock representing the Restricted Stock Units will be distributed to the participant (unless the Committee, with the consent of the participant, provides for the payment of the Restricted Stock Units in cash, or partly in cash and partly in shares of common stock, equal to the value of the shares of common stock which would otherwise be distributed to the participant).
Performance-Based Awards
Certain Benefits granted under the 2012 Share Incentive Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, either the vesting or the exercise of such Performance-Based Awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria: (1) net sales; (2) pre-tax income before allocation of corporate overhead and bonus; (3) budget; (4) earnings per share; (5) net income; (6) division, group or corporate financial goals; (7) return on stockholders’ equity; (8) return on assets; (9) attainment of strategic and operational initiatives; (10) appreciation in and/or maintenance of the price of our common stock or any other publicly traded securities; (11) market share; (12) gross profits; (13) earnings before interest and taxes; (14) earnings before interest, taxes, depreciation and amortization; (15) economic value-added models and comparisons with various stock market indices; (16) reductions in costs; or (17) any combination of the foregoing. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. With respect to Performance-Based Awards, the Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual participants or class of participants to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.
Other Terms
In order to comply with the requirements of Section 162(m) of the Code, the maximum number of shares of common stock with respect to which Benefits may be granted or measured to any individual participant under the 2012 Share Incentive Plan during the term of the 2012 Share Incentive Plan, and the maximum number of shares of common stock with respect to which options and SARs may be granted to an individual participant under the 2012 Share Incentive Plan during any calendar year, subject to certain adjustments, may not exceed 30% of the maximum number of shares of common stock that may be delivered to participants under the 2012 Share Incentive Plan.
The 2012 Share Incentive Plan provides that Benefits may be transferred by will or the laws of descent and distribution. The Committee determines the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. In addition to the foregoing, the Committee may permit the transfer of a Benefit by a participant to certain members of the participant’s immediate family or trusts for the benefit of such persons or other entities owned by such persons.
Upon the grant of any Benefit under the 2012 Share Incentive Plan, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the 2012 Share Incentive Plan. The Committee reserves the right to amend, suspend or terminate the 2012 Share Incentive Plan at any time. However, no amendment may be made without approval of our stockholders if the amendment will: (i) increase the aggregate number of shares of common stock that may be delivered through Stock Options under the 2012 Share Incentive Plan; (ii) increase the maximum amounts which can be paid to an individual participant under the 2012 Share Incentive Plan; (iii) change the types of business criteria on which Performance-Based Awards can be based under the 2012 Share Incentive Plan; or (iv) modify the requirements as to eligibility for participation in the 2012 Share Incentive Plan.
The 2012 Share Incentive Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to our stockholders. In addition, if there is a Change in Control (as defined in the 2012 Share Incentive Plan) of us, Benefits that have not vested or become exercisable at the time of such Change in Control will immediately vest and become exercisable and all performance targets relating to such Benefits will be deemed to have been satisfied as of the time of such Change in Control; provided, however, that: (i) any spin-off of one of our divisions or subsidiaries to our stockholders, and (ii) any event that would otherwise constitute a Change in Control that the board of directors determines, in its sole discretion, not to be a Change in Control for purposes of the 2012 Share Incentive Plan, will not constitute a Change in Control. Furthermore, the Committee, in its sole discretion, may determine upon the occurrence of a Change in Control (without regard to any contrary determination by the board of directors) that each Benefit outstanding will terminate and each holder will receive: (i) an amount equal to the excess of the Fair Market Value of such shares of common stock that are subject to Stock Options or SARs and that are then vested, over the exercise price thereof, and (ii) the Fair Market Value of shares of common stock that are subject to a Stock Award or Restricted Stock Unit and that are then vested. Such amounts, in either case, may be paid in cash, property or a combination thereof.

The Committee may grant Benefits to participants who are subject to the tax laws of nations other than the U.S., which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.
Certain Federal Income Tax Consequences
The following is a general description of the U.S. federal income tax consequences applicable to grants under the 2012 Share Incentive Plan, as currently in effect. Federal tax treatment may change should the Code be amended. State, local and foreign tax treatment, which is not discussed below, may vary from such federal income tax treatment. The following is not to be considered as tax advice to any participant, and any such persons are advised to consult their own tax counsel. Neither we nor the administrator are in a position to assure any particular tax result.
Non-Qualified Stock Options and Stock Appreciation Rights. A participant who receives a non-qualified stock option or a SAR will not recognize any taxable income upon the grant of such non-qualified stock option or SAR. However, the participant generally will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the excess of the Fair Market Value of the shares of common stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a SAR, the participant generally will recognize ordinary income in an amount equal to the sum of the cash and the Fair Market Value of the shares received. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a non-qualified stock option or SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a SAR for shares or upon the exercise of a non-qualified stock option, we may satisfy the liability in whole or in part by withholding shares of common stock from those that otherwise would be issuable to the participant or by the participant tendering other shares owned by him or her, valued at their Fair Market Value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the participant with respect to his or her non-qualified stock option or SAR, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply. If a participant exercises a non-qualified stock option by delivering shares of common stock, the participant will not recognize gain or loss with respect to the exchange of such shares, even if their then Fair Market Value is different from the participant’s tax basis. The participant, however, will be taxed as described above with respect to the exercise of the non-qualified stock option as if he or she had paid the exercise price in cash, and we likewise generally will be entitled to an equivalent tax deduction.
Incentive Stock Options. A participant does not recognize ordinary taxable income when an incentive stock option is granted or exercised. However, the excess of the Fair Market Value of the underlying shares of common stock over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares of common stock for more than two years following the date of the option grant and more than one year after the date of exercise, the difference between the sale price and exercise price is taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally recognizes ordinary income at the time of sale equal to the Fair Market Value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain is capital gain.
Restricted Stock. In general, a participant does not recognize taxable income upon the grant of Restricted Stock. Instead, the participant recognizes ordinary income at the time of vesting equal to the Fair Market Value of the shares (or cash) received minus any purchase price paid for the Restricted Stock. Any subsequent gain or loss is capital gain or loss. However, a participant may instead elect to be taxed at the time of grant. If the participant makes such an election, upon subsequent sale of the shares of common stock, any additional gain or loss is capital gain or loss.
Other Stock-Based Benefits. The tax consequences associated with other stock-based Benefits will vary depending on the specific terms of such Benefits. Among the relevant factors are whether or not the other stock-based Benefit has a readily ascertainable Fair Market Value, whether or not the Benefit is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received under the Benefit and the tax basis for the Benefit.

Section 409A of the Code. Section 409A of the Code, which was enacted in 2004, treats certain Benefits as “non-qualified deferred compensation.” If a Benefit is treated as “non-qualified deferred compensation” and the Benefit does not comply with or is not exempt from Section 409A of the Code, Section 409A may impose additional taxes, interest and penalties on the participant. Neither we nor the administrator is obligated to ensure that Benefits comply with Code Section 409A or to take any actions to ensure such compliance.
Tax Effect for Us. We generally receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to certain award holders, including pursuant to Section 162(m) and Section 280G of the Code.
Era Management Incentive Plan
We adopted the Era Group Inc. Management Incentive Plan (the “MIP”) to allow us to award annual bonus compensation that complies with the requirements of Section 162(m) of the Code. Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance based compensation that meets the requirements of Section 162(m). We believe that bonus opportunities granted under the MIP should qualify for the performance based compensation exception to Section 162(m).
We adopted the MIP because we believe that the MIP promotes our financial interests, including growth, by (i) attracting and retaining officers and key executives of outstanding competence; (ii) motivating officers and key executives by means of performance-related incentives; and (iii) providing competitive incentive compensation opportunities.
Administration
The MIP will be administered by the Compensation Committee of the Board. The Compensation Committee has the power to select employees to participate in the MIP, determine the size of awards under the MIP and make all necessary determinations under the MIP.
Eligibility and Participation
Executive employees who are, or are expected to be, “covered employees” under Section 162(m) and other executive employees, selected in the sole discretion of the Compensation Committee, are eligible to participate in the MIP. A participant may be designated as being eligible to receive an incentive cash bonus with respect to an annual performance period (“Annual Bonus”). The maximum Annual Bonus payable to any participant is $6 million. Unless otherwise determined by the Compensation Committee or the Board, the annual performance period will begin on January 1 of each calendar year and end on December 31 of that calendar year. Within 90 days after the beginning of each performance period, the Compensation Committee will establish specific performance goals for such annual performance period.
Performance Goals
The performance goals are specific targets and objectives established by the Compensation Committee. These performance goals will primarily be based on the earnings before interest, taxes, depreciation, amortization and non-cash items of the Company, or any business or division thereof, but may also be based on one or more, individually or in combination, of the following objective performance measures: (i) revenue growth, (ii) earnings, (iii) operating income; (iv) pre- or after-tax income; (v) cash flow (before or after dividends); (vi) cash flow per share (before or after dividends); (vii) earnings per share; (viii) return on equity; (ix) return on capital (including return on total capital or return on invested capital); (x) cash flow return on investment; (xi) return on assets; (xii) economic value added (or an equivalent metric); (xiii) market share or penetration; (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels or expenses ratios; (xvii) employee satisfaction; (xviii) customer satisfaction; (xix) customer retention; (xx) rating agency ratings and (xxi) attainment of strategic and/or organizational development goals. Performance goals may also be based on comparisons to the performance of other companies or an index covering multiple companies, measured by one or more of the foregoing performance measures.
Bonus Determinations and Payment
As soon as reasonably practical following the completion of each annual performance period, the Compensation Committee shall confirm which of the applicable performance goals, if any, have been achieved and the amount of bonuses payable as a result. The evaluation of performance measures against the performance goals may (A) be adjusted consistent with exclusions or adjustments provided for in our financing agreements, or (B) exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including but not limited to changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles. The Annual Bonus shall be paid to each participant within a reasonable period of time after the end of the annual performance period. The Compensation Committee may not increase any Annual Bonus payable. The Compensation Committee may, however, reduce or eliminate any Annual Bonus payable; provided, however, such action will not result in any increase in the amount of any Annual Bonus payable to any other MIP participant.
Employee Stock Purchase Plan
We established an employee stock purchase plan following the consummation of the Spin-off.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information with respect to the beneficial ownership of our common stock as of April 1, 2013 by:

•	each of our stockholders who beneficially own more than 5% of our outstanding shares of common stock;

•	each director named in the summary compensation table;

•	each officer named in the summary compensation table; and

•	all of our directors and executive officers as a group.
As of April 1, 2013, there were 20,095,626 shares of our common stock issued and outstanding.
The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Charles Fabrikant(1)	977,214	4.86%
Sten L. Gustafson(2)	75,000	*
Christopher S. Bradshaw(3)	40,000	*
Robert Van de Vuurst(4)	—	*
Anna Goss(5)	31,101	*
Oivind Lorentzen(6)	162,180	*
Blaine Fogg(7)	42,640	*
Steven Webster(8)	124,705	*
Shannon Fairbanks(9)	6,930	*
Christopher P. Papouras(9)	6,930	*
Yueping Sun(9)	6,930	*
All directors and executive officers as a group (13 individuals)(10)	1,520,421	7.56%
Principal Stockholders:
Baron Capital Group Inc.(11) 767 Fifth Avenue, 49th Floor New York, NY 10153	1,218,067	6.06%
BlackRock Inc.(12) 40 East 52nd Street New York, NY 10022	1,602,163	7.97%
Dimensional Fund Advisors LP(13) Palisades Wes, Building One 6300 Bee Cave Road Austin, TX 78476	1,090,038	5.42%
The Vanguard Group, Inc.(14) 100 Vanguard Blvd. Malvern, PA 19355	1,157,910	5.76%
Wellington Management Company, LLP(15) 280 Congress Street Boston, MA 02110	1,783,719	8.87%

__________

(1)
Includes 441,760 shares of common stock that Mr. Fabrikant may be deemed to own through his interest in, and control of, (i) Fabrikant International Corporation (FIC), of which he is President, the record owner of 358,529 shares, (ii) VSS Holding Corporation (VSS Holdings), of which he is President and sole stockholder, the record owner of 64,236 shares, and (iii) 18,995 shares owned by his mother’s estate over which he is a trustee and has discretion. Also includes 6,930 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(2)
Represents shares of restricted stock over which Mr. Gustafson exercises sole voting power and excludes options to purchase 100,000 shares of our common stock that have not as of yet vested and will not vest within 60 days of April 1, 2013.

(3)
Represents shares of restricted stock over which Mr. Bradshaw exercises sole voting power and excludes options to purchase 40,000 shares of our common stock that have not as of yet vested and will not vest within 60 days of April 1, 2013.

(4)	Mr. Van de Vuurst resigned from our Company in September 2012 and we are therefore unable to confirm his address or beneficial ownership.

(5)	Includes options to purchase 25,422 shares of our common stock that have vested or will vest within 60 days of April 1, 2013.

(6)	Includes 32,500 shares that Mr. Lorentzen may be deemed to own through various trusts held for his children and 3,930 shares of restricted stock over which Mr. Lorentzen exercises sole voting power.

(7)	Includes options to purchase 33,460 shares of our common stock that have vested or will vest within 60 days of April 1, 2013.

(8)	Includes options to purchase 93,688 shares of our common stock that have vested or will vest within 60 days of April 1, 2013.

(9)	Includes 6,930 shares of restricted stock over which the named person exercises voting power.

(10)
Includes Mmes. Goss, Fairbanks and Sun and Messrs. Fabrikant, Gustafson, Bradshaw, Lorentzen, Fogg, Webster, Stavley, Papouras, Reguero and White. The address for each such individual is c/o Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas, 77024.

(11)
According to a Schedule 13G amendment filed jointly on February 14, 2012, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Mr. Baron”), the filers are collectively the beneficial owners of more than 5% of the outstanding SEACOR common stock. BCG and Mr. Baron have shared voting power with respect to 1,106,817 shares of SEACOR common stock and shared dispositive power with respect to 1,218,067 shares of SEACOR common stock. BAMCO has shared voting power with respect to 1,050,200 shares of SEACOR common stock and shared dispositive power with respect to 1,160,200 shares of SEACOR common stock. BCM has shared voting power with respect to 56,617 shares of SEACOR common stock and shared dispositive power with respect to 57,867 shares of SEACOR common stock. BAMCO and BCM serve as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,218,067 shares of SEACOR common stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of SEACOR common stock. No one person’s interest in such shares of SEACOR common stock is more than 5% of the total Common Stock outstanding. The information in the table is based on the information contained in the 13G amendment and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off.

(12)
According to a Schedule 13G amendment filed on February 10, 2012, by BlackRock Inc. (“BlackRock”), BlackRock has sole dispositive power and sole voting power with respect to 1,602,163 shares of SEACOR common stock. BlackRock serves as a parent holding company, and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,602,163 shares of SEACOR common stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of SEACOR common stock. No one person’s interest in such shares of SEACOR common stock is more than 5% of the total Common Stock outstanding. The information in the table is based on the information contained in the 13G amendment and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off.

(13)
According to a Schedule 13G filed on February 14, 2012, by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,056,714 shares of SEACOR common stock and sole dispositive power with respect to 1,090,838 shares of Co SEACOR common stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of SEACOR common stock owned by the Funds and may be deemed to be the beneficial owner of the shares of SEACOR common stock. However, all of the SEACOR common stock is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. Various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. No one such Fund’s interest in such shares of SEACOR common stock is more than 5% of the total SEACOR common stock outstanding. The information in the table is based on the information contained in the 13G and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off.

(14)
According to a Schedule 13G filed on February 10, 2012, by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power with respect to 15,175 shares of SEACOR common stock, sole dispositive power with respect to 1,142,735 shares of SEACOR common stock and shared dispositive power with respect to 15,175 shares of SEACOR common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 15,175 shares of the SEACOR common stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard may be deemed to beneficially own 1,157,910 shares of SEACOR common stock. The information in the table is based on the information contained in the 13G and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off.

(15)
According to a Schedule 13G amendment filed on February 14, 2012, by Wellington Management Company, LLP (“Wellington”), Wellington has shared voting power with respect to 734,356 shares of SEACOR common stock and shared dispositive power with respect to 1,783,719 shares of SEACOR common stock. Wellington serves as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,783,719 shares of SEACOR common stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of SEACOR common stock. No one person’s interest in such shares of SEACOR common stock is more than 5% of the total SEACOR common stock outstanding. The information in the table is based on the information contained in the 13G amendment and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Separation and Consulting Agreements
On November 28, 2011, we entered into a Separation and Consulting Agreement with Mr. Washecka, pursuant to which Mr. Washecka ceased to be an employee as of December 31, 2011. On September 30, 2012, we entered into a Separation and Consulting Agreement with Mr. Van de Vuurst pursuant to which Mr. Van de Vuurst ceased to be an employee as of October 1, 2012. On February 27, 2013, we entered into a Separation and Consulting Agreement with Ms. Goss pursuant to which Ms. Goss will cease to be an employee as of May 31, 2013. For a description of the terms of our agreements with Mr. Van de Vuurst and Ms. Goss, please see “Compensation of Officers—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control.”
Agreements between SEACOR and Era Group Relating to the Spin-off
In order to govern certain ongoing relationships between SEACOR and Era Group following the Spin-off, SEACOR and Era Group entered into agreements pursuant to which certain services and rights are provided for and in which SEACOR and Era Group have agreed to indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements we have entered into with SEACOR.
This summary does not purport to be complete and may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified in their entirety by reference to, the agreements described below, each of which were included as an exhibit to the Registration Statement on Form S-4 of which this prospectus forms a part. You are encouraged to read each of these agreements carefully and in their entirety, as they are the primary legal documents governing the relationship between SEACOR and Era Group.
Distribution Agreement
We entered into the Distribution Agreement with SEACOR in connection with the Spin-off. The Distribution Agreement sets forth the agreements between us and SEACOR regarding the principal transactions that were necessary to separate us from SEACOR. It also sets forth other agreements that govern certain aspects of our relationship with SEACOR following the Spin-off.
Except for matters covered by the Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Series B Preferred Stock Exchange Agreement and the other arms-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, between us and our subsidiaries and other affiliates, on the one hand, and SEACOR and its subsidiaries and other affiliates (other than us and our affiliates), on the other hand, terminated as of the distribution date.
In general, neither us nor SEACOR will make representations or warranties regarding the transactions covered by the Distribution Agreement or the respective businesses, assets, liabilities, condition or prospects of SEACOR or us.
Distribution. On the distribution date, after giving effect to the Recapitalization, SEACOR distributed to its stockholders one share of our common stock for every share of SEACOR common stock held by SEACOR stockholders.
Removal of Guarantees and Releases from Liabilities. The Distribution Agreement provided for any removal of guarantees that were necessary in advance of the Spin-off of Era Group from SEACOR. Each of us and SEACOR generally were required to use commercially reasonable efforts to obtain such removal of guarantees, if any. The

Distribution Agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between us and SEACOR, if any.
Release of Claims. We agreed to broad releases pursuant to which we released SEACOR and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arose out of or related to the management of our business and affairs on or prior to the distribution date.
Indemnification. We and SEACOR agreed to indemnify each other and each of our and their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with the Spin-off, all liabilities to the extent relating to or arising out of our or their respective business as conducted at any time, and any breach by such company of the Distribution Agreement.
Exchange of Information. We and SEACOR agreed to provide each other with information relating to the other party or the conduct of its business prior to the Spin-off, and information reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority. We and SEACOR also agreed to retain such information in accordance with our and their respective record retention policies as in effect on the date of the Distribution Agreement and to afford each other access to former and current representatives as witnesses or records as reasonably required in connection with any relevant litigation.
Further Assurances. We and SEACOR agreed to take all actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements related thereto, including using commercially reasonable efforts to promptly obtain all consents and approvals, to enter into all agreements and to make all filings and applications that were required for the consummation of such transactions.
Amended and Restated Transition Services Agreement
Prior to the Spin-off, SEACOR provided us with a number of support services, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing and treasury management pursuant to the terms of the Transition Services Agreement. Prior to the Spin-off, we and SEACOR entered into an Amended and Restated Transition Services Agreement, pursuant to which SEACOR will continue to provide us with these services on an interim basis to help ensure an orderly transition following the Spin-off. SEACOR has no obligation to provide additional services.
Under the Amended and Restated Transition Services Agreement, SEACOR provides us with the services described above in a manner historically provided to us by SEACOR during the 12 months prior to the date of the agreement, and we will use such services for substantially the same purposes and substantially the same manner as we used them during such 12 month period.
Amounts payable for services provided under the Amended and Restated Transition Services Agreement are calculated on a fixed-fee basis, with the Amended and Restated Transition Services Agreement specifying fixed fees for each category of services described therein. Initially, we expect to pay SEACOR an aggregate annualized fee of $3.4 million for the services provided under the Amended and Restated Transition Services Agreement. As we transition the functions covered by the Amended and Restated Transition Services Agreement to us over the two year term of the agreement, the amount paid to SEACOR will be reduced by the fee related to that respective support function.
We are responsible for our own transition-related costs and expenses (e.g., for us to procure our own IT infrastructure) and certain costs and expenses incurred by SEACOR to transfer software licenses to us, including (i) transfer fees charged by third party software licensors and (ii) unamortized SEACOR costs and expenses to procure and deploy the software being transferred to us.
Subject to limited exceptions, each of us and SEACOR agreed to limit its liability to the other in respect of causes of action arising under the agreement. In addition, we have agreed to indemnify SEACOR against third party claims stemming from our (i) failure to fulfill obligations under the agreement and (ii) infringement of the intellectual property of any third party; provided that we will not be required to indemnify SEACOR for losses resulting from SEACOR’s willful misconduct, bad faith or gross negligence. SEACOR has agreed to indemnify us against third party claims stemming from SEACOR’s (i) failure to fulfill its confidentiality obligations as set forth in the Transition Services

Agreement and (ii) infringement of the intellectual property of any third party; provided that SEACOR will not be required to indemnify us for losses resulting from our willful misconduct, bad faith or gross negligence.
Pursuant to the Amended and Restated Transition Services Agreement, each of us and SEACOR have agreed to customary confidentiality agreements regarding any confidential information of the other party received in the course of performance of the services.
The Amended and Restated Transition Services Agreement will continue in effect for two years. In the event that we default under the agreement, SEACOR may, in addition or as an alternative to terminating the agreement, declare immediately due and payable all sums for which we are liable under the agreement or suspend the agreement and decline to continue to perform any of its obligations thereunder. In the event SEACOR outsources its functions or resources used by SEACOR to provide us services under the Amended and Restated Transition Services Agreement, SEACOR will have the option, but not the obligation, to transition us along with SEACOR to the new outsourced solution. If SEACOR opts not to transition us to the new SEACOR outsourced solution, SEACOR may opt to stop providing us these outsourced services upon 90 days’ notice.
Employee Matters Agreement
Prior to the Spin-off, we entered into the Employee Matters Agreement with SEACOR. The Employee Matters Agreement allocates liabilities and responsibilities between us and SEACOR relating to employee compensation and benefit plans and programs, including the treatment of retirement and health plans, equity incentive and employee stock purchase plans.
In general, the Employee Matters Agreement provides that our employees will participate in our equity incentive plans and will cease to participate in SEACOR’s equity incentive plans. We are responsible for all employment and benefit-related obligations and liabilities of our employees following the Spin-off.
Specific provisions of the Employee Matters Agreement include the following:

•
401(k) Plan. In connection with the Spin-off, our employees have ceased participating in the SEACOR 401(k) Plan, and we have established a replacement 401(k) plan for the benefit of our employees with substantially similar terms and conditions as the SEACOR 401(k) Plan. Account balances of our employees were transferred from the SEACOR 401(k) Plan to the Era Group 401(k) Plan in connection with the Spin-off.

•
Health and Welfare Plans. In connection with the Spin-off, our employees have ceased participating in the SEACOR health and welfare plans, and we have established health and welfare plans that mirror the SEACOR health and welfare plans for the benefit of our employees.

•
Employee Equity Plans. Prior to the Spin-off, our employees participated in the SEACOR Employee Share Purchase Plan (the “ESPP”). Pursuant to the terms of the ESPP, upon the effective date of the Spin-off, our employees ceased participating in the ESPP, and were repaid any contributions to the ESPP that were been used to purchase shares of SEACOR common stock. In connection with the Spin-off, we established a replacement employee stock purchase plan for our employees to purchase shares of our common stock.

Tax Matters Agreement
Prior to the Spin-off, we and SEACOR entered into the Tax Matters Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. In general, liabilities for taxes attributable to us and our subsidiaries allocable to a tax period (or portion thereof) ending on or before the distribution date were allocable to SEACOR (other than taxes of our foreign subsidiaries), and liabilities for taxes attributable to us and our subsidiaries allocable to a tax period (or portion thereof) beginning after the distribution date are allocable to us. Taxes relating to or arising out of the failure of certain of the transactions described in the private letter ruling request and the opinion of tax counsel to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by SEACOR, except, in general, if such failure is attributable to our action or inaction or SEACOR’s action or inaction, as the case may be, or any event (or series of events) involving our assets or stock or the assets or stock of SEACOR, as the case may be, in which case the resulting liability will be borne in full by us or SEACOR, respectively.

Our obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of SEACOR and its subsidiaries under the Tax Matters Agreement, we nonetheless could be liable under applicable tax law for such liabilities if SEACOR were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.
The Tax Matters Agreement also contains restrictions on our ability (and the ability of any member of our group) to take actions that could cause the Spin-off to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of our assets or stock and the liquidation or dissolution of us and certain of our subsidiaries. These restrictions will apply for the two-year period after the Spin-off, unless SEACOR obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Spin-off or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the Spin-off or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, we will continue to remain responsible for taxes arising therefrom.
Series B Preferred Stock Exchange Agreement
On December 18, 2012, we entered into the Series B Preferred Stock Exchange Agreement with SEACOR pursuant to which SEACOR transferred to us 500,000 shares of Series B preferred stock ($50.0 million in liquidation value) that it held in partial satisfaction for the benefit that SEACOR (and other SEACOR U.S. federal consolidated group members) will receive by applying U.S. federal net operating tax losses generated by us in 2012 against SEACOR group taxable income, currently estimated at approximately $50.0 million. We repurchased for $50.0 million in cash the remainder of the outstanding Series B preferred stock. Any adjustments to our estimate will generally be cash-settled pursuant to the Tax Matters Agreement upon the filing of SEACOR’s 2012 federal consolidated income tax return.
Related Party Transactions
Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, executive officers and holders of more than 5% of our voting securities during the fiscal years ended December 31, 2012, 2011 and 2010. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties in an arms-length transaction.
Board of Directors Compensation
Directors who are our employees receive no cash compensation for their service as members of our board of directors. Members of our board of directors who are not our employees are compensated as set forth under “Compensation of Directors.”
Relationship with SEACOR
We were acquired by SEACOR in 2004 and conducted our business as SEACOR’s Aviation Services segment. Prior to the Spin-off, all of the shares of our issued and outstanding capital stock were owned by SEACOR. Following completion of the Spin-off, SEACOR does not own any shares of our Common Stock.
Prior to our entry into our Revolving Credit Facility on December 22, 2011, we participated in a cash management program whereby certain of our operating and capital expenditures were funded through advances from SEACOR and certain of our cash collections were forwarded to SEACOR. Net amounts due to SEACOR under this program were reported as advances from SEACOR in the accompanying consolidated balance sheets. We incurred interest on the outstanding advances, which was reported as interest expense on advances from SEACOR in the accompanying consolidated statements of operations. Interest was calculated and settled on a quarterly basis using interest rates set at the discretion of SEACOR. As a consequence of this arrangement, we had historically maintained minor cash on hand balances.
On December 23, 2011, SEACOR recapitalized Era Group in connection with our entry into our Revolving Credit Facility. As part of the recapitalization, we issued 1,400,000 shares of our Series A preferred stock to SEACOR in exchange for $140.0 million of aggregate advances previously provided to us by SEACOR. SEACOR owned all of the outstanding shares of our Series A preferred stock. The Series A preferred stock was exchanged for our common stock prior to the spin-off.. SEACOR also contributed an additional $180.0 million of capital to us in respect of additional prior advances. We settled all remaining outstanding advances from SEACOR through November 30, 2011 with a cash payment of $199.7 million to SEACOR on December 23, 2011. Advances from SEACOR for the period from December 1, 2011 through December 23, 2011 primarily consisted of capital expenditures on helicopters and were partially offset by SEACOR’s purchase of our 2011 tax operating loss benefit of $18.2 million, and were settled by us with a cash payment of $42.6 million to SEACOR on February 9, 2012. SEACOR purchased 1.0 million shares of our Series B preferred stock, including 300,000 shares of our Series B preferred stock on June 8, 2012 and 700,000 shares of our Series B preferred stock on September 25, 2012. We used a portion of the proceeds from the issuance of the Series B preferred stock to repay borrowings under our Revolving Credit Facility originally incurred to finance the purchase of an EC225 helicopter and certain other equipment in order to maintain our compliance with our financial ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Overview.”
As a subsidiary of SEACOR, we benefited from opportunities to cross-market our aviation services to SEACOR’s customers that required aviation support for their offshore oil and gas activities and opportunities to utilize our helicopters in support of emergency responses, such as the 2010 earthquake in Haiti. During 2012 the Company provided less than $0.1 million of aviation services to SEACOR under flight charter arrangements. During 2011, the Company provided no aviation services to SEACOR under flight charter arrangements. During 2010, the Company provided less than $0.1 million of aviation services to SEACOR under flight charter arrangements.
Transition Services Agreement
On December 30, 2011, we entered into a Transition Services Agreement pursuant to which SEACOR provides us with a number of support services including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing and treasury management. SEACOR charged us for these services based on our share of actual costs incurred, which is generally based on volume processed or units supported. In connection with the spin-off, we amended and restated the Transition Services Agreement. See “—Agreements between SEACOR and Era Group Relating to the Spin-off—Amended and Restated Transition Services Agreement.”
Other Transactions with SEACOR
As part of a consolidated group, certain of our costs and expenses were incurred by SEACOR and charged to us. These costs and expenses are included in both operating expenses and administrative and general expenses in the accompanying consolidated statements of operations and are summarized as follows for the years ended December 31 (in thousands):

	Years ended December 31,
	2012	2011	2010
Payroll costs for SEACOR personnel assigned to us and participation in SEACOR employee benefit plans, defined contribution plan and share award plans	$8,159	$11,404	$8,411
Shared services allocation for administrative support	2,937	2,692	2,042
	$11,096	$14,096	$10,453

•	Actual payroll costs of SEACOR personnel assigned to us were charged to us.

•
SEACOR maintains self-insured health benefit plans for participating employees, including ours, and charges us for its share of total plan costs incurred based on the percentage of its participating employees.

•
SEACOR provides a defined contribution plan for participating employees, including ours, and charged us for its share of employer matching contributions based on 50% of the participating employees’ first 6% of wages contributed to the plan.

•
Certain of our officers and employees receive compensation through participation in SEACOR share award plans, consisting of prior grants of restricted stock and options to purchase stock as well as participation in an employee stock purchase plan. We are charged for the fair value of our employees share. As of December 31, 2012, SEACOR had $1.9 million of unrecognized compensation costs on unvested share awards which are expected to be recognized by us in future years as follows (in thousands):

2013	$481
2014	438
2015	396
2016	342
2017	287

•
SEACOR also provides certain administrative support services to us under a shared services arrangement, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing, and treasury management.

SEACOR also incurred various corporate costs in connection with providing certain corporate services, including, but not limited to, executive oversight, risk management, legal, accounting and tax, and charges quarterly management fees to its operating segments in order to fund its corporate overhead to cover such costs. Total management fees charged by SEACOR to its operating segments included actual corporate costs incurred plus a mark-up and are generally allocated within the consolidated group using income-based performance metrics reported by an operating segment in relation to SEACOR’s other operating segments. On December 30, 2011, we and SEACOR entered into an agreement for SEACOR to provide these services at a fixed rate of $2.0 million per annum beginning January 1, 2012. Costs we incurred for management fees from SEACOR are reported as SEACOR management fees in our consolidated statements of operations. Our costs for such services could differ if we were not part of SEACOR’s consolidated group.
During 2011, SEACOR received insurance proceeds from one of its insurance carriers for damages related to Hurricanes Katrina and Rita. Our share of these proceeds totaled $1.9 million and were offset against our other operating expenses.
On March 31, 2011, we distributed to SEACOR a receivable from SEACOR Asset Management LLC in the amount of $69.8 million representing a return of capital to SEACOR.
Mr. Charles Fabrikant, Chairman of our Board, is a director of Diamond Offshore Drilling, Inc. (Diamond), a customer of Era Group. The total amount earned by us from business conducted with Diamond did not exceed $1.0 million in any of the years ended December 31, 2012, 2011 or 2010.
Related Person Transactions Policy
In connection with the Spin-off, we established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist us in reviewing transactions in excess of $120,000 (“Transactions”) involving us and our subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees) and employment by us of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.
The Related Person Transactions Policy supplements our other conflict of interest policies set forth in our Corporate Governance Guidelines, our Code of Conduct and Business and Ethics and our other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.
For purposes of the Related Person Transactions Policy, a Related Person will include our directors, director nominees and executive officers since the beginning of our last fiscal year, beneficial owners of 5% or more of any class of our voting securities and members of their respective Immediate Family (as defined in the Related Person Transactions Policy).

The Related Person Transactions Policy provides that Transactions must be approved or ratified by the board of directors. The board of directors is expected to delegate to the Audit Committee the review and, when appropriate, the approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person will be excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to us.
Whether a Related Person’s interest in a Transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold our securities. In administering this Related Person Transaction Policy, the board of directors or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by our management.
The following factors will be taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

i.	the Related Person’s relationship to us and their interest in the Transaction;

ii.	the material facts of the Transaction, including the proposed aggregate value of such Transaction;

iii.	the materiality of the Transaction to the Related Person and us, including the dollar value of the Transaction, without regard to profit or loss;

iv.	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to us for attaining the purposes of the Transaction;

v.	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

vi.	whether the Transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and

vii.
the effect of the transaction on our business and operations, including on our internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to transactions with a Related Person for purposes of the Related Person Transactions Policy given their nature, size and/or degree of significance to us:

i.
use of property, equipment or other assets owned or provided by us, including helicopters, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for our business purposes where the value of any personal use during the course of a year is less than $10,000;

ii.
reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement by us in accordance with our customary policies and practices;

iii.	compensation arrangements for non-employee directors for their services as such that have been approved by the board of directors or a committee thereof;

iv.
compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Compensation Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of our-owned or provided assets (“Perquisites”), including but not limited to personal use of our-owned or provided helicopters and housing, not used primarily for our business purposes may give rise to a transaction with a Related Person;

v.
a transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

vi.	a transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
This exchange offer is being made pursuant to the registration rights agreement. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
Terms of the Exchange Offer; Expiration Time
This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange Outstanding Notes that are validly tendered at or prior to the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on                        , 2013, or such later date and time to which we, in our sole discretion, extend the exchange offer.
We expressly reserve the right, in our reasonable discretion:

•	to extend the expiration time;

•	if any one of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any Outstanding Notes for exchange; and

•	to amend the exchange offer in any manner.
In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five to ten business days remain in the exchange offer following notice of the material change. We will give written notice of any extension, delay, non-acceptance, termination, or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.
During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
We reserve the right in our sole discretion to purchase or make offers for any Outstanding Notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase Outstanding Notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.
How to Tender Outstanding Notes for Exchange
Only a record holder of Outstanding Notes may tender in the exchange offer. When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who desires to tender Outstanding Notes for exchange must, at or prior to the expiration time either:

•
transmit a properly completed and duly executed letter of transmittal, the Outstanding Notes being tendered and all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•
if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, an agent's message must be transmitted by The Depository Trust Company (“DTC”) to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

•
if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent's message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•
states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.
The method of delivery of the Outstanding Notes, the letter of transmittal or agent's message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.
We will determine in our reasonable discretion all questions as to the validity, form, eligibility (including time of receipt), and acceptance of Outstanding Notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note not validly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender Outstanding Notes in the exchange offer.
Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any Outstanding Notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all Outstanding Notes. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of us incur any liability for failure to give such notification.
If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.
WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS

PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.
Book-Entry Transfers
Any financial institution that is a participant in DTC's system must make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.
A delivery of Outstanding Notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedures
If a holder of Outstanding Notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's Outstanding Notes or other required documents to reach the exchange agent at or prior to the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•
at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•
the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.
Withdrawal Rights
You may withdraw tenders of your Outstanding Notes at any time at or prior to the expiration time.
For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes;

•
where Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC; and

•
bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such Outstanding Notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.
Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes
All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all Outstanding Notes validly tendered and not validly withdrawn as of such date. We will promptly issue Exchange Notes for all validly tendered Outstanding Notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Outstanding Notes for exchange when, as, and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.
For each Outstanding Note accepted for exchange, the holder will receive an Exchange Note of the same series registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of Exchange Notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the Outstanding Notes. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.
If we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will promptly return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable. The untendered portion of any untendered note tendered in part must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof.
Interest on the Exchange Notes
The Outstanding Notes and the Exchange Notes accrue interest from and including December 7, 2012. The first interest payment on the Exchange Notes will be made on June 15, 2013. We will pay interest on the Exchange Notes semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2013. Holders of Outstanding Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of issuance of the Outstanding Notes until the date of the issuance of the Exchange Notes. Consequently, holders of Exchange Notes will receive the same interest payments that they would have received had they not accepted the exchange offer.
Conditions to the Exchange Offer
The exchange offer is not conditioned upon the tender of any minimum principal amount of Outstanding Notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that would reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•
any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended; or

•
any law, rule or regulation is enacted, adopted, proposed, amended or interpreted that would reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable Exchange Notes in the exchange offer.

See “—Consequences of Failure to Exchange Outstanding Notes.”
Accounting Treatment
For accounting purposes, we will not recognize gain or loss upon the issuance of the Exchange Notes for Outstanding Notes.
Fees and Expenses
We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.
Transfer Taxes
Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, Exchange Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
The Exchange Agent
We have appointed Wells Fargo Bank, National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:
Deliver to:
By Mail or Overnight Package:
Wells Fargo Bank, National Association
6th St & Marquette Avenue
MAC N9303 121
Minneapolis, Minnesota 55479
Attention: Corporate Trust Operations

By Facsimile Transmission:	Confirm Facsimile Transmission
(612) 667-6282	(612) 667-6282

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.
Consequences of Failure to Exchange Outstanding Notes
Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the Outstanding Notes regarding the transfer restrictions of the Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the Outstanding Notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.
Consequences of Exchanging Outstanding Notes
We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Exchange Notes may be offered for resale, resold, or otherwise transferred by holders of those Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the Exchange Notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

•
neither the holder, nor, to the actual knowledge of such holder, any other person receiving Exchange Notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the Exchange Notes for its own account in exchange for Outstanding Notes and that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market‑making or other trading activities; and

•
it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of Exchange Notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes. (In no-action letters issued to third parties, the SEC has taken the position that broker‑dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of Outstanding Notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker‑dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.
However, because the SEC has not considered the exchange offer for our Outstanding Notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.
Any holder that is an affiliate of ours or that tenders Outstanding Notes in the exchange offer for the purpose of participating in a distribution:

•
may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
The Exchange Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the Exchange Notes. We currently do not intend to register or qualify the sale of the Exchange Notes in any state where we would not otherwise be required to qualify.
Shelf Registration
In the registration rights agreement, we agreed to file a shelf registration statement in certain circumstances, including if:

•	we are not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	for any reason the exchange offer is not consummated within 30 business days after the date specified for the effectiveness in the registration statement; or

•	with respect to any holder of transfer restricted securities, such holder notifies us prior to the 20th business day following the consummation of the exchange offer that:

•	such holder is prohibited by applicable law or SEC policy from participating in the exchange offer;

•
such holder may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

•	such holder is a broker-dealer and holds Outstanding Notes acquired in the initial issuance and sale by the Company of the Outstanding Notes to the initial purchasers of the Outstanding Notes.
If a registration statement is required as provided above, upon such holder’s request, we will use our commercially reasonable efforts to:

•	file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises (the “Shelf Filing Deadline”);

•	cause the shelf registration statement to be declared effective by the SEC on or prior to 270 days after the Shelf Filing Deadline; and

•
keep such shelf registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of notes by the holders, and to ensure that it conforms in all material respects with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period of one year following the effective date of such shelf registration statement (or shorter period that will terminate when all the notes covered by such shelf registration statement cease to be subject to any transfer restrictions).
The shelf registration statement will permit only certain holders to resell their unregistered notes from time to time. In particular, we may require, as a condition to including a holder’s unregistered notes in the shelf registration statement, such holder to furnish to us information regarding itself and the proposed disposition by it of its notes as we may from time to time reasonably request in writing.
Liquidated Damages
If (i) a shelf registration statement is required to be filed by the registration rights agreement and is not filed with the SEC on or prior to the date specified for such filing in the registration rights agreement, (ii) any of the registration statements required by the registration rights agreement have not been declared effective by the SEC on or prior to the date specified for such effectiveness in the registration rights agreement (the “Effectiveness Target Date”), (iii) the exchange offer has not been consummated within 30 business days after the Effectiveness Target Date or (iv) any registration statement required by the registration rights agreement is filed and declared effective by the SEC but shall thereafter cease to be effective or fail to be useable for its intended purpose, we will be required to pay damages (“Liquidated Damages”) to each holder of the transfer restricted securities in an amount equal to 0.25% per annum, which will increase by an additional 0.25% per annum during each subsequent 90-day period until all registration defaults are cured, up to a maximum of 0.75% per annum. Following the cure of all registration defaults, Liquidated Damages will cease to accrue; provided, however, that if after Liquidated Damages have ceased to accrue, a different registration default occurs, Liquidated Damages shall again accrue pursuant to the registration rights agreement. All accrued Liquidated Damages shall be paid in the manner provided for the payment of interest on the initial notes as set forth in the indenture. Notwithstanding the foregoing, the amount of Liquidated Damages shall not increase as a result of more than one registration default having occurred (and being pending at the same time).
The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF EXCHANGE NOTES
You can find the definitions of certain terms used in this description under the heading “Certain Definitions.” In this description, the words “Era Group,” “we,” “us” and “our” refer only to the single corporation Era Group Inc., a Delaware corporation, and not to any of its subsidiaries.
On December 7, 2012, we issued $200,000,000 in aggregate principal amount of 7.750% senior notes due December 15, 2022, which we refer to as the “Outstanding Notes,” under an Indenture among us, the Subsidiary Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which we refer to as the “Indenture.” The terms of the Outstanding Notes and the Exchange Notes include those provisions contained in the Indenture and certain provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), incorporated by the terms of the Indenture.
We will issue in exchange for the Outstanding Notes up to $200,000,000 aggregate principal amount of 7.750% Senior Notes that have been registered under the Securities Act (the “Exchange Notes”). Except as otherwise indicated below, the following summary applies to both the Exchange Notes and the Outstanding Notes. As used in this “Description of Exchange Notes,” the term “notes” means the Exchange Notes, the Outstanding Notes and any additional notes (as defined below), unless otherwise indicated.
The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except the Exchange Notes will not contain Securities Act transfer restrictions and holders of Exchange Notes will no longer have any registration rights or the right to receive Additional Interest as described in the Registration Rights Agreement.
The following description is a summary of the material provisions of the Indenture. This summary does not restate the Indenture in its entirety. We urge you to read the Indenture because the Indenture, and not this description, defines your rights as a holder of the notes. Copies of the Indenture may be obtained from Era Group.
Brief Description of the Notes and the Subsidiary Guarantees
The notes:

•	will be general unsecured, senior obligations of the Company;

•	mature on December 15, 2022;

•
will be issued in denominations of $2,000 and integral multiples of $1,000 thereafter; will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form;

•	will rank equally in right of payment with any other senior Indebtedness of the Company;

•
will rank effectively junior in right of payment to any secured Indebtedness of the Company, including the Revolving Credit Facility, to the extent of the value of the assets securing such Indebtedness;

•	will rank senior in right of payment to any subordinated Indebtedness of the Company; and

•
will be unconditionally guaranteed initially on a senior basis by all of the Company’s existing wholly-owned U.S. Subsidiaries that guarantee the Revolving Credit Facility and by its future U.S. Subsidiaries that guarantee the Revolving Credit Facility or other Material Indebtedness we may incur in the future.

The Subsidiary Guarantees:

•	will be general unsecured, senior obligations of the Guarantors;

•	will rank equally in right of payment with any other senior Indebtedness of the Guarantors;

•	will rank effectively junior in right of payment to any secured Indebtedness of the Guarantors, to the extent of the value of the assets securing such Indebtedness; and

•	will rank senior in right of payment to any future subordinated Indebtedness of the Guarantors.
Not all of our Subsidiaries guarantee the notes. Only our U.S. Subsidiaries that guarantee the Revolving Credit Facility or other Material Indebtedness that we may incur in the future guarantee the notes. Our non‑U.S. Restricted

Subsidiaries do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The Guarantors generated all of our operating revenue and operating income for the fiscal years ended December 31, 2012 and 2011, respectively, and held all of our consolidated assets as of December 31, 2012. As of December 31, 2012, the notes and the Subsidiary Guarantees ranked effectively junior in right of payment to $50.0 million of borrowings outstanding under the Revolving Credit Facility and $33.1 million of secured indebtedness of one of our subsidiaries. In addition, we had the ability to borrow up to $92.3 million under the Revolving Credit Facility, provided we were in and are able to maintain compliance with the financial ratios under that facility. As of December 31, 2012, we had $283.1 million outstanding indebtedness, of which $83.1 million was secured indebtedness.
In addition, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.
Payments on the Notes; Paying Agent and Registrar
We, or the Paying Agent on our behalf, will pay principal of, premium, if any, and Additional Amounts, if any, and Liquidated Damages, if any, on the notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office or agency of the Trustee to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
We, or the Paying Agent on our behalf, will pay principal of, premium, if any, and Additional Amounts, if any, on, each note in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
The registered holder of a note will be treated as the owner of it for all purposes, and all references to “holders” in this “Description of the Notes” are to registered holders unless otherwise indicated.
Principal, Maturity and Interest
The Company issued $200.0 million in aggregate principal amount of Outstanding Notes on December 7, 2012 and will issue up to $200.0 million in aggregate principal amount of the Exchange Notes in this offering. The Company may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” The Outstanding Notes, the Exchange Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company issued the Outstanding Notes and will issue the Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on December 15, 2022.
Interest on the notes accrues at the rate of 7.750% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2013. The Company will make each interest payment to the holders of record on the June 1 and December 1 immediately preceding the applicable interest payment date.

Interest on the notes will accrue from the Initial Issuance Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a holder of at least $10.0 million principal amount of the notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Amounts, if any, and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will initially be made at the corporate trust office or agency of the Trustee unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.
Payment of Additional Amounts by a Foreign Successor Issuer
In the event that the Company is succeeded by an entity organized or existing in a Permitted Foreign Jurisdiction as permitted by the covenant described below under “—Certain Covenants—Merger, Consolidation or Sale of Assets” and if any deduction or withholding for, or on account of, any Taxes (as defined below) imposed or levied by or on behalf of (1) any jurisdiction in which we (which, for purposes of this discussion, refers to the Person succeeding us) or any Guarantor, are then incorporated, engaged in business, organized or otherwise resident or treated as resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of us (including, without limitation, the jurisdiction of any Paying Agent) (each of (1) and (2), a “Tax Jurisdiction” which, for the avoidance of doubt, shall not include the United States, any state thereof or the District of Columbia), will at any time be required to be made from any payments made under or with respect to the notes, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, we will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder or beneficial owner of notes after such withholding, deduction or imposition (including any such withholding, deduction or imposition from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
(1) any Taxes to the extent such Taxes would not have been imposed but for the holder or the beneficial owner of the notes being a citizen or resident or national of, or incorporated in, the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, exercise or enforcement of rights, or receipt of payment in respect of the notes;
(2) any Taxes to the extent such Taxes are imposed or withheld as a result of the failure of the holder of the note or beneficial owner of the notes to comply, to the extent such holder is legally entitled, with any reasonable written request, made by us or any Guarantor to that holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, to provide information concerning the nationality, residence or identity of such holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes;
(3) any Taxes to the extent such Taxes were imposed as a result of the presentation of a note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);
(4) any estate, inheritance, gift, sale, personal property or similar Taxes;
(5) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;
(6) any Taxes to the extent imposed on or with respect to any payment made to a holder of notes who would have been able to avoid such withholding or deduction by presenting the relevant note to another Paying Agent in a member state of the European Union;

(7) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the notes; or
(8) any combination of items (1) through (7) above.
For purposes of this discussion, “Taxes” means any present or future tax, duty, assessment, or other governmental charge of whatever nature imposed, levied, collected, withheld or assessed, including any penalties and interest related thereto.
We also will not pay any Additional Amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.
In addition to the foregoing, if the Company is succeeded by an entity organized or existing in a Permitted Foreign Jurisdiction as permitted by the covenant described below under “—Certain Covenants—Merger, Consolidation or Sale of Assets,” we or a Guarantor, as applicable, will also pay and indemnify the holder for any present or future stamp, issue, registration, value added, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) or Taxes which are levied by any Tax Jurisdiction at any time on or after the execution, delivery, registration or enforcement of any of the notes, the Indenture, any Subsidiary Guarantee, or any other document or instrument referred to therein or the receipt of payments with respect thereto. In addition, we will at all times maintain a Paying Agent in a European Union member state that will not be obliged to withhold or deduct amounts for or on account of tax under Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that Directive.
If we or any Guarantor become obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or any Subsidiary Guarantee, we or any Guarantor, as applicable, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case we will notify the Trustee promptly in writing after such obligation arises (and in any event within five Business Days thereof)) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the paying agents to pay Additional Amounts to holders on the relevant payment date. The Trustee shall be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary.
We or any Guarantor, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. Upon request, we or any Guarantor, as applicable, will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation to the Trustee evidencing the payment of any Taxes so deducted or withheld and will attach to each official receipt or other documentation an officers’ certificate stating the amount of such Taxes paid per $1,000 principal amount of the notes then outstanding. Upon written request, copies of those official receipts or other documentation, as the case may be, will be made available by the Trustee to the holders of the notes.
We and the Guarantor, jointly and severally, will reimburse the holders of the notes, upon written request of such holder of notes and appropriate proof of payment for the amount of (i) any Taxes levied or imposed by a Tax Jurisdiction and payable by such holder or the applicable beneficial owner in connection with payments made under or with respect to the notes held by such holder or any note guarantee; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by the applicable beneficial owner after such reimbursement will not be less than the net amount such beneficial owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the holder or beneficial owner of the notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (1) through (7) above or to the extent such holder or beneficial owner received Additional Amounts with respect to such payments.
Whenever in the Indenture, the notes, or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The above obligations will survive termination, defeasance or discharge of the Indenture, any transfer by a holder or beneficial owner of its notes and will apply mutatis mutandis to any jurisdiction in which any successor person to us or any Guarantor is incorporated, engaged in business or resident for tax purposes or any jurisdiction from or through which such person makes any payment on the notes (or any Subsidiary Guarantee) and any department or political subdivision thereof or therein.
Redemption for Changes in Taxes
The Company (which, for purposes of this discussion refers to a Person succeeding us that is organized or existing in a Permitted Foreign Jurisdiction) may redeem the notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior written notice to the holders of the notes (which notice will be irrevocable and given in accordance with the procedures described in “—Selection and Notice”), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by us for redemption (a “Tax Redemption Date”) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof), if on the next date on which any amount would be payable in respect of the notes, the Company is or would be required to pay Additional Amounts, and the Company cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, the appointment of a new paying agent), and the requirement arises as a result of:
(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the relevant Tax Jurisdiction (as defined above) affecting taxation, which change or amendment has not been publicly announced before and which becomes effective on or after the date on which the Tax Jurisdiction imposing the relevant withholding or deduction became the applicable Tax Jurisdiction under the Indenture; or
(2) any change in, or amendment to, the existing official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced before and becomes effective on or after the date on which the Tax Jurisdiction imposing the relevant withholding or deduction became the applicable Tax Jurisdiction under the Indenture).
In the case of Additional Amounts required to be paid as a result of our conducting business other than in the place of our organization, such amendment or change must be announced and become effective on or after the date in which we begin to conduct business giving rise to the relevant withholding or deduction.
We will not give any such notice of redemption earlier than 60 days prior to the earliest date on which we would be obligated to make such payment or withholding if a payment in respect of the notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the notes pursuant to the foregoing, we will deliver to the Trustee an opinion of independent tax counsel to the effect that there has been such change or amendment which would entitle us to redeem such notes hereunder. In addition, before we publish or give notice of redemption of the notes as described above, we will deliver to the Trustee an officers’ certificate to the effect that we cannot avoid our obligation to pay Additional Amounts by taking reasonable measures available to us.
The Trustee will accept, and will be entitled to rely solely on, such officers’ certificate and Opinion of Counsel as conclusive proof of the existence and satisfaction of the conditions precedent as described in the immediately preceding paragraph, in which event such satisfaction of the conditions precedent will be conclusive and binding on the holders.
For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC on any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such directive will not be a change or amendment for such purposes.
Subsidiary Guarantees

The Company’s payment obligations under the notes are jointly and severally guaranteed (the “Subsidiary Guarantees”) by all of the Company’s existing wholly-owned U.S. Subsidiaries that guarantee the Revolving Credit Facility and its future U.S. Subsidiaries that guarantee the Revolving Credit Facility or other Material Indebtedness we may incur in the future (the “Guarantors”). All the Guarantors currently guarantee the Revolving Credit Facility. In the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees,” the Indenture will require certain of the Company’s Subsidiaries to execute supplements to the Indenture providing for Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee is or will be a general unsecured obligation of such Guarantor, ranking equal in right of payment with all other senior Indebtedness of such Guarantor and senior in right of payment to any subordinated Indebtedness of such Guarantor.
Except to the extent provided in the following paragraph, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor), whether or not affiliated with such Guarantor, unless
(1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor or another Guarantor) shall execute a supplement to the Indenture providing for a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture; and
(2) immediately after giving effect to such transaction, no Default or Event of Default exists.
In the event of a sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor owned by the Company or its Subsidiaries to a person other than the Company or a Restricted Subsidiary or a sale, disposition or other transaction in compliance with the Indenture as a result of which the Guarantor ceases to be Restricted Subsidiary of the Company, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided, however, that, to the extent required, the Net Proceeds of such sale or disposition are applied in accordance with the applicable provisions of the Indenture. See “—Certain Covenants—Limitation on Asset Sales”. Upon legal defeasance or covenant defeasance, or upon satisfaction and discharge of the Indenture, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee. In the event the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, provided that such designation is conducted in accordance with the applicable provisions of the Indenture. In addition, to the extent a Guarantor ceases to guarantee the Revolving Credit Facility and any other Material Indebtedness of the Company and the Guarantors, then upon 30 days’ written notice to the Trustee, the Company may cause such Subsidiary to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect.
Optional Redemption
On and after December 15, 2017, the notes will be subject to redemption on one or more occasions at the option of the Company, in whole or in part at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, and Liquidated Damages, if any, to the applicable redemption date (subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on December 15 of the years indicated below:

Year	Percentage
2017	103.875%
2018	102.583%
2019	101.292%
2020 and thereafter	100.00%
On or prior to December 15, 2015, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including any additional notes issued after the Initial Issuance Date) at a redemption price equal to 107.750% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, and Liquidated Damages, if any, to the redemption date (subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Qualified Equity Offerings, provided that:

(1) at least 65% of the aggregate principal amount of notes (including any additional notes) issued remains outstanding immediately after the occurrence of each such redemption; and
(2) each such redemption occurs within 180 days of the date of the closing of each such Qualified Equity Offering.
Prior to December 15, 2017, the Company may at its option on one or more occasions redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, and Liquidated Damages, if any, to the redemption date (subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date).
“Applicable Premium” means, with respect to a note at any redemption date, the greater of:
(1) 1.00% of the principal amount of such note; and
(2) the excess of:
(a) the present value at such redemption date of (1) the redemption price of such note on December 15, 2017 (such redemption price being described in the table above, exclusive of any accrued and unpaid interest and Additional Amounts, if any, and Liquidated Damages, if any) plus (2) all required remaining scheduled interest payments due on such note through December 15, 2017 (but excluding accrued and unpaid interest and Additional Amounts, if any, and Liquidated Damages, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b) the principal amount of such note on such redemption date, in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2017; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
In connection with any redemption of notes (including with the net cash proceeds of a Qualified Equity Offering), any such redemption and any related notice may, at the Company’s discretion, be subject to one or more conditions precedent, including the consummation of a Change of Control, an incurrence of Indebtedness and the consummation of a Qualified Equity Offering.
Subject to applicable federal and state securities laws, the Company, its Subsidiaries or any direct or indirect parent of the Company may at any time and from time to time purchase notes in the open market or otherwise.
Selection and Notice
If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate unless otherwise required by law or applicable stock exchange or depositary requirements; provided, however, that no notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be sent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount to be redeemed. If notes have been issued in definitive form, a new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption
Except as set forth below under “—Repurchase at the Option of Holders,” or “—Certain Covenants—Limitation on Asset Sales,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the holders.
Repurchase at the Option of Holders
If a Change of Control Trigger Event occurs, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each holder’s notes at an offer price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest and Additional Amounts, if any, and Liquidated Damages, if any, to the date of repurchase (the “Change of Control Payment”). Within 30 days following a Change of Control Trigger Event, the Company will send a notice to each holder of notes and the Trustee describing the transaction that constitutes the Change of Control Trigger Event and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Trigger Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of compliance with such laws and regulations.
On or before the Change of Control Payment Date, the Company will, to the extent lawful:
(1) accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;
(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered and not withdrawn; and
(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.
The paying agent will promptly mail to each holder of notes properly tendered and not withdrawn the Change of Control Payment for such notes (or if all notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail to each holder of a definitive note, a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, then, on such Change of Control Payment Date, any accrued and unpaid interest and Additional Interest, if any, and Liquidated Damages, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no other interest will be payable to holders who tender pursuant to the Change of Control Offer.
Except as described above with respect to a Change of Control Trigger Event, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations (including transactions that increase significantly the amount of outstanding Indebtedness), that could affect the Company’s capital structure or the value of the notes, but that would not constitute a Change of Control.
The occurrence of a Change of Control may result in a default under the Revolving Credit Facility or future Indebtedness of the Company and its Subsidiaries and give the lenders thereunder the right to require the Company to repay all outstanding obligations thereunder. The Company’s ability to repurchase notes following a Change of Control Trigger Event may also be limited by the Company’s then existing financial resources.

The Company will not be required to make a Change of Control Offer following a Change of Control Trigger Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption with respect to all notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control Trigger Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. In such case, a notice shall be mailed to holders of the notes at least 30 days prior to the Change of Control Payment Date indicating that the Change of Control Payment Date will be no later than the date on which the Change of Control is consummated.
In the event that not less than 90% of the aggregate principal amount of the then outstanding notes are properly tendered and not withdrawn under a Change of Control Offer and the Company purchases all such notes, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Additional Amounts, if any, and Liquidated Damages, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above. In addition, under a recent Delaware court decision, holders of notes may not be entitled to require the Company to repurchase notes in circumstances involving a change of our Board of Directors, including in a hostile proxy contest, if our Board of Directors approves a dissident slate of directors for purposes of the Indenture even though it does not endorse them for other purposes.
A “Change of Control Trigger Event” means the occurrence of both a Change of Control and, during the period beginning on the earlier of (i) the date of the first public notice or announcement with respect to a Change of Control and (ii) the occurrence of a Change of Control, and, in either case, ending 90 days after the occurrence of such Change of Control, a Ratings Event.
A “Change of Control” means any of the following:
(1) the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis);
(2) the adoption of a plan relating to the liquidation or dissolution of the Company;
(3) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), other than SEACOR or any wholly-owned subsidiary of SEACOR, directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Company; or
(4) if during any consecutive two year period more than a majority of the members of the Board of Directors are not Continuing Directors;
provided, however, that with respect to clauses (1) and (3) above, a transaction in which the Company becomes a direct or indirect wholly owned Subsidiary of another Person (other than a Person that is an individual) or directly or indirectly sells, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), to such Person or a direct or indirect wholly owned Subsidiary thereof shall not constitute a Change of Control if:
(a) the holders of the Voting Stock of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such Person immediately following the consummation of such transaction; and
(b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company.
For purposes of this definition, (i) no Change of Control pursuant to clause (1) shall be deemed to occur as a result of the transfer of assets among the Company and its wholly owned Restricted Subsidiaries and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transaction contemplated by such agreement.
“Continuing Directors ” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the Initial Issuance Date or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.
“Ratings Event” means a reduction in the rating assigned to the notes by either Moody’s or S&P to a rating below the rating assigned by such agency to the notes immediately prior to the first public announcement of the applicable Change of Control.
Certain Covenants
Limitation on Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);
(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);
(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes or any Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) the purchase, redemption, defeasance or other acquisition of Indebtedness that is subordinated to the notes or to any Subsidiary Guarantee purchased, redeemed, defeased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of purchase, redemption, defeasance or acquisition, and (c) any payment of principal at the Stated Maturity thereof); or
(4) make any Restricted Investment
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Initial Issuance Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) and (16), but including, without duplication, Restricted Payments permitted by clause (1) of the next succeeding paragraph), is less than the sum, without duplication, of:
(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the first quarter beginning after the Initial Issuance Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(B) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities and property constituting Additional Assets, in each case received by the Company subsequent to the Initial Issuance Date (i) as a contribution to its common equity capital or (ii) from the issue or sale since the Initial Issuance Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or Indebtedness of the Company that have been converted into or exchanged for such Equity Interests (other than (w) any such Equity Interests, Disqualified Stock or Indebtedness sold to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary, unless such loans have been repaid with cash on or prior to the date of determination and (x) Disqualified Stock or other Indebtedness that has been converted into Disqualified Stock and (y) Excluded Contributions); plus
(C) with respect to any Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person after the Initial Issuance Date:
(i) to the extent that after the Initial Issuance Date, any such Restricted Investment is sold or otherwise disposed of (other than to the Company or a Subsidiary), liquidated, repurchased, redeemed, or repaid, an amount equal to the aggregate amount received by the Company or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof); plus
(ii) with respect to any such Restricted Investment in a Person that, after the Initial Issuance Date, becomes a Restricted Subsidiary or is merged or consolidated with the Company or a Restricted Subsidiary, an amount equal to the Fair Market Value of the Company’s Restricted Investment in such Person at such time; plus
(iii)(a) the aggregate amount of cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary from a distribution or dividend from an Unrestricted Subsidiary and (b) to the extent that after the Initial Issuance Date any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged or consolidated with or into, or transfers or otherwise disposes of its properties or assets to, or is liquidated into, the Company or any Restricted Subsidiary, the Fair Market Value of the Restricted Investment made by the Company or any of its Restricted Subsidiaries in such Subsidiary (or the property or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation.
The preceding provisions of this covenant will not prohibit any of the following:
(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
(2)(x) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of, the Company (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), or from the substantially concurrent contribution of common equity capital to the Company, in each case other than Excluded Contributions, with a sale or contribution being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale or contribution; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (4)(c)(B) of the preceding paragraph and (y) if proceeds of any offering of Equity Interests contemplated by sub-clause (x) are used to repurchase, redeem or retire Disqualified Stock and immediately prior to such acquisition or retirement of such Disqualified Stock, dividends thereon were permitted pursuant to clause (16) of this paragraph (b), dividends on such Equity Interests in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on the repurchased, redeemed or retired Disqualified Stock;
(3) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness subordinated to the notes or the Subsidiary Guarantees with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;
(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Company or any of its Restricted Subsidiaries (and if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other holders of its Capital Stock on a pro rata basis);
(5) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee, officer, consultant or director of the Company or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with any portion of such $3.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included, (i) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests (other than Disqualified Stock) to employees or directors of the Company or its Restricted Subsidiaries that occur after the Initial Issuance Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (4)(c)(B) of the first paragraph of this covenant) and (ii) the net cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the Initial Issuance Date;
(6) the purchase, redemption or other acquisition or retirement for value of (i) Equity Interests by the Company (or loans, advances, dividends or distributions by the Company to any direct or indirect parent to permit such parent to repurchase or otherwise acquire its Equity Interests), in connection with the exercise of stock options, stock appreciation rights, warrants or other rights to acquire Equity Interests by way of cashless exercise or (ii) Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax;
(7) any purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness subordinated to the notes or the Subsidiary Guarantees from Net Proceeds from an Asset Sale or in the event of a Change of Control, in each case only if prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Company has made the Asset Sale Offer or Change of Control Offer, as applicable, as provided in the covenant described under “—Limitation on Asset Sales” or “—Repurchase at the Option of Holders”, as applicable, with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Asset Sale Offer or Change of Control Offer;
(8) cash payments in lieu of the issuance of fractional shares of the Company (or loans, advances, dividends or distributions by the Company to any direct or indirect parent to allow such parent to make payments in lieu of issuance of fractional shares of such parent);
(9) the payment of dividends, other distributions or other amounts to SEACOR or any other direct or indirect parent of the Company in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of the Company and/or any of its Subsidiaries by virtue of such parent company being the common parent of a consolidated, combined or similar tax group which the Company and/or any of its Subsidiaries are members or by virtue of the Company being a disregarded entity deemed to be owned by a corporate parent; provided, however, the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such taxes that the Company and/or its Subsidiaries, as applicable, would have been required to pay if the Company and/or its Subsidiaries, as applicable, had been a stand-alone corporate taxpayer (or stand-alone corporate group);
(10) the payment of dividends, other distributions or other amounts by the Company to, or the making of loans to, SEACOR or any direct or indirect parent, in the amount required for such parent to, if applicable: (a) pay amounts equal to the amounts required for any direct or indirect parent of the Company to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company, if applicable, and its Restricted Subsidiaries and (b) the payment of dividends, other distributions or other amounts by the Company to SEACOR or any other director or indirect parent of the Company for management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not to exceed $2.0 million;
(11) other Restricted Payments in an aggregate amount not to exceed the greater of (i) $30.0 million and (ii) 3.0% of Consolidated Net Tangible Assets;
(12) any repurchase, redemption or retirement of Equity Interests of the Company, including SEACOR Preferred Shares, in connection with the Spin-Off, substantially on the terms described in the Offering Memorandum;
(13) investments or other Restricted Payments that are made with Excluded Contributions;
(14) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;
(15) the payment of dividends on the Company’s common stock of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock; and
(16)(a) the declaration and payment of dividends or distributions to holders of (i) the SEACOR Preferred Shares and (ii) any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) any payment of any redemption price or liquidation value of (i) the SEACOR Preferred Shares, or (ii) any other Disqualified Stock when due in accordance with its terms.
For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(16) or as a Permitted Investment, the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.
The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the Fair Market Value of such Investments at the time of such designation. Such designation will only be permitted if the Subsidiary to be so designated has total consolidated assets of $1,000 or less or, if such Subsidiary has consolidated assets greater than $1,000, the Company would be permitted to make such Restricted Payment at such time and, in each case, if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $40.0 million, by an officer of the Company and, in the case of amounts greater than or equal to $40.0 million, by the Board of Directors of the Company, whose resolution with respect thereto will be delivered to the Trustee.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Indebtedness, the Company will not, and will not permit any Guarantor to, issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness, the Company and any Guarantor may issue Disqualified Stock, and any Restricted Subsidiaries of the Company that are not Guarantors may issue any shares of Preferred Stock, if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness, Disqualified Stock or Preferred Stock had been incurred or issued, as the case may be, at the beginning of such four‑quarter period.
The foregoing provisions will not prohibit:
(1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under any Revolving Credit Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder, in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $250.0 million (or the equivalent thereof in any other currency or currency unit) and (ii) 30% of Consolidated Net Tangible Assets, determined as of the date of each such incurrence;
(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;
(3) the incurrence by the Company and its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculation;
(4) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the notes (other than additional notes), the Subsidiary Guarantees and the Indenture;
(5) guarantees or co-issuances by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary incurred in accordance with the provisions of the Indenture;
(6) the incurrence of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company, shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, provided, however:
(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;
(b) if a Guarantor is the obligor on such Indebtedness and the Company or a Guarantor is not the obligee, such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantee of such Guarantor;
(7) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of judgment, appeal, bid, performance or surety bonds or other similar bonds or obligations issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such judgment, appeal, bid, performance or surety obligations or other similar bonds or obligations (in each case other than for an obligation for money borrowed);
(8) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred (other than pursuant to clause (1), (6), (11) and (14) of this covenant);
(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, which may include Capital Lease Obligations, mortgage financings or purchase money obligations to finance the purchase, lease, construction, installation, design or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and related taxes and transaction costs in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $75.0 million and (ii) 7.5% of Consolidated Net Tangible Assets, determined as of the date of each such incurrence;
(10) Indebtedness of a Restricted Subsidiary outstanding on the date on which a Restricted Subsidiary, or assets relating to Indebtedness, were acquired by the Company or any of its Restricted Subsidiaries, or Indebtedness incurred by the Company or a Restricted Subsidiary to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary becomes a Restricted Subsidiary or is otherwise acquired by, or such assets are acquired by, the Company or any of its Restricted Subsidiaries; provided, however, that at the time such Restricted Subsidiary is acquired by the Company or on the date of such asset acquisition, as applicable, the Consolidated Interest Coverage Ratio for the Company’s most recent four quarters for which internal financial statements are available, after giving pro forma effect to the acquisition and the incurrence of any related Indebtedness, would be either (a) at least 2.0 to 1.0 or (b) equal to or greater than the Consolidated Interest Coverage Ratio determined for such four quarter period without giving effect to such acquisition and incurrence of Indebtedness;
(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdbacks, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(13) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;
(14) in addition to the items referred to in clauses (1) through (13) above and (15) and (16) below, the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount which, when taken together with the aggregate principal amount of all other Indebtedness incurred pursuant to this clause (14) and then outstanding, will not exceed the greater of (i) $50.0 million and (ii) 5.0% of Consolidated Net Tangible Assets, determined as of the date of each such incurrence;
(15) Indebtedness of the Company or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of customers or joint ventures in an aggregate amount at any one time outstanding not to exceed the greater of $10.0 million and 1.0% of Consolidated Net Tangible Assets; and
(16) Subordinated Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued pursuant to the first paragraph of this covenant.
The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the Subsidiary Guarantee of such Guarantor, as the case may be, on substantially the same terms as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or of such Guarantor, as the case may be.
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:
(1) subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the second paragraph of this covenant or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will be permitted to divide or classify such item of Indebtedness on the date of incurrence (or later classify, redivide or reclassify such Indebtedness, based on circumstances existing at such time, in its sole discretion), in any manner that complies with this covenant;

(2) any Indebtedness under Revolving Credit Facility on the Initial Issuance Date shall be considered incurred under the first paragraph of this covenant;
(3) guarantees of, Liens securing, or obligations in respect of letters of credit or other similar interests relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(4) the principal amount of any Disqualified Stock of the Company or a Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) and the liquidation preference thereof;
(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;
(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and
(7) the reclassification of any lease or other liability of the Company or any of its Restricted Subsidiaries as Indebtedness due to a change of accounting principles after the Initial Issuance Date will not be deemed an incurrence of Indebtedness for purposes of this covenant.
Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock on Indebtedness, Disqualified Stock or Preferred Stock permitted by this covenant, pursuant to the terms of such Indebtedness, Disqualified Stock or Preferred Stock without giving effect to any amendment, waiver or modification of such terms unless the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, giving effect to such amendment, waiver or modification, would have been permitted by this covenant, as of the date of its incurrence, will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
In addition, the Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this covenant, the Company shall be in Default of this covenant).
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
Limitation on Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, except Permitted Liens, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the notes are equally and ratably secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the notes or the Subsidiary Guarantees, the

Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the notes or the Subsidiary Guarantees.
Any Lien on any property or assets of the Company or any of its Restricted Subsidiaries created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as (i) there are no other Liens of any kind, except Permitted Liens, on such property or assets securing Indebtedness, (ii) in the case of any Lien in favor of a Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture and (iii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all the Equity Interests held by the Company or any Restricted Subsidiary in, or all or substantially all of the assets of, any Restricted Subsidiary in accordance with the terms of the Indenture.
Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or (b) pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;
(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or
(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:
(a)(i) agreements governing the Revolving Credit Facility, Hedging Obligations, any instrument governing Existing Indebtedness or any other agreement or instrument, each as in effect on the Initial Issuance Date, and (ii) agreements governing Indebtedness permitted to be incurred under the provisions of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that, in the case of clause (ii) the encumbrances and restrictions therein are not materially more restrictive, taken as a whole, than those contained in (x) the Indenture and the notes or (y) agreements or instruments in effect on the Initial Issuance Date, in each case as determined by the Company in its reasonable and good faith judgment;
(b) the Indenture and the notes;
(c) applicable law, rule, regulation or order or similar restriction;
(d) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
(e) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business and consistent with past practices;
(f) any Liens, mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent the encumbrances or restrictions they contain restrict the transfer of the properties or assets subject to such Liens, mortgages, pledges or other security agreements;
(g) agreements governing purchase money obligations, mortgage financings, Capital Lease Obligations and other Indebtedness of the type permitted to be incurred pursuant to clause (9) of with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” in each case incurred in compliance with such covenant;

(h) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its properties or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or properties or assets of such Restricted Subsidiary (or the properties or assets that are subject to such restriction) pending the closing of such sale or disposition;
(i) customary provisions in bona fide contracts for the sale of properties or assets;
(j) customary provisions in joint venture agreements and similar agreements that restrict the transfer of interests in the joint venture or applicable Person;
(k) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements governing Sale/Leaseback Transactions, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into (i) in the ordinary course of business or (ii) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
(l) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;
(m) encumbrances or restrictions with respect to property under a charter, lease or other agreement that has been entered into in the ordinary course for the employment, charter or other hire of such property;
(n) any agreement or instrument relating to any property or assets acquired after the Initial Issuance Date in effect at the time of such acquisition, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;
(o) the issuance of Preferred Stock by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary of the Company to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Equity Interests);
(p) agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Company in its reasonable and good faith judgment;
(q) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and
(r) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refunding, replacements or refinancings, in the good faith judgment of the Company, (i) do not in the good faith judgment of the Company materially reduce the total amounts that may be paid, lent, advanced or transferred to the Company or any of its Restricted Subsidiaries under clauses (1), (2) and (3) above or (ii) are no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Limitation on Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (provided such Fair Market Value shall be determined (x) as of the date of contractually agreeing to such Asset Sale and (y) in good faith by an officer of the Company or, if the consideration with respect to such Asset Sale exceeds $30.0 million, the Board of Directors of the Company) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2) at least 75% of the aggregate consideration received by the Company or its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Initial Issuance Date is in the form of cash or Cash Equivalents; provided, however:
(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or assumption agreement that releases the Company or such Restricted Subsidiary from further liability shall be deemed to be cash for purposes of this provision;
(b) any Marketable Securities received by the Company or such Restricted Subsidiary from such transferee that are converted within 90 days after such Asset Sale by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) shall be deemed to be cash for purposes of this provision;
(c) any securities, notes or other obligations (other than Marketable Securities) received by the Company or such Restricted Subsidiary from such transferee that are converted within 180 days after such Asset Sale by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) shall be deemed to be cash for purposes of this provision; and
(d) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) 1.5% of Consolidated Net Tangible Assets, at the time of receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed cash for the purposes of this provision;
provided that in the case of any Asset Sale pursuant to a condemnation, appropriation or similar taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of items (1) and (2) above.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such Net Proceeds to any combination of the following:
(1) permanently repay, redeem, purchase or cash collateralize the principal of any senior Indebtedness of the Company or any Restricted Subsidiary; or
(2) to acquire or invest in (including by way of a purchase of assets or stock, merger, consolidation or otherwise) Additional Assets or to make a capital expenditure;
provided that the requirements of clause (2) above will be deemed to be satisfied if an agreement committing to make the acquisitions, investments or expenditures referred to above is entered into by the Company or any of its Restricted Subsidiaries within 365 days after the receipt of such Net Proceeds with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment in accordance with such agreement within 180 days after such 365-day period, and if such Net Proceeds are not so applied within such 180-day period, then such Net Proceeds will constitute Excess Proceeds (as defined below).
Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings, including borrowings under the Revolving Credit Facility, or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will be deemed to constitute “Excess Proceeds.” On the 366th day after the Asset Sale (or, at the Company’s option, such earlier date), if the aggregate amount of Excess Proceeds exceeds $50 million, the Company will be required to make an offer (an “Asset Sale Offer”) to all holders of notes and, to the extent required by the terms of other Pari

Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale (“Pari Passu Notes”), to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and Pari Passu Notes, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable. To the extent that the aggregate principal amount of notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount that the Company is required to repurchase, the Trustee shall select the notes and the Company shall select such Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes (except that any notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where the nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate), based on the amounts tendered or required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero and any Net Proceeds that were formerly Excess Proceeds may be used for any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any subordinated Indebtedness or Disqualified Stock).
If the Asset Sale Offer purchase date is on or after an interest payment record date and on or before the related interest payment, any accrued and unpaid interest and Additional Amount, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no other interest will be payable to holders who tender notes pursuant to the Asset Sale Offer.
The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of compliance with such laws and regulations.
Merger, Consolidation or Sale of Assets
The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person, unless:
(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (i) a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) an entity organized or existing under the laws of a Permitted Foreign Jurisdiction;
(2) the Person formed by or surviving any such consolidation or merger (if other than the Company), or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;
(3) immediately after such transaction, no Default or Event of Default exists;
(4) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, either (i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Consolidated Interest Coverage

Ratio of the Company or the Person formed by or surviving such transaction (if other than the Company) or to which such disposition shall have been made, calculated for the most recent four quarter period for which internal financial statements of the Company are available, after giving pro forma effect to such transaction and any related incurrence of Indebtedness, is (a) at least 2.0 to 1.0 or (b) equal to or greater than the Consolidated Interest Coverage Ratio of the Company determined for such period without giving effect to such transaction and incurrence of Indebtedness;
(5) in the case of clause (1)(ii) above, in the event that the Person formed by or surviving such transaction is organized in a jurisdiction that is different from the jurisdiction in which the obligor on the notes was organized immediately before giving effect to the transaction:
(a) such Person has delivered to the Trustee an opinion of counsel satisfactory to the Trustee stating (i) that the obligations of such Person under the Indenture are enforceable under the laws of its formation subject to customary exceptions and (ii) the holders of notes will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the transaction and except as may result from a change in the source of any interest income, will be subject to U.S. federal income tax on the same amount and at the same times as would have been the case if such transaction had not occurred;
(b) such Person has agreed in writing to submit to New York jurisdiction and appoints an agent for the service of process in New York, each under terms reasonably satisfactory to the Trustee; and
(c) the Company’s Board of Directors or the comparable governing body of the Person formed by or surviving such transaction determines in good faith that such transaction will not adversely affect the interests of the holders of notes in any material respect and a board resolution to that effect is delivered to the Trustee; and
(6) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;
provided, however, that clause (4) shall no longer be applicable from and after the occurrence of any Investment Grade Rating Event.
Upon any transaction involving the Company in accordance with the first paragraph of this covenant in which the Company is not the successor company, the successor company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.
Clause (3) of the first paragraph of this covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this covenant will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company.
For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Limitation on Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any properties or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:
(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary in arm’s-length dealings with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary; and
(2) the Company delivers to the Trustee:
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above; and
(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Company approving the Affiliate Transaction approved by a majority of the disinterested members thereof (or if the Board of Directors has no disinterested directors, all of the members of the Board of Directors);
provided that the requirements of clause (2) above are not applicable to any Affiliate Transactions in the ordinary course of business with an Affiliate engaged in any business conducted by the Company or any of its Subsidiaries or joint ventures on the Initial Issuance Date (or a business that is reasonably complementary or related to the foregoing or developments, extensions or expansions of the foregoing).
The following shall be deemed not to be Affiliate Transactions:
(A) any employment agreement, employee benefit plan, any other employee compensation plan or arrangement, officer or director indemnification agreement, director compensation package, severance agreement, collective bargaining agreement, consulting agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business with any present or former director, employee or consultant of the Company, any Restricted Subsidiary or any Affiliate of the Company, and payments, awards, grants or issuance of securities pursuant thereto;
(B) transactions between or among the Company and its Restricted Subsidiaries;
(C) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture;
(D) loans or advances to officers, directors, employees and consultants of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries and other advances to employees in an aggregate amount not to exceed $2.0 million outstanding at any one time;
(E) customary compensation, indemnification and other benefits made available to officers, directors, employees or consultants of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;
(F) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person;
(G) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee an opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(H) sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;
(I) transactions pursuant to agreements or arrangements in effect on the Initial Issuance Date that are described in the Offering Memorandum, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, is not materially more disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Initial Issuance Date;
(J) any transactions entered into in connection with the Spin-Off, including pursuant to the Distribution Agreement, the Tax Matters Agreement, the Amended and Restated Transition Services Agreement, the Employee Matters Agreement and the Series B Exchange Agreement, and including the payment of any expense of SEACOR and its subsidiaries (other than the Company and its Subsidiaries) incurred in connection with the Spin-Off, in each case, to the extent approved by the Board of Directors of the Company and disclosed in the Offering Memorandum;
(K) pledges of Equity Interests of Unrestricted Subsidiaries; and
(L) transactions entered into in good faith which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies.
Additional Subsidiary Guarantees
The Indenture will provide that the Company will cause each U.S. Subsidiary that guarantees the payment by the Company or any Subsidiary Guarantor of any Indebtedness of the Company or any such Subsidiary Guarantor under the Revolving Credit Facility or any Material Indebtedness to execute a supplement to the Indenture providing for a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture.
Conduct of Business
The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.
Reports
Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Trustee and the holders of notes or post on a website maintained by the Company for such purpose, within the time periods specified in the Commission’s rules and regulations for non-accelerated filers, taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25 under the Exchange Act:
(1) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms (which, if permitted under applicable rules of the Commission, may be the quarterly or annual report of any direct or indirect parent of the Company so long as the Company and its Subsidiaries collectively constitute substantially all of the consolidated assets of such direct or indirect parent and such report contains reasonably detailed financial information with respect to any such direct or indirect parent, the Company and its Subsidiaries on a consolidated basis), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
So long as the Company is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Company’s obligation to deliver the information referred to above shall be deemed satisfied upon the filing such information with the Commission using the EDGAR system (or its successor) and such information is publicly available; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Prior to any time during which the Company is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange

Act, the Company may satisfy its obligation to provide information required by the foregoing paragraph by including such information in a registration statement on Form 10 or amendment thereto filed with the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers’ certificates).
Notwithstanding the foregoing paragraphs, if at any time the Company is not required to file or cause to be filed the reports required by this paragraph with the Commission, the Company shall not be required to comply with Section 302 or 404 of the Sarbanes-Oxley Act of 2002, Items 307, 308, 402, 406, 407 or 601 (other than Item 601(b)(10)) of Regulation S-K, Rule 3-10 of Regulation S-X, Item 5, Item 14 or Item 15(b) of Form 10-K or Item 5.02(e) or Item 5.07 of Form 8-K.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, and such Unrestricted Subsidiaries’ total assets (determined in accordance with GAAP) as of the end of the most recently completed fiscal year exceed an amount equal to 3% of the consolidated total assets of the Company and its Restricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Certain Investment Grade Covenants
If an Investment Grade Rating Event occurs and no Default or Event of Default has occurred and is continuing under the Indenture, then upon delivery to the Trustee of an officers’ certificate to the foregoing effect, each of the covenants (except for “—Merger, Consolidation or Sale of Assets” (but clause (4) of that covenant will no longer apply) and “Reports”) described above under “—Certain Covenants” will cease to apply to us and our Restricted Subsidiaries (the date of such event referred to as the “Covenant Termination Date”). As a result, the notes will be entitled to substantially less covenant protection from and after the occurrence of an Investment Grade Rating Event. In addition, the Indenture will contain the following covenants, which will apply to us only upon and after the occurrence of an Investment Grade Rating Event.
Restrictions on Secured Indebtedness
If the Company or any Restricted Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any asset or property of the Company or any Restricted Subsidiary, the Company or such Restricted Subsidiary will secure the notes equally and ratably with (or at the Company’s option, prior to) such secured Indebtedness so long as such Indebtedness is so secured, unless the aggregate amount of all Indebtedness secured by Liens (other than Permitted Liens), together with all Attributable Indebtedness of the Company and the Restricted Subsidiaries with respect to any Sale/Leaseback Transactions (with the exception of such transactions which are excluded as described in clauses (1) through (4) under “—Certain Investment Grade Covenants—Restrictions on Sale/Leaseback Transactions” below), would not exceed 12.5% of Consolidated Net Tangible Assets.
Restrictions on Sale/Leaseback Transactions
The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction, unless the aggregate amount of all Attributable Indebtedness with respect to such transaction plus all secured Indebtedness of the Company and the Restricted Subsidiaries (with the exception of Indebtedness secured by Permitted Liens) would not exceed 12.5% of Consolidated Net Tangible Assets outstanding at any time. This restriction shall not apply to, and there shall be excluded from Attributable Indebtedness in any computation under such restriction, any Sale/Leaseback Transaction if:
(1) the lease is for a period, including renewal rights, not in excess of three years;

(2) the sale of the asset or property subject to the Sale/Leaseback Transaction is made within 180 days after its acquisition, construction or improvements;
(3) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; or
(4) the Company, within 365 days after the sale is completed, applies to the retirement of its Indebtedness or that of a Restricted Subsidiary, or to make capital expenditures or to the purchase of other assets or properties which will constitute Additional Assets, an amount not less than the greater of:
(x) the net proceeds of the sale of the asset or property leased; and
(y) the fair market value (as determined by the Company in good faith) of the asset or property leased.
The amount to be applied to the retirement of Indebtedness or the purchase of other assets or properties shall be reduced by:
(A) the principal amount of any of the Company’s debentures or notes (including the notes) or those of a Restricted Subsidiary surrendered within 180 days after such sale to the applicable trustee for retirement and cancellation;
(B) the principal amount of Indebtedness, other than the items referred to in the preceding clause (A), voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale; and
(C) associated transaction and other related expenses.
Events of Default and Remedies
The Indenture will provide that each of the following constitutes an Event of Default with respect to the notes:
(1) default for 30 days in the payment when due of interest or Additional Amounts, if any, or Liquidated Damages, if any, on the notes;
(2) default in payment of the principal of or premium, if any, on the notes when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company for 30 days after notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its obligations in the covenants described under “—Repurchase at the Option of Holders” or “—Certain Covenants—Limitation on Asset Sales” (other than a failure to repurchase notes when due), or failure by the Company to comply with its obligations described under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;
(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the Indenture, the notes or any Subsidiary Guarantee (provided that, with respect to the covenant described above under “—Certain Covenants—Reports”, the Company shall have not less than 120 days from the failure to comply with such covenant to cure such failure);
(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Initial Issuance Date, which default:
(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,
(b) results in the acceleration of such Indebtedness prior to its express final maturity or
(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $35.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $35.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;
(7) the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable against a Guarantor for any reason, except, in each case, by reason of the release of such Guarantor in accordance with the Indenture; and
(8) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Guarantor or any Significant Subsidiary.
If any Event of Default occurs and is continuing, the Trustee on behalf of the holders or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Guarantor or any Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. The holders of a majority in principal amount of the then outstanding notes by written notice to the Trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium or Additional Amounts, if any, or Liquidated Damages, if any, that have become due solely because of the acceleration) have been cured or waived. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium or Additional Amounts, if any, or Liquidated Damages, if any) if it determines that withholding notice is in their interest.
The holders of a majority in principal amount of the notes then outstanding by written notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest, premium or Additional Amounts, if any, or Liquidated Damages, if any, on the notes.
The Company will be required to deliver to the Trustee annually an officer’s certificate regarding compliance with the Indenture, and the Company will be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a written notice specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have all of the obligations of itself and the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”) except for:
(1) the rights of holders of outstanding notes to receive payments in respect of the principal of and premium, interest and Additional Amounts, if any, and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;
(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and
(4) the Legal Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain other events (not including non-payment, bankruptcy, insolvency and reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes and the Subsidiary Guarantors will be released from their Guarantees.

If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:
(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, interest and Additional Amounts, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;
(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:
(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(b) since the Initial Issuance Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowings);
(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(6) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment and Waiver
Except as provided below, the Indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or Exchange Offer for, the notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, tender offer or Exchange Offer for, notes).
Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):
(1) reduce the principal amount of notes whose holders must consent to an amendment or waiver;
(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders” or “—Certain Covenants—Limitation on Asset Sales” and provisions related to the dates by which notice must be given to the holders of notes in connection with a redemption);
(3) reduce the rate of or change the time for payment of interest on any note;
(4) waive a Default or Event of Default in the payment of principal of, or premium, interest or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);
(5) make any note payable in money other than that stated in the notes;
(6) make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or premium, interest or Additional Amounts, if any, or Liquidated Damages, if any, on the notes (except as permitted in clause (7) hereof);
(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” or “—Certain Covenants— Limitation on Asset Sales”);
(8) make any change in the ranking of the notes or the Subsidiary Guarantees relative to other Indebtedness of the Company or the Guarantors, respectively, in either case in a manner adverse to the holders;
(9) modify the Subsidiary Guarantees in any manner materially adverse to the holders of the notes or release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or
(10) make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the Trustee may amend the Indenture or the notes:
(1) to cure any ambiguity, defect or inconsistency;
(2) to provide for uncertificated notes in addition to or in place of certificated notes;
(3) to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets;
(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;
(5) to secure the notes pursuant to the requirements of the “Limitation on Liens” covenant;

(6) to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture;
(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(8) to conform the text of the Indenture, the notes or the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, the notes or the Subsidiary Guarantees, which intent may be evidenced by an officers’ certificate to that effect;
(9) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture; or
(10) to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee.
Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a purchase, tender or exchange of such holder’s notes will not be rendered invalid by such purchase, tender or exchange.
Concerning the Trustee
Wells Fargo Bank, National Association will serve as Trustee under the Indenture.
The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.
The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense (including attorneys’ fees and expenses).
Governing Law
The Indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principles).
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this description for which no definition is provided.
“Additional Assets” means:
(1) any Productive Assets;
(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in any business conducted by the Company or any of its Subsidiaries or joint ventures on the Initial Issuance Date (or any business that is reasonably similar, complementary or related to the foregoing or developments, extensions or expansions of the foregoing).
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Amended and Restated Transition Services Agreement” means the amended and restated transition services agreement to be entered into between the Company and SEACOR in connection with the Spin-Off, substantially in the form filed as an exhibit to the Company’s Registration Statement on Form 10 on October 12, 2012.
“Asset Sale” means
(1) the sale, lease, conveyance or other disposition (a “disposition”) of any properties or assets (other than in a Sale/Leaseback Transaction), excluding dispositions in the ordinary course of business; provided that the disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries (on a consolidated basis) will not be an “Asset Sale” and will be governed by the provisions of the Indenture described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under “—Certain Covenants—Limitation on Asset Sales”, or
(2) the issuance of Equity Interests by any Restricted Subsidiary or the sale by the Company or any Restricted Subsidiary of Equity Interests in any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) whether, in the case of clause (1) or (2), in a single transaction or a series of related transactions, provided that such transaction or series of related transactions involves properties or assets having a Fair Market Value in excess of $25.0 million.
Notwithstanding the preceding, the following transactions will be deemed not to be Asset Sales:
(a) a disposition of damaged, obsolete or excess equipment or other properties or assets;
(b) a disposition of properties or assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(c) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(d) a disposition of cash or Cash Equivalents, hedging contracts or other financial instruments;
(e) a disposition of properties or assets that constitutes a Restricted Payment that is permitted by the Indenture or a Permitted Investment;
(f) a disposition of properties or assets in the ordinary course of business by the Company or any of its Restricted Subsidiaries to a Person that is an Affiliate of the Company or such Restricted Subsidiary and that is engaged in any business conducted by the Company or any of its Subsidiaries or joint ventures on the Initial Issuance Date (or a business that is reasonably complementary, ancillary or related to the foregoing and developments, extensions and expansions of the foregoing), which Person is an Affiliate solely because the Company or such Restricted Subsidiary has an Investment in such Person, provided that such transaction complies with the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates”;
(g) any charter or lease of any equipment or other properties or assets entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary thereof is the lessor, except any such charter or lease that provides for the acquisition of such properties or assets by the lessee during or at the end of the term thereof for an amount that is less than their Fair Market Value at the time the right to acquire such properties or assets occurs;

(h) any trade or exchange by the Company or any Restricted Subsidiary of equipment or other properties or assets for equipment or other properties or assets owned or held by another Person, provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary; provided further that any cash or Cash Equivalents received must be applied in accordance with the provisions described under “—Certain Covenants—Limitation on Asset Sales”;
(i) a disposition of inventory, accounts receivables or other current assets in the ordinary course of business or in connection with the compromise, settlement or collection thereof in bankruptcy or similar proceedings;
(j) the creation or perfection of a Lien permitted under the Indenture, and any disposition of assets resulting from the enforcement or foreclosure of any Permitted Lien;
(k) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims;
(l) any sale or other disposition of Equity Interests in, or Indebtedness of, an Unrestricted Subsidiary; and
(m) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole.
“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest set forth or implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.
“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or at a place of payment.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP in effect as of the Initial Issuance Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but, in each case, excluding any debt securities convertible or exchangeable into such equity.
“Cash Equivalents” means
(1) securities issued or directly and fully guaranteed or insured by the government of the United States or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition;
(2) certificates of deposit, demand deposits and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million (or the equivalent thereof in any other currency or currency unit);
(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;
(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (2) above;
(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings or investments, and, in each case, maturing within one year after the date of acquisition;
(6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above, provided all such deposits do not exceed $3.0 million (or the equivalent thereof in any other currency or currency unit) in the aggregate at any one time;
(7) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (1) through (5) of this definition; and
(8) in the case of any Subsidiary of the Company organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) of this definition.
“Commission ” means the Securities and Exchange Commission.
“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period,
(1) Consolidated Income Taxes of such Person and its Restricted Subsidiaries;
(2) Consolidated Interest Expense of such Person and its Restricted Subsidiaries;
(3) depreciation and amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries;
(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to SEACOR (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; and
(5) all other non-cash charges and non-cash write offs, including minority interest, of such Person and its Restricted Subsidiaries reducing Consolidated Net Income (excluding any such non-cash charge or write off to the extent that it represents an accrual of or reserve for cash expenditures in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding sentence, clauses (1), (2), (3), (4), (5) and (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.
“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.
“Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four quarter reference period:
(1) any incurrence, assumption, guarantee, repayment, repurchase, defeasance or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings unless permanently repaid) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated (the “Calculation Period”) but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”);
(2) any disposition of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) consummated subsequent to the beginning of the Calculation Period but prior to the Calculation Date then, the Consolidated Cash Flow for such period shall be reduced (if positive) or increased (if negative) by an amount equal to the Consolidated Cash Flow attributable to the assets that are the subject of such Sale and Consolidated Interest Expense shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise retired in connection with such Sale plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale;
(3) if, since the beginning of the Calculation Period but prior to the Calculation Date, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) made an Investment in any Person that becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness); and
(4) if, since the beginning of the Calculation Period but prior to the Calculation Date, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and such Person shall have discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary since the beginning of the Calculation Period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto;
provided further, however, that (A) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (B) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company, including any pro forma expense and cost reductions that are projected by such officer in good faith to be realized within the 12-month period immediately following the Calculation Date. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term as of the Calculation Date in excess of 12 months).
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of
(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period net of any interest income of the Company and its Subsidiaries, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit securing financial obligations or bankers acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of debt issuance costs and the cumulative effect of any change in accounting principles or policies) to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries; and
(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
in each case, to the extent deducted in calculating Consolidated Net Income.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:
(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or its Restricted Subsidiaries;
(2) solely for purposes of determining the amount available for Restricted Payments under clause 4(c) of the covenant entitled “—Limitations on Restricted Payments,” the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;
(3) the cumulative effect of a change in accounting principles shall be excluded;
(4) unrealized losses and gains with respect to Hedging Obligations shall be excluded;
(5) any charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity shall be excluded;
(6) any fees, expenses or charges related to the offering of the notes and the Spin-Off shall be excluded;
(7) non-cash gains and losses due solely to fluctuations in currency values and the related tax effect shall be excluded;
(8) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards shall be excluded;
(9) extraordinary, non-recurring or unusual gains or losses (other than gains and losses from the sale of assets in the ordinary course of business and consistent with past practice) shall be excluded; and
(10) the effects of adjustments to the Company’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated transaction or the amortization or write of any amounts thereof shall be excluded.
“Consolidated Net Tangible Assets”, as of any date of determination, means the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP, less the sum of:

(1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined); and
(2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.
“Debt Issuance” means, with respect to the Company or any of its Restricted Subsidiaries, one or more issuances after the Initial Issuance Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.
“Default ” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:
(1) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2) is convertible or exchangeable for Indebtedness or other Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the issuer thereof); or
(3) is redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the date on which the notes mature;
provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under “Repurchase at the Option of Holders” or “—Certain Covenants—Limitation on Asset Sales,” as the case may be and (ii) Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Distribution Agreement” means the distribution agreement to be entered into between the Company and SEACOR in connection with the Spin-Off, substantially in the form filed as an exhibit to the Company’s Registration Statement on Form 10 on October 12, 2012.
“Eligible Lease” means the lease of a Mortgaged Helicopter by the Company or a Restricted Subsidiary, as owner and lessor of the Mortgaged Helicopter, to an Eligible Lessee, which lease is permitted under the Revolving Credit Facility.
“Eligible Lessee” means a lessee of a Mortgaged Helicopter under an Eligible Lease, which lessee satisfied the requirements of the Revolving Credit Facility.

“Employee Matters Agreement” means the employee matters agreement to be entered into between the Company and SEACOR in connection with the Spin-Off substantially in the form filed as an exhibit to the Company’s Registration Statement on Form 10 on October 12, 2012.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Contributions” means the net cash proceeds and Fair Market Value of other property received by the Company after the Initial Issuance Date from:
(1) contributions to its common equity capital, and
(2) the sale (other than to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary, unless such loans have been repaid with cash on or prior to the date of determination) of Equity Interests (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, the proceeds of which are excluded from the calculation set forth in clause 4(c)(B) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”
“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Initial Issuance Date, until such amounts are repaid.
“Fair Market Value” means the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of the Company (unless otherwise provided in the Indenture).
“GAAP” means generally accepted accounting principles in the United States as in effect on the Initial Issuance Date; provided that if at any time the Commission permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time. (for all other purposes of the Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to manage against fluctuations in interest rates, or to otherwise reduce the cost of borrowing, with respect to Indebtedness incurred;
(2) foreign exchange contracts and currency protection agreements designed to manage against fluctuations in currency exchanges rates;
(3) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to manage against fluctuations in the price of commodities; and
(4) other agreements or arrangements designed to manage against fluctuations in interest rates, currency exchange rates or commodity prices.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1) the principal in respect of indebtedness of such Person for borrowed money;
(2) the principal in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);
(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables and accrued expenses), which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto;
(5) Capital Lease Obligations and all Attributable Indebtedness of such Person;
(6) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of:
(a) the Fair Market Value of such asset at such date of determination; and
(b) the amount of such Indebtedness of such other Persons;
(7) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and
(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit, Attributable Indebtedness and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);
(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to properties or assets of such Person or a Restricted Subsidiary of such Person, and then such Indebtedness shall be included in an amount not to exceed the lesser of (x) the net assets of the General Partner and (y) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the properties or assets of such Person or a Restricted Subsidiary of such Person.
Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:
(a) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness; and
(b) taxes, assessments or other similar governmental charges or claims.
“Initial Issuance Date” means the date on which notes are first issued under the Indenture.
“Investment Grade Rating” means:
(1) a Moody’s rating of Baa3 or higher and an S&P rating of at least BB+; or
(2) a Moody’s rating of Ba1 or higher and an S&P rating of at least BBB-;
provided, however, that if (a) either Moody’s or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (b) if S&P or Moody’s or both shall not make a rating of the notes publicly available, the references above to S&P or Moody’s or both, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.
“Investment Grade Rating Event” means the first day on which the notes are assigned an Investment Grade Rating.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute investments:
(1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business;
(2) Hedging Obligations entered into in the ordinary course of business and not for speculation; and
(3) endorsements of negotiable instruments and documents in the ordinary course of business.
If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”. The amount of an Investment (other than cash) shall be the Fair Market Value thereof on the date such Investment is made. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement).
“Liquidated Damages” means all liquidated damages then owing under the Registration Rights Agreement.
“Material Indebtedness” means Indebtedness in an aggregate principal amount greater than or equal to $25 million at any one time outstanding.
“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are:
(1) traded on the New York Stock Exchange, the NYSE MKT or the NASDAQ Stock Exchange; and
(2) issued by a corporation or limited partnership having a total equity market capitalization of not less than $250.0 million; provided that the excess of (a) the aggregate amount of securities of any one such corporation or limited partnership held by the Company and any Restricted Subsidiary over (b) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.
“Mortgaged Helicopters” means all helicopters (including the engines installed thereon) over which the Company or a Restricted Subsidiary has granted a Lien in favor of the lenders under the Revolving Credit Facility or any other Indebtedness incurred to finance such helicopter.
“Moody’s ” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication):
(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording taxes and fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any severance costs and relocation expenses incurred as a result of such Asset Sale;
(2) taxes paid or estimated to be payable as a result of the Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);
(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; or that must by its terms, or in order to obtain the necessary consent to such Asset Sale be repaid out of the proceeds of the Asset Sale;
(4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Company or any of its Restricted Subsidiaries in connection with such Asset Sale or for other liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and
(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale.
“Non-Recourse Debt” means Indebtedness:
(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary (other than the Equity Interests of an Unrestricted Subsidiary) and or (b) constitutes the lender; and
(2) no default thereunder would, as such, constitute a default under any Indebtedness of the Company or any Restricted Subsidiary; and
(3) to the extent incurred after the Initial Issuance Date, the express terms of which provide that there is no recourse to the Company or any Restricted Subsidiary of the Company (other than pursuant to a pledge of the Equity Interests of any Unrestricted Subsidiary by the Company or any of its Restricted Subsidiaries in order to secure such Indebtedness).
For purposes of determining compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non‑Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.
“Offering Memorandum” means the Offering Memorandum of the Company relating to the offering of the Outstanding Notes.
“Opinion of Counsel” means a written opinion from legal counsel to the Company. The counsel may be any employee of the Company.
“Pari Passu Indebtedness” means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries that ranks equal in right of payment with the notes or the Subsidiary Guarantees, as the case may be.

“Permitted Business” means any business of the Company and its Subsidiaries or joint ventures conducted on the Initial Issuance Date or a business that is reasonably complementary or related to the foregoing or developments, extensions or renewals of the foregoing.
“Permitted Foreign Jurisdiction” means each of Australia, Belgium, Bermuda, the Cayman Islands, Gibraltar, Ireland, Luxembourg, the Netherlands, or Switzerland.
“Permitted Investments” means:
(1) any Investment in the Company (including an Investment in the notes) or in a Restricted Subsidiary of the Company;
(2) any Investment in Cash Equivalents;
(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company;
(4) any Investment made as a result of the receipt of Designated Non-cash Consideration or any other non‑cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under “Certain Covenants—Limitation on Asset Sales” or (b) a disposition of properties or assets that does not constitute an Asset Sale;
(5) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(6) Investments in any Person (a) in exchange for an issue or sale by the Company of its Equity Interests (other than Disqualified Stock) or (b) out of the net cash proceeds of an issue or sale by the Company of its Equity Interests (other than Disqualified Stock) so long as such Investment pursuant to clause (b) occurs within 90 days of the closing of such issuance or sale of Equity Interests; provided that in the case of clause (a), the Fair Market Value of such Investments and in the case of clause (b), such net cash proceeds will not increase the amount available for Restricted Payments under clause (4)(c) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;
(7) loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and other advances to employees not in excess of $2 million outstanding at any one time in the aggregate;
(8) Investments in a Person engaged principally in any business conducted by the Company, its Subsidiaries or its joint ventures on the Initial Issuance Date (or a business that is reasonably complementary, ancillary or related to the foregoing and development, expansions and extensions thereof), provided that the aggregate outstanding amount of such Investments at any one time outstanding shall not exceed the greater of (i) $30.0 million and (ii) 3.0% of Consolidated Net Tangible Assets, determined as of the date each such Investment is made;
(9) any Investments received (a) in compromise or resolution of, or upon satisfaction of judgments with respect to, (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (ii) litigation, arbitration or other disputes; or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;
(10) any guarantee of Indebtedness of the Company or a Restricted Subsidiary permitted to be incurred by the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;
(11) Investments that are in existence on the Initial Issuance Date, or made pursuant to legally binding written commitments in existence on the Initial Issuance Date, and any extension, modification or renewal thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Initial Issuance Date);
(12) Investments acquired after the Initial Issuance Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the Initial Issuance Date, to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(13) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations, in each case of the Company or a Restricted Subsidiary that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;
(14) Hedging Obligations incurred in compliance with the covenant described under “—Limitation on Indebtedness and Issuance of Preferred Stock”; and
(15) other Investments in an aggregate amount not to exceed the greater of (i) $60.0 million and (ii) 6.0% of Consolidated Net Tangible Assets, determined as of the date each such Investment is made.
In determining whether an Investment is a Permitted Investment, the Company may allocate all or any portion of any Investment and later reallocate all or any portion of any Investment to one or more of the above clauses (1) through (15) and any of the provisions of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”
“Permitted Liens” means:
(1) Liens securing Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;
(2) Liens in favor of the Company and its Restricted Subsidiaries;
(3) Liens on any property, asset or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (or is merged with or into or is consolidated with the Company or any Restricted Subsidiary); provided that such Liens were not created or incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary (or such merger or consolidation) and do not extend to any other property or asset owned by the Company or any of its Restricted Subsidiaries;
(4) Liens on any property or asset existing at the time of its acquisition by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created or incurred in connection with, or in contemplation of, such acquisition and do not extend to any other property or asset;
(5) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, leases, workers compensation obligations, performance bonds, insurance obligation or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);
(6) Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculation;
(7) Liens existing on the Initial Issuance Date (and not referred to in clause (1) of this definition);
(8) Liens securing Non-Recourse Debt;
(9) any interest or title of a lessor under a Capital Lease Obligation or an operating lease;
(10) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;
(11) Liens on real or personal property or assets of the Company or a Restricted Subsidiary thereof to secure Indebtedness (including, without limitation, Indebtedness permitted pursuant to clause (9) of the second paragraph of the covenant entitled “—Limitation on the Incurrence of Indebtedness and the Issuance of Preferred Stock”) incurred for the purpose of (a) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 180 days after, the acquisition of such property or assets or (b) financing all or any part of the cost of construction of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, such property or assets and such Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds, proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);
(12) Liens securing any Permitted Refinancing Indebtedness with respect to Indebtedness secured by Liens referred to in clauses (3), (4), (7) and (11) above and this clause (12); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that are the security for a Permitted Lien hereunder;
(13) Liens created for the benefit of or to secure all outstanding notes or the Subsidiary Guarantees;
(14) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
(15) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(16) Liens on specific items of inventory, receivables or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods;
(17) Liens on the Equity Interests of Unrestricted Subsidiaries securing Non-Recourse Debt;
(18) grants of software and other technology licenses in the ordinary course of business;
(19) any Eligible Lease or Lien on a Mortgaged Helicopter arising in connection with an Eligible Lease of such Mortgaged Helicopter, which Lien is expressly permitted by such Eligible Lease to exist and which Lien the related Eligible Lessee is ultimately obligated to remove; and
(20) Liens not otherwise permitted by clauses (1) through (19) above securing Indebtedness not in excess of an aggregate of the greater of (a) $30.0 million or (b) an amount equal to 3% of Consolidated Net Tangible Assets at any one time outstanding (determined at the time of granting each such Lien).
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:
(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of all fees and expenses, underwriting discounts incurred in connection therewith);
(2)(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of such Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;
(3) the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded;
(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(5) such Permitted Refinancing Indebtedness is not incurred by a Restricted Subsidiary of the Company that is not a Guarantor if the Company or a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Person ” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Productive Assets ” means aircraft or other assets (other than assets that would be classified as current assets in accordance with GAAP) of the kind used or usable by the Company or its Restricted Subsidiaries in any business conducted by the Company or any of its Subsidiaries or joint ventures on the Initial Issuance Date (or a business that is reasonably complementary, ancillary or related to the foregoing and developments, extensions or expansions of the foregoing).
“Registration Rights Agreement” means (1) with respect to the notes issued on the Initial Issuance Date, the Registration Rights Agreement, to be dated the Initial Issuance Date, among the Company, the initial Subsidiary Guarantors and the Initial Purchasers and (2) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.
“Qualified Equity Offering” means any public or private sale of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (to the extent the proceeds from such offering are contributed to the common equity capital of the Company) made for cash on a primary basis after the Initial Issuance Date, other than offerings to a Subsidiary of the Company or public offerings registered on Form S-8.
“Revolving Credit Facility” means the collective reference to the Company’s five-year senior secured revolving credit facility dated as of December 22, 2011. Any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Revolving Credit Facility or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise), unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Revolving Credit Facility. Without limiting the generality of the foregoing, the term “Revolving Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary ” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, references to a Restricted Subsidiary shall be to a Restricted Subsidiary of the Company.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Initial Issuance Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“S&P ” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“SEACOR Preferred Shares” means the Series A Preferred Shares and Series B Preferred Shares that are outstanding as of the Initial Issuance Date.
“Securities Act ” means the United States Securities Act of 1933, as amended.
“Series A Preferred Shares” means the Company’s 6% Cumulative Perpetual Preferred Stock, Series A.
“Series B Exchange Agreement” means the Series B Exchange Agreement to be entered into between the Company and SEACOR in connection with the retirement of the Series B Preferred Shares prior to the Series B Exchange.
“Series B Preferred Shares” means the Company’s Preferred Stock, Series B.
“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation S-X is in effect on the Initial Issuance Date.
“Spin-Off” means the distribution by SEACOR of all or a substantial portion of the outstanding Voting Stock of the Company to holders of common stock of SEACOR.
“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which such payment of principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means Indebtedness subordinated in right of payment to the notes.
“Subsidiary” means, with respect to any Person:
(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of its Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof);
(2) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(3) any other Person whose results for financial reporting purposes are consolidated with those of such Person in accordance with GAAP.
“Subsidiary Guarantee” means the guarantee by each Guarantor of the Company’s payment obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.
“Tax Matters Agreement” means the tax matters agreement to be entered into between the Company and SEACOR in connection with the Spin-Off, substantially in the form filed as an exhibit to the Company’s Registration Statement on Form 10 on October 12, 2012.
“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that each of such Subsidiary and its Subsidiaries at the time of such designation:
(1) has no Indebtedness other than Non-Recourse Debt;
(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract arrangement or understanding does not violate the terms of the Indenture described under “—Certain Covenants—Limitation on Transactions with Affiliates”;
(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by the Indenture; and
(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.
Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board of Directors resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:
(a) such Indebtedness is permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four- quarter reference period; and
(b) no Default or Event of Default would be in existence following such designation
“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal “in US$” column under the heading “Currencies” in the “Currencies & Commodities” subsection on the date two Business Days prior to such determination.
Except as described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.
“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing
(1) the sum of the products obtained by multiplying
(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by
(b) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by
(2) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

Book-Entry, Delivery and Form
Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (“Global Notes”).
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies and clearing corporations that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised the Company that, pursuant to procedures established by it:
(1)    upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
(2)    ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest, premium or Additional Amounts, if any, or Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the Subsidiary Guarantors, the Trustee nor any agent of any of them has or will have any responsibility or liability for:
(1)    any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)    any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute the notes to its Participants.
DTC, Euroclear and Clearstream are under no obligation to perform or to continue to perform the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:

(1)    DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary within 90 days;
(2)    the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its Participants of the Company’ request, but will only withdraw beneficial interests from a Global Note at the request of each Participant); or
(3)    a Default or Event of Default has occurred and is continuing and DTC notifies the Trustee in writing of its decision to exchange the applicable Global Note for Certificated Notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”
Same Day Settlement and Payment
The Company or the Paying Agent on behalf of the Company will make payments in respect of the notes represented by the Global Notes (including principal, interest, premium, Additional Amounts or Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest, premium or Additional Amounts, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of an exchange of Outstanding Notes for Exchange Notes in the exchange offer. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to Exchange Notes that are acquired in this offering in exchange for Outstanding Notes originally acquired at their initial offering for an amount of cash equal to their issue price and that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, traders in securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, U.S. holders whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.
HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE EXCHANGE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.
U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders
The exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the Exchange Notes as they had in the Outstanding Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the Exchange Notes will be the same as those applicable to the Outstanding Notes.

PLAN OF DISTRIBUTION
Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the Outstanding Notes provides that we will be required to amend or supplement this prospectus for a period ending on the earlier of (i) 180 days from the date on which the registration statement is declared effective by the SEC and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities. Participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after such relevant period of time has expired.
We will not receive any proceeds from any sale of Exchange Notes by any participating broker-dealer. Exchange Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the Exchange Notes. Any participating broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
            We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.
EXPERTS
The consolidated financial statements (including schedule) of Era Group Inc. at December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in this Prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing herein which, as to the year 2011, is based in part on the report of KPMG LLP, independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

Except for the Financial Statement Schedule set forth above, all other required schedules have been omitted since the information is either included in the consolidated financial statements, not applicable or not required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Era Group Inc.
We have audited the accompanying consolidated balance sheets of Era Group Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2012.  Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the consolidated financial statements of Dart Holding Company Ltd., a corporation in which the Company has a 50% interest, which statements reflect total assets of $61,548,000 as of December 31, 2011, and total revenues of $18,999,000 for the five months ended December 31, 2011. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Dart Holding Company Ltd., is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures  that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Era Group Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
February 27, 2013, except for Note 18, as to which the date is April 16, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Dart Holding Company Ltd.
We have audited the accompanying consolidated balance sheet of Dart Holding Company Ltd., as of December 31, 2011, and the related consolidated statements of income, comprehensive income and retained earnings, and cash flows for the period from August 1, 2011 to December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dart Holding Company Ltd. as of December 31, 2011, and the results of its operations and its cash flows for the period from August 1, 2011 to December 31, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Calgary, Canada
March 7, 2012

ERA GROUP INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$11,505	$79,122
Receivables:
Trade, net of allowance for doubtful accounts of $2,668 and $59 in 2012 and 2011, respectively	48,527	42,834
Other	3,742	7,250
Due from SEACOR	971	—
Inventories, net	26,650	24,504
Prepaid expenses and other	1,803	1,776
Deferred income taxes	3,642	2,293
Total current assets	96,840	157,779
Property and Equipment:
Helicopters	897,611	693,197
Construction in progress	22,644	116,130
Machinery, equipment and spares	72,161	65,709
Buildings and leasehold improvements	25,451	24,830
Furniture, fixtures, vehicles and other	12,409	11,939
	1,030,276	911,805
Accumulated depreciation	(242,471)	(202,354)
	787,805	709,451
Investments, at Equity, and Advances to 50% or Less Owned Companies	34,696	50,263
Goodwill	352	352
Other Assets	17,871	15,379
	$937,564	$933,224
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$15,703	$20,004
Accrued wages and benefits	4,576	7,108
Due to SEACOR	—	42,609
Current portion of long-term debt	2,787	2,787
Other current liabilities	6,633	5,744
Total current liabilities	29,699	78,252
Long-Term Debt	276,948	285,098
Deferred Income Taxes	203,536	146,177
Deferred Gains and Other Liabilities	7,864	8,340
Total liabilities	518,047	517,867
Preferred Stock, $0.01 par value, 10,000,000 shares authorized:
Series A Preferred Stock, at redemption value; 1,400,000 shares issued in 2012 and 2011	144,232	140,210
Series B Preferred Stock, at redemption value; none issued in 2012 and 2011	—	—
Total preferred stock	144,232	140,210
Equity:
Era Group Inc. Stockholder Equity:
Class A common stock, $0.01 par value, 60,000,000 shares authorized; none issued in 2012 and 2011	—	—
Class B common stock, $0.01 par value, 60,000,000 shares authorized; 24,500,000 issued in 2012 and 2011	245	245
Additional paid-in capital	278,838	287,307
Accumulated deficit	(4,025)	(11,812)
Accumulated other comprehensive income (loss), net of tax	20	(593)
	275,078	275,147
Noncontrolling interest in subsidiary	207	—
Total equity	275,285	275,147
	$937,564	$933,224

The accompanying notes are an integral part of these consolidated financial statements and should be read in conjunction herewith.

ERA GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the years ended December 31,
	2012	2011	2010
Operating Revenues	$272,921	$258,148	$235,366
Costs and Expenses:
Operating	167,195	162,707	147,233
Administrative and general	34,785	31,893	25,798
Depreciation	42,502	42,612	43,351
	244,482	237,212	216,382
Gains on Asset Dispositions and Impairments, Net	3,612	15,172	764
Operating Income	32,051	36,108	19,748
Other Income (Expense):
Interest income	910	738	109
Interest expense	(10,648)	(1,376)	(94)
Interest expense on advances from SEACOR	—	(23,410)	(21,437)
SEACOR management fees	(2,000)	(8,799)	(4,550)
Derivative losses, net	(490)	(1,326)	(118)
Foreign currency gains (losses), net	720	516	(1,511)
Other, net	30	9	50
	(11,478)	(33,648)	(27,551)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	20,573	2,460	(7,803)
Income Tax Expense (Benefit):
Current	(51,213)	(17,905)	(46,315)
Deferred	58,511	18,339	42,014
	7,298	434	(4,301)
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	13,275	2,026	(3,502)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(5,528)	82	(137)
Net Income (Loss)	7,747	2,108	(3,639)
Net Loss attributable to Noncontrolling Interest in Subsidiary	(40)	—	—
Net Income (Loss) attributable to Era Group Inc.	7,787	2,108	(3,639)
Accretion of redemption value on Series A preferred stock	8,469	210	—
Net Income (Loss) attributable to Common Shares	$(682)	$1,898	$(3,639)

Earnings (Loss) Per Common Share:
Basic and Diluted Earnings (Loss) Per Common Share	$(0.03)	$0.18	$(3,639.00)
Weighted Average Common Shares Outstanding	24,500,000	10,270,444	1,000

The accompanying notes are an integral part of these consolidated financial statements and should be read in conjunction herewith.

ERA GROUP INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	For the years ended December 31,
	2012	2011	2010
Net Income (Loss)	$7,747	$2,108	$(3,639)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	944	(802)	(406)
Income tax (expense) benefit	(331)	281	142
	613	(521)	(264)
Comprehensive Income (Loss)	8,360	1,587	(3,903)
Comprehensive Loss attributable to Noncontrolling Interest in Subsidiary	(40)	—	—
Comprehensive Income (Loss) attributable to Era Group Inc.	$8,400	$1,587	$(3,903)

The accompanying notes are an integral part of these consolidated financial statements and should be read in conjunction herewith.

ERA GROUP INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)

			Era Group Inc. Stockholder Equity
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non - controlling Interest in Subsidiary	Total Equity
Year Ended December 31, 2009	$—	$—	$1	$177,584	$(10,281)	$192	$—	$167,496
Net Loss	—	—	—	—	(3,639)	—		(3,639)
Currency translation adjustments, net of tax	—	—	—	—	—	(264)	—	(264)
Year Ended December 31, 2010	—	—	1	177,584	(13,920)	(72)	—	163,593
Non-cash distribution to SEACOR	—	—		(69,823)	—	—	—	(69,823)
Non-cash contribution from SEACOR	—	—	—	180,000	—	—	—	180,000
Share exchange (see note 10)	—	—	244	(244)	—	—	—	—
Issuance of Series A Preferred Stock	140,000	—	—	—	—	—	—	—
Accretion of redemption value on Series A Preferred Stock	210	—	—	(210)	—	—	—	(210)
Net Income	—	—	—	—	2,108	—	—	2,108
Currency translation adjustments, net of tax	—	—	—	—	—	(521)	—	(521)
Year Ended December 31, 2011	140,210	—	245	287,307	(11,812)	(593)	—	275,147
Issuance of Series B Preferred Stock	—	100,000	—	—	—	—	—	—
Accretion of redemption value on Series A Preferred Stock	8,469	—	—	(8,469)	—	—	—	(8,469)
Preferred stock dividend	(4,447)	—	—	—	—	—	—	—
Redemption of Series B Preferred Stock	—	(100,000)	—	—	—	—	—
Acquisition of subsidiary with a noncontrolling interest	—	—	—	—	—	—	247	247
Net Income	—	—			7,787		(40)	7,747
Currency translation adjustments, net of tax	—	—	—	—	—	613	—	613
Year Ended December 31, 2012	$144,232	$—	$245	$278,838	$(4,025)	$20	$207	$275,285

The accompanying notes are an integral part of these consolidated financial statements and should be read in conjunction herewith.

ERA GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$7,747	$2,108	$(3,639)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	42,502	42,612	43,351
Amortization of deferred financing costs	1,663	25	—
Debt discount amortization	15	—	—
Bad debt expense, net	2,798	20	37
Gains on asset dispositions and impairments, net	(3,612)	(15,172)	(764)
Derivative losses, net	490	1,326	118
Cash settlements on derivative transactions, net	(419)	—	—
Foreign currency (gains) losses, net	(720)	(516)	1,511
Deferred income tax expense	58,511	18,339	42,014
Non-cash settlement of current tax benefit (see Note 10)	(50,000)	—	—
Equity in (earnings) losses of 50% or less owned companies, net of tax	5,528	(82)	137
Dividends received from 50% or less owned companies	(16)	1,236	—
Changes in operating assets and liabilities:
(Increase) decrease in receivables	320	(9,311)	(2,383)
Increase in prepaid expenses and other assets	(2,153)	(5,967)	(3,098)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(48,739)	6,312	6,459
Net cash provided by operating activities	13,915	40,930	83,743
Cash Flows from Investing Activities:
Purchases of property and equipment	(112,986)	(158,929)	(130,770)
Proceeds from disposition of property and equipment	5,188	26,043	880
Cash settlements on derivative transactions, net	—	6,109	(471)
Investments in and advances to 50% or less owned companies	(10,627)	(21,840)	(3,150)
Return of investments and advances from 50% or less owned companies	—	—	962
Principal payments on notes due from equity investees	2,574	—	—
(Advances) principal payments on third party notes receivable, net	1,086	(472)	—
Net cash used in investing activities	(114,765)	(149,089)	(132,549)
Cash Flows from Financing Activities:
(Payments to) advances from SEACOR, net	—	(63,166)	8,388
Proceeds from issuance of long-term debt	284,622	252,000	38,673
Long-term debt issuance costs	(4,754)	(3,050)	—
Payments on long-term debt	(292,787)	(2,690)	(98)
Issuance of Series B preferred stock	100,000	—	—
Settlement of Series B preferred stock	(50,000)	—	—
Dividends paid on Series A preferred stock	(4,447)	—	—
Net cash provided by financing activities	32,634	183,094	46,963
Effects of Exchange Rate Changes on Cash and Cash Equivalents	599	489	(1,768)
Net Increase (Decrease) in Cash and Cash Equivalents	(67,617)	75,424	(3,611)
Cash and Cash Equivalents, Beginning of Year	79,122	3,698	7,309
Cash and Cash Equivalents, End of Year	$11,505	$79,122	$3,698
The accompanying notes are an integral part of these consolidated financial statements and should be read in conjunction herewith.

ERA GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND ACCOUNTING POLICIES
Nature of Operations. Era Group Inc. (“Era Group”) and its subsidiaries (collectively referred to as the “Company”) is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the United States, which is its primary area of operation. The Company is primarily engaged in transportation services to the offshore oil and gas exploration, development and production industry. Its major customers are major integrated and independent oil and gas companies and U.S. government agencies. In addition to serving the oil and gas industry, the Company provides air medical services, firefighting support, flightseeing tours in Alaska, and emergency search and rescue services. The Company operates a fixed base operation (“FBO”) at Ted Stevens Anchorage International Airport and a Federal Aviation Administration (“FAA”) approved maintenance repair station in Lake Charles, Louisiana. The Company has an interest in Dart Holding Company Ltd., a sales and manufacturing organization based in Canada that engineers, manufactures and distributes after-market helicopter parts and accessories, and has an interest in a training center based in Lake Charles, Louisiana, that provides instruction, flight simulator and other training service.
Prior to January 31, 2013, the Company was wholly owned by SEACOR Holdings Inc. (along with its other majority-owned subsidiaries being collectively referred to as “SEACOR”) and represented SEACOR’s aviation services business segment. On January 31, 2013, SEACOR recapitalized the Company through the exchange of all of its Class B common stock and its $140.0 million of Series A preferred stock for 19,883,583 shares of newly-issued Era Group common stock, par value $0.01 per share (the “Recapitalization”).  Following the Recapitalization, the Company had only one class of common stock issued and outstanding, and no preferred stock outstanding. On January 31, 2013, SEACOR then completed a spin-off by means of a dividend to SEACOR’s stockholders of all of the Company’s issued and outstanding common stock (the “Spin-off”). The Company filed a Registration Statement on Form 10 with the Securities and Exchange Commission (“SEC”) that was declared effective on January 15, 2013. Prior to the Spin-off, SEACOR and the Company entered into a distribution agreement and several other agreements that will govern their post-Spin-off relationship. Era Group is now an independent company with its common stock listed on the New York Stock Exchange under the symbol “ERA.”
Basis of Consolidation. The consolidated financial statements include the accounts of Era Group Inc. and its wholly-owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation.
The Company employs the equity method of accounting for investments in business ventures when it has the ability to exercise significant influence over the operating and financial policies of the ventures. Significant influence is generally deemed to exist if the Company has between 20% and 50% of the voting rights of an investee. The Company reports its investments in and advances to equity investees in the accompanying consolidated balance sheets as investments, at equity, and advances to 50% or less owned companies. The Company reports its share of earnings or losses of equity investees in the accompanying consolidated statements of operations as equity in earnings (losses) of 50% or less owned companies, net of tax.
Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include those related to allowance for doubtful accounts, useful lives of property and equipment, impairments, income tax provisions and certain accrued liabilities. Actual results could differ from those estimates and those differences may be material.
Reclassifications.  Certain amounts reported for prior years in the consolidated financial statements have been reclassified to conform with the current year's presentation.
Revenue Recognition. The Company recognizes revenue when it is realized or realizable and earned. Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable and collectability is reasonably assured. Revenue that does not meet these criteria is deferred until the criteria are met. Deferred revenues for the years ended December 31 were as follows (in thousands):

	2012	2011
Balance at beginning of period	$123	$216
Revenues deferred during period	25,908	266
Revenues recognized during period	(17,078)	(359)
Balance at end of period	$8,953	$123
As of December 31, 2012, deferred revenues included $7.0 million related to contract-lease revenues for certain helicopters leased by the Company to Aeroleo Taxi Aero S/A (“Aeroleo”), its Brazilian joint venture (see Note 5). The deferral resulted from difficulties experienced by Aeroleo following one of its customer’s cancellation of certain contracts for a number of AW139 helicopters under contract-lease from the Company. The Company will recognize revenues as cash is received or earlier should future collectability become reasonably assured. All costs and expenses related to these contract-leases were recognized as incurred.
As of December 31, 2012, deferred revenues also included $1.9 million related to contract-lease revenues for certain helicopters leased by the Company to one of its customers. The deferral resulted from the customer having its operating certificate revoked for a period of time and therefore being unable to operate. The certificate has since been reinstated but uncertainty still remains regarding the collectability of the contract-lease revenues. The Company will recognize revenues as cash is received or earlier should future collectability become reasonably assured. All costs and expenses related to these contract-leases were recognized as incurred.
The Company charters the majority of its helicopters primarily through master service agreements, subscription agreements, day-to-day charter arrangements and contract-leases. Master service agreements and subscription agreements require incremental payments above a fixed monthly fee based on flight hours flown. These agreements have fixed terms ranging from one month to five years and generally may be canceled upon 30 days’ notice. Day-to-day charter arrangements call for either a combination of a daily fixed fee plus a charge based on hours flown or an hourly rate. Services provided under contract-leases can include only the equipment, or can include the equipment, logistical and maintenance support, insurance and personnel, or a combination thereof. Fixed monthly fee revenues are recognized ratably over the contract term. Usage or hourly based revenues are recognized as hours are flown.
The Company’s air medical services are provided under contracts with hospitals that typically include either a fixed monthly and hourly rate structure or a fee per completed flight. Fixed monthly revenues are recognized ratably over the month while per-hour or per-flight based revenues are recognized as hours are flown or flights are completed. Most contracts with hospitals are longer-term, but offer either party the ability to terminate with less than six months’ notice. The Company operates some air medical contracts pursuant to which it collects a fee per flight, either from a hospital or an insurance company.
With respect to flightseeing activities, the Company allocates block space to cruise lines and sells seats directly to customers with revenues recognized as the services are performed. The Company’s fixed base operation sells fuel on an ad hoc basis and those sales are recognized at the time of fuel delivery. Training revenues are charged at a set rate per training course and include instructors, training materials and flight or flight simulator time, as applicable. Training revenues are recognized as services are provided.
Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of overnight investments.
Trade Receivables. Customers are primarily major integrated and independent exploration and production companies, hospitals, international helicopter operators and the U.S. government. Customers are typically granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its trade receivables and makes provisions for probable doubtful accounts; however, those provisions are estimates and actual results could differ from those estimates and those differences may be material. Trade receivables are deemed uncollectible and removed from accounts receivable and the allowance for doubtful accounts when collection efforts have been exhausted.
Derivative Instruments. The Company accounts for derivatives through the use of a fair value concept whereby all of the Company’s derivative positions are stated at fair value in the accompanying consolidated balance sheets. Realized and unrealized gains and losses on derivatives not designated as hedges are reported in the accompanying consolidated statements of operations as derivative losses, net. Realized and unrealized gains and losses on derivatives designated as fair value hedges are recognized as a corresponding increase or decrease in the fair value of the underlying hedged item to the extent they are effective, with any ineffective portion reported in the accompanying consolidated statements of operations as derivative losses, net.
Concentrations of Credit Risk. The Company is exposed to concentrations of credit risk relating to its receivables due from customers in the industries described above. The Company does not generally require collateral or other security to support its outstanding receivables. The Company minimizes its credit risk relating to receivables by performing ongoing credit evaluations and, to date, credit losses have not been material. The Company is also exposed to concentrations of credit risk associated with cash, cash equivalents and derivative instruments. The Company minimizes its credit risk relating to these positions by monitoring the financial condition of the financial institutions and counterparties involved and by primarily conducting business with large, well-established financial institutions and diversifying its counterparties. The Company does not currently anticipate nonperformance by any of its significant counterparties. The Company”s two largest customers comprised 36% and 23% of net trade receivables as of December 31, 2012 and 2011, respectively.
Inventories. Inventories, which consist primarily of spare parts and fuel, are stated at the lower of cost (using the average cost method) or market. The Company records write-downs, as needed, to adjust the carrying amount of inventories to lower of cost or market. During the year ended December 31, 2012, the Company had inventory write-downs of $0.7 million. There were no inventory write-downs in 2011 and 2010.
Property and Equipment. Equipment, stated at cost, is depreciated using the straight-line method over the estimated useful life of the asset to an estimated salvage value. With respect to helicopters, the estimated useful life is typically based upon a newly built asset being placed into service and represents the point at which it is typically not justifiable for the Company to continue to operate the asset in the same or similar manner. From time to time, the Company may acquire older assets that have already exceeded the Company’s useful life policy, in which case the Company depreciates such assets based on its best estimate of remaining useful life.
As of December 31, 2012 the estimated useful life (in years) of the Company’s categories of new property and equipment was as follows:

Helicopters (estimated salvage value at 40% of cost)	15
Machinery, equipment and spares	5-7
Buildings and leasehold improvements	10-30
Furniture, fixtures, vehicles and other	3-5
The Company reviews the estimated useful lives and salvage values of its fixed assets on an ongoing basis. Effective July 1, 2011, the Company changed its estimated useful life and salvage value for helicopters from 12 to 15 years and 30% to 40%, respectively, due to improvements in new helicopter models that continue to increase their long-term value and make them viable for operation over a longer period of time. For the six months ended December 31, 2011, the change in estimate increased operating income by $7.6 million, net income by $4.9 million and basic and diluted earnings per share by $0.48. For the year ended December 31, 2012, the change in estimate increased operating income by $18.0 million, net income by $11.7 million and basic and diluted earnings per share by $0.48.
Equipment maintenance and repair costs and the costs of routine overhauls and inspections performed on helicopter engines and major components are charged to operating expense as incurred. Expenditures that extend the useful life or improve the marketing and commercial characteristics of equipment as well as major renewals or improvements to other properties are capitalized.
The Company engages a number of third-party vendors to maintain the engines and certain components on some of its helicopter models under programs known as “power-by-hour” maintenance contracts. These programs require the Company to pay for the maintenance service ratably over the contract period, typically based on actual flight hours. Power-by-hour providers generally bill monthly based on hours flown in the prior month, the costs being expensed as incurred. In the event the Company places a helicopter in a program after a maintenance period has begun, it may be necessary to pay an initial buy-in charge based on hours flown since the previous maintenance event. The buy-in charge is normally recorded as a prepaid expense and amortized as an operating expense over the remaining power-by-hour contract period. If a helicopter is sold or otherwise removed from a program before the scheduled maintenance work is carried out, the Company may be able to recover part of its payments to the power-by-hour provider, in which case, the Company records a reduction to operating expense when it receives the refund.
The Company also incurs repairs and maintenance expense through vendor arrangements whereby the Company obtains repair quotes and authorizes service through a repair order process.  Under these arrangements, the Company records the repairs and maintenance cost as the work is completed.  As a result, the timing of repairs and maintenance may result in operating expenses varying substantially when compared with a prior year or prior quarter if a disproportionate number of repairs, refurbishments or overhauls for components not covered under power-by-hour arrangements are performed during a period.
Certain interest costs incurred during the construction of equipment are capitalized as part of the assets’ carrying values and are amortized over such assets’ estimated useful lives. Capitalized interest totaled $1.5 million, $2.7 million and $2.3 million in 2012, 2011 and 2010, respectively.
Impairment of Long-Lived Assets. The Company performs an impairment analysis on long-lived assets used in operations when indicators of impairment are present. The Company’s helicopters in operation are evaluated for impairment on an aggregate fleet basis. If the carrying value of the assets is not recoverable, as determined by the estimated undiscounted cash flows, the carrying value of the assets is reduced to fair value. Generally, fair value is determined using valuation techniques, such as expected discounted cash flows or appraisals, as appropriate. For the years ended December 31, 2012 and 2011 the Company recognized no impairment charges. For the year ended December 31, 2010, the Company recognized impairment charges of $0.3 million, related to four helicopters, one owned and three leased-in, of a type that the Company no longer operates in its fleet.
Impairment of 50% or Less Owned Companies. The Company performs regular reviews of each investee’s financial condition, the business outlook for its products and services, and its present and projected results and cash flows. When an investee has experienced consistent declines in financial performance or difficulties in raising capital to continue operations, and when the Company expects the decline to be other-than-temporary, the investment is written down to fair value. Actual results may vary from estimates due to the uncertainty regarding the projected financial performance of investees, the severity and expected duration of declines in value and the available liquidity in the capital markets to support the continuing operations of the investees in which the Company has investments. For the year ended December 31, 2012, the Company recognized an impairment charge of $5.9 million, net of tax, on its investment in and advances to Aeroleo (See Note 5). The Company did not recognize any impairment charges in 2011 or 2010 related to its 50% or less owned companies.
Goodwill. Goodwill is recorded when the purchase price paid for an acquisition exceeds the fair value of net identified tangible and intangible assets acquired. The Company performs an annual impairment test of goodwill and further periodic tests to the extent indicators of impairment develop between annual impairment tests. The Company’s impairment review process compares the fair value of the acquired entity to its carrying value, including goodwill. To determine its fair value, the Company uses a discounted future cash flow approach that uses estimates for revenues, costs, and appropriate discount rates, among others. These estimates are reviewed each time the Company tests goodwill for impairment and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results. The Company did not recognize any goodwill impairments in 2012, 2011 or 2010.
Business Combinations. The Company recognizes, with certain exceptions, 100 percent of the fair value of assets acquired, liabilities assumed, and non controlling interests when the acquisition constitutes a change in control of the acquired entity. Shares issued in consideration for a business combination, contingent consideration arrangements and pre-acquisition loss and gain contingencies are all measured and recorded at their acquisition-date fair value. Subsequent changes to fair value of contingent consideration arrangements are generally reflected in earnings. Any in-process research and development assets acquired are capitalized as are certain acquisition-related restructuring costs if the criteria related to exit or disposal cost obligations are met as of the acquisition date. Acquisition-related transaction costs are expensed as incurred and any changes in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals are recorded as an adjustment to income tax expense. The operating results of entities acquired are included in the accompanying consolidated statements of operations from the date of acquisition.
Deferred Financing Costs. Deferred financing costs incurred in connection with the issuance of debt are amortized over the life of the related debt using the effective interest rate method for term loans and straight line method for revolving credit facilities. Amortization expense for deferred financing costs totaled $1.7 million and less than $0.1 million in 2012 and 2011, respectively and are included in interest expense in the accompanying consolidated statements of operations. There were no deferred financing costs in 2010.
Income Taxes. Prior to the Spin-off, the Company was included in the consolidated U.S. federal income tax return of SEACOR. SEACOR’s policy for allocation of U.S. federal income taxes requires its subsidiaries to compute their provision for U.S. federal income taxes on a separate company basis and settle with SEACOR. Net operating loss benefits are settled with SEACOR on a current basis and are used in the consolidated U.S. federal income tax return to offset taxable profits of other affiliates. For all periods presented, the total provision for income taxes included in the consolidated statements of operations would remain as currently reported if the Company was not eligible to be included in the consolidated U.S. federal income tax return of SEACOR. Commencing February 1, 2013, the Company will file a standalone consolidated U.S. federal tax return. Deferred income tax assets and liabilities have been provided in recognition of the income tax effect attributable to the book and tax basis differences of assets and liabilities reported in the accompanying consolidated financial statements. Deferred tax assets or liabilities are provided using the enacted tax rates expected to apply to taxable income in the periods in which they are expected to be settled or realized. Interest and penalties relating to uncertain tax positions are recognized in interest expense and administrative and general, respectively, in the accompanying consolidated statements of operations. The Company records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Deferred Gains. A portion of the gains realized from sales of the Company’s helicopters to its 50% or less owned companies is not immediately recognized in income and has been recorded in the accompanying consolidated balance sheets in deferred gains and other liabilities. Effective January 1, 2009, the Company adopted new accounting rules relating to the sale of its equipment to its non-controlled 50% or less owned companies. For transactions occurring subsequent to the adoption of the new accounting rules, gains are deferred only to the extent the Company has financed the transactions. For transactions occurring prior to the adoption of the new accounting rules, gains were deferred and are being amortized based on the Company’s ownership interest, cash received and the helicopters’ depreciable lives.

During the year ended December 31, 2011, the Company sold one helicopter to Era do Brazil. In addition, the Company previously sold two helicopters to a finance company that were in turn leased back by Lake Palma and sold four helicopters directly to Lake Palma. Deferred gain activity related to these transactions for the years ended December 31 was as follows (in thousands):

	2012	2011	2010
Balance at beginning of year	$2,378	$1,084	$1,677
Deferred gains arising from equipment sales	—	2,000	—
Amortization of deferred gains included in gains on asset dispositions and impairments, net	(742)	(706)	(593)
Balance at end of year	$1,636	$2,378	$1,084
Foreign Currency Translation. Certain of the Company’s investments, at equity, and advances to 50% or less owned companies were measured using their functional currency, which is the currency of the primary foreign economic environment in which they operate. These investments are translated to U.S. dollars at currency exchange rates as of the balance sheet dates and its equity earnings (losses) at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments are reported in other comprehensive income (loss) in the accompanying consolidated statements of comprehensive income (loss).
Foreign Currency Transactions. From time to time, the Company enters into transactions denominated in currencies other than its functional currency. Gains and losses resulting from changes in currency exchange rates between the functional currency and the currency in which a transaction is denominated are included in foreign currency gains (losses), net in the accompanying consolidated statements of operations in the period which the currency exchange rates change.
Earnings (Loss) Per Common Share. Basic earnings (loss) per common share of the Company are computed based on the weighted average number of common shares issued and outstanding during the relevant periods. Diluted earnings (loss) per common share of the Company are computed based on the weighted average number of common shares issued and outstanding plus the effect of potentially dilutive securities through the application of the if-converted method that assumes all common shares have been issued and outstanding during the relevant periods pursuant to the conversion of all outstanding Series A and Series B preferred stock. For the year ended December 31, 2012, diluted earnings per common share of the Company excluded 7,535,788 weighted average common shares issuable upon the conversion of Series A and Series B preferred stock as the effect of their inclusion in the computation would have been antidilutive. For the year ended December 31, 2011, diluted earnings per common share of the Company excluded 151,027 weighted average common shares issuable upon the conversion of Series A preferred stock as the effect of their inclusion in the computation would have been antidilutive.
2. FAIR VALUE MEASUREMENTS
The fair value of an asset or liability is the price that would be received to sell an asset or transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value and defines three levels of inputs that may be used to measure fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs derived from observable market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.
The Company’s financial assets and liabilities as of December 31 that are measured at fair value on a recurring basis were as follows (in thousands):

	Level 1	Level 2	Level 3
2012
LIABILITIES
Derivative instruments (included in other current liabilities)	$—	$1,025	$—

2011
LIABILITIES
Derivative instruments (included in other current liabilities)	$—	$954	$—

The estimated fair value of the Company’s other financial assets and liabilities as of December 31 were as follows (in thousands):

		Estimated Fair Value
2012	Carrying Amount	Level 1	Level 2	Level 3
ASSETS
Cash and cash equivalents	$11,505	$11,505	$—	$—
Notes receivable from other business ventures (included in other receivables and other assets)	925	925	—	—
LIABILITIES
Long-term debt, including current portion	279,735	—	283,120	—

2011
ASSETS
Cash and cash equivalents	$79,122	$79,122	$—	$—
Notes receivable from other business ventures (included in other receivables and other assets)	1,661	1,661	—	—
LIABILITIES
Long-term debt, including current portion	287,885	—	287,805	—
The carrying values of cash, cash equivalents and the Company’s recently issued notes receivable from other business ventures approximate fair value. It was not practical to estimate fair value of advances from SEACOR because the timing of settlement was not certain. The Company’s long-term debt was estimated using discounted cash flow analysis based on estimated current rates. Considerable judgment was required in developing certain of the estimates of fair value and accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.
The Company’s non-financial assets and liabilities that were measured at fair value during the years ended December 31 were as follows (in thousands):

	Level 1	Level 2	Level 3
2012
ASSETS
Investment in Aeroleo (1)	$—	$—	$—
Investment in Era do Brazil (2)	—	248	—
2011
LIABILITIES
Lease obligations for Helicopters (included in other current liabilities)(3)	$—	$—	$395
____________________

(1)	On March 1, 2012, the Company wrote-off its equity investment in its Aeroleo joint venture (see Note 5).

(2)
On September 30, 2012, the Company marked its equity investment in its Era do Brazil joint venture to fair value. As the primary beneficiary, the Company has consolidated Era do Brazil in its financial statements effective September 30, 2012 (see Note 5).

(3)	During the year ended December 31, 2011, the Company recorded a gain of $0.2 million to decrease the carrying value of its exit obligations for three leased-in helicopters.
3. DERIVATIVE INSTRUMENTS AND HEDGING STRATEGIES
SEACOR had entered into forward currency exchange contracts on behalf of the Company. These derivative instruments were classified as either assets or liabilities based on their individual fair values. As of December 31, 2012, none of these derivative instruments were outstanding. The Company had designated its forward currency exchange contracts as fair value hedges in respect of capital commitments denominated in Euros. By entering into these forward currency exchange contracts, the Company had fixed a portion of its euro capital commitments in U.S. dollars to protect against currency fluctuations for equipment that was scheduled to be delivered in 2011 through 2013.

The Company recognized gains (losses) on derivative instruments designated as fair value hedges for the years ended December 31 as follows (in thousands):

	2012	2011	2010
Foreign currency exchange contracts, effective and ineffective portions	$—	$5,770	$(1,973)
Increase (decrease) in fair value of hedged items included in property and equipment corresponding to the effective portion of derivative (gains) losses	—	(5,810)	1,855
	$—	$(40)	$(118)
During the year ended December 31, 2011, the Company entered into two interest rate swap agreements maturing in 2014 and 2015 that call for the Company to pay fixed interest rates of 1.67% and 1.83% on an aggregate notional value of $31.8 million and receive a variable interest rate based on the London Interbank Offered Rate (“LIBOR”) on these notional values. The general purpose of these interest rate swap agreements is to provide protection against increases in interest rates, which might lead to higher interest costs for the Company. The fair value of these derivative instruments at December 31, 2012 were liabilities of $1.0 million. The Company recognized losses of $0.5 million and $1.3 million on these derivative instruments for the year ended December 31, 2012 and 2011, respectively.
4. ACQUISITIONS AND DISPOSITIONS
Equipment Additions. The Company’s capital expenditures were $113.0 million, $158.9 million and $130.8 million in 2012, 2011 and 2010 respectively. Major equipment placed in service for the years ended December 31 were as follows (unaudited):

	2012(1)	2011	2010
Light helicopters - single engine	3	1	—
Light helicopters - twin engine	4	3	—
Medium helicopters	8	4	5
Heavy helicopters	3	1	1
	18	9	6
Equipment Dispositions. The Company sold property and equipment for $5.2 million, $26.0 million and $0.9 million in 2012, 2011 and 2010, respectively. Major equipment dispositions for the years ended December 31 were as follows (unaudited):

	2012(2)	2011(3)	2010
Light helicopters - single engine	—	3	—
Light helicopters - twin engine	6	3	2
Medium helicopters	2	2	—
Heavy helicopters	—	3	—
	8	11	2

____________________

(1)	Includes three light-single helicopters and one medium helicopter that were previously leased-in.

(2)	Excludes two light-twin helicopters that were removed from service and includes one light-single helicopter that had previously been removed from service.

(3)	Includes one light-single helicopter that had previously been removed from service and excludes one light-twin helicopter that was removed from service in 2011.

5. INVESTMENTS, AT EQUITY, AND ADVANCES TO 50% OR LESS OWNED COMPANIES
Investments, at equity, and advances to 50% or less owned companies as of December 31 were as follows (in thousands):

	Ownership	2012	2011
Dart	50.0%	$25,212	$25,128
Aeróleo	50.0%	—	9,160
Era do Brazil	50.0%	—	6,744
Era Training Center	50.0%	6,740	5,874
Lake Palma(1)	51.0%	2,512	3,357
Heli-Union Era Australia	45.0%	232	—
		$34,696	$50,263
____________________

(1)	The Company owns a 51% financial interest in this joint venture; however, it does not consolidate the venture as it only controls 50% of the venture’s voting rights.

Combined Condensed Financials. Summarized financial information for the Company’s investments, at equity, as of and for the years ended December 31 was as follows (in thousands) for Dart Holding Company Ltd.:

	2012	2011
Current Assets	$18,845	$17,920
Noncurrent Assets	42,423	43,628
Current Liabilities	8,754	8,239
Noncurrent Liabilities	12,590	13,895

	2012	2011	2010
Operating Revenues	$42,870	$43,198	$31,196
Costs and Expenses:
Operating and administrative	33,706	34,431	27,547
Depreciation	5,375	2,746	890
	39,081	37,177	28,437
Operating Income	$3,789	$6,021	$2,759
Net Income	$1,245	$3,974	$1,190

Combined Condensed Financials. Summarized financial information for the Company’s investments, at equity, as of and for the years ended December 31 was as follows (in thousands) for all other investments:

	2012	2011
Current Assets	$2,278	$36,271
Noncurrent Assets	22,611	33,129
Current Liabilities	2,523	26,556
Noncurrent Liabilities	9,146	26,496

	2012	2011	2010
Operating Revenues	$20,009	$53,827	$3,225
Costs and Expenses:
Operating and administrative	16,221	51,726	381
Depreciation	3,165	3,081	2,189
	19,386	54,807	2,570
Operating Income	$623	$(980)	$655
Net Income (Loss)	$540	$(1,590)	$57

As of December 31, 2012 and 2011, cumulative undistributed net earnings (losses) of 50% or less owned companies included in the Company’s consolidated accumulated deficit were a loss of $5.8 million and a loss of $11.3 million, respectively.
Dart . A wholly owned subsidiary of the Company, Era DHS LLC, acquired 49% of the capital stock of Dart Helicopter Services LLC (“Dart Helicopters”), a sales, marketing and parts manufacturing organization based in North America that engineers and manufactures after-market parts and equipment for sale to helicopter manufacturers and operators. During 2009, the Company provided a $0.3 million loan to Dart Helicopters with a maturity of June 2012 at an annual interest rate of 5%, which is payable quarterly with principal due at maturity. On February 28, 2011, the Company made an additional investment of $5.0 million in Dart Helicopters and, on July 31, 2011, contributed its ownership in Dart Helicopters to Dart Holding Company Ltd. (“Dart”) in exchange for a 50% interest in Dart and a note receivable of $5.1 million. The note receivable bears an interest rate of 4.0% per annum, requires quarterly principal and interest payments and matures on July 31, 2023. During the years ended December 31, 2012, 2011 and 2010, the Company purchased $1.7 million, $2.3 million and $1.1 million, respectively of products from Dart Helicopters and Dart. The Company received no management fees during the year ended December 31, 2012. The management fees earned during the year ended December 31, 2011 were not material. During the year ended December 31, 2010, the Company received management fees of $0.2 million.
Aeróleo. On July 1, 2011, the Company acquired a 50% economic interest and a 20% voting interest in Aeróleo Taxi Aereo S/A (“Aeróleo”), a Brazilian entity that provides helicopter transport services to the Brazilian offshore oil and gas industry, for $4.8 million in cash. The Company and its partner also each loaned Aeróleo $6.0 million at an interest rate of 6% per annum. On March 1, 2012, the Company recorded an impairment charge of $5.9 million, net of tax, on its investment in and advances to Aeroleo. The impairment charge resulted from difficulties experienced by Aeroleo following one of its customer’s cancellation of certain contracts for a number of AW139 helicopters under contract-lease from the Company. The Company leases 11 helicopters to Aeróleo and for the year ended December 31, 2012, and the period July 1, 2011 through December 31, 2011, the Company recognized $17.6 million and $14.0 million, respectively of operating revenues from these leases, of which $5.3 million and $3.0 million was outstanding as of December 31, 2012 and 2011, respectively (See Note 1).
Era do Brazil. On July 1, 2011, the Company and its partner each contributed $4.8 million in cash to Era do Brazil LLC (“Era do Brazil”), a 50-50 joint venture. Era do Brazil immediately acquired a helicopter, subject to a lease to Aeróleo, from the Company for $11.5 million ($9.5 million in cash and a $2.0 million note payable). During the year ended December 31, 2012, the Company loaned $10.8 million to Era do Brazil secured by a helicopter purchased from the Company in 2011 and Era do Brazil's ownership interests.  Upon receipt of the proceeds from the loan, Era do Brazil repaid the outstanding principal amount of $1.6 million remaining on the original helicopter acquisition note due to the Company and loaned $9.2 million to Aeroleo Taxi Aereo S/A (“Aeroleo”) in the form of two notes, each of an equal amount.  Era do Brazil then distributed the two notes due from Aeroleo to its members.  As a result of these transactions, Era do Brazil is a highly leveraged entity with all its outstanding debt due to the Company.  As the primary beneficiary, the Company has consolidated Era do Brazil in its financial statements effective September 30, 2012. The Company provides maintenance services to Era do Brazil and for the period January 1, 2012 through September 30, 2012 and the period July 1, 2011 through December 31, 2011, the Company recognized $0.4 million and $0.3 million, respectively of operating revenues from these services.
Era Training Center. Era Training Center LLC (“Era Training Center”) operates flight training devices and provides training services to the Company and third-party customers. During the years ended December 31, 2012, 2011 and 2010, the Company provided helicopter, management and other services to the joint venture totaling $0.5 million, $0.7 million and $0.6 million, respectively, and paid the joint venture $0.8 million, $0.1 million and $0.2 million for simulator fees in 2012, 2011 and 2010, respectively. In December 2010, Era Training Center signed a $3.2 million note with the Company to purchase two flight simulators. The note is secured by the two flight simulators and bears interest at 6%. Terms of the note require quarterly interest-only payments for the first year and $0.1 million quarterly payments of principal and interest thereafter until January 2026. In 2012 and 2011, the Company made additional advances of $0.8 and $1.2 million under the note, respectively.
Lake Palma. Lake Palma, S.L. (“Lake Palma”) operates seven helicopters in Spain. The Company received advances of $1.2 million in 2012, did not receive any advances in 2011, and received $1.0 million in advances in 2010.
6. ESCROW DEPOSITS ON LIKE-KIND EXCHANGES
From time to time, the Company enters into Qualified Exchange Accommodation Agreements with a third party to meet the like-kind exchange requirements of Section 1031 of the Internal Revenue Code and the provisions of Revenue Procedure 2000-37. In accordance with these provisions, the Company is permitted to deposit proceeds from the sale of assets into escrow accounts for the purpose of acquiring other assets and qualifying for the temporary deferral of taxable gains realized. Consequently, the Company established escrow accounts with financial institutions for the deposit of funds received on sale of equipment, which were designated for replacement property within a specified period of time. As of December 31, 2012 and 2011, there were no deposits in like-kind exchange escrow accounts.

7. INCOME TAXES
The components of income tax expense (benefit) for the years ended December 31 were as follows (in thousands):

	2012	2011	2010
Current:
Federal	$(51,420)	$(18,986)	$(46,423)
State	267	39	69
Foreign	(60)	1,042	39
	(51,213)	(17,905)	(46,315)
Deferred:
Federal	58,566	19,313	43,415
State	(55)	(974)	(1,401)
	58,511	18,339	42,014
	$7,298	$434	$(4,301)
The following table reconciles the difference between the statutory federal income tax rate for the Company and the effective income tax rate for the years ended December 31:

Provision (Benefit):	2012	2011	2010
Statutory rate	35.0%	35.0%	(35.0)%
Non-deductible SEACOR management fees	—%	16.4%	—%
SEACOR share award plans	(0.8)%	2.2%	(3.5)%
State taxes	0.6%	(9.6)%	(3.0)%
State effective tax rate changes	—%	(29.0)%	(14.4)%
Other	0.7%	2.6%	0.8%
	35.5%	17.6%	(55.1)%
During the years ended December 31, 2011 and 2010, the Company recognized an income tax benefit of $0.7 and $1.1 million, respectively, on adjustments to deferred tax liabilities resulting from changes in state tax apportionment factors. The Company participates in share award programs sponsored by SEACOR and receives an additional income tax benefit or expense based on the difference between the fair market value of share awards at the time of grant and the fair market value at the time of vesting or exercise.
The components of net deferred income tax liabilities as of December 31 were as follows (in thousands):

	2012	2011
Deferred tax liabilities:
Property and equipment	$205,766	$147,954
Buy-in on maintenance programs	3,929	3,288
Other	322	—
Total deferred tax liabilities	210,017	151,242
Deferred tax assets:
Equipment leases	971	1,153
Other	9,152	6,205
Total deferred tax assets	10,123	7,358
Net deferred tax liabilities	$199,894	$143,884

8. LONG-TERM DEBT
The Company’s borrowings as of December 31 were as follows (in thousands):

	2012	2011
7.750% Senior Notes (excluding unamortized discount of $3.4 million)	$200,000	$—
Senior Secured Revolving Credit Facility	50,000	252,000
Promissory Notes	33,098	35,885
	283,098	287,885
Portion due with one year	(2,787)	(2,787)
Debt discount, net	(3,363)	—
	$276,948	$285,098

The Company’s long-term debt maturities for the years ended December 31 are as follows (in thousands):

2013	$2,787
2014	2,787
2015	27,524
2016	50,000
2017	—
Years subsequent to 2017	200,000
$283,098
7.750% Senior Notes. On December 7, 2012, the Company issued $200.0 million aggregate principal amount of its 7.750% senior unsecured notes due December 15, 2022 (the “7.750% Senior Notes”) and received net proceeds of $191.9 million. The 7.750% Senior Notes were issued under an indenture dated as of December 7, 2012 between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The 7.750% Senior Notes were issued to qualified institutional buyers in reliance on Rule 144A and to non-U.S. persons in reliance on Regulation S of the Securities Act of 1933, as amended. Interest on the 7.750% Senior Notes is payable semi-annually in arrears on each June 15 and December 15 of each year, beginning on June 15, 2013. The 7.750% Senior Notes may be redeemed at any time, and from time to time on or after December 15, 2017 at the applicable redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. Prior to December 15, 2017, the Company may also redeem the 7.750% Senior Notes, in whole or in part, at a redemption price based on a “make-whole” premium plus accrued and unpaid interest, if any, the redemption date. In addition, at any time on or prior to December 15, 2015, the Company may redeem up to 35% of the 7.750% Senior Notes at a redemption price equal to 107.750% of their principal amount, plus accrued and unpaid interest if any, to the redemption date, using the proceeds of certain equity offerings. The Indenture contains covenants that restrict the Company's ability to, among other things, incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem its capital stock, prepay, redeem or repurchase certain debt, make loans and investments, sell assets, incur liens, enter into transactions with affiliates, enter into agreements restricting its subsidiaries' ability to pay dividends, and consolidate, merge or sell all or substantially all of their assets. In addition, upon a specified change of control trigger event or a specified asset sales, the Company may be required to offer to repurchase the 7.750% Senior Notes.
In connection with the sale of the 7.750% Senior Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated December 7, 2012, with the initial purchasers. Under the Registration Rights Agreement, the Company agreed, among other things, to use its commercially reasonable efforts to cause an exchange offer registration statement to become effective within 180 days of the consummation of the Spin-off and to consummate an exchange offer within 30 days after such effectiveness or to cause a shelf registration statement covering the resale of the 7.750% Senior Notes to be declared effective within specified periods. The Company will be required to pay additional interest on the 7.750% Senior Notes if it fails to timely comply with its obligations under the Registration Rights Agreement until such time as it complies.
The net proceeds of the offering were used to repay $190.0 million of borrowings outstanding under the Revolving Credit Facility. In connection with the issuance of the 7.750% Senior Notes, the borrowing capacity under the Senior Secured Revolving Credit Facility was permanently reduced from $350.0 million to $200.0 million.
Senior Secured Revolving Credit Facility. On December 22, 2011, the Company entered into a $350.0 million senior secured revolving credit facility that matures in December 2016 and is secured by substantially all of the tangible and intangible assets of the Company. Advances under the senior secured revolving credit facility are available for general corporate purposes and can be used to issue up to $50.0 million in letters of credit. Interest on advances are at the option of the Company of either a “base rate” or LIBOR as defined plus an applicable margin. The “base rate” is defined as the highest of: (a) the Prime Rate, as defined; (b) the Federal Funds Effective Rate, as defined, plus 50 basis points; or (c) a daily LIBOR, as defined, plus an applicable margin. The applicable margin is based on the Company’s funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined, and ranges from 100 to 200 basis points on the “base rate” margin and 210 to 335 basis points on the LIBOR margin. The applicable margin as of December 31, 2012, was 160 basis points on the “base rate” margin and 285 basis points on the LIBOR margin. A quarterly commitment fee is payable based on the average unfunded portion of the committed amount at a rate based on the Company’s funded debt to EBITDA, as defined, and ranges from 25 to 70 basis points, and as of December 31, 2012 the commitment fee was 50 basis points.
The senior secured revolving credit facility contains various restrictive covenants including interest coverage, funded debt to EBITDA, secured funded debt to EBITDA, funded debt to the fair market value of owned helicopters, fair market value of mortgaged helicopters to funded debt, fair market value of mortgaged helicopters registered in the United States to fair market value of all mortgaged helicopters, as well as other customary covenants, representations and warranties, funding conditions and events of default, all as defined in the senior secured revolving credit facility. In addition, the senior secured revolving credit facility restricts the payment of dividends on the Company’s common stock for one year, until December 22, 2012 and, under certain conditions thereafter, may restrict the ability of the Company to distribute dividends on its preferred and common stock. Generally, dividends may be declared and paid quarterly provided the Company is in compliance with the various covenants of the senior secured revolving credit facility, as defined, and the dividend amount does not exceed 20% of the net income of the Company for the previous four consecutive quarters.
As of December 31, 2012, the Company had $50.0 million outstanding advances under the senior secured revolving credit facility at an annual rate of 2.91% and $92.3 million available, net of issued letters of credit of $0.3 million. The remaining amounts under the senior secured revolving credit facility are available to fund working capital needs. On February 20, 2013 the Company drew an additional $15.0 million under the senior secured revolving credit facility for capital expenditures and working capital requirements.
Promissory Notes. On December 23, 2010, the Company entered into a promissory note for $27.0 million to purchase a heavy helicopter. The note is secured by the helicopter and bears a variable interest rate that resets every three months and is computed as the three-month LIBOR rate at the date of each reset plus 260 basis points. At December 31, 2012, the interest rate on this note was 2.91%. The note requires $0.1 million monthly payments of principal plus accrued interest with a final payment of $19.0 million in December 2015.
On November 24, 2010, the Company entered into a promissory note for $11.7 million to purchase a medium helicopter. The note is secured by the helicopter and bears a variable interest rate that resets every three months and is computed as the three-month LIBOR rate at the date of each reset plus 260 basis points. As of December 31, 2012, the interest rate on this note was 2.91%. The note requires $0.1 million monthly payments of principal plus accrued interest with a final payment of $5.9 million in December 2015.
9. SERIES A PREFERRED STOCK
In July 2011, the Company’s Board of Directors adopted the Company’s amended and restated certificate of incorporation to authorize the issuance of 10,000,000 shares $0.01 par value preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to the Company’s common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.
On December 23, 2011, the Company’s Board of Directors designated 1,400,000 shares of preferred stock as 6% Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), all of which were issued to SEACOR in exchange for $140.0 million of advances from SEACOR. The stated value per share of Series A Preferred Stock is $100 (the “Original Issue Price”). The shares of the Series A Preferred Stock are redeemable at the option of the Company, in whole or in part, at the Original Purchase Price plus any accrued but unpaid dividends on the Series A Preferred Stock.
Holders of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock, at their option, at any time prior to the initial public offering at the conversion rate of 4.375 shares of Class B common stock for each share of Series A Preferred Stock, subject to certain anti-dilution adjustments. For a period of 45 days following a qualified public offering (as defined by the amended and restated certificate of incorporation of the Company), holders of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock, at their option, at any time, into the number of shares of Class B common stock equal to the aggregate stated value of the shares to be converted divided by the initial public offering price of the Company’s Class A common stock. Following this period, holders of Series A Preferred Stock may convert all or any portion of the Series

A Preferred Stock, at their option, at any time, into the number of shares of Class B common stock equal to the aggregate stated value of the shares being converted divided by the applicable trading value of the Class A common stock.
In the event of the Company’s liquidation, dissolution or winding up, the holders of Series A Preferred Stock will receive, in priority over the holders of the Company’s common stock, a liquidation preference equal to the Original Issue Price of such shares plus accrued but unpaid dividends on the shares. Holders of Series A Preferred Stock do not have voting rights, except under certain limited circumstances.
Holders of outstanding shares of Series A Preferred Stock are entitled to receive cumulative dividends in cash out of any funds and assets of the Company legally available therefor, before any dividend will be paid or declared on any shares of the Company’s common stock, at the rate of 6% per annum from the date of issuance through the date of conversion or redemption, payable quarterly in arrears, and compounded on a quarterly basis if not previously paid.
As SEACOR controlled the redemption of the Series A Preferred Stock through its control of the Company, the Company classified the Series A Preferred Stock outside of stockholder equity.
On January 31, 2013, as part of the Recapitalization, SEACOR exchanged its 1,400,000 shares of Series A Preferred Stock, which represented all of the Company's Series A Preferred Stock then outstanding, for shares of newly-issued Era Group common stock.
10. SERIES B PREFERRED STOCK
On June 8, 2012, the Company's Board of Directors designated 300,000 shares of Series B Preferred Stock and on September 25, 2012, designated an additional 700,000 shares of Series B Preferred Stock, all of which were issued to SEACOR in exchange for $100.0 million. The proceeds were used to reduce outstanding borrowings under the Company’s senior secured revolving credit facility. The stated value per share of Series B Preferred Stock is $100 (the “Original Issue Price”). The shares of the Series B Preferred Stock are redeemable at the option of the Company, in whole or in part, at the Original Purchase Price.
Holders of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock, at their option, at any time prior to an initial public offering of the Company’s Class A common stock at the conversion rate of 4.375 shares of Class B common stock for each share of Series B Preferred Stock, subject to certain anti-dilution adjustments. Prior to the 46 calendar days following a qualified public offering (as defined by the amended and restated certificate of incorporation of the Company), holders of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock, at their option, at any time, into the number of shares of Class B common stock equal to the aggregate stated value of the shares to be converted divided by the initial public offering price of the Company’s Class A common stock. Following this period, holders of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock, at their option, at any time, into the number of shares of Class B common stock equal to the aggregate stated value of the shares being converted divided by the applicable trading value of the Class A common stock.
No dividends shall accumulate or be declared or paid on issued shares of outstanding Series B Preferred Stock.
In the event of the Company’s liquidation, dissolution or winding up, the holders of Series B Preferred Stock would receive, in priority over the holders of the Company’s common stock and subordinate to the holders of the Company’s Series A Preferred Stock, a liquidation preference equal to the Original Issue Price of such shares. Holders of Series B Preferred Stock did not have voting rights, except under certain limited circumstances.
On December 18, 2012, the Company entered into an agreement with SEACOR, pursuant to which SEACOR transferred to the Company 500,000 shares of its Series B preferred stock ($50.0 million in liquidation value) that SEACOR held in partial satisfaction for the benefit that SEACOR will receive by applying U.S. federal net operation losses generated by the Company in 2012. In addition, the agreement called for the settlement in cash for the remaining 500,000 shares of Series B preferred stock held by SEACOR for a purchase price of $50.0 million. On December 20, 2012, the Company borrowed $50.0 million under the Revolving Credit Facility to fund the repurchase of the remaining 500,000 shares of Series B preferred stock. As of December 31, 2012, there were no shares of Series B Preferred Stock issued or outstanding.
11. COMMON STOCK
In July 2011, the Company’s Board of Directors adopted the Company’s amended and restated articles of incorporation to authorize the issuance of 60,000,000 shares $0.01 par value Class A common stock and 60,000,000 shares $0.01 par value Class B common stock. Effective August 1, 2011, each then issued share of the Company’s no par value common stock was exchanged for 24,500 shares of Class B common stock. The rights of the holders of Class A and Class B common shares were substantially identical, except with respect to voting and conversion. Specifically, the holders of Class B common stock were entitled to eight votes per share and the holders of Class A common stock were entitled to one vote per share. The shares of Class B common stock were convertible into Class A common stock (i) at the holder’s option and (ii) automatically upon the transfer of any such shares of Class B common stock to a person other than SEACOR or a subsidiary of SEACOR (except in the case of a tax-free spinoff to stockholders of SEACOR) or if the aggregate number of shares of Class B common stock beneficially owned by SEACOR and its affiliates fell below 20% of the aggregate number of shares of common stock then outstanding (except in the case of a tax-free spinoff to stockholders of SEACOR). In addition, if SEACOR were to effect a tax-free spinoff, following such tax-free spinoff, all of the outstanding shares of Class B common stock may be converted into shares of Class A common stock with the consent of a majority of the holders of Class A common stock and the holders of Class B common stock, voting as separate classes. On January 31, 2013, as part of the Recapitalization, all of the outstanding shares of Class B common stock were exchanged for newly issued common stock (see Note 1).
12. SHARE-BASED COMPENSATION
In July 2011, the Company’s Board of Directors approved the 2011 Share Incentive Plan. The 2011 Share Incentive Plan provides for the grant of options to purchase shares of the Company’s common stock, restricted stock, stock appreciation rights, stock awards, performance awards, restricted stock units and performance-based awards to the Company’s non-employee directors, officers, employees and consultants. A committee appointed by the Board of Directors administers the 2011 Share Incentive Plan. A total of 3,000,000 shares of Class A common stock have been authorized for grant under this plan. All shares issued pursuant to such grants will be newly issued shares of Class A common stock. In accordance with the terms of the plan, the exercise price per share of options granted cannot be less than 100% of the fair market value of Class A common stock at the date of grant. Through December 31, 2012, the Company has not granted any share awards under the 2011 Share Incentive Plan.
On January 14, 2013, the Company replaced the 2011 Share Incentive Plan with the 2012 Share Incentive Plan. The 2012 Share Incentive Plan provides for the grant of options to purchase shares of the Company’s common stock, restricted stock, stock appreciation rights, stock awards, performance awards, restricted stock units and performance-based awards to the Company’s non-employee directors, officers, employees and consultants. A committee appointed by the Board of Directors administers the 2012 Share Incentive Plan. A total of 4,000,000 shares of common stock have been authorized for grant under this plan. All shares issued pursuant to such grants will be newly issued shares of common stock. In accordance with the terms of the plan, the exercise price per share of options granted cannot be less than 100% of the fair market value of common stock at the date of grant. On February 27, 2013, the Compensation Committee of the Board of Directors approved the conversion of 37,900 options to purchase SEACOR common stock held by Era Group employees and directors prior to the Spin-off into 169,058 options to purchase Era Group common stock.
13. RELATED PARTY TRANSACTIONS
Prior to the Company’s entry into a senior secured revolving credit facility on December 22, 2011, the Company participated in a cash management program whereby certain operating and capital expenditures of the Company were funded through advances from SEACOR and certain cash collections of the Company were forwarded to SEACOR. The Company incurred interest on the outstanding advances, which was reported as interest expense on advances from SEACOR in the accompanying consolidated statements of operations. Interest was calculated and settled on a quarterly basis using interest rates set at the discretion of SEACOR.
On December 23, 2011, SEACOR recapitalized the Company in connection with the Company’s entry into a senior secured revolving credit facility. As part of the recapitalization, the Company issued 1,400,000 shares of its Series A preferred stock to SEACOR in exchange for $140.0 million of aggregate advances previously provided to it by SEACOR. SEACOR also contributed an additional $180.0 million of capital to the Company in respect of additional prior advances. All remaining outstanding advances from SEACOR through November 30, 2011 were settled by the Company with a cash payment of $199.7 million to SEACOR on December 23, 2011. The Company’s advance activity with SEACOR from December 1, 2011 through December 23, 2011, primarily consisting of capital expenditures on helicopters and partially offset by SEACOR’s purchase of the Company’s 2011 tax operating loss benefit of $18.2 million, were settled by the Company with a cash payment of $42.6 million to SEACOR on February 9, 2012.
During 2012 the Company provided less than $0.1 million of aviation services to SEACOR under flight charter arrangements. During 2011, the Company provided no aviation services to SEACOR under flight charter arrangements. During 2010, the Company provided less than $0.1 million of aviation services to SEACOR under flight charter arrangements.

As part of a consolidated group, certain costs and expenses of the Company are borne by SEACOR and charged to the Company. These costs and expenses are included in both operating expenses and administrative and general expenses in the accompanying consolidated statements of operations and are summarized as follows for the years ended December 31 (in thousands):

	2012	2011	2010
Payroll costs for SEACOR personnel assigned to the Company and participation in SEACOR employee benefit plans, defined contribution plan and share award plans	$8,159	$11,404	$8,411
Shared services allocation for administrative support	2,937	2,692	2,042
	$11,096	$14,096	$10,453

•	Actual payroll costs of SEACOR personnel assigned to the Company are charged to the Company.

•
SEACOR maintains self-insured health benefit plans for participating employees, including those of the Company, and charges the Company for its share of total plan costs incurred based on the percentage of its participating employees.

•
SEACOR provides a defined contribution plan for participating employees, including those of the Company, and charges the Company for its share of employer matching contributions based on 50% of the participating employees’ first 6% of wages contributed to the plan.

•
Certain officers and employees of the Company receive compensation through participation in SEACOR share award plans, consisting of grants of restricted stock and options to purchase stock as well as participation in an employee stock purchase plan. The Company is charged for the fair value of its employees share. As of December 31, 2012, SEACOR had $1.9 million of unrecognized compensation costs on unvested share awards which are expected to be recognized by the Company in future years as follows (in thousands):

2013	$481
2014	438
2015	396
2016	342
2017	287

•
SEACOR also provides certain administrative support services to the Company under a shared services arrangement, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing, and treasury management.

SEACOR incurs various corporate costs in connection with providing certain corporate services, including, but not limited to, executive oversight, risk management, legal, accounting and tax, and charges quarterly management fees to its operating segments in order to fund its corporate overhead to cover such costs. Total management fees charged by SEACOR to its operating segments include actual corporate costs incurred plus a mark-up and are generally allocated within the consolidated group using income-based performance metrics reported by an operating segment in relation to SEACOR’s other operating segments. On December 30, 2011, the Company and SEACOR entered into an agreement for SEACOR to provide these services at a fixed rate of $2.0 million per annum beginning January 1, 2012. Costs the Company incurred for management fees from SEACOR are reported as SEACOR management fees in the Company’s consolidated statements of operations. The Company’s costs for such services could differ if it was not part of SEACOR’s consolidated group.
During 2011, SEACOR received insurance proceeds from one of its insurance carriers for damages related to Hurricanes Katrina and Rita. The Company’s share of these proceeds totaled $1.9 million and were offset against the Company’s other operating expenses.
On March 31, 2011, the Company distributed to SEACOR a receivable from SEACOR Asset Management LLC in the amount of $69.8 million representing a return of capital to SEACOR.
Mr. Charles Fabrikant, Chairman of the Board of the Company, is a director of Diamond Offshore Drilling, Inc. (Diamond), a customer of the Company. The total amount earned by the Company from business conducted with Diamond did not exceed $1.0 million in any of the years ended December 31, 2012, 2011 or 2010.

14. COMMITMENTS AND CONTINGENCIES
The Company’s unfunded capital commitments as of December 31, 2012 consisted primarily of helicopters and totaled $134.8 million, of which $13.8 million is payable in 2013. Of these commitments, $128.3 million may be terminated without further liability other than liquidated damages of $3.3 million in the aggregate. Subsequent to December 31, 2012, the Company committed to purchase additional equipment for $16.6 million.
On June 12, 2009, a purported civil class action was filed against SEACOR, Era Group Inc., Era Helicopters LLC and three other defendants (collectively, the “Defendants”) in the U.S. District Court for the District of Delaware, Superior Offshore International, Inc. v. Bristow Group Inc., et al., No. 09-CV-438 (D. Del.). The Complaint alleged that the Defendants violated federal antitrust law by conspiring with each other to raise, fix, maintain or stabilize prices for offshore helicopter services in the U.S. Gulf of Mexico during the period January 2001 to December 2005. The purported class of plaintiffs included all direct purchasers of such services and the relief sought included compensatory damages and treble damages. On September 4, 2009, the Defendants filed a motion to dismiss the Complaint. On September 14, 2010, the Court entered an order dismissing the Complaint. On September 28, 2010, the plaintiffs filed a motion for reconsideration and amendment and a motion for re-argument (the “Motions”). On November 30, 2010, the Court granted the Motions, amended the Court’s September 14, 2010 Order to clarify that the dismissal was without prejudice, permitted the filing of an amended Complaint, and authorized limited discovery with respect to the new allegations in the amended Complaint. Following the completion of such limited discovery, on February 11, 2011, the Defendants filed a motion for summary judgment to dismiss the amended Complaint with prejudice. On June 23, 2011, the District Court granted summary judgment for the Defendants. On July 22, 2011, the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Third Circuit. On July 27, 2012, the Third Circuit Court of Appeals affirmed the District Court’s grant of summary judgment in favor of the defendants. On August 9, 2011, Defendants moved for certain excessive costs, expenses, and attorneys' fees under 28 U.S.C. § 1927 (the “Fee Motion”). On October 9, 2012, the District Court denied the Fee Motion.
In the normal course of its business, the Company becomes involved in various other litigation matters including, among other things, claims by third parties for alleged property damages and personal injuries. Management has used estimates in determining the Company’s potential exposure to these matters and has recorded reserves in its financial statements related thereto where appropriate. It is possible that a change in the Company’s estimates of that exposure could occur, but the Company does not expect such changes in estimated costs would have a material effect on the Company’s consolidated financial position, or its results of operations or its cash flows.
As of December 31, 2012, the Company leased seven helicopters and certain facilities and equipment. These leasing agreements have been classified as operating leases for financial reporting purposes and related rental fees are charged to expense over the lease terms. The leases generally contain purchase and lease renewal options or rights of first refusal with respect to sale or lease of the equipment. The lease terms range in duration from one to ten years. Total rental expense for the Company’s operating leases in 2012, 2011 and 2010 was $4.0 million, $4.3 million and $4.2 million, respectively. Future minimum payments in the years ended December 31 under operating leases that have a remaining term in excess of one year as of December 31, 2012 were as follows (in thousands):

Minimum Payments
2013	$2,538
2014	2,426
2015	2,314
2016	2,059
2017	1,800
Years subsequent to 2017	8,986
15. SEGMENT INFORMATION, MAJOR CUSTOMERS AND GEOGRAPHICAL DATA
The Company has determined that its operations comprise a single segment. Helicopters are highly mobile and may be utilized in any of the Company’s service lines as business needs dictate.
In 2012, Anadarko Petroleum Corporation (“Anadarko”) and the U.S. government accounted for 15% and 11%, respectively, of the Company’s revenues. In 2011, Anadarko and Aeróleo accounted for 12% and 11%, respectively, of the Company’s revenues. In 2010, Anadarko, U.S. government agencies and Aeróleo accounted for 11%, 11% and 10%, respectively, of the Company’s revenues. For the years ended December 31, 2012, 2011 and 2010, approximately 22%, 28% and 24%, respectively, of the Company’s operating revenues were derived from foreign operations. The Company’s foreign revenues are primarily derived from international contract-leasing activities.

The following represents the Company’s operating revenues attributed by geographical region in which services are provided to customers for the years ended December 31 (in thousands):

	2012	2011	2010
Operating Revenues:
United States	$213,920	$185,677	$178,656
Europe	25,749	21,352	17,097
Latin America and the Caribbean	23,636	38,321	29,689
Canada	318	318	369
Asia	9,298	12,480	9,555
	$272,921	$258,148	$235,366
The Company’s long-lived assets are primarily its property and equipment employed in various geographical regions of the world The following represents the Company’s property and equipment based upon the assets’ physical location as of December 31 (in thousands):

	2012	2011
Property and Equipment:
United States	$475,315	$429,346
Europe	134,156	103,061
Latin America and the Caribbean	143,592	140,324
Canada	428	615
Asia	34,314	36,105
	$787,805	$709,451
16. SUPPLEMENTAL INFORMATION FOR STATEMENTS OF CASH FLOWS
Supplemental information for the years ended December 31 was as follows (in thousands):

	2012	2011	2010
Benefit of net tax operating losses cash purchased by SEACOR	$1,961	$18,236	$47,016
Income taxes paid, net of refunds	143	557	65
Interest paid to SEACOR, excluding capitalized interest	—	23,410	21,437
Interest paid to others	7,821	1,114	79
Schedule of Non-Cash Investing and Financing Activities:
Company financed sale of equipment and parts	350	3,189	—
Non-cash distribution from Era do Brazil of a note receivable	4,618	—	—
Non-cash distribution to SEACOR	—	69,823	—
Non-cash contribution from SEACOR	—	180,000	—
Exchange of advances from SEACOR for Series A Preferred Stock	—	140,000	—
Settlement of Series B preferred stock in exchange for net tax operating losses	50,000	—	—

17. QUARTERLY FINANCIAL INORMATION (UNAUDITED)
Selected financial information for interim quarterly periods is presented below (in thousands, except share data). Earnings (loss) per common share are computed independently for each of the quarters presented and the sum of the quarterly earnings (loss) per share may not necessarily equal the total for the year:

	Three Months Ended
	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2012
Operating Revenues	$61,052	$62,985	$77,989	$70,895
Operating Income	$3,834	$7,401	$11,092	$9,724
Net Income (Loss) attributable to Common Shares	$(6,732)	$1,513	$3,101	$1,436
Basic and Diluted Earnings (Loss) Per Common Share	$(0.27)	$0.06	$0.13	$0.06

2011
Operating Revenues	$56,155	$68,493	$71,804	$61,696
Operating Income	$5,945	$13,589	$15,063	$1,511
Net Income (Loss) attributable to Common Shares	$(1,368)	$3,430	$3,347	$(3,511)
Basic and Diluted Earnings (Loss) Per Common Share	$(1,368.00)	$3,430.00	$0.21	$(0.14)
18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
The Company’s payment obligations under the 7.750% Senior Notes are jointly and severally guaranteed by all of the Company’s existing wholly-owned U.S. Subsidiaries that guarantee the Revolving Credit Facility and its future U.S. Subsidiaries that guarantee the Revolving Credit Facility or other Material Indebtedness we may incur in the future (the “Guarantors”). All the Guarantors currently guarantee the Revolving Credit Facility. The guarantees of the Guarantors are full and unconditional.
As a result of the guarantee arrangements, we are presenting the following condensed consolidating balance sheets, consolidating statements of operations, comprehensive income and cash flows for Era Group Inc. (“Parent Company Only”), for the Guarantors and for our other subsidiaries (“Non-Guarantor Subsidiaries”).

Supplemental Condensed Consolidating Balance Sheet as of December 31, 2012

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$2,258	$8,558	$689	$—	$11,505
Receivables:
Trade, net of allowance for doubtful accounts of $2,668	—	48,217	310	—	48,527
Other	—	3,742	—	—	3,742
Due from SEACOR	561,298	—	—	(560,327)	971
Inventories, net	—	26,650	—	—	26,650
Prepaid expenses and other	—	1,803	—	—	1,803
Deferred income taxes	4,625		—	(983)	3,642
Total current assets	568,181	88,970	999	(561,310)	96,840
Property and Equipment:
Helicopters	—	886,111	11,500	—	897,611
Construction in progress	—	22,644	—	—	22,644
Machinery, equipment and spares	—	72,161	—	—	72,161
Buildings and leasehold improvements	—	25,451	—	—	25,451
Furniture, fixtures, vehicles and other	—	12,409	—	—	12,409
	—	1,018,776	11,500	—	1,030,276
Accumulated depreciation	—	(241,436)	(1,035)	—	(242,471)
	—	777,340	10,465	—	787,805
Investments, at Equity, and Advances to 50% or Less Owned Companies	100,308	44,271	—	(109,883)	34,696
Goodwill	—	352	—	—	352
Other Assets	5,958	24,374	—	(12,461)	17,871
	$674,447	$935,307	$11,464	$(683,654)	$937,564
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$—	$15,618	$85	$—	$15,703
Accrued wages and benefits	—	4,576	—	—	4,576
Intercompany payables	3,991	560,323	4	(564,318)	—
Current portion of long-term debt	—	2,787	—	—	2,787
Other current liabilities	2,802	3,831	—	—	6,633
Total current liabilities	6,793	587,135	89	(564,318)	29,699
Long-Term Debt Intercompany	1,500	—	10,961	(12,461)	—
Long-Term Debt	246,637	30,311	—	—	276,948
Deferred Income Taxes	—	204,520	—	(984)	203,536
Deferred Gains and Other Liabilities	—	7,864	—	—	7,864
Total liabilities	254,930	829,830	11,050	(577,763)	518,047
Preferred Stock, $0.01 par value, 10,000,000 shares authorized:
Series A Preferred Stock, at redemption value; 1,400,000 shares issued	144,232	—	—	—	144,232
Series B Preferred Stock, at redemption value; none issued	—	—	—	—	—
Total preferred stock	144,232	—	—	—	144,232
Equity:
Era Group Inc. Stockholder Equity:
Class A common stock, $0.01 par value, 60,000,000 shares authorized; none issued	—	—	—	—	—
Class B common stock, $0.01 par value, 60,000,000 shares authorized; 24,500,000 issued	245	—	—	—	245
Additional paid-in capital	278,838	109,674	496	(110,170)	278,838
Accumulated deficit	(4,025)	(4,217)	(82)	4,299	(4,025)
Accumulated other comprehensive income, net of tax	20	20	—	(20)	20
	275,078	105,477	414	(105,891)	275,078
Noncontrolling interest in subsidiary	207	—	—	—	207
Total equity	275,285	105,477	414	(105,891)	275,285
	$674,447	$935,307	$11,464	$(683,654)	$937,564

Supplemental Condensed Consolidating Balance Sheet as of December 31, 2011

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$63,044	$16,078	$—	$—	$79,122
Receivables:
Trade, net of allowance for doubtful accounts of $2,668	—	42,834	—	—	42,834
Other	—	7,250	—	—	7,250
Due from SEACOR	506,051	—	—	(506,051)	—
Inventories, net	—	24,504	—	—	24,504
Prepaid expenses and other	(1)	1,776	1	—	1,776
Deferred income taxes	3,681	—	—	(1,388)	2,293
Total current assets	572,775	92,442	1	(507,439)	157,779
Property and Equipment:
Helicopters	—	693,197	—	—	693,197
Construction in progress	—	116,130	—	—	116,130
Machinery, equipment and spares	—	65,709	—	—	65,709
Buildings and leasehold improvements	—	24,830	—	—	24,830
Furniture, fixtures, vehicles and other	—	11,939	—	—	11,939
	—	911,805	—	—	911,805
Accumulated depreciation	—	(202,354)	—	—	(202,354)
	—	709,451	—	—	709,451
Investments, at Equity, and Advances to 50% or Less Owned Companies	100,308	55,013	—	(105,058)	50,263
Goodwill	—	352	—	—	352
Other Assets	4,809	10,570	—	—	15,379
	$677,892	$867,828	$1	$(612,497)	$933,224
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$12	$19,992	$—	$—	$20,004
Accrued wages and benefits	—	7,108	—	—	7,108
Due to SEACOR	—	548,660	—	(506,051)	42,609
Intercompany payables	9,728	—	—	(9,728)	—
Current portion of long-term debt	—	2,787	—	—	2,787
Other current liabilities	795	4,949	—	—	5,744
Total current liabilities	10,535	583,496	—	(515,779)	78,252
Long-Term Debt	252,000	33,098	—	—	285,098
Deferred Income Taxes	—	147,565	—	(1,388)	146,177
Deferred Gains and Other Liabilities	—	8,340	—	—	8,340
Total liabilities	262,535	772,499	—	(517,167)	517,867
Preferred Stock, $0.01 par value, 10,000,000 shares authorized:
Series A Preferred Stock, at redemption value; 1,400,000 shares issued	140,210	—	—	—	140,210
Equity:
Era Group Inc. Stockholder Equity:
Class A common stock, $0.01 par value, 60,000,000 shares authorized; none issued	—	—	—	—	—
Class B common stock, $0.01 par value, 60,000,000 shares authorized; 24,500,000 issued	245	—	—	—	245
Additional paid-in capital	287,307	105,056	2	(105,058)	287,307
Accumulated deficit	(11,812)	(9,134)	(1)	9,135	(11,812)
Accumulated other comprehensive loss, net of tax	(593)	(593)	—	593	(593)
Total equity	275,147	95,329	1	(95,330)	275,147
	$677,892	$867,828	$1	$(612,497)	$933,224

Supplemental Condensed Consolidating Statement of Operations for the Year Ended December 31, 2012

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Operating Revenues	$—	$272,667	$469	$(215)	$272,921
Costs and Expenses:
Operating	—	167,195	215	(215)	167,195
Administrative and general	3,419	31,365	1	—	34,785
Depreciation	—	42,330	172	—	42,502
	3,419	240,890	388	(215)	244,482
Gains on Asset Dispositions and Impairments, Net	—	3,612	—	—	3,612
Operating Income (Loss)	(3,419)	35,389	81	—	32,051
Other Income (Expense):
Interest income	70	839	1	—	910
Interest expense	(9,529)	(1,119)	—	—	(10,648)
Interest expense on advances from SEACOR	18,772	(18,611)	(161)	—	—
SEACOR management fees	(2,000)	—	—	—	(2,000)
Derivative losses, net	—	(490)	—	—	(490)
Foreign currency gains, net	—	720	—	—	720
Other, net	—	30	—	—	30
	7,313	(18,631)	(160)	—	(11,478)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	3,894	16,758	(79)	—	20,573
Income Tax Expense	1,024	6,274	—	—	7,298
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	2,870	10,484	(79)	—	13,275
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	—	(5,568)	—	40	(5,528)
Equity in Earnings (Losses) of Subsidiaries	4,877	—	—	(4,877)	—
Net Income (Loss)	7,747	4,916	(79)	(4,837)	7,747
Net Loss attributable to Noncontrolling Interest in Subsidiary	(40)	—	(40)	40	(40)
Net Income (Loss) attributable to Era Group Inc.	7,787	4,916	(39)	(4,877)	7,787
Accretion of redemption value on Series A preferred stock	8,469	—	—	—	8,469
Net Income (Loss) attributable to Common Shares	$(682)	$4,916	$(39)	$(4,877)	$(682)

Supplemental Condensed Consolidating Statement of Operations for the Year Ended December 31, 2011

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Operating Revenues	$—	$258,148	$—	$—	$258,148
Costs and Expenses:
Operating	—	162,707	—	—	162,707
Administrative and general	198	31,693	2	—	31,893
Depreciation	—	42,612	—	—	42,612
	198	237,012	2	—	237,212
Gains on Asset Dispositions and Impairments, Net	—	15,172	—	—	15,172
Operating Income (Loss)	(198)	36,308	(2)	—	36,108
Other Income (Expense):
Interest income	8	730	—	—	738
Interest expense	(246)	(1,130)	—	—	(1,376)
Interest expense on advances from SEACOR	2,131	(25,541)	—	—	(23,410)
SEACOR management fees	—	(8,799)	—	—	(8,799)
Derivative losses, net	—	(1,326)	—	—	(1,326)
Foreign currency gains, net	—	516	—	—	516
Other, net	—	9	—	—	9
	1,893	(35,541)	—	—	(33,648)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings of 50% or Less Owned Companies	1,695	767	(2)	—	2,460
Income Tax Expense (Benefit)	(387)	821	—	—	434
Income (Loss) Before Equity in Earnings of 50% or Less Owned Companies	2,082	(54)	(2)	—	2,026
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	—	82	—	—	82
Equity in Earnings (Losses) of Subsidiaries	26	—	—	(26)	—
Net Income (Loss)	2,108	28	(2)	(26)	2,108
Accretion of redemption value on Series A preferred stock	210	—	—	—	210
Net Income (Loss) attributable to Common Shares	$1,898	$28	$(2)	$(26)	$1,898

Supplemental Condensed Consolidating Statement of Operations for the Year Ended December 31, 2010

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Operating Revenues	$—	$235,366	$—	$—	$235,366
Costs and Expenses:
Operating	—	147,233	—	—	147,233
Administrative and general	10	25,788	—	—	25,798
Depreciation	—	43,351	—	—	43,351
	10	216,372	—	—	216,382
Gains on Asset Dispositions and Impairments, Net	—	764	—	—	764
Operating Income (Loss)	(10)	19,758	—	—	19,748
Other Income (Expense):
Interest income	—	109	—	—	109
Interest expense	—	(94)	—	—	(94)
Interest expense on advances from SEACOR	3,881	(25,318)	—	—	(21,437)
SEACOR management fees	—	(4,550)	—	—	(4,550)
Derivative losses, net	—	(118)	—	—	(118)
Foreign currency losses, net	—	(1,511)	—	—	(1,511)
Other, net	—	50	—	—	50
	3,881	(31,432)	—	—	(27,551)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Losses of 50% or Less Owned Companies	3,871	(11,674)	—	—	(7,803)
Income Tax Expense (Benefit)	152	(4,453)	—	—	(4,301)
Income (Loss) Before Equity in Losses of 50% or Less Owned Companies	3,719	(7,221)	—	—	(3,502)
Equity in Losses of 50% or Less Owned Companies, Net of Tax		(137)	—	—	(137)
Equity in Earnings (Losses) of Subsidiaries	$(7,358)	$—	$—	$7,358	$—
Net Income (Loss)	$(3,639)	$(7,358)	$—	$7,358	$(3,639)

Supplemental Statement of Comprehensive Income (Loss) for the Year Ended December 31, 2012

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net Income (Loss)	$7,747	$4,916	$(79)	$(4,837)	$7,747
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	944	944	—	(944)	944
Income tax (expense) benefit	(331)	(331)	—	331	(331)
	613	613	—	(613)	613
Comprehensive Income (Loss)	8,360	5,529	(79)	(5,450)	8,360
Comprehensive Loss attributable to Noncontrolling Interest in Subsidiary	(40)	(40)	—	40	(40)
Comprehensive Income (Loss) attributable to Era Group Inc.	$8,400	$5,569	$(79)	$(5,490)	$8,400

Supplemental Statement of Comprehensive Income (Loss) for the Year Ended December 31, 2011

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net Income (Loss)	$2,108	$28	$(2)	$(26)	$2,108
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(802)	(802)	—	802	(802)
Income tax (expense) benefit	281	281	—	(281)	281
	(521)	(521)	—	521	(521)
Comprehensive Income (Loss) attributable to Era Group Inc.	$1,587	$(493)	$(2)	$495	$1,587

Supplemental Statement of Comprehensive Income (Loss) for the Year Ended December 31, 2010

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net Income (Loss)	$(3,639)	$(7,358)	$—	$7,358	$(3,639)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(406)	(406)	—	406	(406)
Income tax (expense) benefit	142	142	—	(142)	142
	(264)	(264)	—	264	(264)
Comprehensive Income (Loss) attributable to Era Group Inc.	$(3,903)	$(7,622)	$—	$7,622	$(3,903)

Supplemental Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2012

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$(74,285)	$87,632	$528	$40	$13,915
Cash Flows from Investing Activities:
Purchases of property and equipment	—	(112,986)	—	—	(112,986)
Proceeds from disposition of property and equipment	—	5,188	—	—	5,188
Investments in and advances to 50% or less owned companies	—	(10,627)	—	—	(10,627)
Principal payments on notes due from equity investees	—	2,574	—	—	2,574
Principal payments on third party notes receivable, net	—	1,086	—	—	1,086
Investment in subsidiary with noncontrolling interest	—	11,051	(10,804)	(247)	—
Net cash used in investing activities	—	(103,714)	(10,804)	(247)	(114,765)
Cash Flows from Financing Activities:					—
Proceeds from issuance of long-term debt	284,622	—	—	—	284,622
Long-term debt issuance costs	(4,754)	—	—	—	(4,754)
Payments on long-term debt	(290,000)	(2,787)	—	—	(292,787)
Issuance of Series B preferred stock	100,000	—	—	—	100,000
Settlement of Series B preferred stock	(50,000)	—	—	—	(50,000)
Dividends paid on Series A preferred stock	(4,447)	—	—	—	(4,447)
Dividends paid to parent	—	4,618	—	(4,618)	—
Intercompany debt, net	(21,922)	6,132	10,965	4,825	—
Net cash provided by financing activities	13,499	7,963	10,965	207	32,634
Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	599	—	—	599
Net Increase (Decrease) in Cash and Cash Equivalents	(60,786)	(7,520)	689	—	(67,617)
Cash and Cash Equivalents, Beginning of Year	63,044	16,078	—	—	79,122
Cash and Cash Equivalents, End of Year	$2,258	$8,558	$689	$—	$11,505

Supplemental Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2011

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$150	$40,782	$(2)	$—	$40,930
Cash Flows from Investing Activities:
Purchases of property and equipment	—	(158,929)	—	—	(158,929)
Proceeds from disposition of property and equipment	—	26,043	—	—	26,043
Cash settlements on derivative transactions, net	—	6,109	—	—	6,109
Investments in and advances to 50% or less owned companies	1,439	(23,281)	2	—	(21,840)
Advances on third party notes receivable, net	—	(472)	—	—	(472)
Net cash provided by (used in) investing activities	1,439	(150,530)	2	—	(149,089)
Cash Flows from Financing Activities:					—
Proceeds from issuance of long-term debt	252,000	—	—	—	252,000
Long-term debt issuance costs	(3,050)	—	—	—	(3,050)
Payments on long-term debt	—	(2,690)	—	—	(2,690)
Intercompany debt, net	(187,495)	124,329	—	—	(63,166)
Net cash provided by financing activities	61,455	121,639	—	—	183,094
Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	489	—	—	489
Net Increase in Cash and Cash Equivalents	63,044	12,380	—	—	75,424
Cash and Cash Equivalents, Beginning of Year	—	3,698	—	—	3,698
Cash and Cash Equivalents, End of Year	$63,044	$16,078	$—	$—	$79,122

Supplemental Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2010

	Parent Company Only	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$2,669	$81,074	$—	$—	$83,743
Cash Flows from Investing Activities:
Purchases of property and equipment	—	(130,770)	—	—	(130,770)
Proceeds from disposition of property and equipment	—	880	—	—	880
Cash settlements on derivative transactions, net	—	(471)	—	—	(471)
Investments in and advances to 50% or less owned companies	—	(3,150)	—	—	(3,150)
Return of investments and advances from 50% or less owned companies	—	962	—	—	962
Net cash used in investing activities	—	(132,549)	—	—	(132,549)
Cash Flows from Financing Activities:					—
Proceeds from issuance of long-term debt	—	38,673	—	—	38,673
Payments on long-term debt	—	(98)	—	—	(98)
Intercompany debt, net	(2,669)	11,057	—	—	8,388
Net cash provided by (used in) financing activities	(2,669)	49,632	—	—	46,963
Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	(1,768)	—	—	(1,768)
Net Decrease in Cash and Cash Equivalents	—	(3,611)	—	—	(3,611)
Cash and Cash Equivalents, Beginning of Year	—	7,309	—	—	7,309
Cash and Cash Equivalents, End of Year	$—	$3,698	$—	$—	$3,698

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2012, 2011 and 2010
(in thousands)

	Balance Beginning of Year	Charges (Reductions) to Cost and Expenses	Deductions (1)	Balance End of Year
Year Ended December 31, 2012
Allowance for doubtful accounts (deducted from trade and other receivables)	$59	$2,798	$(189)	$2,668
Inventory allowance (deducted from inventory)	7,281	1,932	—	9,213
Year Ended December 31, 2011
Allowance for doubtful accounts (deducted from trade and other receivables)	$205	$20	$(166)	$59
Inventory allowance (deducted from inventory)	$7,054	$227	$—	$7,281
Year Ended December 31, 2010
Allowance for doubtful accounts (deducted from trade and other receivables)	$186	$37	$(18)	$205
Inventory allowance (deducted from inventory)	$5,251	$1,803	$—	$7,054
 ____________________

(1)	Trade and notes receivable deemed uncollectible and removed from accounts receivable and the allowance for doubtful accounts.

$200,000,000

Era Group Inc.

Offer to Exchange up to $ 200,000,000 of
7.750% Senior Notes due 2022 Registered under the Securities Act for

a Like Principal Amount of Outstanding 7.750% Senior Notes due 2022

PROSPECTUS

, 2013

Until                     , 2013, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit.
            The amended and restated certificate of incorporation of Era Group Inc. provides Era Group Inc. will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to Era Group Inc. or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law. Article VI, Section 6.01 of the Bylaws of Era Group Inc. provides for indemnification of persons to the extent permitted by the Delaware General Corporation Law.
            The law of the state of Delaware and/or the provisions of the bylaws or limited liability company agreements, as applicable of all of the subsidiaries listed in the “Table of Additional Registrants” included in the Registration Statement, provide for the limitation of liability and indemnification of officers, directors, managers and persons performing similar functions, as applicable, of the subsidiaries similar to those described above.
            Era Group Inc. maintains standard policies of directors’ and officers’ liability insurance. The Registrant also has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements Era Group Inc. will be obligated, to the fullest extent not prohibited by the DGCL, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact they were directors and officers of Era Group Inc.
Item 21. Exhibits and Financial Statement Schedules.
(a)    Exhibits.

Exhibit Index		Exhibit Description
2.1
Distribution Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

3.1
Amended and Restated Certificate of Incorporation of Era Group Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

3.2		Amended and Restated Bylaws of Era Group Inc. (incorporated herein by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).
3.3	*	Certificate of Formation of Era Helicopters, LLC.
3.4	*	Amended and Restated Operating Agreement of Era Helicopters, LLC.

Exhibit Index		Exhibit Description
3.5	*	Certificate of Formation of Era Leasing LLC.
3.6	*	Amended and Restated Operating Agreement of Era Leasing LLC.
3.7	*	Certificate of Formation of Era MED LLC.
3.8	*	Operating Agreement of Era MED LLC.
3.9	*	Certificate of Formation of Era Aeróleo LLC.
3.10	*	Limited Liability Company Agreement of Era Aeróleo LLC.
3.11	*	Certificate of Formation of Aeróleo Internacional, LLC.
3.12	*	Amended and Restated Limited Liability Company Agreement of Aeróleo Internacional, LLC.
3.13	*	Certificate of Formation of Era Canada LLC.
3.14	*	Amended and Restated Operating Agreement of Era Canada LLC.
3.15	*	Certificate of Formation of Era DHS LLC.
3.16	*	Operating Agreement of Era DHS LLC.
3.17	*	Certificate of Formation of FBO LLC.
3.18	*	Operating Agreement of Era FBO LLC.
3.19	*	Certificate of Formation of Era Flightseeing LLC.
3.20	*	Operating Agreement of Era Flightseeing LLC.
3.21	*	Certificate of Formation of Era Helicopters (Mexico) LLC.
3.22	*	Operating Agreement of Era Helicopters (Mexico) LLC.
3.23	*	Certificate of Formation of Era Helicopter Services LLC.
3.24	*	Operating Agreement of Era Helicopter Services LLC.
3.25	*	Certificate of Incorporation of Seacor Overseas Investment Inc.
3.26	*	Bylaws of Seacor Overseas Investment Inc.
3.27	*	Certificate of Formation of Era Australia LLC
3.28	*	Operating Agreement of Era Australia LLC
4.1
Form of Common Stock Certificate of Era Group Inc. (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

4.2
Registration Rights Agreement, dated as of December 7, 2012, among Era Group Inc., the guarantors named therein and Deutsche Bank Securities Inc., on behalf of itself and the other initial purchasers named therein (incorporated herein by reference to Exhibit 4.1 to SEACOR Holding Inc.’s current report on Form 8-K filed with the SEC on December 7, 2012 (File No. 333-175942)).

4.3
Indenture, dated as of December 7, 2012, among Era Group Inc., the guarantors named therein and Wells Fargo Bank, National Association. (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

5.1	*	Opinion of Milbank, Tweed, Hadley & McCloy LLP.
10.1
Amended and Restated Transition Services Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

10.2
Tax Matters Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

Exhibit Index		Exhibit Description
10.3
Employee Matters Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

10.4
Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.4 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

10.5
Form of Amended and Restated Stock Option Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.6
Form of Amended and Restated Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.7
Form of Performance-Based Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.8
Agreement, dated as of December 22, 2011, for a U.S. $350,000,000 Senior Secured Revolving Credit Facility by and among Era Group Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., Suntrust Robinson Humphrey, Inc. and other financial institutions identified on Schedule A thereto (incorporated herein by reference to Exhibit 10.25 to SEACOR Holdings Inc's annual report on Form 10-K filed with the SEC on February 24, 2012 (File No.: 001-12289)).

10.9
Separation and Consulting Agreement dated as of November 28, 2011 (incorporated herein by reference to Exhibit 10.7 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 9, 2012 and incorporated by reference herein (File No. 333-175942)).

10.10
Separation and Consulting Agreement dated as of September 30, 2012. (incorporated herein by reference to Exhibit 10.9 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

10.11
Separation and Consulting Agreement dated February 27, 2013 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.12
Form of Indemnification Agreement between Era Group Inc. and individual officers and directors. (incorporated herein by reference to Exhibit 10.10 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

10.13
Form of Era Group Inc. Management Incentive Plan. (incorporated herein by reference to Exhibit 10.11 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

10.14
Series B Exchange Agreement, dated December 18, 2012, between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.12 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

12.1	*	Computation of ratio of earnings to fixed charges for Era Group Inc.
16.1
Letter re Changes in Accountants. (incorporated herein by reference to Exhibit 16.1 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

21.1		List of subsidiaries of Era Group Inc. (incorporated herein by reference to Exhibit 21 of the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2013 (File No. 001-35701)).
23.1	*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	*	Consent of KPMG LLP, independent registered public accounting firm.
23.3	*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 5.1).

Exhibit Index		Exhibit Description
24	*	Power of Attorney (contained in the signature pages to this Registration Statement).
25	*	Form T-1 Statement of eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1	*	Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery .
____________________
*    Previously filed

(b) Financial Statement Schedules

All schedules are omitted because the required information is either not present, not present in material amounts or presented within the consolidated financial statements included in the prospectus and are incorporated herein by reference.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Houston, state of Texas on April 22, 2013.

ERA GROUP INC.

By:	/s/ Sten L. Gustafson
Sten L. Gustafson
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	Chief Executive Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer
Christopher S. Bradshaw	(Principal Financial Officer)

*	Senior Vice President—Finance and Chief Accounting Officer
Anna Goss	(Principal Accounting Officer)

*	Chairman of the Board and Director
Charles Fabrikant

*	Director
Oivind Lorentzen

*	Director
Blaine Fogg

*	Director
Steven Webster

*	Director
Shannon Fairbanks

*	Director
Christopher P. Papouras

*	Director
Yueping Sun

*	By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Helicopters, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA HELICOPTERS, LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated

	SIGNATURE	TITLE

	*	President, Chief Executive Officer and Director
	Sten L. Gustafson	(Principal Executive Officer)

	*	Vice President, Chief Financial Officer and Director
	Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Leasing LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA LEASING LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

	SIGNATURE	TITLE

	*	President, Chief Operating Officer and Director
	Sten L. Gustafson	(Principal Executive Officer)

	*	Vice President, Chief Financial Officer and Director
	Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

	*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Med LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA MED LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

	SIGNATURE	TITLE

	*	President, Chief Operating Officer and Director
	Sten L. Gustafson	(Principal Executive Officer)

	*	Vice President, Chief Financial Officer and Director
	Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

	*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Aeróleo LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA AERÓLEO LLC.

By:	/s/ Sten L. Gustafson
Sten L. Gustafson
President, Chief Operating Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

	SIGNATURE	TITLE

	*	President, Chief Operating Officer and Director
	Sten L. Gustafson	(Principal Executive Officer)

	*	Vice President, Chief Financial Officer and Director
	Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

	*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Aeróleo Internacional, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

AERÓLEO INTERNACIONAL, LLC

By:	/s/ Sten L. Gustafson
Sten L. Gustafson
President, Chief Operating Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Canada LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA CANADA LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era DHS LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA DHS LLC

By:	/s/ Sten L. Gustafson
Sten L. Gustafson
President, Chief Operating Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era FBO LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA FBO LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Flightseeing LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA FLIGHTSEEING LLC

By:	/s/ Sten L. Gustafson
Sten L. Gustafson
President, Chief Operating Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Helicopters (Mexico) LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA HELICOPTERS (MEXICO) LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Helicopter Services LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA HELICOPTER SERVICES LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Seacor Overseas Investment Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

SEACOR OVERSEAS INVESTMENT INC.

By:	/s/ Sten L. Gustafson
Sten L. Gustafson
President and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Era Helicopter Services LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 22, 2013.

ERA AUSTRALIA LLC

By:	/s/ Christopher S. Bradshaw
Christopher S. Bradshaw
Vice President, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on April 22, 2013 by the following persons in the capacities indicated.

SIGNATURE	TITLE

*	President, Chief Operating Officer and Director
Sten L. Gustafson	(Principal Executive Officer)

*	Vice President, Chief Financial Officer and Director
Christopher S. Bradshaw	(Principal Financial Officer and Principal Accounting Officer)

*	Vice President, Secretary and Director
Tomas A. Johnston

* By:	/s/ Shefali Shah
Shefali Shah
Attorney-in-Fact

Exhibit Index

Exhibit Index		Exhibit Description
2.1
Distribution Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

3.1
Amended and Restated Certificate of Incorporation of Era Group Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

3.2		Amended and Restated Bylaws of Era Group Inc. (incorporated herein by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).
3.3	*	Certificate of Formation of Era Helicopters, LLC.
3.4	*	Amended and Restated Operating Agreement of Era Helicopters, LLC.
3.5	*	Certificate of Formation of Era Leasing LLC.
3.6	*	Amended and Restated Operating Agreement of Era Leasing LLC.
3.7	*	Certificate of Formation of Era MED LLC.
3.8	*	Operating Agreement of Era MED LLC.
3.9	*	Certificate of Formation of Era Aeróleo LLC.
3.10	*	Limited Liability Company Agreement of Era Aeróleo LLC.
3.11	*	Certificate of Formation of Aeróleo Internacional, LLC.
3.12	*	Amended and Restated Limited Liability Company Agreement of Aeróleo Internacional, LLC.
3.13	*	Certificate of Formation of Era Canada LLC.
3.14	*	Amended and Restated Operating Agreement of Era Canada LLC.
3.15	*	Certificate of Formation of Era DHS LLC.
3.16	*	Operating Agreement of Era DHS LLC.
3.17	*	Certificate of Formation of FBO LLC.
3.18	*	Operating Agreement of Era FBO LLC.
3.19	*	Certificate of Formation of Era Flightseeing LLC.
3.20	*	Operating Agreement of Era Flightseeing LLC.
3.21	*	Certificate of Formation of Era Helicopters (Mexico) LLC.
3.22	*	Operating Agreement of Era Helicopters (Mexico) LLC.
3.23	*	Certificate of Formation of Era Helicopter Services LLC.
3.24	*	Operating Agreement of Era Helicopter Services LLC.
3.25	*	Certificate of Incorporation of Seacor Overseas Investment Inc.
3.26	*	Bylaws of Seacor Overseas Investment Inc.
3.27	*	Certificate of Formation of Era Australia LLC
3.28	*	Operating Agreement of Era Australia LLC
4.1
Form of Common Stock Certificate of Era Group Inc. (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

Exhibit Index		Exhibit Description
4.2
Registration Rights Agreement, dated as of December 7, 2012, among Era Group Inc., the guarantors named therein and Deutsche Bank Securities Inc., on behalf of itself and the other initial purchasers named therein (incorporated herein by reference to Exhibit 4.1 to SEACOR Holding Inc.’s current report on Form 8-K filed with the SEC on December 7, 2012 (File No. 333-175942)).

4.3
Indenture, dated as of December 7, 2012, among Era Group Inc., the guarantors named therein and Wells Fargo Bank, National Association. (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

5.1	*	Opinion of Milbank, Tweed, Hadley & McCloy LLP.
10.1
Amended and Restated Transition Services Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

10.2
Tax Matters Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

10.3
Employee Matters Agreement between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K filed with the SEC on February 1, 2013 (File No. 001-35701)).

10.4
Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.4 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

10.5
Form of Amended and Restated Stock Option Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.6
Form of Amended and Restated Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.7
Form of Performance-Based Restricted Stock Grant Agreement pursuant to the Era Group Inc. 2012 Share Incentive Plan. (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.8
Agreement, dated as of December 22, 2011, for a U.S. $350,000,000 Senior Secured Revolving Credit Facility by and among Era Group Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., Suntrust Robinson Humphrey, Inc. and other financial institutions identified on Schedule A thereto (incorporated herein by reference to Exhibit 10.25 to SEACOR Holdings Inc's annual report on Form 10-K filed with the SEC on February 24, 2012 (File No.: 001-12289)).

10.9
Separation and Consulting Agreement dated as of November 28, 2011 (incorporated herein by reference to Exhibit 10.7 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 9, 2012 and incorporated by reference herein (File No. 333-175942)).

10.10
Separation and Consulting Agreement dated as of September 30, 2012. (incorporated herein by reference to Exhibit 10.9 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

10.11
Separation and Consulting Agreement dated February 27, 2013 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on March 5, 2013 (File No. 001-35701)).

10.12
Form of Indemnification Agreement between Era Group Inc. and individual officers and directors. (incorporated herein by reference to Exhibit 10.10 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

Exhibit Index		Exhibit Description
10.13
Form of Era Group Inc. Management Incentive Plan. (incorporated herein by reference to Exhibit 10.11 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

10.14
Series B Exchange Agreement, dated December 18, 2012, between SEACOR Holdings Inc. and Era Group Inc. (incorporated herein by reference to Exhibit 10.12 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

12.1	*	Computation of ratio of earnings to fixed charges for Era Group Inc.
16.1
Letter re Changes in Accountants. (incorporated herein by reference to Exhibit 16.1 of the Company's Registration Statement on Form 10 filed with the SEC on October 12, 2012, as amended (File No. 001-35701)).

21.1		List of subsidiaries of Era Group Inc. (incorporated herein by reference to Exhibit 21 of the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2013 (File No. 001-35701)).
23.1	*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	*	Consent of KPMG LLP, independent registered public accounting firm.
23.3	*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 5.1).
24	*	Power of Attorney (contained in the signature pages to this Registration Statement).
25	*	Form T-1 Statement of eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1	*	Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery .
_________________
*    Previously filed